Form 10KSB40, Exhibit 13
period 1996-09-30
EAST TEXAS FINANCIAL SERVICES INC
filed 1996-12-30
CIK 929646

Exhibit 13


   East Texas Financial Services, Inc. and Subsidiary



                                    Table of
                                    Contents


Selected Financial Data

Letter to Shareholders

Glossary

Management's Discussion and Analysis of
      Financial Condition and Results
      of Operations:

      Summary

      Results of Operations

           Net Income
           Interest Income
           Interest Expense
           Net Interest Income
           Provision for Loan Losses
           Other Operating Income
           Operating Expense
           Income Tax Expense

     Financial Condition

           Balance Sheet Summary
           Loans
           Mortgage-Backed Securities
           Investment Securities
           Interest Rate Sensitivity
           Asset Quality
           Liquidity and Capital Position

Impact of Accounting Pronouncements

Impact of Inflation and Changing Prices

Market Price of Common Stock

Report of Independent Accountants

Consolidated Financial Statements

Notes To Consolidated Financial Statements

Corporate Directory

Shareholder Reference

                                                       Selected Financial Data



(Dollars in Thousands, except share data)                   1996           1995           1994          1993         1992
-----------------------------------------                   ----           ----           ----          ----         ----
At September 30,
Total assets                                           $    114,373    $   117,077    $  114,935    $  115,728   $  115,370
Loans receivable, net
   Held for sale                                                  0              0             0         9,312        4,839
   Held in portfolio                                         47,925         41,760        35,337        28,683       36,605
Investment securities - held-to-maturity                     30,139         30,263             0        26,985        7,069
Mortgage-backed securities -
held-to-maturity                                             24,949         33,741             0        37,194       38,102
Deposits                                                     91,661         92,474       102,200       102,349      103,227
Stockholders' equity                                         20,931         23,146        11,458        12,217       11,059
Common shares outstanding                                 1,079,285      1,256,387          N.A.          N.A.         N.A.
Book value per share                                          19.39          18.42          N.A.          N.A.         N.A.



For The Year Ended September 30,
Net interest income                                    $      3,552    $     3,658    $    3,040    $    2,967   $    2,769
Provision for loan losses                                         0              0           121            61          (9)
Other operating income                                          371            299       (2,118)           705          389
Operating expenses                                            3,200          2,335         1,981         1,700        1,684
Net income                                                      458          1,071         (759)         1,158        1,015



Selected Financial Ratios
Return on average assets                   (1) 0.75 %          0.40 %         0.92 %      (0.66) %        1.00 %       0.86 %
Return on average equity                   (1) 3.93            2.08           5.47        (6.41)          9.95         9.62
Interest rate spread (average)                                 2.27           2.49          2.33          2.32         2.11
Net interest margin                                            3.16           3.21          2.67          2.66         2.47
Ratio of interest-earning assets to
interest-  bearing liabilities                               122.23         119.13        110.08        109.61       107.29
Operating expenses to average assets       (1) 2.21            2.77           2.01          1.72          1.47         1.43
Efficiency ratio                           (1)67.10           84.10          59.70         61.70         50.70        53.80
Net interest income to operating expenses  (1) 1.39 x          1.11 x         1.57 x        1.47 x        1.71 x       1.65 x



Asset Quality Ratios
Non-performing assets to total assets                          0.39 %         0.34 %        0.27 %        0.45 %       0.40 %
Non-performing loans to total loans
receivable                                                     0.94           0.95          0.87          1.38         1.11
Allowance for loan losses to
non-performing loans                                          64.22          74.75         97.72         34.48        26.58
Allowance for loan losses to total loans                       0.60           0.71          0.85          0.48         0.29
Allowance for loan losses to total assets                      0.25           0.25          0.26          0.16         0.11

Selected Financial Data (continued)

(Dollars in Thousands, except share data)                   1996           1995           1994          1993         1992
-----------------------------------------                   ----           ----           ----          ----         ----
Regulatory Capital Ratios (Association only)
Total capital to total assets                                 15.39 %        14.40 %        9.97 %       10.56 %       9.59 %
Tangible capital ratio                                        15.30          14.40          9.97         10.56         9.59
Core capital ratio                                            15.30          14.40          9.97         10.56         9.59
Risk-based capital ratio                                      44.23          43.44         31.06         37.32        31.93


(1) 1996 without the SAIF special assessment

To Our Shareholders:


On behalf of your Board of Directors, we take pleasure in presenting to you the second annual report of East Texas Financial Services, Inc., the holding company of First Federal Savings and Loan Association of Tyler.


The year ended September 30, 1996, was a challenging year. There were events beyond the control of the Board of Directors that had a profound influence on the earnings of the Company.


Action by the United States Congress to recapitalize the Savings Association Insurance Fund had the greatest effect on earnings during the year. The Board had expected a decline in net income as a result of the recapitalization. We did not know when, if, or how much the special assessment would be. The assessment totaled approximately $645,000 for First Federal. It is unfortunate that this thrift, like most thrift institutions today, was not part of the savings and loan crisis of the 1980's and yet was asked to recapitalize the fund with this special assessment. However, we believe the sacrifice made today will help insure the long-term viability of the entire banking industry. With the recapitalization of the fund behind us and the proposed reduction in annual SAIF premiums, deposit insurance expense of the Company should decrease substantially in the future.


The Company had net income for the fiscal year ending September 30, 1996, of $457,876 or $.42 per share, based on 1,084,882 weighted average shares outstanding for the year. This compared to net income of $1,070,829 or $.95 per share, for the year ending September 30, 1995.


If the effects of the one-time special assessment were not considered, net income and earnings per share would have approximated $884,000 and $.81 per share, respectively. Without the special assessment, the decrease in net income was primarily the result of a 9.4% increase in total non-interest expense resulting from additional expenses related to the Company's 1995 stockholder approved Stock Option and Recognition and Retention Plans, as well as a 2.9% decrease in net interest income after provision for loan losses. A 2.4% increase in non-interest income, resulting from additional loan fee income and gains on the sale of loans, helped offset the decline in net interest income and increase in non-interest expense.


We are pleased to report that the Company's asset quality continues to remain strong. At year end, ratios for non-performing loans and assets and delinquency ratios compared favorably to the prior year and to our peer group.


We are extremely pleased with the increased lending activity experienced during the year. The $25.2 million in loans made during the year was a record for the Association and was a result of the continued strength of the real estate market in Tyler and the surrounding communities, as well as the efforts of a dedicated and hard-working staff.

Stockholders' equity totaled $20.9 million at September 30, 1996, or 18.3%, of total assets, compared to $23.1 million or 19.8% of total assets at September 30, 1995, a $2.2 million decrease. The decrease in stockholders' equity was primarily a result of the Company's decision to repurchase, in the open market, approximately 179,000 shares of Company stock during the year. The Board of Directors believes that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our shareholders. At year end, the Company owned 177,102 shares of treasury stock at an average price of $15.79 per share, for a total of $2.8 million.


Capital levels for the Company's wholly owned subsidiary, First Federal Savings and Loan Association of Tyler, were reported at year end as 15.3% for both tangible and core capital ratios, well in excess of the minimum required levels of 1.5% and 3.0% respectively. The Association's risk-based capital ratio was 44.2% of risk-weighted assets at September 30, 1996, as compared to the minimum 8.0% regulatory requirement. At year end, the Association was considered a "well-capitalized" institution.


To the extent we experience continued decreases in the overall level of interest rates during 1997, we will be faced with the challenge of dealing with increased prepayments of existing higher rate mortgage loans and mortgage-backed securities. Also, if long-term rates approach historical lows once again, we can expect more loan customers to seek fixed rate long-term mortgages which we are not currently placing into portfolio. Conversely, interest rates paid on deposits will decrease but at a slower pace due to the competition for deposits in our market. The result could be that our net interest margin and net interest income could decline slightly.


As we enter 1997, the Company's major focus will be to improve core earnings. We will continue to monitor expenses and seek new products and services which will create fee income for the Company. The Company is recognized by local builders, realtors, and customers as an innovative lender who is willing, after careful research, to offer new loan products and the most competitive rates.


We are excited about the future of East Texas Financial Services, Inc. The strong capital position allows us to continue to seek ways to grow the Company. Your Board is committed to the long term viability, prosperity and continued profitability of East Texas Financial Services, Inc.


We thank each of our shareholders for their strong support and commitment to the Company and we invite you to attend our second annual stockholders meeting, to be held on Wednesday, January 22, 1997, at 2:00 p.m. in our home office located at 1200 S. Beckham Avenue in Tyler, Texas. We would be pleased to have every shareholder attend the meeting. Please return the enclosed proxy at your earliest convenience, whether or not you plan to attend.


We wish each of you a joyous holiday season and our desire is that you and the Company will have a prosperous new year.


Sincerely,

           Jack W. Flock                Gerald W. Free
           Chairman of the Board        President and Chief Executive Officer

                                 G l o s s a r y


Book Value Per Share
Indicates the amount of stockholders' equity attributable to each outstanding share of common stock. It is determined by dividing total stockholders' equity by the total number of common shares outstanding at the end of a period.


Earnings Per Share
Indicates the amount of net income attributable to each share of common stock. It is determined by dividing net income for the period by the weighted average number of common shares outstanding during the same period.


Efficiency Ratio
A measure of operating efficiency determined by dividing total operating expenses by the sum of net interest income after provisions for loan losses and non-interest income, excluding net gains or losses on sale of assets.


Interest Rate Sensitivity
A measure of the sensitivity of the Company's net interest income to changes in market interest rates. It is determined by analyzing the difference between the amount of interest-earning assets maturing or repricing within a given time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.


Interest Rate Spread
The   difference   between   the   average   yield   earned  on  the   Company's
interest-earning assets and the average rate paid on its interest-bearing liabilities.


Net Interest Income
The  dollar   difference   between  the   interest   earned  on  the   Company's
interest-earning   assets  and  the  interest   paid  on  its   interest-bearing
liabilities.


Net Interest Margin
Net interest income as a percentage of average interest-earning assets.


Net Portfolio Value
The present value of future expected cash flows on interest-earning assets less the present value of future expected cash flows on interest-bearing liabilities.


Non-Performing Assets
Loans on which the Company has discontinued accruing interest or are delinquent more than ninety days and still accruing interest and foreclosed real estate.

Return On Average Assets
A measure of profitability determined by dividing net income by average assets.


Return On Average Stockholders' Equity
A measure of profitability determined by dividing net income by average stockholders' equity.

                      Management's Discussion and Analysis
                           of Financial Condition and
                                Operating Results



SUMMARY


East Texas Financial Services, Inc. (the "Company") is a Delaware corporation organized in September of 1994, as the holding company for First Federal Savings and Loan Association of Tyler (the "Association").


On January 10, 1995, the Company issued 1,215,190 shares of common stock as part of its initial public stock offering. On July 26, 1995, the Company issued an additional 41,197 shares of common stock to fund the issuance of shares of stock granted in the Company's 1995 Recognition and Retention Plan. At September 30, 1995, 1,256,387 shares of common stock were outstanding.


During the fiscal year ended September 30, 1996, the Company completed three stock repurchase programs totaling 179,192 shares, or approximately 15% of the Company's outstanding shares. The Company issued 2,090 shares of treasury stock in conjunction with exercises of stock options under the Company's 1995 Stock Option and Incentive Plan. At September 30, 1996, the Company had outstanding 1,079,285 shares of stock and held 177,102 shares of treasury stock at an average price of $15.79 per share. The closing stock price on that date was $15.50 per share. The high and low prices for the year were $17.00 and $14.00 respectively.


Additionally, the Company declared and paid three quarterly cash dividends of $.05 per share for a total of $170,337. Based on the September 30, 1996, closing stock price of $15.50 per share, the annualized dividend amount of $.20 per share would equal an annual dividend rate of 1.29%.


At September 30, 1996, the Company reported total assets of $114.4 million, compared to $117.1 million at September 30, 1995. Loans receivable totaled $47.9 million at September 30, 1996, up $6.1 million from the $41.8 million reported at September 30, 1995, an increase of 14.6%. The increase was a result of a record year for loan originations. The Company originated approximately $25.2 million in loans during the fiscal year ended September 30, 1996.


Investment and mortgage-backed securities totaled $55.1 million at September 30, 1996, compared to $64.0 million at September 30, 1995. The decrease was a result of increased prepayments on the adjustable rate portion of the portfolio as interest rates remained lower during the year and borrowers refinanced to fixed rate mortgages.


Total deposits declined $813,000 to $91.7 million at September 30, 1996, compared to $92.5 million at September 30, 1995. Competition for certificates of deposit remained strong during the year.

Stockholders' equity was $20.9 million at September 30, 1996, representing 18.3% of total assets and a book value per share of $19.39. At September 30, 1996, the Association's capital levels were well in excess of the minimum requirements and the Association was considered a "well capitalized" institution.


RESULTS OF OPERATIONS


         Net Income


1996 and 1995 Comparison


Net income totaled $458,000, or $.42 per share, for the year ended September 30, 1996, compared to $1.1 million, or $.95 per share, for the year ended September 30, 1995.


The decline in net income was due primarily to an $865,000 increase in total non-interest expense to $3.2 million for the year ended September 30, 1996, compared to $2.3 million for the year ended September 30, 1995. The increase was primarily the result of the one-time special assessment charged to all Savings Association Insurance Fund ("SAIF") insured thrift institutions in order to recapitalize the SAIF insurance fund. The Company's portion of the one-time assessment was approximately $645,000, before the effects of income taxes were considered. Additionally, net interest income declined by $105,000 to $3.6 million for the fiscal year ended September 30, 1996, compared to $3.7 million for 1995.


Partially offsetting the increase in non-interest expense and decrease in net interest income were a $72,000 increase in total non-interest income, primarily as a result of additional gains on the sale of mortgage loans after the adoption of SFAS No. 122, Accounting for Originated Mortgage Servicing Rights, and a $286,000 decrease in income tax expenses from $551,000 for the year ended September 30, 1995, to $265,000 for the year ended September 30, 1996.


For the year ended September 30, 1996, return on average assets was .40%, compared to .92% for the prior year. Return on average stockholders' equity equaled 2.08% for 1996, compared to 5.47% for 1995.


If the effects of the special SAIF assessment were not considered, net income and earnings per share would have been approximately $884,000 and $.81 per share respectively, while return on average assets and return on average stockholders' equity would have approximated .75% and 3.93% respectively for 1996.


1995 and 1994 Comparison


For the year ended September 30, 1995, net income totaled $1.1 million, or $.95 per share, a 241.1% increase over the $(759,000) loss reported in 1994.

The increase in net income was due primarily to increases in net interest income after provisions for loan losses to $3.7 million in 1995 compared, to $2.9 million in 1994, and total non-interest income to $299,000 in 1995, compared to $(2.1) million in 1994. The increases in net interest income and total non-interest income were offset in part by increases in total non-interest expense to $2.3 million in 1995, compared to $2.0 million in 1994, and income tax expense to $551,000 in 1995, compared to a benefit of $421,000 in 1994.


For the year ended September 30, 1995, the Company reported a return on average assets of 0.92%, as compared to the negative (0.66)% in 1994. Return on average stockholders' equity equaled 5.47% for 1995, as compared to a negative (6.41)% for 1994.

Net Interest Income Analysis

                                                                 Year Ended September 30,
                              ------------------------------------------------------------------------------------------------
                                            1996                             1995                             1994
                                         Interest                         Interest                         Interest
                               Average   Earned/  Yield/        Average   Earned/  Yield/        Average   Earned/  Yield/
                               Balance     Paid    Rate         Balance     Paid    Rate         Balance     Paid    Rate
                              ------------------------------  -------------------------------  -------------------------------
                                                                  (Dollars in Thousands)
Interest-earning assets:
   Loans receivable           $ 44,406 $   3,641     8.20 %   $  39,306 $   3,387     8.61 %   $  36,149 $   3,143     8.70 %
   Mortgage-backed securities   28,912     2,000     6.92        31,144     1,708     5.48        37,130     2,033     5.48
   Investment securities        38,155     2,368     6.21        42,659     2,802     6.57        39,788     1,624     4.08
   FHLB stock                      917        55     6.00           861        54     6.27           818        34     4.16
                               --------  -------- --------      --------  -------- --------      --------  -------- --------
      Total interest-earning  $112,390 $   8,064     7.18 %   $ 113,970 $   7,951     6.98 %   $ 113,885 $   6,834     6.00 %
      assets (1)               ======= =========     ====     ========= =========     ====     ========= =========     ====


Interest-bearing liabilities:
   Demand accounts            $  2,401 $       0     0.00 %   $   2,358 $       0     0.00 %   $   2,204 $       0     0.00 %
   NOW accounts                  1,468        30     2.04         1,544        31     2.01         1,667        34     2.04
   Savings accounts              2,948        88     2.99         2,901        83     2.86         3,370        78     2.32
   Money market checking         6,329       213     3.37         6,865       210     3.06         9,483       252     2.66
   Certificate accounts         78,807     4,181     5.31        82,003     3,969     4.84        86,734     3,430     3.96
   Borrowings                        0         0     0.00             0         0     0.00             0         0     0.00
                               --------  -------- --------      --------  -------- --------      --------  -------- --------
      Total interest-bearing  $ 91,953 $   4,512     4.91 %   $  95,671 $   4,293     4.49 %   $ 103,458 $   3,794     3.67 %
      liabilities               ====== =========     ====     ========= =========     ====     ========= =========     ====

Net interest income                    $   3,552                        $   3,658                        $   3,040
                                       =========                        =========                        =========

Net interest rate spread (2)                         2.27 %                           2.49 %                           2.33 %
                                                     ====                             ====                             ====

Net earning assets            $ 20,437                        $  18,299                        $  10,427
                                ======                        =========                        =========

Net yield on average interest
   earning assets (3)                                3.16 %                           3.21 %                           2.67 %
                                                     ====                             ====                             ====

Average interest-earning
    assets to average
    interest-bearing                               122.23 %                         119.13 %                         110.08 %
    liabilities                                    ======                           ======                           ======
------------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves and premiums or discounts.
(2) Net interest rate spread represents the difference between the average yield on interet-earning assets and the average cost of interest-bearing liabilites.
(3) Net yield on  interest-earning  assets  represents  annualized  net interest income as a percentage of average interest-earnings assets.

Rate/Volume Analysis


                                                                Year Ended September 30,
                              ----------------------------------------------------------------------------------------------
                                      1995 vs 1996                    1994 vs 1995                    1993 vs 1994
                              ------------------------------  ------------------------------  ------------------------------
                                  Increase                        Increase                        Increase
                                 (Decrease)       Total          (Decrease)         Total        (Decrease)         Total
                                   Due to         Increase         Due to         Increase         Due to         Increase
                              -----------------               -------------------
                               Volume    Rate     (Decrease)  Volume      Rate    (Decrease)  Volume     Rate     (Decrease)
                              -----------------   ----------  ------------------- ----------  -----------------   ----------
                                                                 (Dollars in Thousands)

Interest-earning assets:
     Loans receivable         $    439 $ (185)   $      254   $   275 $   (31)   $      244   $  (80) $  (230)  $     (310)
     Mortgage-backed             (122)     414          292     (325)        0        (325)      (28)     (55)         (83)
     securities
     Investment securities       (296)   (138)        (434)       117    1,061        1,178       129      223          352
     FHLB stock                      4     (3)            1         2       18           20         1        6            7
                                ------- -------   ----------    ------  -------   ----------   -------  -------   ----------

        Total interest-       $     25 $    88   $      113   $    69 $  1,048   $    1,117   $    22 $   (56)  $      (34)
        earning assets        ======== =======   ==========   ======= ========   ==========   ======= =======   ==========

Interest-bearing liabilities:

     NOW accounts             $    (2) $     1   $      (1)   $   (3) $      0   $      (3)   $     2 $    (5)  $       (3)
     Savings deposits                1       4            5      (11)       16            5         3     (14)         (11)
     Money market checking        (16)      19            3      (70)       28         (42)      (30)     (18)         (48)
     accounts
     Certificate accounts        (155)     367          212     (187)      726          539       100    (146)         (46)
                                ======= =======   ==========    ======  =======   ==========   =======  =======   ==========
        Total interest-       $  (172) $   391   $      219   $ (271) $    770   $      499   $    75 $  (183)  $     (108)
        bearing liabilities   =======  =======   ==========   ======  ========   ==========   ======= =======   ==========

Net change in interest income                    $    (106)                      $      618                     $        74
                                                  ==========                      ==========                      ==========

Net interest income                              $    3,552                      $    3,658                     $     3,040
                                                  ==========                      ==========                      ==========

Interest Income


Interest income is dependent upon the composition and dollar amounts of the Company's interest-earning assets, the yield on those assets and the current level of market interest rates.


Interest income is generated by the earnings of the Company's loans receivable and investment securities and mortgage-backed securities portfolios. The Company's loans receivable portfolio is primarily comprised of fixed rate, single family residential mortgages and, to a lesser extent, adjustable rate single family mortgages and other real estate loans of both fixed and adjustable rates.

Currently, all fixed rate and term one- to four-family mortgage loans with final maturities of more than fifteen years are sold into the secondary market upon origination. Fixed rate and term loans with maturities of fifteen years or less and with interest rates of greater than 7.25% are placed into portfolio. All adjustable rate loans are held in portfolio.


A significant portion of interest income is also derived from the Company's investment and mortgage-backed securities portfolios, which averaged $67.1 million, or 59.7%, of average interest earning assets during 1996. The investment securities portfolio is comprised of U. S. Treasury and agency securities with a weighted average maturity of 1.4 years. With portions of the portfolio scheduled to mature on a staggered basis, the portfolio provides liquidity for the Company's operations and additional flexibility with regard to asset and liability management. Additionally, 76.6% of the mortgage-backed securities portfolio is comprised of securities that have interest rate adjustment frequencies of either six months or one year. The remainder of the portfolio is comprised of fixed rate securities all having final maturities of less than five years.


For the fiscal year ending September 30, 1997, the level of interest income will be dependent upon the Company's ability to reinvest scheduled and unscheduled cash flows from maturing or prepaying interest-earning assets. Approximately $13.5 million in investment securities are scheduled to mature during 1997, principle prepayments on mortgage-backed securities should approximate $10.0 million during the year and scheduled and unscheduled principal payments on the Company's loan portfolio will provide additional challenges for reinvesting the cash flows. Also, a period of lower interest rates could have the effect of increasing prepayments on the loan and mortgage-backed securities portfolios. Interest income in 1997 will be dependent upon the Company's ability to meet targeted portfolio loan projections. In the event loan projections are not met, cash flow will be reinvested in investment and mortgage-backed securities at yield significantly less than those of portfolio loans and less than current yields on the cash flow. The net effect would be a decline in interest income for the year.


1996 and 1995 Comparison

Interest income totaled $8.1 million for the year ended September 30, 1996, up $113,000 or 1.4% from $8.0 million in 1995. The additional income was a result of a 20 basis point increase in the Company's average yield on earning assets from 6.98% in 1995, to 7.18% in 1996, which more than offset a decline in average interest-earning assets from $114.0 million in 1995, to $112.4 million in 1996. The composition of the Company's interest-earning assets continued to change throughout fiscal 1996 as more loans were placed into portfolio and were funded by principal prepayments on mortgage-backed securities and maturing investment securities. As a result, interest income from loans receivable totaled $3.6 million for the year ended September 30, 1996, up $254,000 from the $3.4 million in 1995, despite the fact that the average yield on the loan portfolio declined from 8.61% in 1995, to 8.20% in 1996. An increase in the average loans receivable balance outstanding to $44.4 million in 1996, from $39.3 in 1995 (a 13.0% increase), more than offset the decline in yield.

Interest on mortgage-backed securities increased $292,000 from $1.7 million reported for 1995 to $2.0 million during 1996. The increase was primarily due to a 144 basis point increase in the average yield on the portfolio from 5.48% in 1995 to 6.92% in 1996 as the adjustable rate portion of the portfolio reached a fully indexed status in 1996. However, with lower interest rates, the adjustable rate portion of the portfolio continued to experience significant principle pre-payments during 1996. The average balance on the mortgage-backed securities portfolio declined $2.2 million, from $31.1 million in 1995, to $28.9 million in 1996.


The average yield on the Company's investment securities portfolio was 6.21% for the year ended September 30, 1996, as compared to 6.57% in 1995. Also, the average balance in the portfolio declined from $42.7 million from 1995, to $38.2 million during 1996. As a result, interest income on investment securities declined to $2.4 million in 1996 from $2.8 million in 1995.


1995 and 1994 Comparison


The Company's interest income totaled $8.0 million for the year ended September 30, 1995, up $1.1 million, or 16.3%, from $6.8 million in 1994. The increase was driven by an increase in the Company's average yield on interest-earning assets to 6.98% for 1995 as compared to 6.00% in 1994. The increase in the average weighted yield was a direct result of the Company's investment portfolio restructuring undertaken in 1994. The earnings on the investment portfolio, $2.8 million in 1995, compared to $1.6 million in 1994, was due primarily to the higher rates achieved in the restructured portfolio. In fact, 93.8% of the increase in net interest income in 1995 as compared to 1994 was attributable to changes in the yield as compared to changes in the volume of interest-earning assets. Average interest-earning assets totaled $114.0 million for 1995 as compared to $113.9 million for 1994.


The average yield on the Company's investment portfolio was 6.57% for the year ended September 30, 1995, as compared to 4.08% for 1994, a 249 basis point increase. This increase was a result of the Company's restructuring of its investment security portfolio in 1994. The Company sold its entire investment security portfolio during August and September 1994, and reinvested all of the proceeds into fixed rate U. S. Treasury and agency debentures with maturities of one to three years. The reinvestment, at the peak of short term interest rates in late 1994, allowed the Company to construct a portfolio of higher rate securities, some of which have yields in excess of 7.00%. Additionally, the average outstanding balance of the investment securities portfolio increased $2.9 million to $42.7 million for 1995, as compared to $39.8 million for the prior year.


Interest income from loans receivable increased to $3.4 million in 1995, as compared to $3.1 million in 1994, a 7.8% increase despite the fact that the average yield on the portfolio declined slightly to 8.61% in 1995, as compared to 8.70% in 1994. The Company's emphasis on portfolio lending in 1995 helped increase the average balance outstanding on loans receivable to $39.3 million during 1995, as compared to $36.1 million in 1994, an 8.7% increase.

Partially offsetting the increases in interest income from investment securities and loans receivable was a decrease in interest earning on mortgage-backed securities. Interest income from mortgage-backed securities declined to $1.7 million in 1995, as compared to $2.0 million in 1994, a 16.0% decrease.


This decrease was attributable to a decline in the average balance outstanding, from $37.1 million in 1994, to $31.1 million in 1995, as the Company reduced its mortgage-backed securities portfolio and increased its investment securities portfolio during the balance sheet restructuring. The average yield on mortgage-backed securities remained unchanged at 5.48% for both 1995 and 1994.

         Interest Expense

The Company's interest expense is dependent upon the pricing and volume of its interest-earning liabilities, comprised primarily of certificates of deposit and, to a lesser extent, savings accounts, NOW accounts and money market accounts. The level of interest expense depends upon the composition, pricing and dollar amount of the Company's interest-bearing liabilities, competition for deposits and the current level of market interest rates. Competition for certificate of deposit accounts continues to have an impact on the Company's ability to control interest expense. Aggressive pricing by several large regional banking organizations forced the Company to pay somewhat higher rates for deposits during 1996.


1996 and 1995 Comparison


The Company's overall cost of interest-bearing liabilities increased 42 basis points to 4.91% for the year ended September 30, 1996, compared to 4.49% in 1995. As a result and despite the fact that average interest-bearing liabilities declined $3.7 million to $92.0 million in 1996, from $95.7 million in 1995, the Company's total interest expense increased $219,000 to $4.5 million in 1996, from $4.3 million in 1995.


A $212,000 increase in interest paid on certificates of deposit, from $4.0 million in 1995, to $4.2 million in 1996, accounted for substantially all of the increase in interest expense for the year. The increase in interest on certificates of deposit was primarily the result of a 47 basis point increase in the average rate paid on the accounts from 4.84% in 1995, to 5.31% in 1996, despite the fact that average balances outstanding on certificate accounts declined to $78.8 million in 1996, from $82.0 million in 1995 as the Company continued its policy of not paying the highest rates of interest for deposits in the local market.

1995 and 1994 Comparison

Early in 1995, management made the decision to not pay the highest rate in the local market for deposits. The result was that the Company's average outstanding balance in deposits declined to $95.7 million in 1995, down $7.8 million or 7.5% from the $103.5 million reported for 1994. Approximately $1.9 million of the decrease was attributable to withdrawals from deposit accounts to purchase stock in the Company's initial public stock offering on January 10, 1995.

Despite not paying the highest rates in its market, the Company's overall cost of interest-bearing liabilities increased 82 basis points to 4.49% for 1995, as compared to 3.67% for 1994, due to the rise in rates during 1994, the full effect of which was evidenced in 1995. Total interest expense on interest-bearing liabilities was $4.3 million for 1995, compared to $3.8 million for 1994, a 13.2% increase. This increase was primarily attributable to an increase in the weighted average rate paid on certificate of deposit accounts. Although the average balance outstanding on certificate of deposit accounts decreased to $82.0 million during 1995, as compared to $86.7 million in 1994, the weighted average rate on certificates of deposit increased 88 basis points from 3.96% in 1994, to 4.84% in 1995.

         Net Interest Income


Net interest income is the Company's principle source of earnings, and is directly affected by the relative level, composition and pricing of interest sensitive assets and liabilities. These factors are, in turn, affected by current economic conditions and the overall level of interest rates.


1996 and 1995 Comparison


Net interest income totaled $3.6 million for the fiscal year ended September 30, 1996, down $106,000 or 2.9%, from the $3.7 million reported for the year ended September 30, 1995.


The decline in net interest income was primarily the result of the $219,000 increase in interest expense which in turn was the result of a significant increase, 42 basis points, in the Company's overall cost of interest-bearing liabilities, as the Company paid more competitive interest rates on certificates of deposit during 1996.


During the year ended September 30, 1996, average net interest spread was 2.27%, compared to 2.49% for 1995. At September 30, 1996, the Company's net interest spread was 2.42%, down 22 basis points from the 2.64% at September 30, 1995. Despite the drop in net interest spread, average net interest margin was down only five basis points from 3.21% in 1995, to 3.16% during 1996 because the Company's ratio of average interest-earning assets to average interest-bearing liabilities increased to 122.23% in 1996, from 119.13% in 1995.


1995 and 1994 Comparison


For the year ended September 30, 1995, the Company recorded net interest income of $3.7 million, up $618,000 or 20.3%, over the $3.0 million reported for 1994. The increase was attributable to the Company's 1994 investment portfolio restructuring into higher short term securities and the earnings generated from the proceeds received in the Company's initial public stock offerings in January of 1995.

The Company's average net interest spread increased to 2.49% for the year ended September 30, 1995, compared to 2.33% for 1994, as a result of the balance sheet restructuring and the earnings from proceeds received in the stock sale. At September 30, 1995, the Company reported a net interest spread of 2.64%, compared to 2.04% at September 30, 1994.


Further, the Company's average net interest margin increased to 3.21% for the year ended September 30, 1995, as compared to 2.67% for the year ended September 30, 1994. For 1995, the Company's ratio of average interest-earning assets to average interest-bearing liabilities increased to 119.13%, compared to 110.08% for 1994, reflecting the proceeds received in the sale of common stock as a source of funds on which the Company does not pay interest expense and are available for investing in interest-earning assets.

         Provisions for Loan Losses


The Company's provision for loan losses is determined by management's periodic assessment of the adequacy of the allowance for loan losses. Management's assessment of the desired level of the allowance for loan losses is affected by factors such as the composition of the loan portfolio and the risk characteristics of various classes of loans, the current level of non-performing loans, economic conditions and real estate values, as well as current regulatory trends.


1996 and 1995 Comparison


During the years ended September 30, 1996, and September 30, 1995, no additional provisions for loan losses were made. Management made the decision, based upon the type and quality of loans currently being placed into portfolio, to maintain the current level of allowance for losses on loans.


Non-performing assets to total assets were .39% at September 30, 1996, compared to .34% at September 30, 1995. Non-performing loans to loans receivable equaled
 .94% at September 30, 1996, compared to .95% at September 30, 1995. Allowances for loan losses as a percentage of non-performing loans was 64.22% at year end, compared to 74.75% at September 30, 1995. Allowances for loan losses to total loans receivable declined to .60% at September 30, 1996, from .71% at September 30, 1995, as the Company's loan portfolio increased during the year.


1995 and 1994 Comparison


As a result of continued improvement in the quality of the Company's assets, management made the decision to make no additional provisions for loan losses during the year ended September 30, 1995. Based upon its assessment factors and despite loans receivable increasing during the year, management made the decision that the current level of allowances for loan losses was adequate. During 1994, as the volume of portfolio loans continued to increase, management made the decision to increase its allowance for loan losses by charging an additional $121,000 to provisions for loan losses.

Non-performing assets to total assets equaled .34% at September 30, 1995, as compared to .27% for 1994. Non-performing loans to total loans receivable equaled .95% at September 30, 1995, as compared to .87% at September 30, 1994. The Company's allowance for loan losses to non-performing loans was 74.75% at year end, as compared to 97.72% for the prior year and the allowance for loan losses to total loans receivable was .71% at September 30, 1995, compared to
 .85% at September 30, 1994.


         Other Operating Income


Other operating income consists primarily of fee income from service charges, origination fees and servicing fees on the Company's loan portfolio, gains or losses on the sale of loans and fees from transaction accounts.

1996 and 1995 Comparison

Other operating income totaled $371,000 in 1996, up $72,000 from the $299,000 reported for 1995.


Loan origination fees increased to $84,000 for the year ended September 30, 1996, compared to $66,000 for 1995, primarily as a result of the increased number of loans made during the year. Net gains on the sale of loans totaled $116,000 for 1996, up $61,000 from the $55,000 reported in 1995. The increase was a result of a full year of applying the accounting requirements of SFAS No. 122, Accounting For Mortgage Servicing Rights, compared to a partial year in 1995. See "Impact of Accounting Requirements".


Partially offsetting the increases in loan origination fees and gains on sale of loans was a $19,000 decrease in loan servicing fees from $130,000 in 1995, to $111,000 in 1996. The decrease resulted from the Company's decision to continue placing more loans into portfolio and selling more loans into the secondary market. Additionally, on the loans that are now sold, SFAS No. 122 requires that originated mortgage servicing rights recorded at the time of sale be amortized against loan servicing fee income. See - "Impact of Accounting Pronouncements".

1995 and 1994 Comparison

The Company reported other operating income of $299,000 in 1995, as compared to $(2.1) million in 1994. The negative other operating income reported in 1994 was a result of the Company's decision to restructure its investment and mortgage-backed securities portfolios. As part of the plan to restructure its portfolios, the Company sold approximately $74.6 million in investment and mortgage-backed securities and recorded losses of approximately $2.4 million.


Loan origination and loan servicing fee income totaled $66,000 and $130,000, respectively, in 1995, down slightly from the $93,000 and $144,000 reported in 1994. The decreases resulted from the Company's decision to concentrate more on portfolio lending throughout 1995 and sell fewer loans into the secondary market than in 1994.

         Operating Expenses

Operating expenses are comprised of compensation and benefits, occupancy and equipment and general and administrative expense, together with FDIC insurance premiums.


1996 and 1995 Comparison

Operating expenses were directly impacted by the one-time special assessment, mandated by the U. S. Congress, and charged to all SAIF insured institutions during the year. The Company's portion of the assessment was approximately $645,000.


Operating expenses were $3.2 million for the year ended September 30, 1996, an $865,000 increase over the $2.3 million reported for 1995. Without the special assessment, total operating expenses would have been $2.6 million, or approximately $220,000 or 9.4% increase over 1995. An increase in compensation and benefits expense of $203,000 or 14.6% from $1.4 million in 1995, to $1.6 million in 1996, accounted for most of the increase in total non-interest expense other than the special assessment.


The increase in compensation and benefits expense primarily resulted from additional expenses associated with the Company's ESOP and 1995 Recognition and Retention Plan. ESOP compensation expense for 1996 totaled $182,000 compared to $118,000 in 1995, as more shares were released in 1996 than in 1995. Expenses associated with the 1995 Recognition and Retention Plan were $116,000 for 1996, a full year, as compared to $19,000 for two months in 1995.


In addition, other operating expenses increased $50,000, from $536,000 in 1995, to $586,000 in 1996, from additional state franchise tax expense, charitable contributions and miscellaneous expenses related to year end reporting requirements.


Total non-interest expense as a percentage of average assets was 2.77% for the year ended September 30, 1996, compared to 2.01% for 1995. If the one time special SAIF assessment were not considered, operating expenses to average total assets would have been approximately 2.21% in 1996.


The Company's efficiency ratio, which considers operating expenses as a percentage of net interest income and other operating income (excluding gains or losses on sales of assets), was 84.1% in 1996, compared to 59.7% in 1995. Without the special SAIF assessment, the ratio would have been 67.1% in 1996, an increase over 1995 due primarily to additional non-interest expenses.

1995 and 1994 Comparison

Operating expenses totaled $2.3 million in 1995, representing 2.01% of average total assets, as compared to $2.0 million in 1994, or 1.72%, of average total assets. The $354,000 or 17.9% increase was primarily attributable to increased compensation and benefits expense, up $213,000 or 18.2%, to $1.4 million for 1995, as compared to $1.2 million in 1994.


The increased compensation and benefits expense resulted primarily from the implementation, as part of the Company's initial public stock offering in January of 1995, of an employee stock ownership plan ("ESOP"). ESOP compensation expense for the year ended September 30, 1995, totaled $118,000. Compensation and benefits expense also increased with the adoption on July 26, 1995, of the Recognition and Retention Plan for directors and certain officers of the Company. Compensation expense related to the Recognition and Retention Plan totaled $19,000 for the year. Additionally, net periodic pension costs for the Company's defined benefit pension plan increased $27,000 to $123,000 in 1995, as compared to $96,000 in 1994.


Other general and administrative expenses totaled $536,000 for the year ended September 30, 1995, as compared to $430,000 for 1994, reflecting additional expenses as a public company.


The Company's efficiency ratio improved to 59.7% in 1995, as compared to 61.7% in 1994.

         Income Tax Expense


Income tax expense is comprised of federal income tax. The Company does not incur any state or local income tax liability.


1996 and 1995 Comparison


Income tax expense was $265,000 or 36.7% of pre-tax income of $723,000 in 1996, compared to $551,000 or 34.0% of pre-tax income of $1,622,000 in 1995.


1995 and 1994 Comparison


In 1995, income tax expense totaled $551,000 as compared to an income tax benefit of $421,000 for 1994. The tax benefit reported in 1994 was a result of the pre-tax net operating loss resulting from the losses incurred in the Company's balance sheet restructuring. For 1995, income tax expense equaled 34.0% of the $1.6 million in pre-tax income.


FINANCIAL CONDITION


         Balance Sheet Summary


The decision to repurchase shares of common stock in the open market had a significant impact on the Company's balance sheet during the year. In 1996, the Company announced and successfully completed three different stock repurchase programs for a total of 179,192 shares, or approximately 15% of the shares outstanding. The shares were acquired at an average price of approximately $15.77 per share. The shares were placed into treasury stock to be used for general corporate purposes including issuance of shares in conjunction with the Company's stock option plans. At September 30, 1996, the Company held 177,102 shares of treasury stock at an average cost of $15.79 per share for a total of $2.8 million. The use of cash to purchase treasury stock accounted for substantially all of the $2.7 million decrease in the total assets from $117.1 million at September 30, 1995, to $114.4 million at September 30, 1996.


The balance sheet was also affected by the Company's decision to continue placing into portfolio the majority of loans originated during the year. Total loans receivable were $47.9 million at year end, compared to $41.8 million at September 30, 1995.


The Company experienced significant prepayments on its mortgage-backed securities portfolio during 1996. With many of the underlying loans on the adjustable rate securities reaching a fully indexed status and with interest rates on fixed rate loans at lower levels, many borrowers chose to refinance their mortgages which resulted in the increased prepayments. The mortgage-backed securities portfolio totaled $24.9 million at September 30, 1996, compared to $33.7 million at September 30, 1995. The cash flow from the prepayments was used to fund loan originations and the treasury stock purchases.

Competition for certificate of deposit balances continued throughout the year. As a result, and with the Company's decision to not pay the highest rates in the market, total deposits declined $813,000 from $92.5 million at September 30, 1995, to $91.7 million at September 30, 1996.

Loan Portfolio Anaylsis

                                                                 September 30,
                                  ---------------------------------------------------------------------------
                                       1 9 9 6                     1 9 9 5                    1 9 9  4
                                   Amount     Percent         Amount      Percent         Amount      Percent
                                   -------------------        -------------------        --------------------
                                                            (Dollars in Thousands)
Real estate loans:
   One- to four-family .......     $42,773     85.98 %        $34,947     81.55 %        $28,074     77.32 %
   residences
   Other residential property          701      1.41              724      1.69              743      2.05
   Nonresidential property ...       3,458      6.95            4,387     10.24            5,001     13.77
   Construction loans ........       1,806      3.63            1,879      4.38            1,175      3.24
                                   -------     -----          -------     -----          -------     -----
     Total real estate loans .      48,738     97.97           41,937     97.86           34,993     96.38
                                   -------     -----          -------     -----           -------    -----

Other loans:
   Loans secured by deposits .         500      1.00              404      0.94              830      2.28
   Home improvement ..........         455      0.92              451      1.05              444      1.22
   Commercial ................          54      0.11               63      0.15               42      0.12
                                   -------     -----          -------     ------         -------     -----
     Total other loans .......       1,009      2.03              918      2.14            1,316      3.62
                                   -------     -----          -------     ------         -------     -----
   Total loans ...............      49,747     100.00 %        42,855     100.00 %        36,309     100.00 %
                                               ======                     =======                    ======

Less:
   Loans in process ..........       1,514                        777                        639
   Deferred fees and discounts          19                         22                         33
   Allowance for loan losses .         289                        296                        300
                                   -------                    -------                     ------
     Total loans receivable, net    47,925                     41,760                     35,337

Less:
   Loans held for sale .......           0                          0                          0
                                   -------                    -------                     ------
     Net portfolio loans .....     $47,925                    $41,760                 $   35,337
                                   =======                    =======                 ==========

         Loans

During 1996, the Company continued to focus its efforts on mortgage lending, specifically one- to four-family home loans. The Company originated $25.1 million in one- to four-family loans, substantially all of the $25.2 million in total loans originated during the year. Of the total loans originated, $7.7 million, or 30.6%, were sold into the secondary market while $17.5 million, or 69.4%, were placed into portfolio. As a result, the Company's loans receivable portfolio increased to $47.9 million at September 30, 1996, from $41.8 million at September 30, 1995, a $6.2 million, or 14.8%, increase, which combined with 1995's increase, equals a 35% increase in the Company's loan portfolio over the past two years.

The Company continued its policy of placing into portfolio all fifteen year amortizing loans made with interest rates above 7.25%. Fixed rate loans totaled $20.4 million, or 80.8% of loans originated during the year and 72.3% of loans placed into portfolio during the year. Adjustable rate loans originated in 1996 totaled $4.8 million, or approximately 19.2% of all loans originated and 27.7% of loans placed into portfolio.


At September 30, 1996, one- to four-family loans totaled $42.8 million, or 86.0% total loans receivable, compared to $34.9 million or 81.6% at September 30, 1995. At year end, the loan portfolio was comprised of $35.8 million, or 71.9%, fixed rate loans and $14.0 million, or 28.1%, in adjustable rate loans.


         Mortgage-backed Securities


At September 30, 1996, mortgage-backed securities totaled $24.9 million, down $8.8 million, or 26.1%, from the $33.7 million reported at September 30, 1995. All of the securities were in a held-to-maturity category. The decrease in balances outstanding was a result of the increased principle prepayments on the adjustable rate portion of the securities as more borrowers on the underlying adjustable rate loans of the securities elected to refinance into fixed rate loans due to current lower interest rates. At September 30, 1996, approximately $19.1 million, or 76.6% of the portfolio, was in securities with adjustable rates as compared to $27.7 million, or 82.3%, at September 30, 1995.


The remaining $5.8 million of the portfolio at September 30, 1996, was comprised of fixed rate securities with final maturies of less than five years.


The Company utilizes the mortgage-backed securities portfolio as an alternative to its lending operations and the adjustable rate nature of the majority of the portfolio helps balance the inherent interest rate risk in the fixed rate loan portfolio and aides the Association in meeting its Qualified Thrift Lender Test under Office of Thrift Supervision regulations. A continued period of lower interest rates could have the effect of increasing the expected principle prepayments on the portfolio and could result in lower yields on the proceeds as they are invested at lower interest rates.

         Investment Securities


At September 30, 1996, the Company's portfolio of fixed rate and term investment securities totaled $30.1 million, a decrease of only $125,000 from the $30.3 million reported at September 30, 1995. All of the securities were in a held-to-maturity category and had a weighted average yield of approximately 6.32%. All of the securities had final maturities of less than five years, with $13.5 million, or 44.9% of the portfolio, scheduled to mature in less than one year.


At September 30, 1996, other interest-earning assets totaled $8.1 million and were comprised of overnight deposit accounts with the Federal Home Loan Bank of Dallas and other financial institutions, as well as insured certificates of deposit with less than three years to maturity.

         Interest Rate Sensitivity

Interest rate sensitivity is a measure of the extent to which the Association's net interest income and net portfolio value may be affected by future changes in market interest rates. Numerous assumptions, primarily future changes in interest rates, changes in cash flows on assets and liabilities and future product preferences of customers, which are affected by assumptions about future pricing of products, are required to arrive at the approximation of the net interest income impact.


The Association also monitors interest rate risk by measuring the difference between rate sensitive assets and rate sensitive liabilities that mature or reprice within a given time period, adjusted for the effects of estimated prepayments and early withdrawals on interest sensitive assets and liabilities.


Certain deficiencies are inherent in the assumptions and methods used to calculate the Company's level of interest rate sensitivity. For example, changes in the overall levels of interest rates could affect prepayment and early withdrawal assumptions assumed in the calculations. Also, interest rates on certain assets and liabilities may change in advance of or lag behind changes in market rates.


In order to enhance the match between the maturities and repricing dates of its interest-earning assets with the maturities and repricing dates of its interest-bearing liabilities, management has emphasized the origination of mortgage loans with one, three, and five year adjustable rate features and by selling into the secondary market all fixed rate loans with maturities of greater than fifteen years. Also, management invests in short term investment securities and money market investments with maturities of less than five years. Additionally, the Company's mortgage-backed securities portfolio consists primarily of adjustable rate securities with interest rate adjustment frequencies of six months or one year.

The Office of Thrift Supervision adopted a final rule in August of 1993 incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than normal level of interest rate risk will be subject to a deduction of its interest rate component from total capital for purposes of calculating the risk-based capital requirement. An institution with greater than normal interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates.


Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. A resulting change in net portfolio value of more than 2.0% of the estimated market value of an institution's assets will require the institution to deduct from its capital 50% of that excess change when calculating regulatory capital ratios. The effective date of the rule has been postponed by the Office of Thrift Supervision until further notice. Further, institutions with less than $300 million in total assets and a risk-based capital ratio of greater than 12.0% are generally exempt from the requirements of the rule and exempt from filing information with the Office of Thrift Supervision necessary to calculate the component. Under the current rule, the Association would not be subject to the interest rate risk component.

In an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors, management presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Association's equity and the level of its net interest income on a quarterly basis. Management conducts this analysis with an asset and liability management simulation model using estimated prepayment rates for various classes of interest sensitive assets and estimated decay rates for interest-bearing NOW accounts, money market accounts and savings accounts. The assumptions used may not be indicative of future withdrawals of deposits or prepayments on loans and mortgage-backed securities.


The following table presents the Association's analysis of its net portfolio value and net interest income under various instantaneous changes in interest rates at September 30, 1996.

                                Net Portfolio Value                          Net Interest Income
                    -----------------------------------------    -------------------------------------------
     Change In
  Interest Rates      Estimated     Amount Of        Percent         Net          Amount Of      Percent Of
  (basis points)         NPV         Change        Of Change        Income         Change         Change
----------------    -----------   -----------    ------------    -----------    -----------   -------------
                                               (Dollars in Thousands)
        +400          $ 14,148      $(5,341)          (27.4)%       $3,469            (14)           (0.4)%
        +300            15,646       (3,843)          (19.7)         3,463            (20)           (0.6)
        +200            17,032       (2,457)          (12.6)         3,481             (2)           (0.1)
        +100            18,217       (1,272)           (6.5)         3,498             15             0.4
          0             19,489                                       3,483
        -100            20,797        1,308             6.7          3,341           (142)           (4.1)
        -200            21,021        1,532             7.8          3,243           (240)           (6.9)
        -300            22,213        2,724            14.0          3,567             84             2.4
        -400            23,529        4,040            20.7          3,655            172             4.9

The table indicates that the Association's estimated net portfolio value (market value of assets less market value of liabilities) is approximately $19.5 million or 16.8% of market value of assets at September 30, 1996. The estimated net portfolio value is approximately $1.9 million more than the Association's reported net worth of $17.6 million, which is approximately 15.4% of total assets. In addition, under a worst case scenario of a 400 basis point immediate and permanent increase in interest rates, the Association's estimated net portfolio value would only decline by 27.4% to $14.1 million and would still be approximately 13.2% of market value of assets.


The table also shows that the Association's net interest income, in an unchanged rate scenario, would approximate $3.5 million and would only vary by $240,000 or 6.9%, under changes in the level of interest rates up to 400 basis points. As of September 30, 1996, the Association met all of its Board of Director-established limits for both changes in net portfolio value and net interest income.

         Asset Quality


At September 30, 1996, non-performing assets were $450,000 or .39% of total assets, compared to $396,000 or .34% of total assets at September 30, 1995. At September 30, 1996, non-performing assets were comprised entirely of non-accruing loans, all except one loan were one- to four-family residential loans. All of the Company's multi-family, commercial real estate and construction loans were performing at year end.


The Company's allowance for loan losses totaled $289,000 at September 30, 1996, down $7,000, the net chargeoffs for the year, from $296,000 at September 30, 1995. At September 30, 1996, the Company's allowance for loan losses was .60% of loans receivable, compared to .71% at September 30, 1995, and was 64.2% of non-performing loans at September 30, 1996, compared to 74.8% at September 30, 1995.

The following table sets forth an analysis of the Company's allowance for loan losses:

                                                           Year Ended September 30,
                                                  ---------------------------------------
                                                    1996       1995       1994       1993
                                                   -----      -----      -----      -----
                                                             (Dollars in Thousands)
Balance at beginning of period ...............     $ 296      $ 300      $ 181      $ 122

Charge-offs:
   One- to four-family .......................         7          4          2          1
                                                   -----      -----      -----      -----
       Total charge-offs .....................         7          4          2          1
                                                   -----      -----      -----      -----

Recoveries: ..................................         0          0          0          0
                                                   -----      -----      -----      -----
       Total recoveries ......................         0          0          0          0
                                                   -----      -----      -----      -----


Net charge-offs ..............................        (7)        (4)        (2)        (1)

Additions charged to operations ..............         0          0        121         60
                                                   -----      -----      -----      -----

Balance at end of period .....................     $ 289      $ 296      $ 300      $ 181
                                                   =====      =====      =====      =====

Ratio of net charge-offs during the period to
   average loans outstanding during the period     0.02 %     0.01 %     0.01 %     0.00 %
                                                   =====      =====      =====      =====

Ratio of net charge-offs during the period to
   average non-performing assets .............     1.66 %     1.14 %     0.48 %     0.20 %
                                                   =====      =====      =====      =====

The following table presents the amounts and categories of non-performing assets of the Company:

                                                          September 30,
                                                 -------------------------------
                                                 1996     1995     1994     1993
                                                 ----     ----     ----     ----
                                                        (Dollars in Thousands)
Non-accruing loans:
   One- to four-family .....................     $449     $294     $295     $445
   Other loans .............................        1        0        0        0
                                                 ----     ----     ----     ----
       Total ...............................      450      294      295      445
                                                 ----     ----     ----     ----

Accruing loans delinquent more than 90 days:
   One- to four-family .....................        0       12       12       21
                                                 ----     ----     ----     ----
       Total ...............................        0       12       12       21
                                                 ----     ----     ----     ----

Foreclosed assets:
   One- to four-family .....................        0       90        0       59
                                                 ----     ----     ----     ----
       Total ...............................        0       90        0       59
                                                 ----     ----     ----     ----

Total non-performing assets ................     $450     $396     $307     $525
                                                 ====     ====     ====     ====

Total as a percentage of total assets ......     0.39 %   0.34 %   0.27 %   0.45 %
                                                 ====     ====     ====     ====

         Liquidity and Capital Position


The  Company's   principal   sources  of  funds  are  deposits  from  customers,
amortization and prepayments of loan principal (including mortgage-backed securities), maturities of securities, sales of loans and operations.

Current Office of Thrift Supervision regulations require cash and eligible investments (liquid assets), in an amount equal to 5.0% of net withdrawable savings deposits and borrowings payable on demand or within five years or less during the preceding month, be held by the Association. Liquid assets include cash, certain time deposits, and U. S. Government and agency securities having maturities of less than five years. At September 30, 1996, the Association's liquid asset ratio equaled 47.6%.

The Company uses its liquidity and capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain liquidity and pay operating expenses. At September 30, 1996, the Company had outstanding commitments to extend credit on $2.3 million of single family residential loans.

Cash and cash equivalents totaled $5.7 million at September 30, 1996, compared to $6.2 million at September 30, 1995. The primary use of funds during the year was to fund loan originations, purchase securities, and purchase treasury stock.

The primary source of funds during the year was from maturing investment securities and prepayments on mortgage-backed securities and loans. Management believes that it has adequate resources to fund all of its current commitments.


Total stockholders' equity equaled $20.9 million at September 30, 1996, a decrease of $2.2 million from the $23.1 million reported at September 30, 1995. The decrease in total stockholders' equity resulted primarily from the Company's $2.8 million repurchase of its stock and the payment of approximately $170,000 in cash dividends, offset by the $458,000 in net income reported for the year ended September 30, 1996.


As of September 30, 1996, the Company's reported book value per share, using a total stockholders' equity of $20.9 million (net of unallocated ESOP and RRP shares) and 1,079,285 outstanding shares of common stock (the total outstanding shares including unallocated ESOP and RRP shares), equaled $19.39 per share.


Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Congress imposed a three part capital requirement for thrift institutions. At September 30, 1996, the Association's actual and required capital amounts under each of the three requirements were as follows:

         - Tangible Capital (stockholders' equity plus certain intangible assets) was $17.5 million, or 15.3% of total assets, exceeding the minimum requirement of 1.5% by $15.8 million.


         - Core Capital (tangible capital plus certain intangible assets) was $17.5 million, or 15.3% of total assets, exceeding the minimum requirements of 3.0% by $14.0 million.


         - Risk-based capital (core capital plus general loan and valuation allowances) equaled $17.8 million, or 44.2% of risk weighted assets, as of September 30, 1996, exceeding the minimum requirement of 8.0% of risk weighted assets by $14.5 million.


At September 30, 1996, the Association met all of the requirements to be considered a "well capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act.

         Impact of Accounting Announcements

SFAS No. 107 In December 1991, the Financial Accounting Standards Board issued SFAS No. 107, Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires all entities to disclose, in financial statements or the notes thereto, the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS No. 107 was effective for financial statements of institutions with assets greater than $150 million issued for years ending after December 15, 1992, and for financial statements issued for years ending after December 15, 1995, for institutions with assets of less than $150 million. Substantially all of the assets of the Company are financial instruments and will be required to be disclosed upon adoption of the statement. The Company adopted the statement for the fiscal year ending September 30, 1996.

SFAS No. 119 SFAS No. 119 Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosure about the amount, nature, and terms of derivative financial instruments such as futures, forward, swap and option contracts, and other financial instruments with similar characteristics that are not subject to SFAS No. 105 because they do not result in off-balance sheet risk of accounting loss. The effective date of the pronouncement was for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, the Statement is effective for financial statements issued for fiscal years ending after December 15, 1995. The Company adopted the Statement for the fiscal year ending September 30, 1996. The adoption did not have a material effect on the financial statements of the Company.


SFAS No. 121 In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 applies to all entities and to long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and to long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 does not apply to financial instruments, long-term customer relationships of a financial institution, mortgage and other servicing rights, deferred acquisition costs, or deferred tax assets. Under the provisions of SFAS No. 121, an entity shall review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 applies to financial statements issued for fiscal years beginning after December 15, 1995, with earlier application encouraged. The Company adopted the statement for the fiscal year ending September 30, 1996. The adoption of SFAS No. 121 did not have a material impact on the Company's financial condition or the results of its operations for the fiscal year ended September 30, 1996.


SFAS No. 122 Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, modified the treatment of the capitalization of servicing rights by mortgage banking enterprises (including banks and thrift institutions involved in selling loans into the secondary market and retaining mortgage loan servicing rights). SFAS No. 22, by amending SFAS No. 65, prescribes a single procedure for the capitalization of mortgage servicing rights acquired either through loan origination or through transactions where a mortgage banking enterprise buys the servicing rights. SFAS No. 122 further provides guidance for considering possible impairment of the capitalized value of mortgage servicing rights.

SFAS No. 122 applies prospectively to financial statements presented for fiscal years beginning after December 15, 1995. However, earlier application is encouraged as of the beginning of a fiscal year for which annual financial statements have not been issued or as of the beginning of an interim period within that fiscal year for which interim financial statements have not been issued.

The Company adopted SFAS No. 122 as of July 1, 1995. The effect of this adoption was to increase reported gains on sales of loans where servicing is retained and to decrease servicing fee income as capitalized mortgage servicing assets are amortized over an estimated life of the loan against servicing income. The overall impact to Company's earnings will be dependent on the volume of loans originated and sold into the secondary market which is determined by management based upon the coupon rates and terms of loans originated which is in turn affected by the general level of interest rates and competition for loans in the

Company's local market. A continued period of lower interest rates would have the effect of increasing the number of loans originated and sold into the secondary market while significant increases in the overall level of interest rates would allow more loans to be held in portfolio which are not subject to SFAS No. 122.


At September 30, 1996, the Company had outstanding capitalized mortgage servicing rights of $120,000.


SFAS No. 123 In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation which established a fair value based method of accounting for stock-based compensation plans. It encourages entities to adopt that method in place of the provisions of APB opinion No. 25, Accounting for Stock Issued to Employees, for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer insures liabilities to employees in amounts based on the price of its stock. It permits entities to continue to use the intrinsic value method included in APB No. 25, but regardless of the method used to account for the compensation cost associated with stock option and similar plans, its requires employers to show significant expanded disclosures, including the pro forma amount of net income (and earnings per share) as if the fair value-based method were used to account for stock-based compensation.


The Company adopted the Statement for the fiscal year beginning October 1, 1996. It will continue to use the accounting methods presented in APB No. 25 for recognition requirements. SFAS No. 123 disclosure requirements would be applicable to any new stock option plans issued in subsequent years.


         Impact of Inflation and Changing Prices


The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted account principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative power of money due to inflation.

Most of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of goods and services.

         Forward-Looking Information


Except for the historical information contained herein, the matters discussed in the Annual Report may be deemed to be forward-looking statements that involve risks and uncertainties, including the acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 1996. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

         Market Price of Common Stock


East Texas Financial Services, Inc. trades on The Nasdaq National Market under the symbol "ETFS". At September 30, 1996, the Company had 1,079,285 shares outstanding and approximately 500 stockholders of records.


The following table presents the cash dividends per share paid and the high/low price range and closing prices for the fiscal periods indicated:

                              High             Low               Close          Divdends
                              ----             ---               -----          --------
   Fiscal 1996

      First Quarter           $17.00           $15.125           $16.25             -0-
      Second Quarter          $16.75           $14.50            $14.81           $0.05
      Third Quarter           $15.75           $14.50            $14.63           $0.05
      Fourth Quarter          $15.50           $14.00            $15.50           $0.05


                              High             Low               Close          Dividends
                              ----             ---               -----          ---------

   Fiscal 1995

      First Quarter           N.A.             N.A.              N.A.               -0-
      Second Quarter          $12.25           $10.25            $12.00           $0.00
      Third Quarter           $14.75           $11.50            $14.00           $0.00
      Fourth Quarter          $16.50           $13.75            $15.50           $0.00

                        Report of Independent Accountants





Board of Directors and Shareholders
East Texas Financial Services, Inc.
Tyler, Texas


We have audited the accompanying consolidated statements of financial condition of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed the accounting for mortgage servicing rights on July 1, 1995.






Tyler, Texas
November 12, 1996

                                   East Texas Financial Services, Inc. and Subsidiary
                                     Consolidated Statements of Financial Condition
                                              September 30, 1996 and 1995

                        Assets                                                   1996                       1995
                                                                            ------------               ------------
Cash and due from banks                                                     $    704,615               $    537,326
Interest-bearing deposits due from banks                                       4,995,032                  5,702,510
                                                                            ------------               ------------
      Total cash and cash equivalents                                          5,699,647                  6,239,836
Interest-earning time deposits                                                 1,663,573                    882,000
Federal funds sold                                                               480,285                    626,596
Investment securities held-to-maturity
   (fair value of $30,114,685 in 1996 and $30,505,193 in 1995)                30,138,744                 30,263,495
Mortgage-backed securities held-to-maturity
   (fair value of $25,383,579 in 1996 and $34,314,627 in 1995)                24,948,793                 33,741,155
Loans receivable, net                                                         47,925,067                 41,760,272
Accrued interest receivable                                                      930,657                  1,056,326
Federal Home Loan Bank stock, at cost                                            948,500                    893,400
Premises and equipment, net                                                      970,184                  1,020,965
Foreclosed real estate, net of allowances of $-0- in 1995                            -0-                     90,000
Deferred income taxes                                                            130,825                        -0-
Mortgage servicing rights, net                                                   119,845                     41,473
Other assets                                                                     416,816                    461,072
                                                                            ------------               ------------

Total assets                                                                $114,372,936               $117,076,590
                                                                            ============               ============

                        Liabilities and Stockholders' Equity
Liabilities:
   Demand deposits                                                          $  2,889,861               $  2,692,259
   Savings and NOW deposits                                                   11,099,604                 10,512,930
   Other time deposits                                                        77,671,666                 79,268,616
                                                                            ------------               ------------
      Total deposits                                                          91,661,131                 92,473,805
   Advances from borrowers for taxes and insurance                               917,222                    978,583
   Federal income taxes
     Current                                                                       5,044                     38,682
     Deferred                                                                        -0-                     62,474
   Accrued expenses and other liabilities                                        858,926                    376,651
                                                                            ------------               ------------
      Total liabilities                                                       93,442,323                 93,930,195
                                                                            ------------               ------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $0.01 par value, 500,000
     shares authorized, none outstanding
   Common stock, $0.01 par value, 5,500,000 shares authorized,
     1,256,387 shares issued and 1,079,285 outstanding at
     September 30, 1996 and 1,256,387 issued
     and outstanding at September 30, 1995                                        12,564                     12,564
   Additional paid-in capital                                                 12,112,516                 12,048,775
   Deferred compensation - RRP shares                                          (446,129)                  (562,511)
   Unearned employee stock ownership plan shares                               (763,206)                  (881,477)
   Retained earnings (substantially restricted)                               12,811,881                 12,529,044

   Treasury stock, at cost, 177,102 shares                                   (2,797,013)                        -0-
                                                                            ------------               ------------
      Total stockholders' equity                                              20,930,613                 23,146,395
                                                                            ------------               ------------

Total liabilities and stockholders' equity                                  $114,372,936               $117,076,590
                                                                            ============               ============



The accompanying notes are an integral part of the consolidated financial statements.

                                 East Texas Financial Services, Inc. and Subsidiary
                                          Consolidated Statements of Income
                                   Years Ended September 30, 1996, 1995, and 1994

                                                                1996                  1995                  1994
                                                            -----------           -----------           -----------
Interest income
   Loans receivable:
     First mortgage loans                                $    3,564,258        $    3,299,246        $    3,042,342
     Consumer and other loans                                    77,456                87,570               101,272
   Investment securities                                      2,129,362             2,017,702             1,365,788
   Mortgage-backed securities                                 2,000,439             1,707,505             2,032,987
   Deposits with banks                                          292,525               838,656               292,130
                                                            -----------           -----------           -----------
     Total interest income                                    8,064,040             7,950,679             6,834,519

Interest expense
   Deposits                                                   4,511,934             4,293,359             3,794,518
                                                            -----------           -----------           -----------
     Net interest income                                      3,552,106             3,657,320             3,040,001

Provisions for loan losses                                          -0-                   -0-               120,623
                                                            -----------           -----------           -----------
     Net interest income after
       provision for loan losses                              3,552,106             3,657,320             2,919,378
                                                            -----------           -----------           -----------

Noninterest income
   Net gain (loss) on sale of loans                             116,316                55,135             (110,355)
   Net realized loss on sale of investment securities               -0-               (9,042)           (1,108,256)
   Net realized loss on sale of mortgage-backed
     securities                                                     -0-                   -0-           (1,192,638)
   Loan origination and commitment fees                          83,769                66,247                93,442
   Loan servicing fees                                          110,576               130,271               143,748
   Other                                                         60,156                56,660                56,252
                                                            -----------           -----------           -----------
     Total noninterest income                                   370,817               299,271            (2,117,807)
                                                            -----------           -----------           -----------

Noninterest expense
   Compensation and benefits                                  1,586,838             1,384,377             1,171,470
   Occupancy and equipment                                      154,321               167,558               162,624
   SAIF deposit insurance premium                               867,859               237,305               213,036
   Loss on foreclosed real estate                                 4,826                 9,875                 3,870
   Other                                                        586,067               535,670               430,119
                                                            -----------           -----------           -----------
     Total noninterest expense                                3,199,911             2,334,785             1,981,119
                                                            -----------           -----------           -----------

                                 East Texas Financial Services, Inc. and Subsidiary
                                          Consolidated Statements of Income
                                   Years Ended September 30, 1996, 1995, and 1994
                                                   (continued)

                                                                1996                  1995                  1994
                                                            -----------           -----------           -----------

Income (loss) before provision for income taxes                 723,012             1,621,806           (1,179,548)

Income tax expense (benefit)                                    265,136               550,977             (420,558)
                                                            -----------           -----------           -----------

Net income (loss)                                           $   457,876        $    1,070,829       $     (758,990)
                                                            ===========           ===========           ===========

Earnings per common share                                   $       .42        $          .95
                                                            ===========           ===========



The accompanying notes are an integral part of the consolidated financial statements.

                                         East Texas Financial Services, Inc. and Subsidiary
                                     Consolidated Statements of Changes in Stockholders' Equity
                                           Years Ended September 30, 1996, 1995, and 1994

                                                                                         Deferred         Unearned
                                                                                       Compensation       Employee
                                               Additional                               Recognition         Stock
                                 Common        Paid-in        Retained     Treasury    $ Retention        Ownership
                                  Stock        Capital        Earnings       Stock         Plan           Plan Shares      Total
                                  -----        -------        --------       -----         ----          -----------       -----
Balance at September 30, 1993 ...                           $ 12,217,205                                               $ 12,217,205

Net income (loss) ...............                               (758,990)                                                  (758,990)

Balance at September 30, 1994 ...                             11,458,215                                                 11,458,215

Net income ......................                              1,070,829                                                  1,070,829

Net proceeds from common
  stock issued in stock con-
  version .......................$ 12,152    $ 11,439,533                                                   $ (972,150)  10,479,535

Issuance of common stock
  to the recognition and
  retention plan ................     412         581,496                                    $(581,908)                         -0-

Deferred compensation
  amortization ..................                                                               19,397                       19,397

Release of employee stock
  ownership plan shares .........                                                                               90,673       90,673

Appreciation in employee
  stock ownership plan shares
  released ......................                  27,746                                                                    27,746
                                  -------     ------------     ------------   ------------   ---------      ----------- -----------
Balance at September 30, 1995      12,564      12,048,775     12,529,044                      (562,511)       (881,477)  23,146,395


                                         East Texas Financial Services, Inc. and Subsidiary
                                     Consolidated Statements of Changes in Stockholders' Equity
                                           Years Ended September 30, 1996, 1995, and 1994
                                                              (continued)

                                                                                         Deferred         Unearned
                                                                                       Compensation       Employee
                                               Additional                               Recognition         Stock
                                 Common        Paid-in        Retained     Treasury    $ Retention        Ownership
                                  Stock        Capital        Earnings       Stock         Plan           Plan Shares      Total
                                  -----        -------        --------       -----         ----          -----------       -----

Net income ......................                                457,876
Deferred compensation
  amortization ..................                                                              116,382                      116,382

Release of employee stock
  ownership plan shares .........                                                                              118,271      118,271

Appreciation in employee
  stock ownership plan shares
  released ......................                  63,741                                                                    63,741

Purchase of treasury stock
  at cost (179,192 shares) ......                                             $ (2,831,237)                              (2,831,237)

Exercise of stock ...............                                 (4,702)           34,224                                   29,522
 options (2,090 shares)

Cash dividends of $0.15
  per share .....................                               (170,337)                                                  (170,337)
                                 --------    -----------    ------------      ------------   ---------     ---------    -----------
Balance at September 30, 1996    $ 12,564    $12,112,516    $ 12,811,881      $ (2,797,013)  $(446,129)    $(763,206)   $20,930,613
                                 ========    ===========    ============      ============   =========     =========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

On October 17, 1996, the Company announced the declaration of a cash dividend of $.05 per share to stockholders of record on November 13, 1996, payable on November 27, 1996.

                                   East Texas Financial Services, Inc. and Subsidiary
                                         Consolidated Statements of Cash Flows
                                     Years Ended September 30, 1996, 1995, and 1994

                                                                 1996                1995                   1994
                                                             -----------        -------------           ------------
Cash flows from operating activities:
   Net income (loss)                                         $  457,876         $   1,070,829           $  (758,990)
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     amortization of deferred loan origination fees              (2,988)              (11,877)
       Amortization of premiums and discounts on
         investment securities, mortgage-backed
         securities, and loans                                  201,336               (99,187)              146,582
       Amortization of deferred compensation                    116,382                19,397                   -0-
       Amortization of mortgage servicing rights                 15,618                 1,173                   -0-
       Compensation charge related to
           release of ESOP shares                                84,805                45,513                   -0-
       Depreciation                                              74,424                74,792                70,039
       Provision for loan losses and
         losses on real estate                                      -0-                   -0-               120,623
       Deferred income taxes                                   (193,299)             (149,677)               63,422
       Stock dividend on FHLB stock                             (55,100)              (54,100)              (34,200)
       Net  (gain) loss on sale of:
              Investment securities held for sale:
                   Obligations-U.S. Govt. and agencies              -0-                   -0-               901,723
                   Mortgage-backed securities                       -0-                   -0-             1,189,169
                   Other securities                                 -0-                   -0-               158,794
              Investment securities:
                   Obligations-U.S. Govt. and agencies              -0-                 9,042                (6,124)
                   Mortgage-backed securities                       -0-                   -0-                 3,469
                   Other securities                                 -0-                   -0-                53,863
              Loans held for sale                               (22,326)              (12,489)              110,355
              Foreclosed real estate                                -0-                   -0-                (4,543)
              Equipment                                           4,101                (2,261)                  -0-
         Proceeds from sale of loans                          7,740,431             5,202,995            14,185,665
         Originations of loans held for sale                 (7,718,105)           (5,190,506)          (12,265,779)
         (Increase) decrease in:
            Accrued interest receivable                         125,669              (838,958)              506,581
            Other assets                                         44,255               969,247              (973,659)
         Increase (decrease) in:
            Federal income tax payable                          (33,638)               38,682                   -0-
            Accrued expenses and other liabilities              482,275               162,276                16,363
                                                             ----------         -------------           ------------

Net cash provided by operating activities                     1,321,716             1,234,891             3,451,406
                                                          ------------          ------------            ------------

                                                              continued

                                   East Texas Financial Services, Inc. and Subsidiary
                                         Consolidated Statements of Cash Flows
                                     Years Ended September 30, 1996, 1995, and 1994

                                                                1996                 1995                  1994
                                                          ------------           ------------          ------------
Cash flows from investing activities:
  Purchases of interest-earning time deposits             $    (977,573)        $    (882,000)       $          -0-
  Maturities of interest-earning time deposits                  196,000                   -0-                   -0-
  Net decrease in fed funds sold                                146,311               158,575             2,398,756
  Purchases of obligations - U.S. Govt.
     and agencies held for sale                                     -0-                   -0-              (977,351)
  Proceeds from sales of obligations -
     U.S. Govt. and agencies held for sale                          -0-                   -0-            27,688,812
  Purchases of mortgage-backed
     securities held for sale                                       -0-                   -0-            (1,802,609)
  Principal payments on mortgage-
     backed securities held for sale                                -0-                   -0-             1,918,141
  Proceeds from sales of mortgage-
     backed securities held for sale                                -0-                   -0-            40,825,990
  Purchases of other securities held for sale                       -0-                   -0-               (68,964)
  Proceeds from sales of other
     securities held for sale                                       -0-                   -0-             6,042,186
  Purchase of investment securities
     held-to-maturity                                       (11,633,820)          (62,097,829)          (16,099,048)
  Proceeds from maturities of investment
     securities held-to-maturity                             11,615,000            23,000,000             3,885,000
  Proceeds from sales of obligations -
     U. S. Govt. and agencies held-to-maturity                      -0-             8,984,062             2,510,313
  Purchases of mortgage-backed securities
     held-to-maturity                                          (913,080)          (38,171,881)          (11,313,705)
  Principal payments on mortgage-
     backed securities held-to-maturity                       9,647,677             4,371,143             4,505,393
  Proceeds from sales of mortgage-backed
     securities held for investment                                 -0-                   -0-             1,764,168
  Purchases of other securities held for investment                 -0-                   -0-            (5,196,091)
  Proceeds from sales of other
     securities held for investment                                 -0-                   -0-             8,049,616
  Net change in loans receivable                             (6,071,127)           (6,578,073)              539,917
  Proceeds from sale of foreclosed real estate                     (680)               79,851                64,501
  Acquisition costs related to
     foreclosed real estate                                         -0-                  (503)               (2,091)
  Expenditures for premises and equipment                       (27,744)             (201,531)              (45,464)
    Origination of mortgage servicing rights                    (93,990)              (42,646)                  -0-
                                                           ------------          ------------          ------------

Net cash provided (used) by investing activities              1,886,974           (71,380,832)           64,687,470
                                                           ------------          ------------          ------------


                                                             continued

                                   East Texas Financial Services, Inc. and Subsidiary
                                         Consolidated Statements of Cash Flows
                                     Years Ended September 30, 1996, 1995, and 1994



                                                            1996                  1995                  1994
                                                          ------------          ------------         ------------
Cash flows from financing activities:
 Net increase (decrease) in:
     Non-interest bearing deposits,
        savings, and NOW accounts                         $     784,276         $  (2,721,473)       $   (1,794,835)
     Time deposits                                           (1,596,950)           (5,099,094)            1,646,449
     Advances from borrowers                                    (61,361)              129,124                34,606
  Net proceeds from issuance of common stock                        -0-             9,545,685                   -0-
  Purchase of treasury stock at cost                         (2,831,237)                  -0-                   -0-
  Exercise of stock options                                      29,522                   -0-                   -0-
  Dividends paid                                               (170,337)                  -0-                   -0-
  ESOP stock purchase                                               -0-              (972,150)                  -0-
  ESOP loan repayment                                            97,208                72,906                   -0-
                                                          -------------         -------------        --------------
Net cash provided (used) by financing activities             (3,748,879)              954,998              (113,780)
                                                          -------------         ------------         --------------

Net increase (decrease) in cash
  and cash equivalents                                         (540,189)          (69,190,943)           68,025,096

Cash and cash equivalents at
  beginning of year                                           6,239,836            75,430,779             7,405,683
                                                          -------------         -------------         -------------
Cash and cash equivalents at end of year                  $   5,699,647         $   6,239,836         $  75,430,779
                                                          =============         =============         =============
Supplemental disclosure:
Cash paid for:
  Interest on deposits                                    $   2,354,934         $   3,332,359        $    2,095,010
  Income taxes                                            $     492,083         $     411,452        $      216,066

Transfers from investment securities
  to securities held for sale                             $         -0-         $         -0-        $   27,618,560

Transfers from mortgage-backed
  securities held for investment
  to held for sale                                        $         -0-         $         -0-        $   42,137,148

Transfers from other securities held
  for investment to held for sale                         $         -0-         $         -0-        $    6,132,016

                                   East Texas Financial Services, Inc. and Subsidiary
                                         Consolidated Statements of Cash Flows
                                     Years Ended September 30, 1996, 1995, and 1994
                                                      (continued)


                                                            1996                  1995                  1994
                                                          ------------          ------------         ------------
Transfers from loans held for sale
  to loans receivable portfolio                           $         -0-         $         -0-        $    7,281,497

Transfers from loans to real estate
  acquired through foreclosures                           $         -0-         $     173,548        $      104,293

Loans made to facilitate the sale
  of REO                                                  $      84,000         $         -0-        $      103,400

Issuance of common stock to RRP                           $         -0-         $     581,908        $          -0-

Deposit accounts converted to
  purchase common stocks                                  $         -0-         $   1,906,000        $          -0-



The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary
                          Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation and Use of Estimates - East Texas Financial Services, Inc. ("Holding Corp."), is a savings and loan holding company for its wholly-owned subsidiary, First Federal Savings and Loan Association of Tyler ("Association"), collectively referred to as the Company.

The Company is principally engaged in the business of attracting retail deposits from the general public and investing those funds in first mortgage single-family residential loans and in mortgage-backed securities. In addition, the Company originates residential construction loans, commercial real estate loans, and consumer loans and services loans for others.

The Holding Corp. was incorporated on September 6, 1994, and on January 10, 1995, acquired all of the common stock of the Association upon its conversion from a mutual to a stock savings and loan. The consolidated financial statements in 1996, 1995, and 1994 include the accounts of the Holding Corp. and its subsidiary after elimination of all significant intercompany balances. Prior to completion of the aforementioned conversion, the financial statements include the accounts of the Association.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts deposited with other financial institutions, and short-term investments with original maturities of three months or less. Short-term investments are carried at cost.

Securities - The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities on October 1, 1994. Since at that time the Company did not have any securities, there was no cumulative effect on stockholders' equity or operations for the change in accounting.

Marketable debt securities, consisting of mortgage-backed securities and U.S. Government and agency obligations held to maturity, are carried at cost and adjusted for amortization of premiums and accretion of discounts as the Company has the intent and ability to hold them to maturity. Premiums and discounts are amortized using the interest method.

Trading account securities are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the statement of income as they occur. The Company had no trading account securities during 1996, 1995, or 1994.

Available-for-sale securities are carried at market value. Unrealized gains and losses net of tax are recognized in the statement of stockholders' equity. Realized gains and losses are recognized in the statement of income as they occur. The Company had no available-for-sale securities during 1996, 1995, or 1994.

Management reviews the Company's financial position, liquidity, and future plans in evaluating the criteria for classifying securities. Securities are classified among categories at the time the securities are purchased. Declines in the fair value of individual held-to-maturity securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Management believes that none of the unrealized losses should be considered other than temporary.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Summary of Significant Accounting Policies, continued

At September 30, 1996 and 1995, the Company had no outstanding commitments to sell or purchase securities or mortgage-backed securities.

Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not have any loans held for sale on hand at September 30, 1996, 1995, or 1994.

Loans Receivable - Loans receivable are stated at unpaid principal balances less the allowance for loan losses, undisbursed portion of loans, and net deferred loan origination fees and discounts.

The Company adopted  Statement of Financial  Accounting  Standards No. 114 (SFAS
114), Accounting by Creditors for Impairment of a Loan as of October 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans and related allowance for loan losses is based on the present value of expected future cash flows discounted at the loan's effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. As permitted by SFAS 114, smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience.

The adequacy of the allowance for loan losses is periodically evaluated by the Company. Such evaluation includes a review of loans on which full collectibility may not be reasonably assured and considers the estimated value of the underlying collateral on the loan, current and anticipated economic conditions, and other factors, which in management's judgment deserve recognition. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, losses may ultimately be incurred in amounts different from management's current estimates. Additionally, the Association is subject to regulatory examinations and may be directed to record loss allowances by regulatory authorities. Adjustments to the allowance for estimated losses will be reported in the period such adjustments become known or are reasonably estimable. The Association's most recent regulatory examination, dated August 1995, did not result in an increase to the allowance for loan losses.

The allowance for loan losses is established through charges to operations in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Loans are generally classified as nonaccrual when there exists reasonable doubt as to the full, timely collection of interest or principal of the loan (usually when a loan is delinquent for greater than 90 days). Uncollectible interest on loans that is contractually past due is charged off, or an allowance is established based on management's periodic valuation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Summary of Significant Accounting Policies, continued


Loan Origination Fees and Related Costs - Loan fees received are accounted for in accordance with Statement of Financial Accounting Standards No. 91 (SFAS 91), Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

Foreclosed Real Estate - Real estate acquired in settlement of loans is initially recorded at the lower of the outstanding loan balance or fair value. Fair value is defined as the amount of cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller - that is, in other than a forced or liquidation sale. The resulting loss, if any, is charged to the allowance for loan losses. Subsequent to foreclosure, real estate is carried at the lower of its new cost basis or fair value minus selling costs. Costs of improvements to property are capitalized. Operating expenses, including depreciation, of such properties, net of related income, and gains and losses on disposition are included in current operations. Recognition of gain on sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, the gain, or a portion thereof, is deferred until the necessary criteria are met.

Premises and Equipment - Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on a straight-line basis. Maintenance and repairs are charged to operating expense, and renewals and betterments are capitalized. Gains or losses on dispositions are reflected currently in the statement of income.

Mortgage Servicing Rights - On July 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122 (SFAS 122), Accounting for Mortgage Servicing Rights. SFAS 122 requires that the Company recognize as separate assets rights to service mortgage loans for others, regardless of how those mortgage servicing rights are acquired. This eliminates the distinction between purchased servicing rights, which are capitalized, and originated servicing rights, for which no value could be capitalized under the previous standard. SFAS 122 prohibits retroactive application. The adoption of SFAS 122 increased gain on sale of loans by approximately $93,990 in 1996 and $42,646 in 1995. SFAS 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of those rights on a disaggregated basis.

For originated mortgage servicing rights, the Company allocates the net cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Fair values are based on quoted market prices in active markets for loans and loan servicing rights.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income which approximates the level-yield method. The Company stratifies mortgage servicing rights based on one or more of the predominant risk characteristics of the underlying loans. The Company periodically evaluates the carrying value of the mortgage servicing rights in relation to the present value of the estimated future net servicing revenue based on management's best estimate of remaining loan lives. Impairment is recognized through a valuation allowance for an individual stratum, and the amount of impairment is the amount by which the mortgage servicing rights for a stratum exceed their fair value.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Summary of Significant Accounting Policies, continued

Income Taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Advertising - The Company expenses the costs of advertising the first time the advertising takes place.

Financial Instruments - All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair  Values of  Financial  Instruments  -  Statement  of  Financial  Accounting
Standards No. 107 (SFAS 107), Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Interest-earning time deposits. Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates.

Investments and mortgage-backed securities. Fair values for securities are based on quoted market prices.

Loans  receivable.   Fair  values  for  loans  receivable  are  estimated  using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Federal Home Loan Bank Stock. The fair value of stock in the Federal Home Loan Bank of Dallas is estimated to be equal to its carrying amount, since it is not a publicly traded equity security, has an adjustable dividend rate, and transactions in the stock have been executed at the stated par value.

Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Summary of Significant Accounting Policies, continued

Accrued interest. The carrying amounts of accrued interest approximate their fair values.

Advance from borrowers for taxes and insurance. The carrying amount of escrow accounts approximate fair value.

Off-balance-sheet instruments. Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Earnings Per Common Share - Primary earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding. When dilutive, stock options are included as share equivalents using the treasury stock method. ESOP shares that have not been committed to be released are not considered outstanding for the computation of primary and fully diluted earnings per share for the years ended September 30, 1996 and 1995, in accordance with Statement of Position (SOP) 93-6, Employers' Accounting for Employee Stock Ownership Plans. The weighted average number of common shares outstanding during 1996 and 1995 were 1,084,822 and 1,129,030, respectively. Primary and fully-diluted earnings per share were the same for 1996 and 1995.

Impact of New Accounting Standards - In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company is required to adopt SFAS 121 for the Company's fiscal year beginning October 1, 1996. The adoption of SFAS No. did not have a material impact on the Company's financial position or results of operations.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock Based
Compensation,   which  establishes   accounting  and  reporting   standards  for
stock-based employee compensation plans. The Company adopted the disclosure requirements of SFAS 123 for the fiscal year beginning October 1, 1996, and will continue to use the accounting methods prescribed in Accounting Principles Board No. 25 for recognition requirements. SFAS 123 disclosure requirements would be applicable to any new stock option plans issued in subsequent years.

Reclassifications - Certain amounts previously reported in the financial statements for 1995 and 1994 have been reclassified to facilitate comparability with 1996. These reclassifications had no effect on net income or stockholders' equity.

Note 2 - Conversion of the Association

The Association completed a conversion from a mutual to a stock savings and loan association on January 10, 1995. Simultaneous with the conversion was the formation of the Holding Corp., incorporated in the State of Delaware. The initial issuance of shares of common stock in the Holding Corp. on January 10, 1995, was 1,215,900 shares at $10 per share and was accomplished through an offering to a tax-qualified employee stock ownership plan, eligible account holders of record, and other members of the Association. The cost of the conversion and stock offering was accounted for as a reduction of the proceeds from the issuance of common stock of the Holding Corp. Upon closing of the stock offering, the Holding Corp. purchased all common shares issued by the

Association for $5,750,000. This transaction was accounted for in a manner similar to the pooling of interests method.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 2 - Conversion of the Association, continued

The following schedule summarizes the issuance of common stock by the Holding Corp. in the conversion:

   Deposit accounts converted to purchase stock       $    1,906,000
   Stock issued to ESOP                                      972,150

   Proceeds received from other investors                  9,273,750
                                                         -----------
                                                          12,151,900
   Conversion costs                                         (700,215)
                                                         -----------
                                                       $  11,451,685
                                                         ===========

Federal regulations require that, upon conversion from a mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of retained earnings for the benefit of eligible savings account holders who maintain their savings accounts with the Association after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts.

Federal regulations impose limitations on the payment of dividends and other capital distributions, including, among others, that the Association may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Association's capital to be reduced below the amount required for the liquidation account or the capital requirements imposed by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Office of Thrift Supervision (The "OTS").

Note 3 - Investment Securities

The amortized cost and fair values of investment securities held-to-maturity consisting of U.S. Government and agency obligations, are summarized as follows:

                                                                Gross           Gross
                         Amortized       Unrealized           Unrealized        Fair
                          Cost             Gains                Losses          Value
                       -----------     -----------           -----------     -----------
September 30, 1996     $30,138,744     $   117,550           $   141,610     $30,114,685
                       ===========     ===========           ===========     ===========

September 30, 1995     $30,263,495     $   241,698           $       -0-     $30,505,193
                       ===========     ===========           ===========     ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 3 - Investment Securities, continued

The following is a summary of amortized cost and fair value of investment securities held-to-maturity at September 30, 1996, by contractual maturity:

                                                     Amortized           Fair
                                                       Cost              Value
                                                  -------------      -----------
Due in one year or less ...................       $  13,525,399      $13,592,625
Due after one year through five years .....          16,613,345       16,522,060
Due after five years through ten years ....                 -0-              -0-
Due after ten years .......................                 -0-              -0-
                                                  -------------       ----------

                                                  $  30,138,744      $30,114,685
                                                  =============      ===========

There were no sales of investment securities for 1996.

Information related to sales of investment securities for 1995 and 1994 is as follows:

                                         1995                  1994
                                     -----------           ----------
Debt securities:
    Sales proceeds                   $ 8,984,062           $2,510,313
                                     ===========           ==========


    Gross gains                      $       -0-           $    6,124
    Gross losses                          (9,042)                 -0-
                                     -----------           ----------

      Net gains (losses)             $    (9,042)          $    6,124
                                     ===========           ==========

Other equity securities:
   Sales proceeds                                          $8,049,616
                                                           ==========

   Gross gains                                             $    6,960
   Gross losses                                               (60,823)
                                                           ----------

      Net gains (losses)                                   $  (53,863)
                                                           ==========

The Company's management sold securities during the year ended September 30, 1995, since the securities were within sixty days of maturity. It was management's determination that changes in market interest rates would not have significantly affected the securities' fair value.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 3 - Investment Securities, continued

On May 31, 1994, the Company transferred its entire investment portfolio from held for investment to held for sale. All investments were sold as of September 30, 1994. Information relating to sales of investment securities held for sale is as follows:

                                                  1994
                                             -------------
Debt securities:
     Sales proceeds                          $  27,688,812
                                             =============

     Gross gains                             $         -0-
     Gross losses                                 (901,723)
                                             -------------

         Net gains (losses)                  $    (901,723)
                                             =============

Mortgage-backed securities:
     Sales proceeds                          $  40,825,990
                                             =============

     Gross gains                             $       1,359
     Gross losses                               (1,190,528)
                                             -------------

         Net gains (losses)                  $  (1,189,169)
                                             =============

Other equity securities:
     Sales proceeds                          $   6,042,186
                                             =============

     Gross gains                             $          -0-
     Gross losses                                 (158,794)
                                             -------------

         Net gains (losses)                  $    (158,794)
                                             =============

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 4 - Mortgage-Backed Securities

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
held-to-maturity are summarized as follows:

                                                              Gross            Gross
                             Amortized       Unrealized     Unrealized          Fair
                               Cost            Gains          Losses           Value
                            -----------     ------------    -----------     -----------
September 30, 1996:
     FHLMC Certificates     $20,349,015     $   401,769     $    84,296     $20,666,488
     FNMA Certificates        4,599,778         117,313             -0-       4,717,091
                            -----------     -----------     -----------     -----------

                            $24,948,793     $   519,082     $    84,296     $25,383,579
                            ===========     ===========     ===========     ===========

September 30, 1995:
     FHLMC Certificates     $27,108,392     $   437,073     $    24,895     $27,520,570
     FNMA Certificates        6,632,763         161,294             -0-       6,794,057
                            -----------     -----------     -----------     -----------

                            $33,741,155     $   598,367     $    24,895     $34,314,627
                            ===========     ===========     ===========     ===========

There were no sales of mortgage-backed  securities  held-to-maturity for 1996 or
1995.  The  Company  had  no  mortgage-backed  securities   held-to-maturity  at
September 30, 1994.

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities held-to-maturity at September 30, 1996, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                    Amortized         Fair
                                                       Cost           Value
                                                  -------------   -------------
Due in one year or less                           $  2,146,431    $  2,132,309
Due after one year through five years                3,685,949       3,620,782
Due after five years through ten years                     -0-             -0-
Due after ten years                                 19,116,413      19,630,488
                                                  -------------    -------------
                                                  $ 24,948,793    $ 25,383,579
                                                  =============   =============

Information related to sales of mortgage-backed securities held for investment is as follows:

                                           1994
                                     -------------
     Sales proceeds                  $   1,764,168
                                     =============

     Gross gains                     $         -0-
     Gross losses                           (3,469)
                                     -------------

     Net gain (loss)                 $      (3,469)
                                     =============

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements



Note 5 - Loans Receivable

Loans receivable are summarized as follows:
                                                           1996             1995
                                                     ------------      ------------
First mortgage loans (principally conventional):
  Principal balances:
     Secured by one-to-four family residences ..     $ 42,772,758      $ 34,947,063
     Secured by other residential property .....          701,092           723,532
     Secured by nonresidential property ........        3,458,273         4,387,046
     Construction loans ........................        1,805,700         1,878,650
                                                     ------------      ------------
                                                       48,737,823        41,936,291
Less:
  Undisbursed portion of loans .................       (1,513,956)         (776,979)
  Net deferred loan origination fees ...........          (18,514)          (21,503)
                                                     ------------      ------------
     Total first mortgage loans ................       47,205,353        41,137,809
                                                     ------------      ------------

Consumer and other loans:
  Principal balances:
     Loans to depositors, secured by savings ...          499,914           404,264
     Commercial ................................           54,305            63,452
     Home improvement ..........................          454,615           450,547
                                                     ------------      ------------
     Total consumer and other loans ............        1,008,834           918,263
                                                     ------------      ------------

Less allowance for loan losses .................         (289,120)         (295,800)
                                                     ------------      ------------

                                                     $ 47,925,067      $ 41,760,272
                                                     ============      ============

A summary of the changes in the allowance for loan losses is as follows (charge-offs include transfers to allowance for losses on real estate acquired in settlement of loans):

                                           1996            1995            1994
                                        ---------      ---------      ---------
Balance at beginning of year ......     $ 295,800      $ 300,000      $ 181,372
Provision charged to income .......           -0-            -0-        120,623
Charge-offs and recoveries, net ...        (6,680)        (4,200)        (1,995)
                                        ---------      ---------      ---------

Balance at end of year ............     $ 289,120      $ 295,800      $ 300,000
                                        =========      =========      =========

The Company does not have any loans which are considered troubled debt restructured loans as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring.

As of September 30, 1996 and 1995, in the opinion of management, there are no loans which should be considered as impaired as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable, continued

At September 30, 1996 and 1995, the Company had discontinued the accrual of interest on nonperforming loans aggregating approximately $450,337 and $293,529, respectively. Net interest income for 1996, 1995, and 1994 would have been higher by $18,130, $13,394, and $15,500, respectively, had interest been accrued at contractual rates on the nonperforming loans. The Company has no commitments to lend additional funds to debtors whose loans are nonperforming.


Certain officers, directors, and employees were indebted to the Association in the aggregate amount of $547,445 and $586,904 as of September 30, 1996 and 1995, respectively. In the opinion of management, these loans were substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. A summary of the activity of loans to directors and executives in excess of $60,000 is as follows:

                                                      1996                1995
                                                   ----------          ---------
Balance, beginning of year ..............          $ 564,264           $ 931,906
New loans ...............................             13,375             147,439
Repayment................................            (47,573)           (605,167)
Other ...................................                -0-              90,086
                                                   ---------           ---------

Balance, end of year ....................          $ 530,066           $ 564,264
                                                   =========           =========

Note 6 - Loan Servicing

The principal balances of loans serviced for investors are not included in the consolidated statement of financial condition. Information related to mortgage loans serviced for investors is summarized as follows:

                                                  September 30,
                                   ---------------------------------------------
                                      1996             1995             1994
                                   -----------      -----------      -----------
Principal balance ...........      $40,111,101      $37,235,123      $37,518,742
Custodial escrow balance ....      $ 1,232,078      $ 1,424,705      $ 1,449,791

The  following  is  an  analysis  of  the  changes  in  loan  servicing   rights
capitalized:

                                             1996              1995
                                         ---------         ----------
Balance, beginning of year ......        $  41,473         $     -0-
Addition ........................           93,990            42,646
Amortization ....................          (15,618)           (1,173)
                                         ---------         ---------

Balance, end of year ............        $ 119,845         $  41,473
                                         =========         =========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 7 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                       1996              1995
                                                  -----------        -----------
Investment securities .....................       $   400,254        $   485,828
Mortgage-backed securities ................           244,552            308,710
Loans receivable ..........................           303,981            275,182
Allowanace for or uncollectible
 interest .................................           (18,130)           (13,394)
                                                  -----------        -----------

                                                  $   930,657        $ 1,056,326
                                                  ===========        ===========

Note 8 - Foreclosed Real Estate

The Company has acquired various properties through loan foreclosures. The properties are summarized as follows:

                                            1996           1995
                                        -----------    -----------
Residential property                    $     -0-      $    90,000

Less allowance for losses                     -0-              -0-
                                        ----------     -----------

                                        $     -0-      $    90,000
                                        =========      ===========

There was no activity in the allowance for real estate losses during 1996, 1995, and 1994.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 9 - Premises and Equipment

Premises and equipment are summarized as follows:

                                                  Estimated
                                                 Useful Lives                  1996                  1995
                                                 -----------               -----------            ----------
Land - main location                                ----                   $    91,503            $   91,503
Office building - main location                     10-30 years                622,592               611,818
Furniture, fixtures, and equipment
  main location                                     5-15 years                 295,736               341,354
Autos                                               5 years                     38,864                38,864
Land - branch                                       ----                       157,500               157,500
Office building - branch                            10-30 years                192,689               192,688
Furniture, fixtures, and equipment -
  branch                                            5-15 years                  62,067                64,452
Land - loan agency                                  ----                        33,500                33,500
Office building - loan agency                       39 years                   121,500               121,500
                                                                           -----------            ----------
                                                                             1,615,951             1,653,179
Less accumulated depreciation                                                 (645,767)             (632,214)
                                                                           -----------            ----------

                                                                           $   970,184            $1,020,965
                                                                           ===========            ==========

Note 10 - Other Assets

Other assets are summarized below:

                                                        1996               1995
                                                      --------          --------
Funds due from sales of loans ..............          $302,525          $353,675
Prepaid expenses ...........................           104,734           102,945
Other ......................................             9,557             4,452
                                                      --------          --------

                                                      $416,816          $461,072
                                                      ========          ========

Note 11 - Deposits

The aggregate amount of accounts with a minimum denomination of $100,000 were approximately $27,273,394 and $26,343,645 at September 30, 1996 and 1995.

At September 30, 1996, scheduled maturities of certificates of deposit are as follows:

                        1997                 $  55,285,454
                        1998                    13,423,053
                        1999                     4,792,971
                        2000                     3,714,389
                        2001                       440,133
                        Thereafter                  15,666
                                             -------------
                                             $  77,671,666
                                             =============

Interest expense on deposits is summarized as follows:

                                        1996                  1995                  1994
                                 --------------           -----------           -----------
Demand deposits                  $          -0-        $          -0-        $          -0-
Savings and NOW deposits                331,326               323,474               364,410
Time deposits                         4,180,608             3,969,885             3,430,108
                                    -----------           -----------           -----------

                                 $    4,511,934        $    4,293,359        $    3,794,518
                                    ===========           ===========           ===========


Note 12 - Pension Plan

The Company has a qualified, noncontributory defined benefit retirement plan covering substantially all of its employees. Benefits are based on years of service and the employee's highest average rate of earnings for the five consecutive years during the last ten full years before retirement. The benefits are reduced by a specified percentage of the employee's social security benefits. An employee becomes fully vested upon completion of five years of qualifying service. It is the policy of the Company to fund the maximum amount that can be deducted for federal income tax purposes.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 12 - Pension Plan, continued

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of financial condition at September 30:

                                                        1996             1995             1994
                                                    -----------      -----------      -----------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation:
       Vested .................................     $ 1,247,505      $ 1,292,908      $ 1,245,908
       Nonvested ..............................          91,899          106,373           76,127
                                                    -----------      -----------      -----------

                                                    $ 1,339,404      $ 1,399,281      $ 1,322,035
                                                    ===========      ===========      ===========
Projected benefit obligation for
  service rendered to date ....................     $(1,856,303)     $(1,996,728)     $(1,832,175)
Plan assets at fair value, primarily
  certificates of deposit and U.S. ............
  government securities .......................       1,907,532        1,787,739        1,677,057
                                                    -----------      -----------      -----------
Plan assets in excess (shortfall)
  of benefit obligation .......................          51,229         (208,989)        (155,118)
Unrecorded net loss from past
  experience different from that
  assumed and effects of changes in
  assumptions .................................         210,557          494,174          525,192
Prior service cost not yet recognized
  in periodic pension cost ....................         116,140          123,499          130,858
Unrecognized net assets at 10-1-88
  being recognized over 20.658 years ..........        (417,450)        (450,430)        (483,410)
                                                    -----------      -----------      -----------

(Accrued) prepaid pension cost ................     $   (39,524)     $   (41,746)     $    17,522
                                                    ===========      ===========      ===========
A summary of the components of income follows:
Service cost-benefits earned during
  the year ....................................     $   125,062      $   122,048      $   100,578
Interest cost on projected benefit
  obligation ..................................         133,210          125,199          116,254
Actual return on plan assets ..................         (93,592)        (146,118)         (95,057)
Net asset gain (loss) deferred for
  later recognition ...........................         (31,484)          28,485          (19,112)
Amortization of unrecognized net asset ........         (32,980)         (32,980)         (32,980)
Amortization of prior service cost ............           7,359            7,359            7,359
Amortization of loss ..........................          14,487           19,026           18,638
                                                    -----------      -----------      -----------

Net periodic pension cost .....................     $   122,062      $   123,019      $    95,680
                                                    ===========      ===========      ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 12 - Pension Plan, continued


Assumptions used in the accounting for the pension plan were as follows:

                                               1996         1995          1994
                                               ----         ----          ----
Weighted average discount rate ..........      7.00%        7.00%        7.00%
Rate of increase in future
   compensation levels ..................      5.00%        5.00%        5.00%
Expected long-term rate of return
   on assets ............................      7.00%        7.00%        6.00%

The Company contributed $124,284 and $63,751 to the plan in 1996 and 1995, respectively. There was no contribution during 1994 due to over funding in prior years.

Note 13 - Income Taxes

The Company files its consolidated federal income tax return on a fiscal year basis. If certain conditions are met in determining taxable income, the Company is allowed a special bad debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas. Because of statutory limitations, no special bad debt deduction was allowed for the years ended September 30, 1996, 1995, and 1994.

The components of the provision for income taxes are as follows:

                                     1996              1995              1994
                                  ---------         ----------        ----------
Current (benefit) ........        $ 458,435         $ 700,654         $(483,980)
Deferred (benefit) .......         (193,299)         (149,677)           63,422
                                  ---------         ---------         ---------

                                  $ 265,136         $ 550,977         $(420,558)
                                  =========         =========         =========

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes and cumulative effect of change in accounting for income taxes as a result of the following:

                                              1996            1995           1994
                                           ---------      ---------       ----------
Expected income tax (benefit) expense
  at statutory tax rate of 34% .......     $ 245,828      $ 551,414       $(401,046)
Unrealized loss on loans held for sale           -0-         50,096         (43,719)
Tax bad debt deduction based on a
  percentage of taxable income .......           -0-            -0-          12,147
Other ................................        19,308        (50,533)         12,060
                                           ---------      ---------       ---------

                                           $ 265,136      $ 550,977       $(420,558)
                                           =========      =========       =========

Effective tax rate ...................            37%            34%            (36%)
                                           =========      =========       =========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 13 - Income Taxes, continued

Deferred tax assets and liabilities included in the statement of financial condition at September 30 consist of the following:

                                                 1996            1995
                                              ---------       ---------
Deferred tax assets:
   SAIF assessment ......................     $ 219,538       $    -0-
   Allowance for loan losses ............        62,829         62,829
   Deferred compensation ................        19,798          6,595
   Accrued expenses .....................           -0-         17,953
   Other ................................         6,178          6,973
                                              ---------       --------
                                                308,343         94,350
                                              ---------       --------
Deferred tax liabilities:
   FHLB stock ...........................       (65,586)       (46,852)
   Mortgage servicing rights ............       (40,747)       (14,101)
   Depreciable assets ...................       (32,030)       (32,506)
   Unrealized loss on loans held for sale       (24,401)       (35,302)
   Pension liability ....................       (14,754)       (28,063)
                                              ---------       --------
                                               (177,518)      (156,824)
                                              ---------       --------

Net deferred tax asset (liability) ......     $ 130,825      $ (62,474)
                                              =========      =========

No valuation allowance for deferred tax assets was recorded as of September 30, 1996 and 1995, as management believes that the amounts representing future deferred tax benefits will more likely than not be recognized since the Company is expected to have sufficient taxable income of an appropriate character within the carryback and carryforward period as permitted by the tax law to allow for utilization of the future deductible amounts.

Retained earnings at September 30, 1996 and 1995, includes approximately $2,692,722, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $915,525 at September 30, 1996 and 1995.


Note 14 - Stock Option and Incentive Plan

The 1995 Stock Option and Incentive Plan (the "Stock Option Plan") provides for awards in the form of stock options, stock appreciation rights, limited stock appreciation rights, and restricted stock.

Options to purchase shares of common stock of the Company may be granted to selected directors, officers, and key employees. The number of shares of common stock reserved for issuance under the stock option plan was equal to $121,519 or 10% of the total number of common shares issued pursuant to the conversion. The option exercise price cannot be less than the fair market value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years. Awards vest at a rate of 20% per year

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 14 - Stock Option and Incentive Plan, continued


beginning at the date of the grant. The Company plans to use treasury stock for the exercise of options. The following is a summary of changes in options outstanding:

Options outstanding
   Balance, September 30, 1994                                          -0-
     Granted at $14.125 per share                                   103,441
     Exercised, forfeited and expired                                   -0-
                                                                    -------

   Balance, September 30, 1995                                      103,411
     Granted                                                            -0-
     Exercised at $14.125 per share                                  (2,090)
     Forfeited and expired                                              -0-
                                                                    -------

   Balance, September 30, 1996                                      101,321
                                                                    =======

Options exercisable at year end under stock option plan              18,594
                                                                    =======

Shares available for future grants                                   18,108
                                                                    =======

Stock appreciation rights ("SARs") may be granted under the Option and Incentive Plan giving the participant the right to receive the excess of the market value of the shares on the date exercised over the exercise price. Upon exercise, the participant will receive either cash or shares as determined by the Company. Limited SARs may be granted which are exercisable only for a limited period of time in the event of a tender or exchange offer for shares of Holding Corp. stock. Payment upon exercise of a limited SAR shall be in cash. No SARs or limited SARs have been granted.

Restricted stock may also be granted under the Option and Incentive Plan, subject to forfeiture if the participant fails to remain in the continuous service of the Company. The time period for such restriction may be removed or accelerated at the Company's discretion.

Note 15 - Employee Stock Ownership Plan (ESOP)

In conjunction with the stock conversion, the Company established an ESOP for eligible employees. Employees with at least one year of employment and who have attained the age of twenty-one are eligible to participate. The ESOP borrowed funds in the amount of $972,080 from the Company to purchase 97,215 common shares issued in the conversion. Collateral for the loan is the common stock purchased by the ESOP. The ESOP loan is payable in quarterly principal payments of $24,302 over a ten year period plus interest at an annual rate of 7.93%. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan on the Association's books and the related receivable on the Holding Corp.'s books have been eliminated in the consolidated statement of financial condition. The cost of shares not committed to be released and unallocated shares is reported as a reduction of stockholders' equity. Shares are released to participant's accounts under the shares allocated method.

The Company intends to make annual contributions to the ESOP in an amount to be determined annually by the Board of Directors, but not less than the amount required to pay any currently maturing obligations under loans made to the ESOP. The Company will not make contributions if such contributions would cause the Company to violate its regulatory capital requirements.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Company contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after five years of credited service. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement (or normal retirement), or disability will not receive any benefit under the ESOP. Forfeitures will be reallocated among the remaining participating employees, in the same proportion as contributions. Benefits may be payable in the form of stock or cash upon termination of employment.

The American Institute of Certified Public Accountants issued Statement of Position 93-6 (SOP 93-6), Employers' Accounting for Employee Stock Ownership Plans, in November 1994. The Company adopted this statement for the year ended September 30, 1995. The adoption of SOP 93-6 did not have a significant effect on the Company's financial statements.

ESOP compensation expense for the years ended September 30, 1996 and 1995, totaled $182,013 and $118,419 respectively. The fair value of unearned ESOP shares at September 30, 1996 and 1995, totaled $1,182,976 and $1,366,294 respectively. Following is a summary of ESOP shares at September 30:

                                                          1996             1995
                                                         ------           ------
Shares allocated .............................           20,894            9,067
Shares committed to be released ..............                0                0
Unearned .....................................           76,321           88,148
                                                         ------           ------
Total ........................................           97,215           97,215
                                                         ======           ======

Note 16 - Recognition and Retention (RRP)

On July 26, 1995, the stockholders approved the Company's formation of a RRP which was authorized to award 4%, or 48,608 shares, of the total shares of common stock issued in the conversion. On July 26, 1995, the RRP awarded 41,197 shares of common stock to directors and employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company.

Unearned compensation of $581,908, representing the shares' fair market value of $14.125 per share at the date of award, will be charged to income on a straight-line basis over the five year vesting period as the Company's directors and employees perform the related future services. The unamortized balance, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. The Company recognized $116,382 and $19,397 as compensation and benefits expense relating to this plan for the years ended September 30, 1996 and 1995.

Note 17 - Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 17 - Financial Instruments, continued

The exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and condition obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and nature of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Such collateral includes primary real estate.

SFAS 107 does not permit financial institutions to take into account the value of long-term relationships with depositors, commonly known as core deposit intangibles, when estimating the fair value of deposit liabilities. These intangibles are considered to be separate intangible assets that are not financial instruments. Nonetheless, financial institutions' core deposits have typically traded at premiums to their book values under both historical and current market conditions.

Likewise, SFAS 107 does not permit financial institutions to take into account the value of the cash flows and income stream derived from its portfolio of loans serviced for others. See Note 6 to the consolidated financial statements for information related to the portfolio of residential mortgage loans serviced for others.

The Company has not been required to perform on any financial guarantee during the past two years. The Company has not incurred any losses on its commitments in either 1996 or 1995.

The estimated fair values of the Company's financial instruments were as follows at:

                                                            September 30, 1996
                                                       ---------------------------
                                                         Carrying          Fair
                                                         Amount            Value
                                                       -----------     -----------
Financial assets:
   Cash and cash equivalents .....................     $ 5,699,647     $ 5,699,647
   Interest-earning time deposits ................       1,663,573       1,661,800
   Securities held-to-maturity ...................      30,138,744      30,114,685
   Mortgage-backed securities held-to-maturity ...      24,948,793      25,383,579
   Loans receivable, net .........................      47,925,067      48,453,000
   Accrued interest receivable ...................         930,657         930,657
   Federal Home Loan Bank stock ..................         948,500         948,500

Financial liabilities:
   Deposit liabilities ...........................      91,661,131      93,080,000
   Advances from borrowers for taxes and insurance         917,222         917,222

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Company's financial instruments with off-balance-sheet risk are disclosed in Note 19.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 18 - Significant Group Concentration of Credit Risk

The Company invests a portion of its cash in deposit accounts with various financial institutions in amounts which may exceed the insured amount of $100,000. The Company has not experienced any losses on these investments which typically are payable on demand. The Company performs ongoing evaluations of the financial institutions in which it invests deposits and periodically assesses its credit risk with respect to these accounts.

At  September  30, 1996 and 1995,  the Company had  $4,994,869  and  $5,633,006,
respectively, on deposit with the Federal Home Loan Bank of Dallas, and $1,031,510 and $1,005,914, respectively, on deposit with Nations Bank of Texas.

The Company grants real estate and consumer loans to customers primarily in Tyler, Texas and surrounding area of East Texas. The Company's loan portfolio is substantially (97%) secured by real estate, and its ability to fully collect its loans is dependent upon the real estate market in this region. The Company typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Company.

Note 19 - Commitments and Contingencies

In the  ordinary  course  of  business,  the  Company  has  various  outstanding
commitments   and  contingent   liabilities   that  are  not  reflected  in  the
accompanying financial statements.

The Company had outstanding commitments to originate loans as follows:

                              September 30, 1996                           September 30, 1995
                  -----------------------------------------     ----------------------------------------
                     Fixed         Variable                       Fixed         Variable
                     Rate            Rate           Total          Rate          Rate            Total
                   ----------     ----------     ----------     ----------     ----------     ----------
First mortgage     $1,883,475     $  464,150     $2,347,625     $  518,300     $1,823,549     $2,341,849
Consumer and
   other loans            -0-            -0-            -0-            -0-            -0-            -0-
                   ----------     ----------     ----------     ----------     ----------     ----------

                   $1,883,475     $  464,150     $2,347,625     $  518,300     $1,823,549     $2,341,849
                   ==========     ==========     ==========     ==========     ==========     ==========

Note 20 - Regulatory Matters

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary-- actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of September 30, 1996, that the Association meets all capital adequacy requirements to which it is subject.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 20 - Regulatory Matters, continued

As of September 30, 1996, the most recent notification from the Office of Thrift supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 5% core/leverage capital ratio, a minimum 6% Tier 1 risk-based ratio, and a minimum 10% total risk- based capital to be considered well capitalized. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                  To Be Well
                                                                               Capitalized Under
                                                          For Capital          Prompt Corrective
                                        Actual           Adequacy Purposes      Action Provisions
                                  ------------------    ------------------   --------------------
                                   Amount      Ratio     Amount      Ratio    Amount       Ratio
                                   ------      -----     ------      -----    ------       -----
                                                    (dollars in thousands)
As of September 30, 1996:
Total Risk-Based Capital
   (to Risk-Weighted Assets)      $17,754       44.2%   $ 3,211       8.0%   $ 4,014       10.0%

Tier 1 Capital
   (to Risk-Weighted Assets)      $17,465       43.5%   $ 1,605       4.0%   $ 2,408        6.0%

Tier 1 Capital
   (to Adjusted Total Assets)     $17,465       15.3%   $ 4,569       4.0%   $ 5,712        5.0%

Tangible Capital
   (to Adjusted Total Assets)     $17,465       15.3%   $ 1,714       1.5%   $ 1,714        1.5%


As of September 30, 1995:
Total Risk-Based Capital
   (to Risk-Weighted Assets)      $17,155       43.4%   $ 3,160       8.0%   $ 3,950       10.0%

Tier 1 Capital
   (to Risk-Weighted Assets)      $16,860       42.7%   $ 1,580       4.0%   $ 2,370        6.0%

Tier 1 Capital
   (to Adjusted Total Assets)     $16,860       14.4%   $ 4,683       4.0%   $ 5,854        5.0%

Tangible Capital
   (to Adjusted Total Assets)     $16,860       14.4%   $ 1,756       1.5%   $ 1,756        1.5%

As of September 30, 1996, legislation was enacted requiring a one-time assessment on savings institutions for SAIF premiums, based on SAIF insured deposits as of March 31, 1995. In accordance with the Financial Accounting Standards Board's Emerging Issues Task Force, the Company's assessment of $645,701 was accrued and is included in accrued expenses and other liabilities as of September 30, 1996.

Note 21 - Compensated Absences

Employees of the Company are entitled to paid vacation after one year of employment. The vacation time does not vest; therefore, no accrual for vacation was recorded due to the immateriality. Sick leave is not accrued because it does not vest. The costs of these compensated absences are recognized when paid.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 22 - Interest and Dividends on Investment Securities

The following categories of interest income on investment securities are as follows:

                                             1996           1995          1994
                                        ----------     ----------     ----------
Federal Home Loan Bank stock
     Dividends ....................     $   55,329     $   54,235     $   34,253

Securities held-to-maturity
    Taxable interest income .......      2,074,033      1,963,467      1,331,535
                                        ----------     ----------     ----------

                                        $2,129,362     $2,017,702     $1,365,788
                                        ==========     ==========     ==========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 23 - Other Noninterest Income and Expense

Other noninterest income and expense amounts are summarized as follows:

                                                        1996         1995         1994
                                                     --------     --------     --------
Other noninterest income:
     Loan late charges .........................     $ 25,825     $ 25,802     $ 25,127
     Bank service charges and fees .............       22,503       20,943       26,382
     Other .....................................       11,828        9,915        4,743
                                                     --------     --------     --------

                                                     $ 60,156     $ 56,660     $ 56,252
                                                     ========     ========     ========

Other noninterest expense:
     Advertising and promotion .................     $ 36,983     $ 28,541     $ 31,593
     Data processing ...........................       86,716       89,033       86,850
     Professional fees .........................       80,434       67,090       42,988
     Supervisory examination ...................       36,435       36,327       36,207
     Printing, postage, stationery, and supplies       43,829       49,913       54,561
     Telephone .................................       18,884       18,839       15,495
     Insurance and bond premiums ...............       61,261       59,575       41,904
     Loan servicing expenses ...................       20,686       21,325        9,046
     Franchise taxes ...........................       94,304       82,492       30,451
     Other .....................................      106,535       82,535       81,024
                                                     --------     --------     --------

                                                     $586,067     $535,670     $430,119
                                                     ========     ========     ========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 24 - Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of September 30, 1996 and 1995, and related condensed statements of income and statements of cash flows for the years ended September 30, 1996 and 1995, should be read in conjunction with the consolidated financial statements and the related notes.

STATEMENT OF FINANCIAL CONDITION                      1996              1995
                                                 ------------      -------------
Assets:
    Cash ...................................     $  2,021,050      $  4,812,891
    Note receivable - ESOP Trust ...........          801,966           899,174
    Investment in the Association ..........       18,041,989        17,424,744
    Receivable from subsidiary .............           78,834            47,142
    Prepaid expenses .......................            5,196               -0-
                                                 ------------      ------------

Total assets ...............................     $ 20,949,035      $ 23,183,951
                                                 ============      ============

Liabilities:
    Other liabilities ......................     $     18,422      $     37,557
                                                 ------------      ------------
Stockholders' Equity:
    Common stock ...........................           12,564            12,564
    Additional paid-in capital .............       12,112,516        12,048,774
    Retained earnings ......................       12,811,881        12,529,044
    Treasury stock .........................       (2,797,013)              -0-
    Unearned ESOP shares ...................         (763,206)         (881,477)
    Deferred compensation - RRP shares .....         (446,129)         (562,511)
                                                 ------------      ------------
Total stockholders' equity .................       20,930,613        23,146,394
                                                 ------------      ------------

Total liabilities and stockholders' equity .     $ 20,949,035      $ 23,183,951
                                                 ============      ============

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 24 - Condensed Parent Company Only Financial Statements, continued

STATEMENT OF INCOME                                   1996              1995
                                                 -----------        ------------
Income:
    Equity in earnings of Association ....       $   498,973        $ 1,098,006
    Interest income ......................            69,700             54,843
                                                 -----------        -----------
Total income .............................           568,673          1,152,849
                                                 -----------        -----------

Expenses:
    Franchise tax expense ................            55,405             52,852
    Professional fees ....................            44,858             26,129
    Other ................................            31,705             16,885
                                                 -----------        -----------

Total expenses ...........................           131,968             95,866
                                                 -----------        -----------

Income before federal income taxes .......           436,705          1,056,983

Federal income taxes (benefit) ...........           (21,171)           (13,846)
                                                 -----------        -----------


Net income ...............................       $   457,876        $ 1,070,829
                                                 ===========        ===========


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 24 - Condensed Parent Company Only Financial Statements, continued

STATEMENT OF CASH FLOWS                                                 1996              1995
                                                                   -------------    -------------
Cash flows from operating activities:
     Net income .............................................     $    457,876      $  1,070,829
     Equity in earnings of the Association ..................         (498,973)       (1,098,006)
     Increase in prepaid expenses ...........................           (5,196)              -0-
     Increase (decrease) in other liabilities ...............          (19,136)           37,557
                                                                  ------------      ------------
             Net cash provided (used) by operating activities          (65,429)           10,380
                                                                  ------------      ------------

Cash flows from investing activities:
     Purchase of common stock of the Association ............              -0-        (5,750,000)
     ESOP loan origination ..................................              -0-          (972,080)
     ESOP loan repayment ....................................           97,208            72,906
     Increase in receivable from subsidiary .................          (31,692)              -0-
                                                                  ------------      ------------
             Net cash provided (used) by investing activities           65,516        (6,649,174)
                                                                  ------------      ------------

Cash flows from financing activities:
     Net proceeds from issuance of common stock .............          180,124        11,451,685
     Purchase of treasury stock at cost .....................       (2,831,237)              -0-
     Sale of treasury stock for exercise of stock options ...           29,522               -0-
     Dividends paid .........................................         (170,337)              -0-
                                                                  ------------      ------------
             Net cash provided (used) by financing activities       (2,791,928)       11,451,685
                                                                  ------------      ------------

Net increase (decrease) in cash and cash equivalents ........       (2,791,841)        4,812,891

Cash and cash equivalents at beginning of year ..............        4,812,891               -0-
                                                                  ------------      ------------

Cash and cash equivalents at end of year ....................     $  2,021,050      $  4,812,891
                                                                  ============      ============

Supplemental cash flow information:
     Income tax paid ........................................     $        -0-      $      1,399
     Receivable from subsidiary for ESOP
       RRP shares issued ....................................     $     63,742      $     47,142

                                    East Texas Financial Services, Inc. and Subsidiary


                                                    Corporate Directory

                                            East Texas Financial Services, Inc.

Board of Directors*
  Jack W. Flock                 Gerald W. Free                 Jim M. Vaughn, M.D.      James W. Fair
  Chairman of                   President and                  Retired Physician        Real Estate Investment
  the Board                     Chief Executive                Investments              Oil and Gas Interests
  Of Counsel to                 Officer of the
  Ramey & Flock, P. C.          Association

  L. Lee Kidd                   M. Earl Davis                  Charles R. Halstead      H. H. Richardson, Jr.
  Oil and Gas Interests         Vice President                 Geologist                President
                                Compliance and                 Oil and Gas Interests    H. H. Richardson, Jr.
                                Marketing of the                                        Construction Company
                                Association

Officers

  Gerald W. Free                Derrell W. Chapman             Sandra J. Allen
  President and                 Vice President and             Corporate Secretary
  Chief Executive               Chief Operating and
  Officer                       Financial Officer


                                    First Federal Savings and Loan Association of Tyler

Officers

  Gerald W. Free                Derrell W. Chapman             Joe C. Hobson            Sandra J. Allen
  President and                 Vice President and             Sr. Vice President       Corporate Secretary
  Chief Executive               Chief Operating and            Mortgage Lending
  Officer                       Financial Officer

  William L. Wilson             M. Earl Davis                  Elizabeth G. Taylor      Marcia R. Shelton
  Treasurer and                 Vice President                 Vice President and       Assistant Secretary
  Controller                    Compliance and                 Loan Officer             and Loan Officer
                                Marketing

  Earlene Cool
  Assistant Treasurer


*  Directors of the Company also serve as directors of the Association

                                   Shareholder
                                    Reference


                                Executive Offices
                            1200 South Beckham Avenue
                               Tyler, Texas 75701


                                  Legal Counsel
                        Silver, Freedman and Taff, L.L.P.
                           1100 New York Avenue, N.W.
                           Washington, D.C. 20005-3934


                                 Transfer Agent
                         Registrar and Transfer Company
                                10 Commerce Drive
                              Cranford, N.J. 07016


                              Independent Auditors
                           Bryant and Welborn, L.L.P.
                                 601 Chase Drive
                               Tyler, Texas 75701


                               Investor Relations
              Shareholders, analysts and others seeking information
       about East Texas Financial Services, Inc., are invited to contact:

                        Gerald W. Free, President and CEO
                                       or
                 Derrell W. Chapman, Vice President and COO, CFO
                                at (903) 593-1767
                              (903) 593-1094 (Fax)

               Copies of the Company's earnings releases and other
             financial publications, including the annual report on
                      Form 10-KSB filed with the Securities
                          and Exchange Commission, are
                             available upon request.

                         Annual Meeting of Shareholders
                         January 22, 1997, at 2:00 p.m.
                                 Company Offices
                            1200 South Beckham Avenue
                                  Tyler, Texas