Form 10KSB, Exhibit 13
period 1997-09-30
EAST TEXAS FINANCIAL SERVICES INC
filed 1997-12-29
CIK 929646

EXHIBIT 13


                        Annual Report to Security Holders

               East Texas Financial Services, Inc. and Subsidiary



                                  T a b l e  o f
                                 C o n t e n t s


Selected Financial Data

Letter to Shareholders

Glossary

Management's Discussion and Analysis of
      Financial Condition and Results
      of Operations:

    Results of Operations

           Net Income
           Interest Income
           Interest Expense
           Net Interest Income
           Provisions for Loan Losses
           Other Operating Income
           Operating Expense
           Income Tax Expense

     Financial Condition

           Balance Sheet Summary
           Loans
           Mortgage-Backed Securities
           Investment Securities
           Deposits and Borrowings
           Interest Rate Sensitivity
           Asset Quality
           Liquidity and Capital Position

Impact of Accounting Pronouncements

Impact of Inflation and Changing Prices

Market Price of Common Stock

Report of Independent Accountants

Consolidated Financial Statements

Notes To Consolidated Financial Statements

Corporate Directory

Shareholder Reference

                                                    Selected Financial Data

(Dollars in Thousands, except share data)             1997            1996            1995             1994              1993
---------------------------------------------------------------------------------------------------------------------------------
At September 30,
Total assets ...............................     $  115,949     $     114,373     $     117,077     $   114,935      $   115,728
Loans receivable, net
   Held for sale ...........................              0                 0                 0               0            9,312
   Held in portfolio .......................         57,110            47,925            41,760          35,337           28,683
Investment securities - held-to-maturity ...         23,058            30,139            30,263               0           26,985
Mortgage-backed securities - available
for sale ...................................          4,356                 0                 0               0                0
Mortgage-backed securities -
held-to-maturity.............................        18,152            24,949            33,741               0           37,194
Deposits ...................................         88,551            90,768            92,474         102,200          102,349
Stockholders' equity .......................         20,879            20,931            23,146          11,458           12,217
Common shares outstanding ..................      1,026,366         1,079,285         1,256,387            N.A.             N.A.
Book value per share .......................          20.34             19.39             18.42            N.A.             N.A.


For The Year Ended September 30,
Net interest income ........................     $    3,419     $       3,552     $       3,658     $     3,040      $     2,967
Provisions for loan losses .................              5                 0                 0             121               61
Other operating income .....................            302               371               299          (2,118)             705
Operating expenses .........................          2,523             3,200             2,335           1,981            1,700
Net income .................................            767               458             1,071            (759)           1,158


Selected Financial Ratios
Return on average assets ...................           0.67 %            0.40 %            0.92 %         (0.66) %          1.00 %
Return on average equity ...................           3.67              2.08              5.47           (6.41)            9.95
Interest rate spread (average) .............           2.21              2.27              2.49            2.33             2.32
Net interest margin ........................           3.12              3.16              3.21            2.67             2.66
Ratio of interest-earning assets to
interest-bearing liabilities ...............         122.29            122.23            119.13          110.08           109.61
Operating expenses to average assets .......           2.19              2.77              2.01            1.72             1.47
Efficiency ratio ...........................          69.24             84.10             59.70           61.70            50.70
Net interest income to operating expenses ..           1.35 x            1.11 x            1.57 x          1.47 x           1.71 x


Asset Quality Ratios
Non-performing assets to total assets ......           0.27 %            0.39 %            0.34 %          0.27 %           0.45 %
Non-performing loans to total loans
receivable..................................           0.54              0.94              0.95            0.87             1.38
Allowance for loan losses to non-performing
loans.......................................          88.06             64.22             74.75           97.72            34.48
Allowance for loan losses to total loans ...           0.48              0.60              0.71            0.85             0.48
Allowance for loan losses to total assets ..           0.24              0.25              0.25            0.26             0.16


Regulatory Capital Ratios (Association only)
Total capital to total assets ..............          15.21 %           15.39 %           14.40 %          9.97 %          10.56 %
Tangible capital ratio .....................          15.20             15.30             14.40            9.97            10.56
Core capital ratio .........................          15.20             15.30             14.40            9.97            10.56
Risk-based capital ratio ...................          40.22             44.23             43.44           31.06            37.32

To Our Shareholders:

It is a pleasure to present to you the third annual report of East Texas Financial Services, Inc., the holding company of First Federal Savings and Loan Association of Tyler. On behalf of the Board of Directors, we thank you for your continued support and confidence.

The fiscal year ended September 30, 1997, was highlighted by our efforts to position the Company for the future. Several important decisions were made concerning the Company's business lines, technology and commitment to growing the Company in order to make better use of excess capital.

First and foremost, we made the decision to continue our commitment to one- to four-family lending as our primary business line. As a result, and in an effort to streamline our mortgage lending operations, we made the decision to upgrade our existing computer systems. At a cost of approximately $125,000, we installed a network computer system that linked all of our office locations. In conjunction with the hardware upgrade, we purchased new mortgage loan processing software and installed it in each of our office locations. We moved all loan-processing and closing personnel to a central location at our home office in an effort to streamline the loan application and processing system. Loan applications can now be taken at any of our locations and forwarded, via the network computer system, to the central processing location. Our goal is to separate the loan origination function from the loan processing and closing function and thereby provide more time for officers to prospect for additional business. This system also allows us to locate an officer in any location or in any market that we chose. The loan officer can submit loan applications for processing via the network from a permanent location or even by using a portable computer and cellular telephone.

After implementing the network, we placed full time lending officers in two additional locations. In June of 1997, we opened a loan office in Lindale, Texas, a small but growing community approximately ten miles from Tyler. Based on our research, we determined that a significant market for single family lending in the Lindale area was present, including anticipated growth associated with the opening of a multi-state distribution warehouse by Target Stores, Inc., which will employ as many as 1,000 people in Lindale. Also, based on the continued strength of the economy in the Tyler area, we made the decision in 1997 to place a mortgage loan officer in our Whitehouse full service branch office. We expect to increase our total single family loan production in 1998 as a result of these changes.

Our second major decision was to expand our commercial real estate lending operations. We made this decision, based on continued growth in the Tyler economy, to actively begin soliciting small to medium sized commercial real estate loans. We anticipate funding as much as $5 to $10 million in these types of loans over the next twelve months with individual loans ranging from $200,000 to $2,000,000. We anticipate offering fixed rates of interest on the loans and terms of up to fifteen years. We plan to fund the loans through amortizing advances from the Federal Home Loan Bank of Dallas that mirror the terms of the loans and expect to achieve a margin on the difference in the cost of the advance and the loan. We also made the decision in 1997 to begin offering
Federal Housing Administration loans in an effort to reach more of the local market.

A third management decision made in 1997 was to continue to look for additional ways to grow the Company and make better use of our excess capital. Continued competition for retail deposits, particularly certificates of deposit, have made it difficult to attract or even retain retail deposits. The large national banks with offices in Tyler and smaller local banks which have opened offices in Tyler have increased the competition for retail deposit accounts. To the extent we are unable, in our local market, to attract retail deposits at competitive rates and deploy the proceeds in loans, we are committed to prudently growing the balance sheet through wholesale sources. We anticipate obtaining funds through advances from the Federal Home Loan Bank of Dallas and investing the funds into securities similar to ones that the Company already owns. While the anticipated margin on this type of transaction is not as much as what might be achieved on a retail basis, we believe that it is a strategy that will allow us to leverage a portion of our excess capital and achieve a return that is commensurate with the amount of risk we would be taking.

We are once again pleased with our lending efforts during 1997. We had a net increase in loans receivable of just under 20%. We are equally pleased that the quality of our assets remained excellent. We encourage you to review the sections in this annual report and our Form 10-KSB that discuss our lending activities and asset quality.

We are also pleased with the increase in our stock price this year. Our stock closed at $20.50 per share at September 30, 1997, a $5.00 increase from the $15.50 at September 30, 1996. We also continued our stock repurchase program in 1997. We were able to repurchase 53,964 shares of outstanding stock during the year at an average price of approximately $17.63 per share. We ended the year with 1,026,366 outstanding shares.

We remain confident about the future of the Company and we are committed to the long-term profitability of East Texas Financial Services, Inc., and the continued enhancement of the value of your investment in the Company. We would be pleased to have every shareholder attend the annual meeting, to be held on January 21, 1998, in the offices of the Company located at 1200 S. Beckham Avenue in Tyler, Texas. Please return the enclosed proxy at your earliest convenience, whether or not you plan to attend.


Sincerely,







      Jack W. Flock                          Gerald W. Free
  Chairman of the Board     Vice Chairman, President and Chief Executive Officer

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

                      Management's Discussion and Analysis
                           of Financial Condition and
                                Operating Results



RESULTS OF OPERATIONS


         Net Income


1997 and 1996 Comparison

For the year ended September 30, 1997, net income was $767,000, or $.78 per share, compared to $458,000, or $.42 per share, for the year ended September 30, 1996. The increase in net income was primarily attributable to a $677,000 reduction in total noninterest expenses to $2.5 million for the year ended September 30, 1997, compared to $3.2 million for the year ended September 30, 1996. Total noninterest expenses were higher in 1996 due to the special one time assessment charged to all Savings Association Insurance Fund ("SAIF") insured institutions to recapitalize the SAIF insurance fund. The Company's portion of the one time assessment was approximately $645,000, before the effects of income taxes were considered.

Partially offsetting the decrease in total non-interest expense was a $133,000 reduction in net interest income before provisions for loan losses from $3.6 million for the year ended September 30, 1996 to $3.4 million for the year ended September 30, 1997. Also, total non-interest income declined during the year to $302,000 for the year ended September 30, 1997 from $371,000 for the same period in 1996 and income tax expense increased to $427,000 for the year ended September 30, 1997 from $265,000 for the year ended September 30, 1996.

For the year ended September 30, 1997, return on average assets was .67%, compared to .40% for the year ended September 30, 1996. Return on average stockholders' equity equaled 3.67% for the year ended September 30, 1997, compared to 2.08% for 1996.


1996 and 1995 Comparison


Net income totaled $458,000, or $.42 per share, for the year ended September 30, 1996, compared to $1.1 million, or $.95 per share, for the year ended September 30, 1995.

The decline in net income was due primarily to an $865,000 increase in total non-interest expense to $3.2 million for the year ended September 30, 1996, compared to $2.3 million for the year ended September 30, 1995. The increase was primarily the result of the one-time special assessment charged to all SAIF insured thrift institutions in order to recapitalize the SAIF insurance fund. The Company's portion of the one-time assessment was approximately $645,000, before the effects of income taxes were considered. Additionally, net interest income declined by $105,000 to $3.6 million for the fiscal year ended September 30, 1996, compared to $3.7 million for 1995.

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

         Net Interest Income Analysis

                                                                 Year Ended September 30,
                              ------------------------------------------------------------------------------------------------
                                            1997                             1996                             1995
                                         Interest                         Interest                         Interest
                               Average   Earned/  Yield/        Average   Earned/  Yield/        Average   Earned/  Yield/
                               Balance     Paid    Rate         Balance     Paid    Rate         Balance     Paid    Rate
                              ------------------------------  -------------------------------  -------------------------------
                                                                  (Dollars in Thousands)
Interest-earning assets:
   Loans receivable              $ 52,192   $   4,191     8.03 %   $  44,406  $   3,641     8.20 %   $  39,306  $   3,387     8.61 %
   Mortgage-backed securities      22,412       1,564     6.98        28,912      2,000     6.92        31,144      1,708     5.48
   Investment securities           34,165       2,080     6.09        38,155      2,368     6.21        42,659      2,802     6.57
   FHLB stock                         972          57     5.86           917         55     6.00           681         54     6.27
                                 --------    --------   ------     ---------  ---------   ------     ---------  ---------   ------
      Total interest-earning
assets (1)                       $109,741   $   7,892     7.19 %   $ 112,390  $   8,064     7.18 %   $ 113,970  $   7,951     6.98 %
                                 ========    ========   ======     =========  =========   ======     =========  =========   ======


Interest-bearing liabilities:
   Demand accounts               $  1,285   $       0     0.00 %   $   2,401  $       0     0.00 %   $   2,358  $       0     0.00 %
   NOW accounts                     1,448          29     2.00         1,468         30     2.04         1,544         31     2.01
   Savings accounts                 2,913          87     2.99         2,948         88     2.99         2,901         83     2.86
   Money market checking            6,099         209     3.43         6,329        213     3.37         6,865        210     3.06
   Certificate accounts            77,146       4,101     5.32        78,807      4,181     5.31        82,003      3,969     4.84
   Borrowings                         850          47     5.53             0          0     0.00             0          0     0.00
                                 --------   ---------   ------     ---------  ---------   ------     ---------  ---------  -------
      Total interest-bearing
liabilities                      $ 89,741   $   4,473     4.98 %   $  91,953  $   4,512     4.91 %   $  95,671  $   4,293     4.49 %
                                 ========    ========   ======     =========  =========   ======     =========  =========  =======


Net interest income                         $   3,419                         $   3,552                         $   3,658
                                             ========                         =========                         =========

Net interest rate spread (2)                              2.21 %                            2.27 %                           2.49 %
                                                        ======                            ======                           ======

Net earning assets               $ 20,000                        $  20,437                           $  18,299
                                 ========                         ========                           =========

Net yield on average interest
   earning assets (3)                                     3.12 %                            3.16 %                           3.21 %
                                                        ======                            ======                           ======

Average interest-earning
   assets to average interst-
   bearing liabilities                                  122.29 %                          122.23 %                         119.13 %
                                                        ======                            ======                           ======
------------------------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves and premiums or discounts.

(2) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net yield on interest-earning assets represents annualized net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis

                                                                           Year Ended September 30,
                                       ---------------------------------------------------------------------------------------------
                                                   1997 vs 1996                  1996 vs 1995                  1995 vs 1994
                                       ------------------------------    ---------------------------   -----------------------------
                                              Increase                      Increase                     Increase
                                             (Decrease)      Total         (Decrease)      Total        (Decrease)           Total
                                               Due to       Increase          Due to      Increase         Due to          Increase
                                       ------------------                 -------------                ---------------
                                         Volume      Rate   (Decrease)    Volume   Rate   (Decrease)   Volume     Rate    (Decrease)
                                         ------      ----   ----------    ------   ----   ----------   ------     ----    ----------
                                                                             (Dollars in Thousands)
Interest-earning assets:
    Loans receivable                   $    638    $  (88)   $    550    $  439  $ (185)   $    254   $   275   $   (31)  $     244
    Mortgage-backed securities             (450)       14        (436)     (122)    414         292      (325)        0        (325)
    Investment securities                  (248)     (288)       (288)     (296)   (138)       (434)      117     1,061       1,178
    FHLB stock                                3        (2)          2         4      (3)          1         2        18          20
                                       --------    ------    --------    ------  -------   --------   -------   -------   ---------

       Total  interest-earning assets  $    (57)   $ (115)   $   (172)   $   25  $    88   $    113   $    69   $ 1,048   $   1,117
                                       ========    ======    ========    ======  =======   ========   =======   =======   =========

Interest-bearing liabilities:
    NOW accounts                       $      0    $   (1)   $     (1)   $   (2) $     1   $     (1)  $    (3)  $     0   $      (3)
    Savings deposits                         (1)        0          (1)        1        4          5       (11)       16           5
    Money market checking accounts           (8)        4          (4)      (16)      19          3       (70)       28         (42)
    Certificate accounts                    (88)        8         (80)     (155)     367        212      (187)      726         539
    Borrowings                               47         0          47         0        0          0         0         0           0
                                       ========    ======    ========    ======  =======   ========   =======   =======   =========

       Total interst-bearing
       liabilities                     $    (50)   $   11    $    (39)   $ (172) $   391   $    219   $  (271)  $   770   $     499
                                       ========    ======    ========    ======  =======   ========   =======   =======   ==========

Net change in interest income                                $   (106)                     $   (106)                      $     618
                                                             ========                      ========                       =========

Net interest income                                          $  3,419                      $  3,552                       $   3,658
                                                             ========                      ========                       =========

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

Currently, all fixed rate one- to four-family mortgage loans with final maturities of more than fifteen years are sold into the secondary market upon origination. Fixed rate loans with maturities of fifteen years or less and with interest rates of greater than 7.00% are placed into portfolio. All adjustable rate loans are held in portfolio.

A significant portion of interest income is also derived from the Company's investment and mortgage-backed securities portfolios. The investment securities portfolio is comprised of U. S. Treasury and agency securities with a weighted average maturity of 1.4 years. With portions of the portfolio scheduled to mature on a staggered basis, the portfolio provides liquidity for the Company's operations and additional flexibility with regard to asset and liability management. Additionally, 81.9% of the mortgage-backed securities portfolio is comprised of securities that have interest rate adjustment frequencies of either six months or one year. The remainder of the portfolio is comprised of fixed rate securities all having final maturities of less than five years.

For the fiscal year ending September 30, 1998, the level of interest income will be dependent upon the Company's ability to reinvest scheduled and unscheduled cash flows from maturing or prepaying interest-earning assets. Approximately $11.0 million in investment securities are scheduled to mature during 1998, principal payments on mortgage-backed securities should approximate $12.0 million during the year and scheduled and unscheduled principal payments on the Company's loan portfolio will provide additional challenges for reinvesting the cash flows. Also, a period of lower interest rates could have the effect of increasing prepayments on the loan and mortgage-backed securities portfolios. Interest income in 1998 will also be dependent upon the Company's ability to meet targeted portfolio loan projections. In the event loan projections are not met, cash flow will be reinvested in investment and mortgage-backed securities at yields which may be significantly less than those of portfolio loans and less than current yields on the cash flow. The net effect would be a decline in interest income for the year.

1997 and 1996 Comparison

Interest income was reported as $7.9 million for the year ended September 30, 1997, a decrease of $172,000 or 2.1% from $8.1 million for the same period in
1996. The decrease in interest income was attributable to a $2.6 million decrease in average interest-earning asset balances during the year to $109.7 million for the year ended September 30, 1997 from $112.4 million for the year ended September 30, 1996. The decline in average total interest-earning assets was attributable to the Company's decision to fund deposit withdrawals with maturing investment and mortgage-backed securities. As a result and for a portion of the year ended September 30, 1997, total interest-earning assets and total assets of the Company declined. During the year, the Company began replacing retail deposits with wholesale borrowings from the Federal Home Loan Bank of Dallas. By September 30, 1997, total interest-earning assets increased to a level greater than that at September 30, 1996; however, the average balance for the year declined. The weighted average yield on average total interest-earning assets was 7.19% for 1997, up one basis point from the 7.18% reported for 1996.

During the year, the Company also elected to divert cash flow from maturing investment securities and payments on mortgage-backed securities into the loans receivable portfolio. In addition, the average yield on the investment security portfolio declined from 6.21% for the fiscal year ended September 30, 1996 to 6.09% for the year ended September 30, 1997. As a result, interest income from the investment security and mortgage-backed security portfolios declined to $3.4 million for the year ended September 30, 1997 from $4.1 million for the year ended September 30, 1996.

Partially offsetting the decline in interest income from investment and mortgage-backed securities was an increase in interest income from loans receivable to $4.1 million for the year ended September 30, 1997 from $3.6 million for the year ended September 30, 1996. The average loans receivable balance increased to $52.1 million for 1997 from $44.4 million in 1996. The increase in average loans receivable outstanding was partially offset by a decline in the average yield on the portfolio from 8.20% for the year ended September 30, 1996 to 8.03% for the year ended September 30, 1997.

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

Interest on mortgage-backed securities increased $292,000 from $1.7 million reported for 1995 to $2.0 million during 1996. The increase was primarily due to a 144 basis point increase in the average yield on the portfolio from 5.48% in 1995 to 6.92% in 1996 as the adjustable rate portion of the portfolio reached a fully indexed status in 1996. However, with lower interest rates, the adjustable rate portion of the portfolio continued to experience significant principal pre-payments during 1996. The average balance on the mortgage-backed securities portfolio declined $2.2 million, from $31.1 million in 1995, to $28.9 million in 1996.

The average yield on the Company's investment securities portfolio was 6.21% for the year ended September 30, 1996, as compared to 6.57% in 1995. Also, the average balance in the portfolio declined from $42.7 million from 1995, to $38.2 million during 1996. As a result, interest income on investment securities declined to $2.4 million in 1996 from $2.8 million in 1995.

         Interest Expense

The Company's interest expense is dependent upon the pricing and volume of its interest-earning liabilities, comprised primarily of certificates of deposit and, to a lesser extent, savings accounts, NOW accounts, money market accounts, and borrowed funds. The level of interest expense depends upon the composition, pricing and dollar amount of the Company's interest-bearing liabilities, competition for deposits and the current level of market interest rates. Competition for certificate of deposit accounts continues to have an impact on the Company's ability to control interest expense.

1997 and 1996 Comparison

Total interest expense remained unchanged at $4.5 million for the year ended September 30, 1997, compared to the year ended September 30, 1996. Average total interest-bearing liabilities declined to $89.7 million for the year ended September 30, 1997 from $92.0 million for the year ended September 30, 1996, a $2.2 million decrease. The decline in average total interest-bearing liabilities was primarily the result of a $1.7 million decrease in average balances outstanding in certificate of deposit accounts. Continued competition in the Company's local market and the Company's decision not to pay the highest rates in the market accounted for the decline in average certificate of deposit balances.

The Company's average cost of interest-bearing liabilities increased 7 basis points to 4.98% for the year ended September 30, 1997, compared to 4.91% for the year ended September 30, 1996. The increase resulted partially from a 6 basis point increase in the average cost of money market checking accounts from 3.37% for 1996 to 3.43% for 1997. Also, the Company reported an average balance outstanding of $850,000 for borrowed funds for the fiscal year ended September

30, 1997, compared to none for the fiscal year ended September 30, 1996. The Company began a program of borrowing funds from the Federal Home Loan Bank of Dallas and investing in various mortgage-backed securities in order to achieve a positive margin on the transaction. See - " Balance Sheet Summary." The weighted-average cost of borrowings for the year ended September 30, 1997 was 5.53%.

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


         Net Interest Income

Net interest income is the Company's principal source of earnings, and is directly affected by the relative level, composition and pricing of interest sensitive assets and liabilities. These factors are, in turn, affected by current economic conditions and the overall level of interest rates.

1997 and 1996 Comparison

Net interest income totaled $3.4 million for the year ended September 30, 1997, a decrease of $133,000 or 3.7% from the $3.6 million reported for the year ended September 30, 1996. The decline in net interest income was primarily the result of the $172,000 decrease in total interest income.

For the year ended September 30, 1997, the Company reported an average net interest spread of 2.21%, down 6 basis points from the 2.27% reported for the year ended September 30, 1996. The Company's net interest margin on average interest-earning assets was 3.12% for 1997, compared to 3.16% for 1996 while the Company's ratio of average interest-earning assets to average interest-bearing liabilities was 122.29% for 1997, compared to 122.23% for 1996.


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

1997 and 1996 Comparison

During the year ended September 30, 1997, the Company reported provisions for loan losses of $5,000 compared to none for the year ended September 30, 1996.

At September 30, 1997, non-performing assets to total assets were .27% compared to .39% at September 30, 1996. Non-performing loans to total loans receivable were .54% at September 30, 1997, compared to .94% at September 30, 1996. Allowance for loans losses as a percentage of non-performing loans was 88.06% at September 30, 1997, compared to 64.22% at September 30, 1996, while the allowance for loan losses declined to .48% of loans receivable at September 30, 1997 from .60% of loans receivable at September 30, 1996, due to the increase in the size of the loans receivable portfolio.

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

1997 and 1996 Comparison

Other operating income totaled $302,000 for the year ended September 30, 1997, a decrease of $69,000 from the $371,000 reported for the year ended September 30, 1996. The decrease in other operating income was attributable to the Company's decision to continue to place loans into portfolio rather than sell loans into the secondary market. For the year ended September 30, 1997, the Company continued its policy of placing all single family real estate loans with a term of less than or equal to 15 years and with an interest rate of greater than 7.00% into its loan portfolio. Loans with longer terms or with lower interest rates were sold into the secondary market. That policy, in conjunction with continued lower mortgage rates and a preference of loan customers for shorter term fixed rate loans, affected the Company's reported gains on sales of loans under the requirements of SFAS No. 122, Accounting For Mortgage Servicing Rights. Net gains on the sale of loans totaled $72,000 for the year ended September 30,1997, a $44,000 or 38.2% decrease from the $116,000 reported for the year ended September 30, 1996 as more loans were placed into portfolio and fewer gains on the sales of the loans were recorded under SFAS No. 122. See - "Impact of Accounting Pronouncements."

In addition, loan origination and commitment fees declined to $66,000 for the year ended September 30, 1997 from $84,000 for 1996 as the borrowers for single family real estate loans in the Company's market area continued to demand loans with little or no initial fees. Loan servicing fees declined to $95,000 for the year ended September 30, 1997 from $111,000 for the year ended September 30, 1996. The decline was the result, as borrowers paid off or refinanced their mortgages, of a continued decrease in older loans in the Company's servicing portfolio with higher servicing margins. Also, in order to remain competitive in its local market on thirty year fixed rate loans and still be able to sell such loans into the secondary market, the Company has been forced to minimize the amount of servicing spread built into those transactions. In addition, the Company's decision to retain its fifteen year loans in portfolio and a local market preference for them, has resulted in fewer additions to the loan servicing portfolio, and the continued amortization of originated mortgage servicing assets recorded under SFAS No. 122 accounted for the decline in servicing fees. At September 30, 1997, the Company serviced approximately $39.4 million in loans sold to other lenders, compared to $40.1 million at September 30, 1996.

1996 and 1995 Comparison

Other operating income totaled $371,000 in 1996, up $72,000 from the $299,000 reported for 1995.

Loan origination fees increased to $84,000 for the year ended September 30, 1996, compared to $66,000 for 1995, primarily as a result of the increased number of loans made during the year. Net gains on the sale of loans totaled $116,000 for 1996, up $61,000 from the $55,000 reported in 1995. The increase was a result of a full year of applying the accounting requirements of SFAS No. 122, compared to a partial year in 1995. See - "Impact of Accounting Pronouncements".

Partially offsetting the increases in loan origination fees and gains on sale of loans was a $19,000 decrease in loan servicing fees from $130,000 in 1995, to $111,000 in 1996. The decrease resulted from the Company's decision to continue placing more loans into portfolio rather than selling more loans into the secondary market. Additionally, on the loans that are now sold, SFAS No. 122 requires that originated mortgage servicing rights recorded at the time of sale be amortized against loan servicing fee income. See - "Impact of Accounting Pronouncements".

         Operating Expenses

Operating expenses are comprised of compensation and benefits, occupancy and equipment and general and administrative expense, together with FDIC insurance premiums.

1997 and 1996 Comparison

Operating expenses were reported as $2.5 million for the year ended September 30, 1997, a $677,000 decrease from the $3.2 million reported for the year ended September 30, 1996. The decrease in total non-interest expense was primarily attributable to the elimination of the one time special assessment, mandated by the U.S. Congress, and charged to all SAIF insured institutions during the fiscal year ended September 30, 1996. The Company's portion of the special assessment was approximately $645,000. In addition, for the year ended September 30, 1997, SAIF deposit insurance premiums were $80,000, compared to $223,000 for the fiscal year ended September 30, 1996, a $143,000 decrease. The decrease was a result of reduced SAIF insurance premium rates once the fund attained its minimum required level (after the special assessment.)

Partially offsetting the decline in SAIF insurance premiums was a $92,000 increase in compensation and benefits expense. The increase was partially the result of additional personnel added during the year to staff the Company's new loan agency offices. In addition, an increase in the funding requirements for the Company's defined benefit pension plan and an increase in reported ESOP expense accounted for the remainder of the increase in compensation and benefits expense. The additional ESOP expense was the result of an increase, due to the increase in the stock price, in the average value of the shares of Company stock scheduled to be released to participants during the year.

Total non-interest expense as a percentage of average total assets was 2.19% for the year ended September 30, 1997, compared to 2.77% for the year ended September 30, 1996. The Company's efficiency ratio, which considers operating expenses as a percentage of net interest income and other operating income (excluding gains and losses on sales of assets), was 69.2% in 1997, compared to 84.1% in 1996.

1996 and 1995 Comparison

Operating expenses were directly impacted by the one-time special assessment, mandated by the U. S. Congress, and charged to all SAIF insured institutions during the year. The Company's portion of the assessment was approximately $645,000.

Operating expenses were $3.2 million for the year ended September 30, 1996, an $865,000 increase over the $2.3 million reported for 1995. Without the special assessment, total operating expenses would have been $2.6 million, or an increase of approximately $220,000 or 9.4% over 1995. An increase in compensation and benefits expense of $203,000 or 14.6% from $1.4 million in 1995, to $1.6 million in 1996, accounted for most of the increase in total non-interest expense other than the special assessment.

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

The Company's efficiency ratio was 84.1% in 1996, compared to 59.7% in 1995. Without the special SAIF assessment, the ratio would have been 67.1% in 1996, an increase over 1995 due primarily to additional non-interest expenses.

         Income Tax Expense

Income tax expense is comprised of federal income tax. The Company does not incur any state or local income tax liability.

1997 and 1996 Comparison

Income tax expense was reported as $427,000 or 35.8% of pre-tax income for the fiscal year ended September 30, 1997, compared to $265,000 or 36.7% of pre-tax income in 1996. The increase in income tax expense was directly attributable to the additional pre-tax income reported for the year ended September 30, 1997.

1996 and 1995 Comparison

Income tax expense was $265,000 or 36.7% of pre-tax income of $723,000 in 1996, compared to $551,000 or 34.0% of pre-tax income of $1,622,000 in 1995.

FINANCIAL CONDITION

         Balance Sheet Summary

The Company's balance sheet continued to change throughout the fiscal year ended September 30, 1997. Management maintained its focus on one- to four-family lending and the loans receivable portfolio increased by $9.2 million during the year. For the first time, the Company reported investment in mortgage-backed securities held in an available-for-sale classification. The securities were part of a program begun in 1997 to borrow funds from the Federal Home Loan Bank of Dallas and invest the proceeds to achieve a positive margin on the transaction. Continued cash flow received from payments on the Company's investment and mortgage-backed securities portfolios were diverted to fund deposit withdrawals and loan growth throughout the year. As a result, total assets increased by only $1.6 million to $115.9 million at September 30, 1997 from $114.4 million at September 30, 1996.

Continued competition for certificate of deposit accounts and management's decision not to pay the highest rates in the market resulted in a $2.2 million decrease in deposits from $90.8 million at September 30, 1996 to $88.6 million at September 30, 1997. Advances from the Federal Home Loan Bank totaled $4.2 million at September 30, 1997 compared to none at September 30, 1996. The advances were part of the Company's program begun in 1997 to increase the overall size of the balance sheet and leverage a greater portion of the outstanding stockholders' equity.

Total stockholders' equity totaled $20.9 million at September 30, 1997, a $52,000 decrease from the $20.9 million reported at September 30, 1997. The decrease was primarily the result of the Company's decision to repurchase additional shares of outstanding stock during the year and was partially offset by the net income of $767,000 for the year ended September 30, 1997.

The Company repurchased 53,964 or approximately 5% of the outstanding shares of stock during the year at an average cost per share of $17.63, a total cost of $951,000. The shares were placed into treasury to be used for general corporate purposes, including the issuance of shares in conjunction with the Company's stock option plan. The Company reissued 1,045 shares of treasury stock in conjunction with the exercise of stock options under such plan. At September 30, 1997, the Company held 230,021 shares of treasury stock at an average cost of $16.22 per share.

         Loans

The Company continued to originate one- to four-family mortgage loans throughout 1997. The Company's policy of placing into portfolio all loans with terms of less than 15 years and with interest rates of greater than 7.00% and the demand in the local market for these types of products resulted in a substantial increase in the Company's loans receivable balances outstanding during the year.

The Company originated a total of $24.7 million in loans during the fiscal year ended September 30, 1997 and $23.0 million were in one- to four-family mortgage loans. The Company sold $4.7 million of these loans into the secondary market which, combined with principal repayments on existing loans, resulted in a net increase in loans receivable of $9.2 million or 19.2%. At September 30, 1997, loans receivable totaled $57.1 million or approximately 49.3% of total assets, compared to $47.9 million or 41.9% of total assets at September 30, 1996.

At September 30, 1997, the weighted-average yield on the loans receivable portfolio was approximately 7.92%. The portfolio was comprised of $49.4 million of one- to four-family residential loans or approximately 83.9% of gross loans receivable. Nonresidential loans increased to $4.0 million or 6.8% of gross loans receivable at year end, compared to $3.5 million or 6.9% of gross loans receivable at September 30, 1996. Depending upon market conditions, the value of the underlying property and the financial strength of the borrowers, management expects to fund between $5 to $10 million nonresidential real estate loans during the fiscal year ending September 30, 1998. The loans, with fixed rates of interest, terms of fifteen to twenty years and balloon payments of five to seven years, would be funded with amortizing advances from the Federal Home Loan Bank of Dallas. The advances would have terms, including balloon payments, that mirror the outstanding loan. Management expects to increase the overall size of the Company's balance sheet by funding the loans with borrowed funds and anticipates achieving a pre-tax margin of between 150 and 200 basis points on the transactions.

The Company's loan portfolio continued to be predominately fixed rate oriented throughout the year. At September 30, 1997, fixed rate and term loans accounted for 77.7% of the gross loan portfolio while adjustable rate loan totaled 22.3% of the gross loan portfolio. Management does not anticipate increasing the percentage of adjustable rate loans in the portfolio in the near term. Despite discounted initial rates on adjustable rate loans, borrowers in the local market continue to demonstrate a preference for fixed rate and term mortgage loans. See- "Interest Rate Sensitivity"

Loan Portfolio Analysis

                                                                 September 30,
                               ----------------------------------------------------------------------------------
                                       1 9 9 7                     1 9 9 6                    1 9 9  5
                                  Amount      Percent         Amount      Percent         Amount      Percent
                               -------------------------  --------------------------  -------------------------
                                                            (Dollars in Thousands)
Real estate loans:
   One- to four-family
residences                     $  49,412        83.88 %   $   42,773        85.98 %   $  34,947        81.55 %
   Other residential property        569         0.97            701         1.41           724         1.69
   Nonresidential property         4,023         6.83          3,458         6.95         4,387        10.24
   Construction loans              3,600         6.11          1,806         3.63         1,879         4.38
                                ---------    ---------      ---------    ---------      --------     --------
      Total real estate loans     57,604        97.79         48,738        97.97        41,937        97.86
                                ---------    ---------      ---------    ---------      --------     --------
Other loans:
   Loans secured by deposits         488         0.83            500         1.00           404         0.94
   Home improvement                  563         0.96            455         0.92           451         1.05
   Commercial                        252         0.42             54         0.11            63         0.15
                                ---------    ---------      ---------    ---------      --------     --------
      Total other loans            1,303         2.21          1,009         2.03           918         2.14
                                ---------    ---------      ---------    ---------      --------     --------
   Total loans                    58,907       100.00 %       49,747       100.00 %      42,855       100.00 %
                                             =========                   =========                   ========
Less:
   Loans in process                1,506                       1,514                        777
   Deferred fees and discounts        18                          19                         22
   Allowance for loan losses         273                         289                        296
                                ---------                   ---------                   --------
     Total loans receivable,
     net                          57,110                      47,925                     41,760
Less:
   Loans held for sale                 0                           0                          0
                                ---------                   ---------                   --------

     Net portfolio loans       $  57,110                  $   47,925                  $  41,760
                                =========                   =========                   ========

         Mortgage-backed Securities

At September 30, 1997, the Company reported $22.5 million in mortgage-backed securities outstanding, a $2.4 million decrease from the $24.9 million at September 30, 1996. Mortgage-backed securities in an available-for-sale classification totaled $4.4 million and securities in a held-to-maturity classification totaled $18.2 million. The weighted-average yield on the entire mortgage-backed security portfolio was approximately 7.18% at September 30, 1997.

The $4.4 million in available-for-sale securities were the result of management's decision to begin a program of borrowing wholesale funds from the Federal Home Loan Bank of Dallas and investing the proceeds in adjustable rate mortgage-backed securities. The securities have interest rate adjustment frequencies of either quarterly, semi-annually or annually. The interest rates earned on the securities are determined by an index and generally have a margin above the index of 150 to 225 basis points. The index is typically based upon market interest rates such as the one year U.S. Treasury rate or the three or six month London Interbank Offering Rate (LIBOR). Management's intention is to continue to increase the size of the program as market conditions are favorable. The goal of the program would be to invest the borrowed funds from the Federal Home Loan Bank into securities that will achieve a margin of approximately 100 to 150 basis point on a pre-tax basis. The Federal Home Loan Bank advances generally have terms of 30 to 35 days. Interest rates on the advances, which are established by the Federal Home Loan Bank, are based upon short-term interest rates such as the one-month U.S. Treasury bill rate or the three month LIBOR rate.

Of the $18.2 million in held-to-maturity mortgage-backed securities, $4.1 million were in fixed rate securities all with a final maturity of less than five years. The weighted-average yield on the fixed rate securities was approximately 6.57% at September 30, 1997. The remaining $14.1 million in held-to-maturity securities were all adjustable rate securities with similar features as the securities held in the available-for-sale classification and had a weighted average yield of approximately 7.25% at year end.

         Investment Securities

Investment securities totaled $23.1 million at September 30, 1997, a $7.1 million decrease from the $30.1 million reported at September 30, 1996. The entire portfolio was held in a held-to-maturity classification and had a composite weighted average yield of approximately 6.06% at year-end. All of the securities had fixed rates. Approximately $11.0 million of the securities, with a weighted-average yield of approximately 6.05%, were scheduled to mature within one year of September 30, 1997. An additional $11.0 million were scheduled to mature between one to three years from September 30, 1997 and had a weighted-average yield of approximately 6.07%. The remaining securities had a scheduled maturity date of between three and five years from September 30, 1997 and had a weighted-average yield of approximately 5.92%.

During the fiscal year ended September 30, 1997, management redirected the cash flow from maturing investment securities to the Company' lending operations. For the fiscal year ending September 30, 1998, management intends to continue redirecting maturing investment securities into lending operations as opportunities arise. As a result, management expects the investment portfolio as a percentage of total assets to continue to decrease.

         Deposit and Borrowings

Total deposits were reported as $88.6 million at September 30, 1997, a $2.2 million decrease from the $90.8 million reported at September 30, 1996. Continued local competition for certificate of deposit accounts and the Company's decision not to pay the highest interest rates in the local market accounted for the decrease in total deposit accounts. In addition, the Company made the decision to fund a portion of its total assets, the available-for-sale mortgage-backed securities, with borrowed funds from the Federal Home Loan Bank of Dallas and did not compete for the more interest rate sensitive deposits.

At September 30, 1997, certificate of deposit accounts totaled $76.9 or 86.8% or total deposits, compared to $77.7 million or 85.6% of total deposits at September 30, 1996. Transaction and savings deposits totaled $11.7 million or 13.2% of total deposits at year-end, compared to $13.1 million or 14.4% or total deposits at September 30, 1996. At September 30, 1997, the Company's weighted-average cost of deposits was approximately 4.91%.

The Company reported $4.2 million in advances from the Federal Home Loan Bank of Dallas at September 30, 1997, compared to none at September 30, 1996. The single advance had a remaining term of 24 days at year-end and had an interest rate of 5.54%. The proceeds of the advance were used to purchase available-for-sale mortgage-backed securities. For the fiscal year ending September 30, 1998, management expects to continue to utilize the Federal Home Loan Bank of Dallas as a source for funding asset growth. Management expects to use short-term 30 to 35 day advances to fund additional purchases of adjustable rate securities and to utilize longer term advances with balloon features to funds portions of its nonresidential real estate loan portfolio.

         Interest Rate Sensitivity

Interest rate sensitivity is a measure of the extent to which the Company's net interest income and net portfolio value may be affected by future changes in market interest rates. Numerous assumptions, primarily future changes in interest rates, changes in cash flows on assets and liabilities and future product preferences of customers, which are affected by assumptions about future pricing of products, are required to arrive at the approximation of the net interest income impact.

The Company also monitors interest rate risk by measuring the difference between rate sensitive assets and rate sensitive liabilities that mature or reprice within a given time period, adjusted for the effects of estimated prepayments and early withdrawals on interest sensitive assets and liabilities.

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

The following table presents the Association's analysis of its net portfolio value and net interest income under various instantaneous changes in interest rates at September 30, 1997.

                                Net Portfolio Value                       Net Interest Income
                    ---------------------------------------     ---------------------------------------------
   Change In
Interest Rates      Estimated     Amount Of        Percent      Net Interest   Amount Of           Percent Of
(basis points)         NPV          Change        Of Change       Income         Change             Change
--------------         ---          ------        ---------       ------         ------             ------
                                          (Dollars in Thousands)

    +400             $13,530        $(5,545)        (29.1) %     $ 2,972        $  (522)             (14.9) %

    +300              14,924         (4,151)         (21.8)        3,140           (354)             (10.1)

    +200              16,350         (2,725)         (14.3)        3,312           (182)              (5.2)

    +100              17,741         (1,334)          (7.0)        3,412            (82)              (2.3)

       0              19,075                                       3,494

    -100              20,436          1,361            7.1         3,555             61                1.7

    -200              20,857          1,782            9.3         3,523             29                0.8

    -300              22,171          3,096           16.2         3,612            118                3.4

    -400              23,557          4,482           23.5         3,697            203                5.8


The table indicates that the Association's estimated net portfolio value (market value of assets less market value of liabilities) is approximately $19.1 million or 16.3% of the market value of assets at September 30, 1997. The estimated net portfolio value is approximately $1.5 million more than the Association's reported net worth of $17.6 million, which is approximately 15.2% of total assets. In addition, under a worst case scenario of a 400 basis point immediate and permanent increase in interest rates, the Association's estimated net portfolio value would only decline by 29.1% to $13.5 million and would still be approximately 12.5% of market value of assets.

The table also shows that the Association's net interest income, in an unchanged rate scenario, would approximate $3.5 million and would only vary by $522,000 or 14.9%, under changes in the level of interest rates up to 400 basis points. As of September 30, 1997, the Association met all of its Board of Director-established limits for both changes in net portfolio value and net interest income.

         Asset Quality

The following table sets forth an analysis of the Company's allowance for loan losses:

                                                          Year Ended September 30,
                                                   -------------------------------------
                                                    1997      1996       1995       1994
                                                   -----     -----      -----      -----
                                                          (Dollars in Thousands)
Balance at beginning of period                     $ 289     $ 296      $ 300      $ 181

Charge-offs:
   One- to four-family                                26         7          4          2
   Other loans                                         1         0          0          0
                                                   -----     -----      -----      -----
       Total charge-offs                              27         7          4          2
                                                   -----     -----      -----      -----
Recoveries:
   One- to four-family                                 6         0          0          0
   Other loans                                         0         0          0          0
                                                   -----     -----      -----      -----
       Total recoveries                                0         0          0          0
                                                   -----     -----      -----      -----

Net charge-offs                                       21        (7)        (4)        (2)

Additions charged to operations                        5         0          0        121
                                                   -----     -----      -----      -----

Balance at end of period                           $ 273     $ 289      $ 296      $ 300
                                                   =====     =====      =====      =====

Ratio of net charge-offs during the period to
   Average loans outstanding during the period     0.04 %    0.02 %     0.01 %     0.01 %
                                                   =====     =====      =====      =====

Ratio of net charge-offs during the period to
   Average non-performing assets                   5.53 %    1.66 %     1.14 %     0.48 %
                                                   =====     =====      =====      =====

At September 30, 1997, non-performing assets were $310,000 or .27% of total assets, compared to $450,000 or .39% of total assets at September 30, 1996. At September 30, 1997, non-performing assets were comprised entirely of non-accruing loans, all of which were one- to four-family residential loans. All of the Company's multi-family, commercial real estate and construction loans were performing at year end.

The Company's allowance for loan losses totaled $273,000 at September 30, 1997, down $16,000 from $289,000 at September 30, 1996. At September 30, 1997, the Company's allowance for loan losses was .48% of loans receivable, compared to
 .60% at September 30, 1996, and was 88.1% of non-performing loans at September 30, 1997, compared to 64.2% at September 30, 1996.

The following table presents the amounts and categories of non-performing assets of the Company:

                                                          September 30,
                                                --------------------------------
                                                1997      1996     1995     1994
                                                ----      ----     ----     ----
                                                      (Dollars in Thousands)
Non-accruing loans:
   One- to four-family                           $306     $449     $294     $295
   Other loans                                      4        1        0        0
                                                 ----     ----     ----     ----
       Total                                      310      450      294      295
                                                 ----     ----     ----     ----

Accruing loans delinquent more than 90 days:
   One- to four-family                              0        0       12       12
                                                 ----     ----     ----     ----
       Total                                        0        0       12       12
                                                 ----     ----     ----     ----

Foreclosed assets:
   One- to four-family                              0        0       90        0
                                                 ----     ----     ----     ----
       Total                                        0        0       90        0
                                                 ----     ----     ----     ----

Total non-performing assets                      $310     $450     $396     $307
                                                 ====     ====     ====     ====

Total as a percentage of total assets            0.27 %   0.39 %   0.34 %   0.27 %
                                                 ====     ====     ====     ====

         Liquidity and Capital Position

The  Company's   principal   sources  of  funds  are  deposits  from  customers,
amortization and prepayments of loan principal (including mortgage-backed securities), maturities of securities, sales of loans and operations.

As of September 30, 1997, Office of Thrift Supervision regulations required cash and eligible investments (liquid assets), in an amount equal to 5.0% of net withdrawable savings deposits and borrowings payable on demand or within five years or less during the preceding month, be held by the Association. Liquid assets include cash, certain time deposits, and U. S. Government and agency securities having maturities of less than five years. At September 30, 1997, the Association's liquid asset ratio equaled 43.7%.

The Company uses its liquidity and capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain liquidity and pay operating expenses. At September 30, 1997, the Company had outstanding commitments to extend credit on $4.3 million of single family residential loans.

Cash and cash equivalents totaled $6.9 million at September 30, 1997, compared to $5.7 million at September 30, 1996. The primary use of funds during the year was to fund loan originations, purchase securities, and purchase treasury stock. The primary source of funds during the year was from maturing investment securities and payments on mortgage-backed securities and loans. Management believes that it has adequate resources to fund all of its current commitments.

During the fiscal year ended September 30, 1997, the Company repurchased an additional 53,964 shares of stock at an average price of $17.63 per share. The Company also issued an additional 1,045 shares of treasury stock in conjunction with the exercise of stock options during the year under the Company's 1995 Stock Option and Incentive Plan. At September 30, 1997, the Company had 230,021 shares of treasury stock at an average price of $16.22 per share. The Company ended the year with 1,026,366 shares outstanding. The closing stock price on that date was $20.50 per share. The high and low prices for the year were $20.50 and $14.75 respectively.

The Company continued its current dividend policy by declaring and paying four quarterly cash dividends of $.05 per share for a total of $211,000 during the year. Based on the September 30, 1997 closing stock price of $20.50 per share, the annualized dividend amount of $.20 per share would equal an annual dividend rate of .98%.

Total stockholders' equity equaled $20.9 million at September 30, 1997, unchanged from the $20.9 million reported at September 30, 1996.

As of September 30, 1997, the Company's reported book value per share, using a total stockholders' equity of $20.9 million (net of unallocated ESOP and RRP shares) and 1,026,366 outstanding shares of common stock (the total outstanding shares including unallocated ESOP and RRP shares), equaled $20.34 per share.

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Congress imposed a three part capital requirement for thrift institutions. At September 30, 1997, the Association's actual and required capital amounts under each of the three requirements were as follows:


         - Tangible Capital (stockholders' equity plus certain intangible assets) was $17.6 million, or 15.2% of total assets, exceeding the minimum requirement of 1.5% by $15.9 million.

         - Core Capital (tangible capital plus certain intangible assets) was $17.6 million, or 15.2% of total assets, exceeding the minimum requirements of 3.0% by $14.1 million.

         - Risk-based capital (core capital plus general loan and valuation allowances) equaled $17.9 million, or 40.2% of risk weighted assets, as of September 30, 1997, exceeding the minimum requirement of 8.0% of risk weighted assets by $14.3 million.

At September 30, 1997, the Association met all of the requirements to be considered a "well capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act.

         Impact of Accounting Announcements

SFAS NO. 123 In October 1995 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation which established a fair value based method of accounting for stock-based compensation plans. It encourages entities to adopt that method in place of the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. It permits entities to continue to use the intrinsic value method included in APB No. 25, but regardless of the method used to account for the compensation cost associated with stock option and similar plans, it requires employers to show significant expanded disclosures, including the pro forma amount of net income (and earnings per share) as if the fair value-based method were used to account for stock-based compensation.

As of October 1, 1996, the effective date for the Statement, the Company elected to continue using the accounting and disclosure methods prescribed by APB No. 25 for its current plan and to continue using the accounting methods prescribed by APB No. 25 but disclose in the footnotes information on a fair value basis, as prescribed by SFAS No. 123, for any future stock-based compensation plans.

SFAS NO. 125 SFAS No. 125, Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and for the extinguishment of financial liabilities. It is based on the consistent application of the financial-components approach. The Statement requires the recognition of financial assets and servicing assets that are controlled by an entity, the derecognition of financial assets and servicing assets where control is surrendered, and the derecognition of liabilities when they are extinguished. The Statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is being applied prospectively. The Company adopted the Statement as required.

SFAS NO. 128 In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The Statement simplifies the standards for computing EPS and makes them comparable with international EPS standards.

SFAS No. 128 replaces the presentation of primary EPS previously prescribed in APB No. 15, Earnings Per Share, with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS does not include dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

The Statement is effective for financial statements issued for periods ending after December 15, 1997.

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

         Forward-Looking Information

Except for the historical information contained herein, the matters discussed in the Annual Report may be deemed to be forward-looking statements that involve risks and uncertainties, including the acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 1997. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

         Market Price of Common Stock

East Texas Financial Services, Inc. trades on The Nasdaq National Market under the symbol "ETFS". At September 30, 1997, the Company had 1,026,366 shares outstanding and approximately 500 stockholders of records.

The following table presents the cash dividends per share paid and the high/low price range and closing prices for the fiscal periods indicated:

                                     High             Low              Close          Dividends
                                     ----             ---              -----          ---------

             Fiscal 1997
            First Quarter           $16.50           $14.75            $16.38           $0.05
            Second Quarter          $19.00           $16.88            $17.75           $0.05
            Third Quarter           $18.88           $16.88            $18.00           $0.05
            Fourth Quarter          $20.50           $18.00            $20.50           $0.05



                                     High             Low              Close          Divdends
                                     ----             ---              -----          --------
             Fiscal 1996
            First Quarter           $17.00           $15.13            $16.25                -0-
            Second Quarter          $16.75           $14.50            $14.81           $0.05
            Third Quarter           $15.75           $14.50            $14.63           $0.05
            Fourth Quarter          $15.50           $14.00            $15.50           $0.05


                        Report of Independent Accountants





Board of Directors and Shareholders
East Texas Financial Services, Inc.
Tyler, Texas


We have audited the accompanying consolidated statements of financial condition of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed the accounting for mortgage servicing rights on July 1, 1995.






Tyler, Texas
November 12, 1997

                             East Texas Financial Services, Inc. and Subsidiary
                               Consolidated Statements of Financial Condition
                                        September 30, 1997 and 1996


                        Assets                                                  1997               1996
                                                                          -------------      -------------
Cash and due from banks                                                   $     508,729      $     704,615
Interest-bearing deposits due from banks                                      6,422,404          4,995,032
                                                                          -------------      -------------
     Total cash and cash equivalents                                          6,931,133          5,699,647
Interest-earning time deposits                                                1,565,573          1,663,573
Federal funds sold                                                              753,847            480,285
Investment securities held-to-maturity
     (fair value of $23,128,073 in 1997 and $30,114,685 in 1996)             23,058,359         30,138,744
Mortgage-backed securities available-for-sale                                 4,356,271                -0-
Mortgage-backed securities held-to-maturity
     (fair value of $18,611,834 in 1997 and $25,383,579 in 1996)             18,151,765         24,948,793
Loans receivable, net                                                        57,110,029         47,925,067
Accrued interest receivable                                                     885,383            930,657
Federal Home Loan Bank stock, at cost                                         1,005,700            948,500
Premises and equipment, net                                                   1,123,311            970,184
Deferred income taxes                                                               -0-            130,825
Mortgage servicing rights, net                                                  149,094            119,845
Other assets                                                                    858,147            416,816
                                                                          -------------      -------------

Total assets                                                              $ 115,948,612      $ 114,372,936
                                                                          =============      =============

              Liabilities and Stockholders' Equity

Liabilities:
     Demand deposits                                                      $   1,882,109      $   1,996,400
     Savings and NOW deposits                                                 9,771,266         11,099,604
     Other time deposits                                                     76,897,274         77,671,666
                                                                          -------------      -------------
         Total deposits                                                      88,550,649         90,767,670
     Advances from Federal Home Loan Bank                                     4,195,000                -0-
     Advances from borrowers for taxes and insurance                            881,685            917,222
     Federal income taxes
         Current                                                                    -0-              5,044
         Deferred                                                               127,909                -0-
     Accrued expenses and other liabilities                                   1,314,001          1,752,387
                                                                          -------------      -------------
         Total liabilities                                                   95,069,244         93,442,323
                                                                          -------------      -------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value, 500,000 shares authorized, none  outstanding
     Common stock,  $0.01 par value,  5,500,000 shares  authorized,
       1,256,387 shares issued,  and 1,026,366  outstanding at
       September 30, 1997, and 1,256,387 issued and
       1,079,285 outstanding at September 30, 1996                               12,564             12,564
     Additional paid-in capital                                              12,196,879         12,112,516
     Deferred compensation - RRP shares                                        (329,748)          (446,129)
     Unearned employee stock ownership plan shares                             (650,614)          (763,206)
     Retained earnings (substantially restricted)                            13,365,792         12,811,881
     Net unrealized gain on available-for-sale securities, net of tax            15,512                -0-
     Treasury stock, at cost, 230,021 shares at September 30, 1997
       and 177,102 shares at September 30, 1996                              (3,731,017)        (2,797,013)
                                                                          -------------      -------------
         Total stockholders' equity                                          20,879,368         20,930,613
                                                                          -------------      -------------

Total liabilities and stockholders' equity                                $ 115,948,612      $ 114,372,936
                                                                          =============      =============



The accompanying notes are an integral part of the consolidated financial statements.

                         East Texas Financial Services, Inc. and Subsidiary
                                  Consolidated Statements of Income
                           Years Ended September 30, 1997, 1996, and 1995


                                                            1997            1996            1995
                                                        -----------     -----------     -----------
Interest income
     Loans receivable:
         First mortgage loans                           $ 4,104,554     $ 3,564,258     $ 3,299,246
         Consumer and other loans                            86,614          77,456          87,570
     Investment securities available-for-sale                57,360          55,329          54,235
     Investment securities held-to-maturity               1,803,994       2,074,033       1,963,467
     Mortgage-backed securities available-for-sale           52,207             -0-             -0-
     Mortgage-backed securities held-to-maturity          1,511,985       2,000,439       1,707,505
     Deposits with banks                                    275,517         292,525         838,656
                                                        -----------     -----------     -----------
         Total interest income                            7,892,231       8,064,040       7,950,679
                                                        -----------     -----------     -----------

Interest expense
     Deposits                                             4,425,797       4,511,934       4,293,359
     Advances from Federal Home Loan Bank                    46,752             -0-             -0-
                                                        -----------     -----------     -----------
         Total interest expense                           4,472,549       4,511,934       4,293,359
                                                        -----------     -----------     -----------

         Net interest income                              3,419,682       3,552,106       3,657,320

Provisions for loan losses                                    5,000             -0-             -0-
                                                        -----------     -----------     -----------
         Net interest income after provision
           for loan losses                                3,414,682       3,552,106       3,657,320
                                                        -----------     -----------     -----------

Noninterest income
     Net gain on sale of loans                               71,888         116,316          55,135
     Net realized gain (loss) on sale of investment
       securities                                             1,381             -0-          (9,042)
     Loan origination and commitment fees                    65,990          83,769          66,247
     Loan servicing fees                                     94,969         110,576         130,271
     Other                                                   67,906          60,156          56,660
                                                        -----------     -----------     -----------
         Total noninterest income                           302,134         370,817         299,271
                                                        -----------     -----------     -----------

Noninterest expense
     Compensation and benefits                            1,678,962       1,586,838       1,384,377
     Occupancy and equipment                                157,488         154,321         167,558
     SAIF deposit insurance premium                          80,462         867,859         237,305
     Loss on foreclosed real estate                           5,538           4,826           9,875
     Other                                                  600,772         586,067         535,670
                                                        -----------     -----------     -----------
         Total noninterest expense                        2,523,222       3,199,911       2,334,785
                                                        -----------     -----------     -----------

Income before provision for income taxes                  1,193,594         723,012       1,621,806

Income tax expense                                          426,819         265,136         550,977
                                                        -----------     -----------     -----------

Net income                                              $   766,775     $   457,876     $ 1,070,829
                                                        ===========     ===========     ===========

Earnings per common share                               $       .78     $       .42     $       .95
                                                        ===========     ===========     ===========



The accompanying notes are an integral part of the consolidated financial statements.

                                         East Texas Financial Services, Inc. and Subsidiary
                                     Consolidated Statements of Changes in Stockholders' Equity
                                           Years Ended September 30, 1997, 1996, and 1995

                                                                                                     Net
                                                                                      Deferred     Unearned   Unrealized
                                                                                    Compensation   Employee   Gain (Loss)
                                               Additional                           Recognition     Stock    on Available-
                                      Common     Paid-in     Retained    Treasury   & Retention   Ownership    for-sale
                                      Stock      Capital     Earnings      Stock       Plan      Plan Shares  Securities     Total
                                      -----      -------     --------      -----       ----      -----------  ----------     -----
Balance at September 30, 1994                              $11,458,215                                                  $11,458,215

Net income                                                   1,070,829                                                    1,070,829

Net proceeds from common
  stock issued in stock conversion   $12,152  $11,439,533                                          $(972,150)            10,479,535

Issuance of common stock to the
  recognition and retention plan         412      581,496                            $  (581,908)                               -0-

Deferred compensation
  amortization                                                                            19,397                             19,397

Release of employee stock
  ownership plan shares                                                                               90,673                 90,673

Appreciation in employee stock
  ownership plan shares released                   27,746                                                                    27,746

                                     -------  -----------  ----------   -----------  -----------   ---------   -------- -----------
Balance at September 30, 1995         12,564   12,048,775   12,529,044                  (562,511)   (881,477)            23,146,395

Net income                                                     457,876                                                      457,876

Deferred compensation
  amortization                                                                           116,382                            116,382

Release of employee stock
  ownership plan shares                                                                              118,271                118,271

Appreciation in employee stock
  ownership plan shares released                   63,741                                                                    63,741

Purchase of treasury stock
  at cost (179,192 shares)                                              $(2,831,237)                                     (2,831,237)

Exercise of stock
 options (2,090 shares)                                         (4,702)      34,224                                          29,522

Cash dividends of $0.15 per share                             (170,337)                                                    (170,337)
                                     -------  -----------  ----------   -----------  -----------   ---------   -------- -----------

Balance at September 30, 1996         12,564   12,112,516   12,811,881   (2,797,013)    (446,129)   (763,206)            20,930,613

Net income                                                     766,775                                                      766,775

Deferred compensation
  amortization                                                                           116,381                            116,381

Release of employee stock
  ownership plan shares                                                                              112,592                112,592

Appreciation in employee stock
  ownership plan shares released                   84,363                                                                    84,363

Net change in unrealized gain
  on mortgage-backed securities
  available-for-sale net of
  deferred taxes of $7,991                                                                                     $  15,512     15,512

Purchase of treasury stock
  at cost (53,964 shares)                                                  (951,116)                                       (951,116)

Exercise of stock
 options (1,045 shares)                                         (2,351)      17,112                                          14,761

Cash dividends of $0.20 per share                             (210,513)                                                    (210,513)
                                     -------  -----------  ----------   -----------  -----------   ---------   -------- -----------

Balance at September 30, 1997        $12,564  $12,196,879  $13,365,792  $(3,731,017)  $ (329,748)  $(650,614)  $ 15,512 $20,879,368
                                     =======  ===========  ===========  ===========   ==========   =========   ======== ===========

On October 15, 1997, the Company announced the declaration of a cash dividend of $.05 per share to stockholders of record on November 12, 1997, payable on November 26, 1997.

The accompanying notes are an integral part of the consolidated financial statements.

                                 East Texas Financial Services, Inc. and Subsidiary
                                        Consolidated Statements of Cash Flows
                                   Years Ended September 30, 1997, 1996, and 1995


                                                                        1997             1996              1995
                                                                   ------------      ------------      ------------
Cash flows from operating activities:
     Net income                                                    $    766,775      $    457,876      $  1,070,829
     Adjustments to reconcile net income to net

       cash provided by operating activities:
         Amortization of deferred loan origination fees                    (486)           (2,988)          (11,877)
         Amortization of premiums and discounts on
           investment securities, mortgage-backed
           securities, and loans                                        106,306           201,336           (99,187)
         Amortization of deferred compensation                          116,382           116,382            19,397
         Amortization of mortgage servicing rights                       28,730            15,618             1,173
         Compensation charge related to
               release of ESOP shares                                    99,747            84,805            45,513
         Depreciation                                                    68,952            74,424            74,792
         Provision for loan losses and losses on real estate              5,000               -0-               -0-
         Deferred income taxes                                          250,743          (193,299)         (149,677)
         Stock dividend on FHLB stock                                   (57,200)          (55,100)          (54,100)
         Net (gain) loss on sale of:
              Investment securities held-to-maturity:
                  Obligations-U.S. Govt. and agencies                    (1,381)              -0-             9,042
              Loans held for sale                                       (13,908)          (22,326)          (12,489)
              Equipment                                                  (9,563)            4,101            (2,261)
     Proceeds from sale of loans                                      4,753,985         7,740,431         5,202,995
     Originations of loans held for sale                             (4,740,077)       (7,718,105)       (5,190,506)
     (Increase) decrease in:
         Accrued interest receivable                                     45,274           125,669          (838,958)
         Other assets                                                  (441,331)           44,255           969,247
     Increase (decrease) in:
         Federal income tax payable                                      (5,044)          (33,638)           38,682
         Accrued expenses and other liabilities                        (438,386)          482,275           162,276
                                                                   ------------      ------------      ------------

Net cash provided by operating activities                               534,518         1,321,716         1,234,891
                                                                   ------------      ------------      ------------

Cash flows from investing activities:
     Net (increase) decrease in interest-earning time deposits           98,000          (781,573)         (882,000)
     Net (increase) decrease in fed funds sold                         (273,562)          146,311           158,575
     Purchase of investment securities held-to-maturity              (6,495,391)      (11,633,820)      (62,097,829)
     Proceeds from maturities of investment
       securities held-to-maturity                                   12,500,000        11,615,000        23,000,000
     Proceeds from sales of obligations -
       U. S. Govt. and agencies held-to-maturity                      1,000,937               -0-         8,984,062
     Purchases of mortgage-backed securities
       available-for-sale                                            (4,469,653)              -0-               -0-
     Principal payments on mortgage-backed
       securities available-for-sale                                    129,747               -0-               -0-
     Purchases of mortgage-backed securities
       held-to-maturity                                                (512,122)         (913,080)      (38,171,881)
     Principal payments on mortgage-backed
       securities held-to-maturity                                    7,286,201         9,647,677         4,371,143
     Net change in loans receivable                                  (9,591,071)       (6,071,127)       (6,578,073)
     Proceeds from sale of foreclosed real estate                       401,595              (680)           79,851
     Acquisition costs related to foreclosed real estate                    -0-               -0-              (503)
     Proceeds from sales of equipment                                    17,500               -0-               -0-
     Expenditures for premises and equipment                           (230,016)          (27,744)         (201,531)
     Origination of mortgage servicing rights                           (57,979)          (93,990)          (42,646)
                                                                   ------------      ------------      ------------

Net cash provided (used) by investing activities                       (195,814)        1,886,974       (71,380,832)
                                                                   ------------      ------------      ------------

                                   (continued)

                            East Texas Financial Services, Inc. and Subsidiary
                                   Consolidated Statements of Cash Flows
                              Years Ended September 30, 1997, 1996, and 1995


                                                             1997              1996              1995
                                                         ------------      ------------      ------------
Cash flows from financing activities:
     Net increase (decrease) in:
         Noninterest-bearing deposits, savings,
            and NOW accounts                             $ (1,442,629)     $    784,276      $ (2,721,473)
         Time deposits                                       (774,392)       (1,596,950)       (5,099,094)
         Advances from borrowers                              (35,537)          (61,361)          129,124
     Proceeds from advances from Federal Home
       Loan Bank                                           13,104,841               -0-               -0-
     Payments of advances from Federal Home
       Loan Bank                                           (8,909,841)              -0-               -0-
     Net proceeds from issuance of common stock                   -0-               -0-         9,545,685
     Purchase of treasury stock at cost                      (951,116)       (2,831,237)              -0-
     Exercise of stock options                                 14,761            29,522               -0-
     Dividends paid                                          (210,513)         (170,337)              -0-
     ESOP stock purchase                                          -0-               -0-          (972,150)
     ESOP loan repayment                                       97,208            97,208            72,906
                                                         ------------      ------------      ------------

Net cash provided (used) by financing activities              892,782        (3,748,879)          954,998
                                                         ------------      ------------      ------------

Net increase (decrease) in cash and cash equivalents        1,231,486          (540,189)      (69,190,943)

Cash and cash equivalents at beginning of year              5,699,647         6,239,836        75,430,779
                                                         ------------      ------------      ------------

Cash and cash equivalents at end of year                 $  6,931,133      $  5,699,647      $  6,239,836
                                                         ============      ============      ============

Supplemental disclosure:
     Cash paid for:
         Interest on deposits                            $  2,213,797      $  2,354,934      $  3,332,359
         Income taxes                                         415,820           492,083           411,452

Transfers from loans to real estate acquired
  through foreclosures                                        482,578               -0-           173,548

Loans made to facilitate the sale of REO                       60,800            84,000               -0-

Issuance of common stock to RRP                                   -0-               -0-           581,908

Deposit accounts converted to purchase
   common stocks                                                  -0-               -0-         1,906,000

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

The Holding Corp. was incorporated on September 6, 1994, and on January 10, 1995, acquired all of the common stock of the Association upon its conversion from a mutual to a stock savings and loan. The consolidated financial statements in 1997, 1996, and 1995 include the accounts of the Holding Corp. and its subsidiary after elimination of all significant intercompany balances.

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

Securities - The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, on October 1, 1994. Since at that time the Company did not have any securities, there was no cumulative effect on stockholders' equity or operations for the change in accounting.

Marketable debt securities, consisting of mortgage-backed securities and U.S. Government and agency obligations held-to-maturity, are carried at cost and adjusted for amortization of premiums and accretion of discounts as the Company has the intent and ability to hold them to maturity. Premiums and discounts are amortized using the interest method.

Trading account securities are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the statement of income as they occur. The Company had no trading account securities during 1997, 1996, or 1995.

Available-for-sale securities are carried at market value. Unrealized gains and losses net of tax are recognized in the statement of stockholders' equity. Realized gains and losses are recognized in the statement of income as they occur. The Company had no available-for-sale securities during 1996 and 1995.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies, continued

At September 30, 1997, 1996, and 1995, the Company had no outstanding commitments to sell or purchase securities or mortgage-backed securities.

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not have any loans held for sale on hand at September 30, 1997, 1996, or 1995.

Loans receivable - Loans receivable are stated at unpaid principal balances less the allowance for loan losses, undisbursed portion of loans, and net deferred loan origination fees and discounts.

The Company adopted  Statement of Financial  Accounting  Standards No. 114 (SFAS
114), Accounting by Creditors for Impairment of a Loan, as of October 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans and related allowance for loan losses is based on the present value of expected future cash flows discounted at the loan's effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. As permitted by SFAS 114, smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience.

The adequacy of the allowance for loan losses is periodically evaluated by the Company. Such evaluation includes a review of loans on which full collectibility may not be reasonably assured and considers the estimated value of the underlying collateral on the loan, current and anticipated economic conditions, and other factors, which in management's judgment deserve recognition. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, losses may ultimately be incurred in amounts different from management's current estimates. Additionally, the Association is subject to regulatory examinations and may be directed to record loss allowances by regulatory authorities. Adjustments to the allowance for estimated losses will be reported in the period such adjustments become known or are reasonably estimable. The Association's most recent regulatory examination, dated March 1997, did not result in an increase to the allowance for loan losses.

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

Mortgage servicing rights - On July 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122 (SFAS 122), Accounting for Mortgage Servicing Rights. SFAS 122 requires that the Company recognize as separate assets rights to service mortgage loans for others, regardless of how those mortgage servicing rights are acquired. This eliminates the distinction between purchased servicing rights, which are capitalized, and originated servicing rights, for which no value could be capitalized under the previous standard. SFAS 122 prohibits retroactive application. The adoption of SFAS 122 increased gain on sale of loans by approximately $57,979 in 1997, $93,990 in 1996, and $42,646 in 1995. SFAS 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of those rights on a disaggregated basis.

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

Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which superseded SFAS 122. However, the adoption of SFAS 125 did not result in any significant changes in the accounting for mortgage servicing rights.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Summary of Significant Accounting Policies, continued

Borrowings. The estimated fair value of the FHLB advance is based upon the discounted value of the difference between contractual rates and current market rates for similar agreements.

Advance from borrowers for taxes and insurance. The carrying amount of escrow accounts approximate fair value.

Accrued interest. The carrying amounts of accrued interest approximate their fair values.

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

Earnings per common share - Primary earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding. When dilutive, stock options are included as share equivalents using the treasury stock method. ESOP shares that have not been committed to be released are not considered outstanding for the computation of primary and fully diluted earnings per share for the years ended September 30, 1997, 1996, and 1995, in accordance with Statement of Position (SOP) 93-6, Employers' Accounting for Employee Stock Ownership Plans. The weighted average number of common shares outstanding during 1997, 1996, and 1995 were 980,239, 1,084,822, and 1,129,030, respectively. Primary and fully-diluted earnings per share were the same for 1997, 1996, and 1995.

Impact of new accounting standards - In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company adopted SFAS 121 for the Company's fiscal year beginning October 1, 1996. The adoption of SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock Based Compensation, which establishes accounting and reporting standards for stock-based employee compensation plans. The Company adopted the disclosure requirements of SFAS 123 for the fiscal year beginning October 1, 1996, and will continue to use the accounting methods prescribed in Accounting Principles Board No. 25 for recognition requirements. SFAS 123 disclosure requirements would be applicable to any new stock option plans issued in subsequent years.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share and No. 129, Disclosure of Information about Capital Structure. These statements will be adopted by the Company effective December 31, 1997. SFAS 128 simplifies the computation of earnings per common share by replacing primary and fully diluted presentations with the new basic and diluted disclosures. SFAS 129 establishes standards for disclosing information about an entity's capital structure.

Reclassifications - Certain amounts previously reported in the financial statements for 1996 and 1995 have been reclassified to facilitate comparability with 1997. These reclassifications had no effect on net income or stockholders' equity.

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

The following schedule summarizes the issuance of common stock by the Holding Corp. in the conversion:

Deposit accounts converted to purchase stock                  $   1,906,000
Stock issued to ESOP                                                972,150
Proceeds received from other investors                            9,273,750
                                                              -------------
                                                                 12,151,900
Conversion costs                                                   (700,215)
                                                              -------------

                                                              $  11,451,685
                                                              =============

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

Note 3 - Investment Securities

The amortized cost and fair values of investment securities held-to-maturity consisting of U.S. Government and agency obligations, are summarized as follows:

                                                          Gross                 Gross
                                  Amortized            Unrealized            Unrealized               Fair
                                    Cost                 Gains                 Losses                 Value
                               -------------         -------------         -------------         -------------
September 30, 1997             $  23,058,359         $      81,219         $      11,505         $  23,128,073
                               =============         =============         =============         =============

September 30, 1996             $  30,138,744         $     117,550         $     141,610         $  30,114,685
                               =============         =============         =============         =============


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 3 - Investment Securities, continued

The following is a summary of amortized cost and fair value of investment securities held-to-maturity at September 30, 1997, by contractual maturity:

                                                   Amortized            Fair
                                                      Cost              Value
                                                 -------------    --------------
Due in one year or less                          $  11,011,074    $   11,036,080
Due after one year through five years               12,047,285        12,091,993
Due after five years through ten years                     -0-               -0-
Due after ten years                                        -0-               -0-
                                                 -------------    --------------

                                                 $  23,058,359    $   23,128,073
                                                 =============    ==============

Information related to sales of investment securities for 1997, 1996, and 1995 is as follows:

                                          1997        1996           1995
                                      -----------     ------    ------------

Debt securities:
     Sales proceeds                   $ 1,000,937    $   -0-    $  8,984,062
     Amortized cost                       999,556        -0-       8,993,104
                                      -----------     ------    ------------

     Realized gain (loss)             $     1,381    $   -0-    $     (9,042)
                                      ===========     ======    ============


The Company's management sold securities during the years ended September 30, 1997 and 1995, since the securities were within sixty days of maturity. It was management's determination that changes in market interest rates would not have significantly affected the securities' fair value.

Note 4 - Mortgage-backed Securities

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
available-for-sale are summarized as follows:

                                                            Gross           Gross
                             Amortized      Unrealized   Unrealized         Fair
                                Cost          Gains        Losses           Value
                            ----------     ----------     -------     ------------

September 30, 1997:
     GNMA Certificates      $  978,271     $      792     $    -0-    $    979,063
     FHLMC Certificates      2,174,528         16,037          -0-       2,190,565
     FNMA Certificates       1,179,969          6,674          -0-       1,186,643
                            ----------     ----------     -------     ------------

                            $4,332,768     $   23,503     $    -0-     $ 4,356,271
                            ==========     ==========     =======      ===========

There were no sales of mortgage-backed securities available-for-sale for 1997. The Company had no mortgage-backed securities available-for-sale at September 30, 1996 or 1995.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 4 - Mortgage-backed Securities, continued

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities available-for-sale at September 30, 1997, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                               Amortized             Fair
                                                  Cost               Value
                                             -------------      -------------
Due in one year or less                      $          -0-     $         -0-
Due after one year through five years                   -0-               -0-
Due after five years through ten years                  -0-               -0-
Due after ten years                              4,332,768          4,356,271
                                             -------------      -------------

                                             $   4,332,768      $   4,356,271


The   amortized   cost   and   fair   values   of   mortgage-backed   securities
held-to-maturity are summarized as follows:

                                                               Gross           Gross
                             Amortized       Unrealized      Unrealized        Fair
                               Cost             Gains          Losses          Value
                            -----------     -----------     -----------     -----------
September 30, 1997:
     FHLMC Certificates     $14,818,339     $   377,423     $    48,537     $15,147,225
     FNMA Certificates        3,333,426         131,183             -0-       3,464,609
                            -----------     -----------     -----------     -----------

                            $18,151,765     $   508,606     $    48,537     $18,611,834
                            ===========     ===========     ===========     ===========

September 30, 1996:
     FHLMC Certificates     $20,349,015     $   401,769     $    84,296     $20,666,488
     FNMA Certificates        4,599,778         117,313             -0-       4,717,091
                            -----------     -----------     -----------     -----------

                            $24,948,793     $   519,082     $    84,296     $25,383,579
                            ===========     ===========     ===========     ===========


There were no sales of mortgage-backed securities held-to-maturity for 1997, 1996, or 1995.

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities held-to-maturity at September 30, 1997, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                    Amortized            Fair
                                                       Cost              Value
                                                  -------------    -------------

Due in one year or less                           $   1,101,069    $   1,098,554
Due after one year through five years                 2,965,649        2,929,782
Due after five years through ten years                       -0-              -0-
Due after ten years                                  14,085,047       14,583,498
                                                  -------------    -------------

                                                  $  18,151,765    $  18,611,834
                                                  =============    =============


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable

Loans receivable are summarized as follows:

                                                           1997              1996
                                                      ------------      ------------
First mortgage loans (principally conventional):
     Principal balances:
         Secured by one-to-four family residences     $ 49,412,358      $ 42,772,758
         Secured by other residential property             568,458           701,092
         Secured by nonresidential property              4,023,304         3,458,273
         Construction loans                              3,600,405         1,805,700
                                                      ------------      ------------
                                                        57,604,525        48,737.823
Less:
     Undisbursed portion of loans                       (1,506,002)       (1,513,956)
     Net deferred loan origination fees                    (18,028)          (18,514)
                                                      ------------      ------------
         Total first mortgage loans                     56,080,495        47,205,353
                                                      ------------      ------------

Consumer and other loans:
     Principal balances:
         Loans to depositors, secured by savings           487,584           499,914
         Commercial                                        251,500            54,305
         Home improvement                                  563,301           454,615

                                                      ------------      ------------
         Total consumer and other loans                  1,302,385         1,008,834
                                                      ------------      ------------

Less allowance for loan losses                            (272,851)         (289,120)
                                                      ------------      ------------

                                                      $ 57,110,029      $ 47,925,067
                                                      ============      ============

A summary of the changes in the allowance for loan losses is as follows (charge-offs include transfers to allowance for losses on real estate acquired in settlement of loans):


                                           1997           1996           1995
                                        ---------      ---------      ---------
Balance at beginning of year            $ 289,120      $ 295,800      $ 300,000
Provision charged to income                 5,000            -0-            -0-
Charge-offs and recoveries, net           (21,269)        (6,680)        (4,200)
                                        ---------      ---------      ---------

Balance at end of year                  $ 272,851      $ 289,120      $ 295,800
                                        =========      =========      =========


The Company does not have any loans which are considered troubled debt restructured loans as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring.

As of September 30, 1997 and 1996, in the opinion of management, there are no loans which should be considered as impaired as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable, continued

At September 30, 1997 and 1996, the Company had discontinued the accrual of interest on nonperforming loans aggregating approximately $309,524 and $450,337, respectively. Net interest income for 1997, 1996, and 1995 would have been higher by $8,768, $10,654, and $13,394, respectively, had interest been accrued at contractual rates on the nonperforming loans. The Company has no commitments to lend additional funds to debtors whose loans are nonperforming.

Certain officers, directors, and employees were indebted to the Association in the aggregate amount of $487,301 and $547,445 as of September 30, 1997 and 1996, respectively. In the opinion of management, these loans were substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. A summary of the activity of loans to directors and executives in excess of $60,000 is as follows:

                                                     1997                1996
                                                  ---------           ---------
Balance, beginning of year                        $ 530,066           $ 564,264
New loans                                            17,985              13,375
Repayment                                           (72,839)            (47,573)
                                                  ---------           ---------

Balance, end of year                              $ 475,212           $ 530,066
                                                  =========           =========

Note 6 - Loan Servicing

The principal balances of loans serviced for investors are not included in the consolidated statement of financial condition. Information related to mortgage loans serviced for investors is summarized as follows:


                                                    September 30,
                                   ---------------------------------------------
                                       1997             1996             1995
                                   -----------      -----------      -----------
Principal balance                  $39,390,855      $40,111,101      $37,235,123
Custodial escrow balance             1,129,082        1,232,078        1,424,705

The  following  is  an  analysis  of  the  changes  in  loan  servicing   rights
capitalized:


                                                     1997                1996
                                                  ---------           ---------
Balance, beginning of year                        $ 119,845           $  41,473
Addition                                             57,979              93,990
Amortization                                        (28,730)            (15,618)
                                                  ---------           ---------

Balance, end of year                              $ 149,094           $ 119,845
                                                  =========           =========



               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 7 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                       1997             1996
                                                     ---------        ---------
Investment securities                                $ 338,840        $ 400,254
Mortgage-backed securities                             221,505          244,552
Loans receivable                                       338,889          303,981
Allowance for uncollectible interest                   (13,851)         (18,130)
                                                     ---------        ---------

                                                     $ 885,383        $ 930,657
                                                     =========        =========

Note 8 - Foreclosed Real Estate

The Company has  acquired  various  properties  through  loan  foreclosures.  At
September 30, 1997 and 1996, the Company was not in possession of any foreclosure properties.

There was no activity in the allowance for real estate losses during 1997, 1996, and 1995.

Note 9 - Premises and Equipment

Premises and equipment are summarized as follows:

                                                          Estimated
                                                        Useful Lives           1997           1996
                                                        -------------      -----------    -----------

Land - main location                                        ----           $    91,503    $    91,503
Office building - main location                          10-30 years           622,592        622,592
Furniture, fixtures, and equipment - main location       5-15 years            446,588        295,736
Autos                                                      5 years              58,742         38,864
Land - branch                                               ----               157,500        157,500
Office building - branch                                 10-30 years           192,689        192,689
Furniture, fixtures, and equipment - branch              5-15 years             64,133         62,067
Land - loan agency                                          ----                33,500         33,500
Office building - loan agencies                           39 years             133,982        121,500
Furniture, fixtures, and equipment - loan agencies       5-15 years             12,596            -0-
                                                                           -----------    -----------
                                                                             1,813,825      1,615,951
Less accumulated depreciation                                                 (690,514)      (645,767)
                                                                           -----------    -----------

                                                                           $ 1,123,311    $   970,184
                                                                           ===========    ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 10 - Other Assets

Other assets are summarized below:

                                                         1997          1996
                                                       --------     ---------
Principal receivable on mortgage-backed securities     $326,754     $     -0-
Prepaid federal income tax                              234,587           -0-
Funds due from sales of loans                           230,900      302,525
Prepaid expenses                                         58,383      104,734
Other                                                     7,523        9,557
                                                       --------     --------

                                                       $858,147     $416,816
                                                       ========     ========

Note 11 - Deposits

The aggregate amount of accounts with a minimum denomination of $100,000 was approximately $29,054,138 and $27,273,394 at September 30, 1997 and 1996.

At September 30, 1997, scheduled maturities of certificates of deposit are as follows:

     1998                                       $  57,819,500
     1999                                          11,551,446
     2000                                           6,523,713
     2001                                             540,133
     2002                                             448,030
     Thereafter                                        14,452
                                                -------------

                                                $  76,897,274
                                                =============

Interest expense on deposits is summarized as follows:

                                 1997           1996          1995
                             ----------     ----------     ----------
Demand deposits              $      -0-    $       -0-    $       -0-
Savings and NOW deposits        324,480        331,326        323,474
Time deposits                 4,101,317      4,180,608      3,969,885
                             ----------     ----------     ----------

                             $4,425,797    $ 4,511,934    $ 4,293,359
                             ==========    ===========    ===========

The Association held deposits of approximately $3,032,639 and $3,213,003 for related parties at September 30, 1997 and 1996, respectively.


Note 12 - Advances from Federal Home Loan Bank

The Company held an outstanding advance from the FHLB of $4,195,000 at September 30, 1997, bearing interest at a rate of 5.54%. The advance matures on October 23, 1997, and was collateralized by mortgage-backed securities with a carrying amount of $4,481,517 and a market value of $4,623,249.

There were no outstanding advances from the FHLB at September 30, 1996.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 13 - Pension Plan

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

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of financial condition at September 30:

                                                          1997              1996             1995
                                                      -----------      -----------      -----------
Actuarial present value of benefit obligations:

 Accumulated benefit obligation:
         Vested                                       $ 1,156,009      $ 1,247,505      $ 1,292,908
         Nonvested                                        136,719           91,899          106,373
                                                      -----------      -----------      -----------

                                                      $ 1,292,728      $ 1,339,404      $ 1,399,281
                                                      ===========      ===========      ===========
Projected benefit obligation for service
  rendered to date                                    $(2,145,930)     $(1,856,303)     $(1,996,728)
Plan assets at fair value, primarily certificates
  of deposit and U.S. government securities             2,035,418        1,907,532        1,787,739
                                                      -----------      -----------      -----------
Plan assets in excess (shortfall) of benefit
  obligation                                             (110,512)          51,229         (208,989)
Unrecorded net loss from past experience
  different from that assumed and effects
  of changes in assumptions                               361,361          210,557          494,174
Prior service cost not yet recognized
  in periodic pension cost                                108,781          116,140          123,499
Unrecognized net assets at 10-1-88
  being recognized over 20.658 years                     (384,470)        (417,450)        (450,430)
                                                      -----------      -----------      -----------

(Accrued) prepaid pension cost                        $   (24,840)     $   (39,524)     $   (41,746)
                                                      ===========      ===========      ===========

A summary of the components of income follows:


                                                     1997           1996          1995
                                                  ---------      ---------      ---------


Service cost-benefits earned during the year      $ 106,287      $ 125,062      $ 122,048
Interest cost on projected benefit obligation       139,094        133,210        125,199
Actual return on plan assets                       (122,798)       (93,592)      (146,118)
Net asset gain (loss) deferred for later
  recognition                                           -0-        (31,484)        28,485
Amortization of unrecognized net asset              (32,980)       (32,980)       (32,980)
Amortization of prior service cost                    7,359          7,359          7,359
Amortization of loss                                (28,727)        14,487         19,026
                                                  ---------      ---------      ---------

Net periodic pension cost                         $  68,235      $ 122,062      $ 123,019
                                                  =========      =========      =========

               East Texas Financial Services, Inc. and Subsidiary
                    Notes to Consolidated Financial Services


Note 13 - Pension Plan, continued

Assumptions used in the accounting for the pension plan were as follows:


                                                             1997                  1996                  1995
                                                            -----                 -----                 -----
Weighted average discount rate                              8.00%                 7.00%                 7.00%
Rate of increase in future compensation levels              5.00%                 5.00%                 5.00%
Expected long-term rate of return on assets                 8.00%                 7.00%                 7.00%


The Company contributed $82,919, $124,284, and $63,751 to the plan in 1997, 1996, and 1995, respectively.


Note 14 - Income Taxes

The Company and Subsidiary file a consolidated federal income tax return. The consolidated provision for income taxes for 1997, 1996, and 1995 consists of the following:


                                      1997             1996              1995
                                   ---------        ---------         ---------
Current (benefit)                  $ 176,076        $ 458,435         $ 700,654
Deferred (benefit)                   250,743         (193,299)         (149,677)
                                   ---------        ---------         ---------

                                   $ 426,819        $ 265,136         $ 550,977
                                   =========        =========         =========

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes and cumulative effect of change in accounting for income taxes as a result of the following:


                                              1997           1996            1995
                                           ---------      ---------      ---------
Expected income tax expense at
  statutory tax rate of 34%                $ 405,822      $ 245,828      $ 551,414
Unrealized loss on loans held for sale           -0-            -0-         50,096
Other                                         20,997         19,308        (50,533)
                                           ---------      ---------      ---------

                                           $ 426,819      $ 265,136      $ 550,977
                                           =========      =========      =========

Effective tax rate                                36%            37%            34%
                                           =========      =========      =========



               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 14 - Income Taxes, continued

Deferred tax assets and liabilities included in the statement of financial condition at September 30 consist of the following:


                                                             1997           1996
                                                           ----------     ----------
Deferred tax assets:
     SAIF assessment                                       $     -0-      $ 219,538
     Allowance for loan losses                                66,945         62,829
     Deferred compensation                                    25,028         19,798
     Other                                                     5,222          6,178
                                                           ---------      ---------
                                                              97,195        308,343
                                                           ---------      ---------
Deferred tax liabilities:
     FHLB stock                                              (85,034)       (65,586)
     Mortgage servicing rights                               (50,692)       (40,747)
     Depreciable assets                                      (36,484)       (32,030)
     Unrealized loss on loans held for sale                   (1,293)       (24,401)
     Pension liability                                       (43,610)       (14,754)
     Net unrealized gain on market value adjustment to
       mortgage-backed securities available-for-sale          (7,991)            -0-
                                                           ---------      ---------
                                                            (225,104)      (177,518)
                                                           ---------      ---------

Net deferred tax asset (liability)                         $(127,909)     $ 130,825
                                                           =========      =========

No valuation allowance for deferred tax assets was recorded as of September 30, 1997 and 1996, as management believes that the amounts representing future deferred tax benefits will more likely than not be recognized since the Company is expected to have sufficient taxable income of an appropriate character within the carryback and carryforward period as permitted by the tax law to allow for utilization of the future deductible amounts.

Retained earnings at September 30, 1997 and 1996, includes approximately $2,692,722, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $915,525 at September 30, 1997 and 1996.

Note 15 - Stock Option and Incentive Plan

The 1995 Stock Option and Incentive Plan (the "Stock Option Plan") provides for awards in the form of stock options, stock appreciation rights, limited stock appreciation rights, and restricted stock.

Options to purchase shares of common stock of the Company may be granted to selected directors, officers, and key employees. The number of shares of common stock reserved for issuance under the stock option plan was equal to 121,519 or 10% of the total number of common shares issued pursuant to the conversion. The option exercise price cannot be less than the fair market value of the underlying common stock as of the date of the option grant, and the maximum option term cannot exceed ten years. Awards vest at a rate of 20% per year beginning at the date of the grant. The Company plans to use treasury stock for the exercise of options. The following is a summary of changes in options outstanding:

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 15 - Stock Option and Incentive Plan, continued

Options outstanding
     Balance, September 30, 1995                                        103,411
         Granted at $14.125 per share                                       -0-
         Exercised at $14.125 per share                                  (2,090)
         Forfeited and expired                                              -0-
                                                                       --------

     Balance, September 30, 1996                                        101,321
         Granted                                                            -0-
         Exercised at $14.125 per share                                  (1,045)
         Forfeited and expired                                              -0-
                                                                       --------

     Balance, September 30, 1997                                        100,276
                                                                       ========

Options exercisable at year end under stock option plan                  38,233
                                                                       ========

Shares available for future grants                                       18,108
                                                                       ========

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

Note 16 - Employee Stock Ownership Plan (ESOP)

In conjunction with the stock conversion, the Company established an ESOP for eligible employees. Employees with at least one year of employment and who have attained the age of twenty-one are eligible to participate. The ESOP borrowed funds in the amount of $972,080 from the Company to purchase 97,215 common shares issued in the conversion. Collateral for the loan is the common stock purchased by the ESOP. The ESOP loan is payable in quarterly principal payments of $24,302 over a ten year period plus interest at an annual rate of 7.93%. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan on the Association's books and the related receivable on the Holding Corp.'s books have been eliminated in the consolidated statement of financial condition. The cost of shares not committed to be released and unallocated shares is reported as a reduction of stockholders' equity. Shares are released to participants' accounts under the shares allocated method.

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


Note 16 - Employee Stock Ownership Plan (ESOP), continued

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

ESOP compensation expense for the years ended September 30, 1997, 1996, and 1995, totaled $196,955, $182,013, and $118,419, respectively. The fair value of unearned ESOP shares at September 30, 1997 and 1996, totaled $1,333,751 and $1,182,976, respectively. Following is a summary of ESOP shares at September 30:

                                                    1997                  1996
                                                    ------                ------
Shares allocated                                    32,154                20,894
Shares committed to be released                        -0-                   -0-
Unearned                                            65,061                76,321
                                                    ------                ------

Total                                               97,215                97,215
                                                    ======                ======

Note 17 - Recognition and Retention (RRP)

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

Unearned compensation of $581,908, representing the shares' fair market value of $14.125 per share at the date of award, will be charged to income on a straight-line basis over the five year vesting period as the Company's directors and employees perform the related future services. The unamortized balance, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. The Company recognized $116,382 as compensation and benefits expense relating to this plan for the years ended September 30, 1997 and 1996, respectively, and $19,397 for the year ended September 30, 1995.

Note 18 - Financial Instruments

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


Note 18 - Financial Instruments, continued

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

The Company has not been required to perform on any financial guarantee during the past two years. The Company has not incurred any losses on its commitments in either 1997 or 1996.

The estimated fair values of the Company's financial instruments were as follows at:


                                                        September 30, 1997                 September 30, 1996
                                                 -------------------------------    --------------------------------
                                                     Carrying            Fair           Carrying            Fair
                                                      Amount             Value           Amount             Value
                                                 -------------    --------------    -------------    ----------------
Financial assets:
     Cash and cash equivalents                   $   6,931,133    $    6,931,133    $   5,699,647    $    5,699,647
     Interest-earning time deposits                  1,565,573         1,568,000        1,663,573         1,661,800
     Securities held-to-maturity                    23,058,359        23,128,073       30,138,744        30,114,685
     Mortgage-backed securities
       available-for-sale                            4,356,271         4,356,271              -0-               -0-
     Mortgage-backed securities
       held-to-maturity                             18,151,765        18,611,834       24,948,793        25,383,579
     Loans receivable, net                          57,110,029        58,145,000       47,925,067        48,453,000
     Accrued interest receivable                       885,383           885,383          930,657           930,657
     Federal Home Loan Bank stock                    1,005,700         1,005,007          948,500           948,500

Financial liabilities:
     Deposit liabilities                            88,550,649        90,346,500       90,767,670        92,186,500
     Advances from Federal Home
       Loan Bank                                     4,195,000         4,196,000              -0-               -0-
     Advances from borrowers for
       taxes and insurance                             881,685           881,685          917,222           917,222


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 18 - Financial Instruments, continued

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Company's financial instruments with off-balance-sheet risk are disclosed in Note 20.


Note 19 - Significant Group Concentration of Credit Risk

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

At  September  30, 1997 and 1996,  the Company had  $4,354,021  and  $4,994,869,
respectively, on deposit with the Federal Home Loan Bank of Dallas, and $1,086,177 and $1,031,510, respectively, on deposit with Nations Bank of Texas. At September 30, 1997, the Company had $2,068,384 on deposit with Merrill Lynch.

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


Note 20 - Commitments and Contingencies

In the  ordinary  course  of  business,  the  Company  has  various  outstanding
commitments   and  contingent   liabilities   that  are  not  reflected  in  the
accompanying financial statements.

The Company had outstanding commitments to originate loans as follows:


                                   September 30, 1997                          September 30, 1996
                   ----------------------------------------------    ------------------------------------------
                        Fixed           Variable                        Fixed         Variable
                        Rate              Rate           Total          Rate            Rate           Total
                   -------------     ------------     ----------     ----------     ----------     ----------
First mortgage     $   4,281,570     $        -0-     $4,281,570     $1,883,475     $  464,150     $2,347,625
Consumer and
  other loans                -0-              -0-            -0-            -0-            -0-            -0-

                   -------------     ------------     ----------     ----------     ----------     ----------
                   $   4,281,570     $        -0-     $4,281,570     $1,883,475     $  464,150     $2,347,625
                   =============     ============     ==========     ==========     ==========     ==========

The  Company  leases  the  Lindale   office   location  under  the  terms  of  a
noncancellable lease expiring in 2000, followed by two three year optional renewals.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 20 - Commitments and Contingencies, continued

At September 30, 1997, future minimum lease payments under the operating lease are as follows:


     1998                                                $  6,720
     1999                                                   7,686
     2000                                                   4,631
                                                         --------

                                                         $ 19,037
                                                         ========

Rent expense for the year ended September 30, 1997, was $3,662. There was no rent expense for the years ended September 30, 1996 and 1995.


Note 21 - Regulatory Matters

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Association and the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of September 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the Office of Thrift supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 5.0% core/leverage capital ratio, a minimum 6.0% Tier 1 risk-based ratio, and a minimum 10.0% total risk-based capital to be considered well capitalized. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                To Be Well
                                                                                            Capitalized Under
                                                                    For Capital             Prompt Corrective
                                              Actual              Adequacy Purposes         Action Provisions
                                 -------------------------     -----------------------  -----------------------
                                      Amount         Ratio       Amount        Ratio       Amount        Ratio
                                 -----------         -----     ---------       -----    ---------        -----
                                                                (dollars in thousands)
As of September 30, 1997:
Total risk-based capital
  (to risk-weighted assets)      $    17,895         40.2%     $   3,559        8.0%    $   4,449        10.0%

Tier 1 capital
  (to risk-weighted assets)           17,622         39.6%          1,780       4.0%         2,670         6.0%

Tier 1 capital
  (to adjusted total assets)          17,622         15.2%          4,637       4.0%         5,796         5.0%

Tangible capital
  (to adjusted total assets)          17,622         15.2%          1,739       1.5%         1,739         1.5%



               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 21 - Regulatory matters, continued

                                                                                                To Be Well
                                                                                            Capitalized Under
                                                                    For Capital             Prompt Corrective
                                              Actual              Adequacy Purposes         Action Provisions
                                 -------------------------     -----------------------  -----------------------
                                      Amount         Ratio       Amount        Ratio       Amount        Ratio
                                 -----------         -----     ---------       -----    ---------        -----
                                                                 (dollars in thousands)

As of September 30, 1996:
Total risk-based capital
   (to risk-weighted assets)     $    17,754         44.2%    $   3,211         8.0%    $   4,014        10.0%

Tier 1 capital
   (to risk-weighted assets)          17,465         43.5%         1,605        4.0%         2,408        6.0%

Tier 1 capital
   (to adjusted total assets)         17,465         15.3%         4,569        4.0%         5,712        5.0%

Tangible capital
   (to adjusted total assets)         17,465         15.3%         1,714        1.5%         1,714        1.5%


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


Note 22 - Compensated Absences

Employees of the Company are entitled to paid vacation after one year of employment. The vacation time does not vest; therefore, no accrual for vacation was recorded due to the immateriality. Sick leave is not accrued because it does not vest. The costs of these compensated absences are recognized when paid.


Note 23 - Interest and Dividends on Investment Securities

Dividends on Federal Home Loan Bank stock of $57,360, $55,329, $54,235 were received for the years ended September 30, 1997, 1996, and 1995, respectively.

Interest income received from investment securities for the years ended September 30, 1997, 1996, and 1995 was taxable.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 24 - Other Noninterest Income and Expense

Other noninterest income and expense amounts are summarized as follows:


                                                       1997         1996          1995
                                                     --------     --------     --------
Other noninterest income:
     Loan late charges                               $ 25,346     $ 25,825     $ 25,802
     Bank service charges and fees                     22,345       22,503       20,943
     Other                                             20,215       11,828        9,915
                                                     --------     --------     --------

                                                     $ 67,906     $ 60,156     $ 56,660
                                                     ========     ========     ========
Other noninterest expense:
     Advertising and promotion                       $ 28,023     $ 36,983     $ 28,541
     Data processing                                   89,203       86,716       89,033
     Professional fees                                 77,953       80,434       67,090
     Supervisory examination                           35,697       36,435       36,327
     Printing, postage, stationery, and supplies       51,634       43,829       49,913
     Telephone                                         18,136       18,884       18,839
     Insurance and bond premiums                       60,877       61,261       59,575
     Loan servicing expenses                           22,268       20,686       21,325
     Franchise taxes                                   94,545       94,304       82,492
     Other                                            122,436      106,535       82,535
                                                     --------     --------     --------

                                                     $600,772     $586,067     $535,670
                                                     ========     ========     ========


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 25 - Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of September 30, 1997 and 1996, and related condensed statements of income and statements of cash flows for the years ended September 30, 1997 and 1996, should be read in conjunction with the consolidated financial statements and the related notes.


                                                                              1997             1996
                                                                          ------------      -------------
STATEMENT OF FINANCIAL CONDITION
Assets:
     Cash                                                                 $  2,146,805      $  2,021,050
     Note receivable - ESOP Trust                                              704,758           801,966
     Investment in the Association                                          17,967,563        18,041,989
     Receivable from subsidiary                                                 78,902            78,834
     Prepaid expenses                                                            6,432             5,196
                                                                          ------------      ------------

Total assets                                                              $ 20,904,460      $ 20,949,035
                                                                          ============      ============

Liabilities:
     Other liabilities                                                    $     25,092      $     18,422
                                                                          ------------      ------------
Stockholders' Equity:
     Common stock                                                               12,564            12,564
     Additional paid-in capital                                             12,196,879        12,112,516
     Retained earnings                                                      13,365,792        12,811,881
     Treasury stock                                                         (3,731,017)       (2,797,013)
     Unearned ESOP shares                                                     (650,614)         (763,206)
     Deferred compensation - RRP shares                                       (329,748)         (446,129)
     Net unrealized gain on available-for-sale securities, net of tax           15,512               -0-
                                                                          ------------      ------------
         Total stockholders' equity                                         20,879,368        20,930,613
                                                                          ------------      ------------

Total liabilities and stockholders' equity                                $ 20,904,460      $ 20,949,035
                                                                          ============      ============



               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 25 - Condensed Parent Company Only Financial Statements, continued


                                                       1997             1996
                                                   -----------      ------------
STATEMENT OF INCOME
Income:
     Equity in earnings of Association             $ 1,012,661      $   498,973
     Interest income                                    61,546           69,700
                                                   -----------      -----------
         Total income                                1,074,207          568,673
                                                   -----------      -----------
Expenses:
     Management expenses paid to subsidiary            303,097              -0-
     Franchise tax expense                              51,014           55,405
     Professional fees                                  42,867           44,858
     Other                                              37,122           31,705
                                                   -----------      -----------
                                                       434,100          131,968
         Total expenses                            _____________    _____________

Income before federal income taxes                     640,107          436,705

Federal income taxes (benefit)                        (126,668)         (21,171)
                                                   -----------      -----------

Net income                                         $   766,775      $   457,876
                                                   ===========      ===========



               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 25 - Condensed Parent Company Only Financial Statements, continued

                                                                       1997             1996
                                                                  -----------      ------------
STATEMENT OF CASH FLOWS Cash flows from operating activities:
     Net income                                                   $   766,775      $   457,876
     Equity in earnings of the Association, net of dividends          202,529         (498,973)
     Increase in prepaid expenses                                      (1,236)          (5,196)
     Increase (decrease) in other liabilities                           6,670          (19,136)
                                                                  -----------      -----------
         Net cash provided (used) by operating activities             974,738          (65,429)
                                                                  -----------      -----------

Cash flows from investing activities:
     ESOP loan repayment                                               97,208           97,208
     Increase in receivable from subsidiary                               (67)         (31,692)
                                                                  -----------      -----------
         Net cash provided by investing activities                     97,141           65,516
                                                                  -----------      -----------

Cash flows from financing activities:
     Net proceeds from issuance of common stock                       200,744          180,124
     Purchase of treasury stock at cost                              (951,116)      (2,831,237)
     Sale of treasury stock for exercise of stock options              14,761           29,522
     Dividends paid                                                  (210,513)        (170,337)
                                                                  -----------      -----------
         Net cash used by financing activities                       (946,124)      (2,791,928)
                                                                  -----------      -----------

Net increase (decrease) in cash and cash equivalents                  125,755       (2,791,841)

Cash and cash equivalents at beginning of year                      2,021,050        4,812,891
                                                                  -----------      -----------

Cash and cash equivalents at end of year                          $ 2,146,805      $ 2,021,050
                                                                  ===========      ===========

Supplemental cash flow information:
     Cash paid for:
         Income tax paid                                          $   415,820      $      -0-

         Receivable from subsidiary for ESOP shares issued             84,363          63,742



                                                      Corporate Directory

                                              East Texas Financial Services, Inc.

Board of Directors*
  Jack W. Flock                 Gerald W. Free                 Jim M. Vaughn, M.D.      James W. Fair
  Chairman of                   Vice Chairman,                 Retired Physician        Real Estate Investment
  the Board                     President and Chief            Investments              Oil and Gas Interests
  Of Counsel to                 Executive Officer
  Ramey & Flock, P. C.

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

Officers

  Gerald W. Free                Derrell W. Chapman             Sandra J. Allen
  Vice Chairman,                Vice President and             Corporate Secretary
  President and Chief           Chief Operating and
  Executive Officer             Chief Financial Officer


                                      First Federal Savings and Loan Association of Tyler

Officers
  Gerald W. Free                Derrell W. Chapman             Joe C. Hobson            Sandra J. Allen
  Vice Chairman,                Vice President and             Sr. Vice President       Corporate Secretary
  President and Chief           Chief Operating and            Mortgage Lending
  Executive Officer             Chief Financial Officer

  William L. Wilson             M. Earl Davis                  Elizabeth G. Taylor      Marcia R. Shelton
  Treasurer and                 Vice President                 Vice President and       Assistant
  Secretary                     Compliance and                 Loan Officer             and Loan Officer
  Controller                    Marketing

  Earlene Cool
  Assistant Treasurer


*  Directors of the Company also serve as directors of the Association

                                   Shareholder
                                R e f e r e n c e


                                Executive Offices
                            1200 South Beckham Avenue
                               Tyler, Texas 75701


                                   SEC Counsel
                        Silver, Freedman and Taff, L.L.P.
                           1100 New York Avenue, N.W.
                           Washington, D.C. 20005-3934


                                 Transfer Agent
                         Registrar and Transfer Company
                                10 Commerce Drive
                              Cranford, N.J. 07016


                              Independent Auditors
                           Bryant and Welborn, L.L.P.
                                 601 Chase Drive
                               Tyler, Texas 75701


                               Investor Relations
              Shareholders, analysts and others seeking information
       about East Texas Financial Services, Inc., are invited to contact:

                Gerald W. Free, Vice Chairman, President and CEO
                                       or
                 Derrell W. Chapman, Vice President and COO, CFO
                                at (903) 593-1767
                              (903) 593-1094 (Fax)

               Copies of the Company's earnings releases and other
             financial publications, including the annual report on
                    Form 10-KSB filed with the Securities and
                       Exchange Commission, are available
                           without cost upon request.

          Annual Meeting of Shareholders January 21, 1998, at 2:00 p.m.
                                 Company Offices
                            1200 South Beckham Avenue
                                  Tyler, Texas