Form 10KSB, Exhibit 13
period 1998-09-30
EAST TEXAS FINANCIAL SERVICES INC
filed 1998-12-23
CIK 929646

EXHIBIT 13


                                 Annual Report

                                       to

                                Security Holders

               East Texas Financial Services, Inc. and Subsidiary



                               Table of Contents


Selected Financial Data                                                       2

Letter to Shareholders                                                        3

Glossary                                                                      5

Management's Discussion and Analysis of
     Financial Condition and Operating Results                                6


    Forward Looking Information                                               6

    General                                                                   6

    Results of Operations

           Net Income                                                         6
           Interest Income                                                    9
           Interest Expense                                                  12
           Net Interest Income                                               13
           Provisions for Loan Losses                                        14
           Other Operating Income                                            14
           Operating Expense                                                 16
           Income Tax Expense                                                18

     Financial Condition

           Balance Sheet Summary                                             18
           Loans                                                             19
           Mortgage-Backed Securities                                        21
           Investment Securities                                             22
           Deposits and Borrowings                                           22
           Interest Rate Sensitivity                                         22
           Asset Quality                                                     25
           Liquidity and Capital Position                                    26

Impact of Accounting Pronouncements                                          27

Year 2000 Compliance Assessment                                              29

Impact of Inflation and Changing Prices                                      30

Market Price of Common Stock                                                 30

Report of Independent Accountants                                            32

Consolidated Financial Statements                                            33

Notes To Consolidated Financial Statements                                   38

Corporate Directory                                                          62

Shareholder Reference                                                        63

                                                       Selected Financial Data



(Dollars in Thousands, except share data)                  1998                1997          1996           1995          1994
------------------------------------------------------------------------------------------------------------------------------------
At September 30,
Total assets                                           $   124,017        $   115,949    $   114,373    $  117,077    $  114,935
Loans receivable, net
   Held for sale                                                 0                  0              0             0             0
   Held in portfolio                                        61,119             57,110         47,925        41,760        35,337
Investment securities - held-to-maturity                    29,767             23,058         30,139        30,263             0
Mortgage-backed securities -
available-for-sale                                          12,810              4,356              0             0             0
Mortgage-backed securities --
held-to-maturity                                            10,941             18,152         24,949        33,741             0
Deposits                                                    86,644             88,551         90,768        92,474       102,200
FHLB Advances                                               14,946              4,195              0             0             0
Stockholders' equity                                        20,384             20,879         20,931        23,146        11,458
Common shares outstanding                                1,464,056          1,026,366      1,079,285      1,256,387         N.A.
Book value per share                                         13.92              20.34          19.39         18.42          N.A.



For The Year Ended September 30,
Net interest income                                    $     3,298        $     3,419    $     3,552    $    3,658    $    3,040
Provision for loan losses                                        0                  5              0             0           121
Other operating income                                         361                302            371           299       (2,118)
Operating expenses                                           2,768              2,523          3,200         2,335         1,981
Net income                                                     561                767            458         1,071         (759)



Selected Financial Ratios
Return on average assets                                      0.46 %             0.67 %         0.40 %        0.92 %      (0.66) %
Return on average equity                                      2.72               3.67           2.08          5.47        (6.41)
Interest rate spread (average)                                2.00               2.21           2.27          2.49          2.33
Net interest margin                                           2.83               3.12           3.16          3.21          2.67
Ratio of interest-earning assets to
interest-
  bearing liabilities                                       119.58             122.29         122.23        119.13        110.08
Operating expenses to average assets                          2.31               2.19           2.77          2.01          1.72
Efficiency ratio                                             78.96              69.24          84.10         59.70         61.70
Net interest income to operating expenses                     1.20  x            1.35 x         1.11 x        1.57 x        1.47 x


Asset Quality Ratios
Non-performing assets to total assets                         0.18  %            0.27 %         0.39 %        0.34 %        0.27 %
Non-performing loans to total loans                           0.37               0.54           0.94          0.95          0.87
receivable
Allowance for loan losses to non-performing                 102.19              88.06          64.22         74.75         97.72
loans
Allowance for loan losses to total loans                      0.38               0.48           0.60          0.71          0.85
Allowance for loan losses to total assets                     0.18               0.24           0.25          0.25          0.26



Regulatory Capital Ratios (Association only)
Total capital to total assets                                14.91 %            15.21 %        15.39 %       14.40 %        9.97 %
Tangible capital ratio                                       14.95              15.20          15.30         14.40          9.97
Core capital ratio                                           14.95              15.20          15.30         14.40          9.97
Risk-based capital ratio                                     38.29              40.22          44.23         43.44         31.06



To Our Shareholders:


The past twelve months have been challenging for the traditional thrift institution relying primarily on interest income on mortgage related products as its primary source of income. Continued lower interest rates and a narrowing of the difference in shorter and longer-term interest rates caused a decrease in our net interest margin during the fiscal year. Competition for single-family lending in the Tyler market and the propensity for a borrower to refinance a mortgage at the slightest decline in interest rates has caused a decrease in the overall yield on interest earning assets. Further, our reliance on certificates of deposit as our primary funding source and demands from certificate holders for the highest interest rates have contributed to the decline in our net interest margin as well. We believe that this trend is unlikely to reverse at any time in the foreseeable future and in fact may never return to levels that will allow for long term profitability in the traditional mortgage lending business.

As a result, and after substantial research and planning, we made the decision in 1998 to expand our lines of business. The need for higher yielding assets with less likelihood to refinance, less reliance on certificates of deposit as our primary source of funds, and a greater reliance on income from sources other than net interest income are the principal objectives of our decision to introduce additional business lines.

By the time you receive this annual report, we will be well on our way to opening a new office location in the rapidly growing area of south Tyler. The new office will focus primarily on commercial and consumer lending with a reliance on transaction accounts as its primary funding source. We will offer all of the products usually associated with a commercial banking organization, such as credit and debit cards, an ATM machine and cards, safe deposit boxes, investment brokerage services, and both commercial and personal transaction accounts. We will also expand all of these services to each of our existing full service locations.

The initial costs associated with adding these new lines of business will be extensive and we do not expect them to be profitable immediately. However, we believe that this is the direction we should be moving and that the long term future of the Company is dependent upon our success in doing so.

The past twelve months have also been a challenge for bank stock values. We have seen the per share price of our stock decline from approximately $13.67 per share on September 30, 1997, as adjusted for a three for two stock split in 1998, to its closing price of $13.25 per share on September 30, 1998. Our stock price further declined to approximately $9.85 by December 9, 1998, the record date for our upcoming annual meeting. The decrease in price through December 9, 1998 is approximately 28% and while we are disappointed, we believe that the decline in the price of our stock is somewhat indicative of the overall decline in small bank stocks during the year.

We continued to repurchase stock during the year, acquiring 76,973 shares of stock at an average price of approximately $14.04 per share. At year-end, we held 420,436 shares of treasury stock at an average purchase price of approximately $11.40 per share. We expect, from time-to-time as market conditions warrant, to continue to repurchase shares of treasury stock. We ended the year with 1,464,056 outstanding shares of stock, an increase of 438,000 shares over the 1,026,366 outstanding as of September 30, 1997. The increase was primarily due to the three for two stock split completed in 1998. After the split, we continued our policy of paying a quarterly cash dividend of $.05 per share in fiscal 1998. Based on the September 30, 1998 ending stock price, our dividend yield is approximately 1.51%.

We expanded our wholesale funded arbitrage program in 1998. At year end, we had borrowed approximately $14.9 million in short term advances from the Federal Home Loan Bank of Dallas and invested the proceeds in primarily adjustable rate mortgage related securities. Our margin on the difference in the yield on the securities and the cost of the advance was approximately .42%, an after tax basis at year end. Subsequent to year end, after the Federal Reserve lowered short term interest rates, the cost of the borrowings in the program decreased substantially. As of December 9, 1998, the after tax margin on the program was approximately .82%. We expect to expand this program as market conditions warrant during the upcoming fiscal year.

We invite you to attend our annual meeting of stockholders. The meeting will be held at 2:00 p.m. on January 20, 1999 at the offices of the Company, 1200 South Beckham, Tyler, Texas. Once again, we remain confident about the future of the Company. Our goal is to continue to try and maximize the long-term value of your investment.


         Sincerely,






                  /s/Jack W. Flock                  /s/Gerald W. Free
                  ----------------                  -----------------
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

                      Management's Discussion and Analysis
                           of Financial Condition and
                                Operating Results


Results of Operation


    Forward-Looking Information


Except for the historical information contained herein, the matters discussed in the Annual Report may be deemed to be forward-looking statements that involve risks and uncertainties, including the acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 1998. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


    General


The principal business of the Company consists of attracting retail deposits from the general public and investing those funds primarily in one- to four-family residential mortgage loans. To a lesser extent, the Company also originates commercial real estate, one- to four-family construction, multi-family and consumer loans. The Company also purchases mortgage-backed securities and invests in U.S. Government and agency obligations and other permissible investments.


The Company's revenues are derived primarily from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from service charges and loan originations, gains on sales of loans and mortgage-backed securities, and loan servicing fee income.


The Company currently offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits include passbook and money market accounts, NOW checking accounts, and certificate accounts with terms ranging from one month to five years. The Company solicits deposits in its primary market area and does not accept brokered deposits.


         Net Income

1998 and 1997 Comparison

Net income was $561,000, or $.39 in basic earnings per share for the year ended September 30, 1998, compared to $767,000, or $.52 in basic earnings per share for the year ended September 30, 1997. On a diluted basis, earnings per share was calculated at $.38 and $.51 for the years ended September 30, 1998 and 1997 respectively. Per share earnings for the year ended September 30, 1997 were restated for comparative purposes as a result of the Company's three for two stock split in the form of a 50% stock dividend completed in 1998. The decrease in net income was primarily attributable to a $245,000 increase in non-interest expense to $2.8 million for the year ended September 30, 1998, compared to $2.5 million for the year ended September 30, 1997. Additionally, a $117,000 decline in net interest income after provision for loan losses from $3.4 million for the year ended September 30, 1997 to $3.3 million for the year ended September 30, 1998 contributed to the overall decline in net income.

Partially offsetting the increase in non-interest expense and the decline in net interest income after provision for loan losses was a $59,000 increase in non-interest income from $302,000 for the year ended September 30 1997 to $361,000 for the year ended September 30, 1998. In addition, a $97,000 decrease in income tax expenses from $427,000 for the year ended September 30, 1997 to $329,000 for the year ended September 30, 1998 offset the decline in net income.

For the year ended September 30, 1998, the Company reported a return on average assets of approximately .46%, compared to .67% for the year ended September 30, 1997. Return on average stockholders' equity was reported as 2.72% for the year ended September 30, 1998, compared to 3.67% for the year ended September 30, 1997.

1997 and 1996 Comparison

For the year ended September 30, 1997, net income was $767,000, or $.52 per share, compared to $458,000, or $.28 per share, for the year ended September 30, 1996. Per share earnings for both years were restated due to the Company's three for two stock split in 1998. Diluted earnings per share were $.51 and $.28 for the years ended September 30, 1997 and 1996 respectively. The increase in net income was primarily attributable to a $677,000 reduction in total non-interest expenses to $2.5 million for the year ended September 30, 1997, compared to $3.2 million for the year ended September 30, 1996. Total non-interest expenses were higher in 1996 due to the special one time assessment charged to all Savings Association Insurance Fund ("SAIF") insured institutions to recapitalize the SAIF insurance fund. The Company's portion of the one time assessment was approximately $645,000, before the effects of income taxes were considered.

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

    Net Interest Income Analysis

                                                                           Year Ended September 30,
                                       ---------------------------------------------------------------------------------------------
                                                     1998                            1997                            1996
                                                  Interest                        Interest                         Interest
                                       Average     Earned/     Yield/   Average    Earned/   Yield/      Average    Earned/  Yield/
                                       Balance       Paid       Rate    Balance     Paid      Rate       Balance     Paid     Rate
                                       ------------------------------   ----------------------------    ----------------------------
                                                                        (Dollars in Thousands)
Interest-earning assets:
   Loans receivable .................. $ 60,563    $  4,771     7.88%   $ 52,192    $ 4,191    8.03%    $ 44,406    $ 3,641    8.20%
   Mortgage-backed securities ........   22,665       1,526     6.73      22,412      1,564    6.98       28,912      2,000    6.92
   Investment securities .............   32,249       1,913     5.93      34,165      2,080    6.09       38,155      2,368    6.21
   FHLB stock ........................      905          54     5.92         972         57    5.86          917         55    6.00
                                       --------    --------     ----    --------    -------    ----     --------    -------    ----
   Total interest-earning  assets (1)  $116,382       8,264     7.10    $109,741    $ 7,892    7.19%    $112,390    $ 8,064    7.18%
                                       ========       =====     ====    ========    =======    ====     ========    =======    ====

Interest-bearing liabilities:
   Demand accounts ................... $  1,284     $     0     0.00    $  1,285    $     0    0.00%    $  2,401    $     0    0.00%
   NOW accounts ......................    1,427          29     2.03       1,448         29    2.00        1,468         30    2.04
   Savings accounts ..................    2,852          86     3.02       2,913         87    2.99        2,948         88    2.99
   Money market checking .............    5,905         197     3.34       6,099        209    3.43        6,329        213    3.37
   Certificate accounts ..............   76,138       4,114     5.40      77,146      4,101    5.32       78,807      4,181    5.31
   Borrowings ........................    9,724         540     5.55         850         47    5.53            0          0    0.00
                                       --------    --------     ----    --------    -------    ----     --------    -------    ----
   Total  interest-bearing
   liabilities .......................   97,330       4,966     5.10    $ 89,741    $ 4,473    4.98%    $ 91,953    $ 4,512    4.91%
                                       --------    --------     ----    --------    -------    ----     --------    -------    ----

Net interest income...................             $  3,298                         $ 3,419                         $ 3,552
                                                   ========                         =======                         =======
Net interest rate spread (2)..........                          2.00%                          2.21%                           2.27%
                                                                ====                           =====                           ====
Net earning assets ................... $ 19,052                         $ 20,000                          $  20,437
                                       ========                         ========                          =========
Net yield on average
interest
   earning assets  (3)                                          2.83%                           3.12%                          3.16%
                                                                =====                           ====                           =====
Average interest-earning assets to
   average interest-bearing
   liabilities ......................                         119.58%                          122.29%                       122.23%
                                                              ======                           ======                        =======

--------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves and premiums or discounts.
(2) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents annualized net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis

                                                                    Year Ended September 30,
                                --------------------------------------------------------------------------------------------------
                                        1998 vs 1997                       1997 vs 1996                     1996 vs 1995
                                ------------------------------    --------------------------------  ------------------------------
                                     Increase                         Increase                      Increase
                                    (Decrease)                       (Decrease)                    (Decrease)        Total
                                      Due to           Total           Due to           Total        Due to        Increase
                                -------------------  Increase    -----------------    Increase   ---------------- ----------
                                 Volume     Rate     (Decrease)   Volume    Rate     (Decrease)  Volume    Rate   (Decrease)
                                -------------------  ----------  -----------------   ----------  ---------------- ---------
                                     (Dollars in Thousands)                           (Dollars in Thousands)
Interest-earning assets:
     Loans receivable .........    $ 672     $ (92)    $ 580     $ 638     $ (88)    $ 550     $ 439     $(185)    $ 254
     Mortgage-backed securities       18       (56)      (38)     (450)       14      (436)     (122)      414       292
     Investment securities ....     (117)      (50)     (167)     (248)      (40)     (288)     (296)     (138)     (434)
     FHLB stock ...............       (4)        1        (3)        3        (1)        2         4        (3)        1
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----

        Total interest-earning
        assets ................    $ 569     $(197)    $ 372     $ (57)    $(115)    $(172)    $  25     $  88     $ 113
                                   =====     =====     =====     =====     =====     =====     =====     =====     =====

Interest-bearing liabilities:
     NOW accounts .............    $   0     $   0     $   0     $   0     $  (1)    $  (1)    $  (2)    $   1     $  (1)
     Savings deposits .........       (2)        1        (1)       (1)        0        (1)        1         4         5
     Money market checking
      accounts ................       (7)       (5)      (12)       (8)        4        (4)      (16)       19         3
     Certificate accounts .....      (54)       67        13       (88)        8       (80)     (155)      367       212
     Borrowings ...............      491         2       493        47         0        47         0         0         0
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----

        Total interest-bearing
        liabilities ...........    $ 428     $  65     $ 493     $ (50)    $  11     $ (39)    $(172)    $ 391     $ 219
                                   =====     =====     =====     =====     =====     =====     =====     =====     =====

Net change in interest income                          $(121)                        $(133)                        $(106)
                                                       ======                        =====                         =====

Net interest income                                   $3,298                        $3,419                        $3,552
                                                      ======                        ======                        ======


         Interest Income


Interest income is dependent upon the composition and dollar amounts of the Company's interest-earning assets, the yield on those assets and the current level of market interest rates.

Interest income is generated by the earnings of the Company's loans receivable, investment securities and mortgage-backed securities portfolios. The Company's loans receivable portfolio is primarily comprised of fixed rate, single family residential mortgages and, to a lesser extent, adjustable rate single family mortgages and other real estate loans of both fixed and adjustable rates. Generally, all fixed rate one- to four-family mortgage loans with final maturities of more than fifteen years are sold into the secondary market upon origination. Depending upon the mortgage rate, fixed rate loans with maturities of fifteen years or less may be placed into portfolio or sold into the secondary market. All adjustable rate loans are held in portfolio.


A significant portion of interest income is also derived from the Company's investment and mortgage-backed securities portfolios. The investment securities portfolio is comprised of U. S. Treasury and agency securities with a weighted average maturity of approximately 2.6 years. With portions of the portfolio scheduled to mature on a staggered basis, the portfolio provides liquidity for the Company's operations and additional flexibility with regard to asset and liability management. Additionally, 79.7% of the mortgage-backed securities portfolio is comprised of securities that have interest rate adjustment frequencies of either six months or one year. The remainder of the portfolio is comprised of fixed rate securities all having final maturities of less than five years.


1998 and 1997 Comparison

The Company reported total interest income of $8.3 million for the year ended September 30, 1998, an increase of $372,000 or 4.7% from the $7.9 million reported for the year ended September 30, 1997. The increase in interest income was a direct result of a $6.7 million increase in average interest earning assets from $109.7 million for the year ended September 30, 1997 to $116.4 million for the year ended September 30, 1998 which was only partially offset by a nine basis point decline in the average yield on interest earning assets from 7.19% for the year ended September 30, 1997 to 7.10% for the year ended September 30, 1998.

The increase in average interest earning assets was primarily the result of an $8.4 million increase in average loans receivable balances outstanding from $52.2 million for the year ended September 30, 1997 to $60.6 million for the year ended September 30, 1998. As a result, interest income on loans receivable increased by $580,000 or 13.8% from $4.2 million for the year ended September 30, 1997 to $4.8 million for the year ended September 30, 1998. The increase in average loans receivable balances was a direct result of the Company's decision to continue placing into portfolio all fixed rate one- to four-family loans with terms of 15 years or less and with interest rates of greater than 7.00%. For most of the year ended September 30, 1998, interest rates on mortgage loans in the Company's market allowed the Company to continue this policy. In addition, the Company began making home equity loans in 1998, the first year allowed under Texas law. All home equity loans currently meet the Company's criteria for placing real estate related loans into portfolio. As a result of both conditions, the Company was able to substantially increase its loans receivable portfolio during 1998. As long term interest rates continued to decline during 1998 and mortgage rates on one- to four-family loans fell below 7.00%, the Company elected, towards the end of the fiscal year, to begin selling its 15-year and shorter one- to four-family loans into the secondary market. The Company continued to place all home equity loans into portfolio throughout the year.

For the fiscal year ending September 30, 1999, the Company's ability to continue to increase its one- to four-family loans receivable portfolio will be primarily dependent upon the overall level of interest rates. Continued declines in interest rates could have the effect of increasing prepayments on the Company's existing mortgage portfolio if customers refinance their mortgages at lower interest rates or refinance with other lenders. In addition, the Company's ability to increase its one- to four-family loan portfolio will be dependent upon the Company's ability to meet its loan production targets, which are in turn primarily dependent upon the continued strong economic environment experienced in the Company's market over the past several quarters. See --"Financial Condition - Loans"

Offsetting the increase in interest income on loans receivable was a $117,000 decline in interest on the Company's short term U.S. Treasury and agency portfolio and a $38,000 decline in interest income on the Company's mortgage-backed securities portfolio.

During the fiscal year ended September 30, 1998, the Company elected to continue to increase its wholesale arbitrage program, by borrowing funds from the Federal Home Loan Bank of Dallas and investing in mortgage-backed securities. As a result, despite increased prepayments on its mortgage-backed securities portfolio as interest rates continued to decline, the Company was able to increase its mortgage-backed securities portfolio to $23.8 million at September 30, 1998 from $22.5 million at September 30, 1997. In fact, the average balance outstanding in the portfolio increased slightly to $22.7 million for the year ended September 30, 1998 from $22.4 million for the year ended September 30, 1997. As interest rates continued to decline throughout the year and the loans underlying the mortgage-backed securities refinanced into lower interest rates, the overall yield on the Company's mortgage-backed securities portfolio declined approximately 25 basis points from 6.98% for the year ended September 30, 1997 to 6.73% for the year ended September 30, 1998. The decline in average yield accounted for the overall decline in interest income on mortgage-backed securities for the year ended September 30, 1998. See -- "Financial Condition -Mortgage-backed securities.

The average balance in the Company's U.S. Treasury and agency portfolio declined approximately $1.9 million from $34.2 million for the year ended September 30, 1997 to $32.2 million for the year ended September 30, 1998. In addition as the overall level of interest rates decreased during the year and securities matured and were replaced with lower yielding securities, the average yield on the portfolio decreased to approximately 5.93% for the year ended September 30, 1998 from 6.09% for the year ended September 30, 1997. The result was an overall decline in interest income from the portfolio of approximately $167,000.


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


    Interest Expense


The Company's interest expense is dependent upon the pricing and volume of its interest-bearing liabilities, comprised primarily of certificates of deposit and, to a lesser extent, savings accounts, NOW accounts, money market accounts, and borrowed funds. The level of interest expense depends upon the composition, pricing and dollar amount of the Company's interest-bearing liabilities, competition for deposits and the current level of market interest rates. Competition for certificate of deposit accounts continues to have an impact on the Company's ability to control interest expense.


1998 and 1997 Comparison

Total interest expense increased approximately $494,000 to $5.0 million for the year ended September 30, 1998, compared to $4.5 million for the year ended September 30, 1997. The increase was primarily attributable to an increase in average interest-bearing liabilities from $89.7 million for the year ended September 30, 1997 to $97.3 million for the year ended September 30, 1998. The Company's overall cost of interest-bearing liabilities, despite a general decline in the level of interest rates throughout the year, actually increased by approximately 12 basis points from 4.98% for the year ended September 30, 1997 to 5.10% for the year ended September 30, 1998.

The increase in average interest-bearing liabilities was directly attributable to the Company's decision to continue its wholesale funding arbitrage through the Federal Home Loan Bank of Dallas. During the year ended September 30, 1998, the Company increased its borrowings from the FHLB to $14.9 million at September 30, 1998 from $4.2 million at September 30, 1997. The Company's total deposit accounts declined slightly from $88.6 million at September 30, 1997 to $86.6 million at September 30, 1998. The increase in average cost of funds was primarily attributable to continued competitive pressure in the Company's local market for certificate of deposit accounts and the cost of the FHLB borrowings.


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


1998 and 1997 Comparison

Net interest income after provision for loan losses totaled $3.3 million for the year ended September 30, 1998, a $117,000 or 3.4% decline from the $3.4 million reported for the year ended September 30, 1997. During the year ended September 30, 1998, the Company's average net interest spread was approximately 2.00%, compared to 2.21% for the year ended September 30, 1997. The Company's net interest margin on average interest earning assets was approximately 2.83% for the year ended September 30, 1998, compared to 3.12% for the year ended September 30, 1997.

Continued competitive pressure for interest rates on certificates of deposit, refinancing of mortgage loans, and a "flat" interest rate environment contributed to the decline in the Company's net interest spread and net interest margin for the year.

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

    Provision for Loan Losses


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

1998 and 1997 Comparison

For the year ended September 30, 1998, the Company made no provision for loan losses, compared to $5,000 for the year ended September 30, 1997. The continued strength of the economy in the Company's market and the continued quality of its loan portfolio contributed to the decision to make no additional provisions for loan losses during the year ended September 30, 1998 and only $5,000 for the year ended September 30, 1997. The Company anticipates adding to its allowance for loan losses and thereby increasing its provision for loan losses as commercial and consumer loans are introduced in 1999.

Non-performing assets to total assets were down to .18% of total assets at September 30, 1998, compared to .27% at September 30, 1997. Non-performing loans to total loans receivable totaled .37% at September 30,1998, compared to .54% at September 30, 1997. The Company's allowance for loan losses as a percentage of loans receivable equaled .38% at September 30, 1998, compared to .48% at September 30, 1997 while the allowance for loan losses as a percentage of non-performing loans increased to 102.19% at September 30, 1998 from 88.06% at September 30, 1997.


1997 and 1996 Comparison


During the year ended September 30, 1997, the Company reported provisions for loan losses of $5,000 compared to zero for the year ended September 30, 1996.


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

1998 and 1997 Comparison

Other operating income equaled $361,000 for the year ended September 30, 1998, an increase of $58,000 from the $302,000 reported for the year ended September 30, 1997. The increase in other operating income was primarily the result of an $81,000 increase in gains on sales of loans to $153,000 for the year ended September 30, 1998, compared to $72,000 for the year ended September 30, 1997. As interest rates on mortgage loans fell below the Company's threshold for placing such loans into its loan portfolio in the fiscal year ended September 30, 1998, the Company began selling more loans into the secondary market. The result was additional gains on the sale of such loans both on a cash basis and under Statement of Financial Accounting Standards No. 122, Accounting For Mortgage Servicing Rights. SFAS No. 122 requires that the present value of the estimated servicing income from a loan sold be recorded as a gain on the sale of the loan. The recorded gain on the sale of the loan is subsequently amortized over the estimated life of the loan against loan servicing fee income. Proceeds from the sale of mortgage loans totaled approximately $10.1 million during the year ended September 30, 1998, compared to $4.8 million for the year ended September 30, 1997. Gains on the sale of loans due to originated mortgage servicing rights totaled $120,000 for the year ended September 30, 1998, compared to $58,000 for the year ended September 30, 1997. Cash gains on the sale of loans totaled $32,000 and $14,000 for the years ended September 30, 1998 and 1997 respectively.

Offsetting a portion of the additional gains on sales of loans into the secondary market was a $25,000 decline in loan servicing fees to $70,000 for the year ended September 30, 1998, compared to $95,000 for the year ended September 30, 1997. The decline in loan servicing fees resulted primarily from additional amortization of originated mortgage servicing rights on previously recorded loans that were paid off or refinanced during the year. Loans serviced for others totaled $42.6 million at September 30, 1998, compared to $39.4 million at September 30, 1997. Loan servicing fee income before the reduction for the amortization of originated mortgage servicing rights totaled $123,000 for the year ended September 30, 1998, compared to $124,000 for the year ended September 30, 1997. However, the amortization of previously recorded mortgage servicing rights totaled $53,000 for the year ended September 30, 1998, compared to $29,000 for the year ended September 30, 1997. The net result was a decline in loan servicing fee income, despite the fact that loan balances serviced for others increased during the year.

With the introduction of the consumer and commercial banking products associated with its additional lines of business, the Company anticipates an increase in other operating income for 1999.


1997 and 1996 Comparison


Other operating income totaled $302,000 for the year ended September 30, 1997, a decrease of $69,000 from the $371,000 reported for the year ended September 30, 1996. The decrease in other operating income was attributable to the Company's decision to continue to place loans into portfolio rather than sell loans into the secondary market. For the year ended September 30, 1997, the Company continued its policy of placing all single family real estate loans with a term of less than or equal to 15 years and with an interest rate of greater than 7.00% into its loan portfolio. Loans with longer terms or with lower interest rates were sold into the secondary market. That policy, in conjunction with continued lower mortgage rates and a preference of loan customers for shorter term fixed rate loans, affected the Company's reported gains on sales of loans under the requirements of SFAS No. 122. Net gains on the sale of loans totaled $72,000 for the year ended September 30,1997, a $44,000 or 38.2% decrease from the $116,000 reported for the year ended September 30, 1996 as more loans were placed into portfolio and fewer gains on the sales of the loans were recorded under SFAS No. 122.


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

1998 and 1997 Comparison

Operating expenses totaled $2.8 million for the year ended September 30, 1998, a $245,000 or 9.7% increase from the $2.5 million reported for the year ended September 30, 1997. The increase in total non-interest expense was primarily the result of a $165,000 increase in compensation and benefits expense, a $34,000 increase in occupancy and equipment expenses and a $63,000 increase in miscellaneous operating expenses.

The increase in compensation and benefits expense was the result of an $85,000 increase in salaries paid to employees, a $50,000 increase in funding costs on the Company's defined benefit pension plan and a $20,000 increase in expenses associated with the release of shares under the Company's ESOP. The increase in salaries paid to employees was due to additional lending personnel added to the Company's staff during 1997. Compensation expense for such employees were for a twelve month period in fiscal 1998 compared to only a portion of fiscal 1997. The additional pension expense was also the result of additions to the Company's staff and increased funding requirements as participants in the plan receive salary increases and increase their length of employment. The additional ESOP expense was due to the accounting requirements of

American Institute of Certified Public Accountants Statement of Operating Procedures No. 93-6. Under this procedure, ESOP expense is determined by the number of shares released during the year and the average fair market value of the Company's stock. The average fair market value of the Company's stock increased in 1998 as compared to 1997.

Occupancy and equipment expense totaled $192,000 for the year ended September 30, 1998, compared to $157,000 for the year ended September 30, 1997. The increase was primarily due to additional depreciation expense associated with the addition of computer and other equipment added to the Company's operations in 1998. The Company anticipates significant increases in its operating expenses in 1999 with the introduction of its commercial and consumer lines of business.

Total non-interest expense as a percentage of average total assets was 2.31% for the year ended September 30, 1998, compared to 2.19% for the year ended September 30, 1997. The Company's efficiency ratio was 78.96% for the year ended September 30, 1998, compared to 69.24% for the year ended September 30, 1997.


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

1998 and 1997 Comparison

Income tax expense totaled $329,000 for the year ended September 30, 1998 or 37.0% of pre-tax income, compared to $427,000 or 35.8% of pre-tax income for the year ended September 30, 1997. The decrease in income tax expense was attributable to the reduction in pre-tax income from $1.2 million for the year ended September 30, 1997 to $890,000 for the year ended September 30, 1998.


1997 and 1996 Comparison

Income tax expense was reported as $427,000 or 35.8% of pre-tax income for the fiscal year ended September 30, 1997, compared to $265,000 or 36.7% of pre-tax income in 1996. The increase in income tax expense was directly attributable to the additional pre-tax income reported for the year ended September 30, 1997.


Financial Condition


    Balance Sheet Summary

During the year ended September 30, 1998, management made a determined effort to increase the total assets of the Company. A continued focus on one- to four-family portfolio lending and a commitment to continue the wholesale arbitrage program begun in 1997 allowed the Company to increase its total assets from $115.9 million at September 30, 1997 to $124.0 million at September 30, 1998.

Based upon its ability to access the FHLB for short-term liquidity needs, the Company elected to deploy more of its excess short-term overnight funds into investment securities. The balance in total cash and cash equivalents equaled $1.7 million at September 30, 1998, compared to $6.9 million at September 30,
1997. Consequently, the Company's investment securities portfolio of U.S. Treasury securities and agency increased to $29.8 million at September 30, 1998 from $23.1 million at September 30, 1997.

Mortgage-backed securities available-for-sale increased as the Company expanded its wholesale arbitrage program begun. However, lower interest rates had the effect of decreasing the Company's held-to-maturity mortgage-backed securities portfolio as borrowers on the adjustable rate loans underlying the securities refinanced into fixed rate loans.

Loans receivable increased as a result of the Company's policy of continuing to place its fixed rate loans with original maturities of less than 15 years into portfolio.

Premises and equipment increased substantially to $2.3 million at September 30, 1998 compared to $1.1 million at September 30, 1997. The increase was due to the Company's acquisition of approximately 4.2 acres of land in south Tyler for its new full service location.

Competition for certificates of deposit accounts and the Company's decision not to pay the highest rates in the market resulted in an overall decline in deposit accounts during the year. However, total interest-costing liabilities increased as the Company borrowed additional funds from the FHLB to fund its wholesale arbitrage program.

Stockholders' equity decreased by $496,000 during the year. The decline was primarily the result of the Company's stock repurchase made during the year ended September 30, 1998 and cash dividends paid to stockholders.

    Loans

The Company continued its focus on one- to four-family portfolio lending throughout the fiscal year ended September 30, 1998. For most of the year, the interest rates on one- to four-family loans remained at levels that allowed the Company to place into portfolio all of its fixed rate loans with an original maturity of 15 years or less. The Company continued its policy to sell all fixed rate loans with an original maturity of greater than 15 years into the secondary market. Fixed rate loans continued to be the predominant choice of mortgage borrowers in the Company's market. For the year ended September 30, 1998, the Company originated a total of approximately $31.3 million in loans. Fixed interest rate loans accounted for approximately 97.2% of the total while adjustable rate loans accounted for approximately 2.8%. At September 30, 1998, approximately 82.7% of the Company's loan portfolio was comprised of loans with fixed rates of interest and approximately 17.3% of the portfolio was comprised of loans with adjustable interest rates. At September 30, 1998, the weighted-average yield on the Company's loan portfolio was 7.71%, compared to 7.92% at September 30, 1997.

The portfolio was comprised of approximately $52.3 million in one- to four-family loans or approximately 83.3% of gross loans-receivable. The Company expects to continue to focus on one- to four-family portfolio lending in 1999. However, the overall level of interest rates and therefore the level of mortgage rates will dictate the Company's ability to place such loans into portfolio. A continued period of lower interest rates and a strong local economy will help the Company's overall one- to four-family lending efforts, but loans could be made at interest rates that will not meet the Company's guidelines for placing such loans into portfolio. The result would be an overall substantial decline in interest income on loans receivable and a decline in net income as cash flow is redirected to other interest earning assets at lower interest rates.

Gross interim construction loans totaled $2.3 million or approximately 3.6% of the gross loan portfolio at September 30, 1998. Interim construction one- to four-family loans are generally made for terms of up to nine months and usually at or near the prime lending rate. The interest rate is fixed for the term of the loam. The Company does not expect to increase its one- to four-family interim construction lending significantly in 1999.

The Company began offering home equity loans on January 1, 1998, the first time allowed by Texas law. Home equity loans are generally made with terms of between 5 and 15 years. These loans are made with fixed rates of interest at or near the prime lending rate. Rates vary according to the term and size of the loan. At September 30, 1998, the Company had approximately $2.5 million in home equity loans in its loan portfolio. The Company expects to continue to increase the balance in home equity loans during the fiscal year ended September 30, 1999.

Nonresidential real estate loans totaled $4.1 million at September 30, 1998, compared to $4.0 million at September 30, 1997. Nonresidential real estate loans are generally made with fixed rates of interest and for terms of up to 15 years. Interest rates on such loans are generally made at or near the prime lending rate. The Company anticipates increasing the balance in nonresidential real estate loans significantly during the upcoming fiscal year.

As interest rates on traditional one- to four-family loans continued to decline during the year and borrowers continued to refinance their mortgages to lower interest rates, the Company continued to experience a decline in its overall net interest margin on earning assets. The result was a continued decline in net income for the Company. As a result of this decline, the Company made the decision during the fiscal year ended September 30, 1998 to expand its current lines of business into commercial and consumer lending.

The Company's strategy will be to increase its total loan production, to diversify into lending products with higher yields and shorter terms, and reverse the trend of declining margins that all traditional one- to four-family lenders have experienced as interest rates have declined. In conjunction with this change of business strategy, the Company announced its intention to open a new branch office facility in the rapidly growing area of South Tyler. The location will offer all of the lines of business the Company has traditionally offered. In addition, the new location and all of the Company's full service locations will begin offering a full line of commercial banking services, including commercial and consumer lending, commercial checking accounts, personal banking products such as credit and debit cards, investment brokerage services, automated teller machines, and extended banking hours.

The Company anticipates initially hiring approximately nine additional full time and two additional part time employees to open the new office location. The staff will include persons responsible for starting the commercial and consumer lending programs for the Company. The Company anticipates hiring lenders from within the Tyler market. The additional expense from starting such an operation will be extensive, and the Company does not anticipate that the operation will be profitable within the first year of operation. However, the Company believes that the long-term benefits from adding these additional business lines offset the initial costs of starting the operation.

         Loan Portfolio Analysis

                                                                      September 30,
                                   ------------------------------------------------------------------------------------
                                            1998                           1997                           1996
                                     Amount      Percent           Amount        Percent          Amount       Percent
                                   ------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Real estate loans:
   One- to four-family residences  $  52,298        83.34 %      $   49,412        83.88 %      $   42,773       85.98 %
   Other residential property            551         0.88               569         0.97               701        1.41
   Nonresidential property             4,106         6.54             4,023         6.83             3,458        6.95
   Construction loans                  2,256         3.60             3,600         6.11             1,806        3.63
                                   ---------        -----        ----------        -----        ----------       -----
     Total real estate loans          59,211        94.36            57,604        97.79            48,738       97.97
                                   ---------        -----        ----------        -----        ----------       -----

Other loans:
   Loans secured by deposits             403         0.64               488         0.83               500        1.00
   Home improvement                      517         0.82               563         0.96               455        0.92
   Home Equity                         2,454         3.91                 0         0.00                 0        0.00
   Commercial                            168         0.27               252         0.42                54        0.11
                                   ---------        -----        ----------        -----        ----------       -----
     Total other loans                 3,542         5.64             1,303         2.21             1,009        2.03
                                   ---------        -----        ----------        -----        ----------       -----

   Total loans                        62,753       100.00 %          58,907       100.00 %          49,747      100.00 %
                                                   ======                         ======                        ======

Less:
   Loans in process                     1373                          1,506                           1,514
   Deferred fees and discounts            28                             18                              19
   Allowance for loan losses             233                            273                             289
                                   ---------                     ----------                      ----------

     Total loans receivable, net      61,119                         57,110                          47,925

Less:
   Loans held for sale                     0                              0                               0
                                   ---------                     ----------                      ----------

     Net portfolio loans           $  61,119                     $   57,110                      $   47,925
                                   =========                     ==========                      ==========

    Mortgage-backed Securities

At September 30, 1998, the Company reported $23.8 million in mortgage-backed securities, a $1.3 million increase from the $22.5 million at September 30, 1997. Mortgage-backed securities in an available-for-sale classification totaled $12.8 million and securities in a held-to-maturity classification totaled $10.9 million. The weighted-average yield on the entire portfolio was approximately 6.67% at September 30, 1998.

The increase in the available-for-sale securities was a result of the Company's decision to continue its program of borrowing wholesale funds from the FHLB and investing the proceeds in adjustable rate mortgage-backed securities. The securities have interest rate adjustment frequencies of either monthly, quarterly, semi-annually or annually. The interest rates earned on the securities are determined by an index and generally have a margin above the index of 100 to 225 basis points. The index is typically based upon market interest rates such as the one year U.S. Treasury rate or the one, three, or six month LIBOR. Management's intention is to continue to increase the balance, in the program, as market conditions are favorable. The goal of the program would be to leverage a portion of the Company's excess capital and to achieve a rate of return on the difference in the rate earned on the securities and the cost of the advance of approximately 100 to 150 basis points on a pre-tax basis. The advances from the FHLB generally will have terms of 30 to 35 days. Interest rates on the advances, which are established by the FHLB, are based on short-term interest rates such as the one-month U.S. Treasury bill rate or the one-month LIBOR. At September 30, 1998, the Company had approximately $12.9 million in the program.

    Investment Securities

Investment securities totaled $29.8 million at September 30, 1998, a $6.7 million increase from the $23.1 million reported at September 30, 1997. The entire portfolio was in a held-to-maturity classification and had a composite yield of approximately 6.04% at year-end. All of the securities had fixed interest rates. The increase in the outstanding balances was a result of the Company's decision to transfer excess interest-earning bank balances and federal funds sold into longer term higher yielding investments. At September 30, 1998, the portfolio contained $8.0 million in securities with remaining terms until maturity of less than one year, $8.0 million with remaining terms of one through three years, $13.8 million with remaining terms of three through five years. Of the $29.8 million in the portfolio at September 30, 1998, $15.7 million are callable at various dates between November 1998 and June 2001.


    Deposit and Borrowings

Total deposits were reported as $86.6 million at September 30, 1998, a $1.9 million decrease from the $88.6 million at September 30, 1997. Continued local competition for certificate of deposit accounts and the Company's decision to not pay the highest interest rates in the local market accounted for the decrease in total deposit account. Certificate of deposit accounts declined by $2.3 million during the year. In addition, the Company utilized its borrowing privileges from the FHLB to fund a greater portion of its interest earning assets during the year.

Advances from the FHLB totaled $14.9 million at September 30, 1998, a $10.7 million increase from the $4.2 million at September 30, 1997. The increase in FHLB advances was primarily the result of the Company's decision to continue its wholesale arbitrage program of borrowing adjustable rate advances from the FHLB and investing the proceeds in adjustable rate mortgage-backed securities. Also during the year ended September 30, 1998, the Company utilized approximately $3.0 million in fixed term interest rate FHLB advances to fund matching- term commercial real estate loans.


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

The following table presents the Association's analysis of its net portfolio value and net interest income under various instantaneous changes in interest rates at September 30, 1998.

                                Net Portfolio Value                                     Net Interest Income
                    ---------------------------------------------           ---------------------------------------------
   Change In
Interest Rates        Estimated     Amount Of        Percent               Net Interest       Amount Of      Percent Of
(basis points)           NPV          Change        Of Change                   Income         Change         Change
----------------    -----------   -----------    ------------               -----------    -----------   -------------
                                                              (Dollars in Thousands)
     +400         $     13,846  $    (8,430)          (37.8) %            $      2,242   $      (883)          (28.3) %
     +300               15,963       (6,313)          (28.3)                     2,520          (605)          (19.4)
     +200               18,138       (4,138)          (18.6)                     2,761          (364)          (11.6)
     +100               20,138       (2,138)           (9.6)                     2,938          (187)           (6.0)
       0                22,276                                                   3,125
     -100               24,524         2,248            10.1                     3,295            170             5.4
     -200               23,834         1,558             7.0                     3,159             34             1.1
     -300               25,490         3,214            14.4                     2,981          (144)           (4.6)
     -400               27,302         5,026            22.6                     2,706          (419)          (13.4)




The table indicates that the Association's estimated net portfolio value (market value of assets less market value of liabilities) is approximately $22.3 million or 17.3% of the market value of assets at September 30, 1998. The estimated net portfolio value is approximately $3.8 million more than the Association's reported net worth of $18.5 million, which is approximately 14.9% of total assets. In addition, under a worst case scenario of a 400 basis point immediate and permanent increase in interest rates, the Association's estimated net portfolio value would only decline by 37.8% to $13.8 million and would still be approximately 11.9% of market value of assets.


The table also shows that the Association's net interest income, in an unchanged rate scenario, would approximate $3.1 million and would only vary by $883,000 or 28.3%, under changes in the level of interest rates up to 400 basis points.

    Asset Quality


The following table sets forth an analysis of the Company's allowance for loan losses:

                                                                        Year Ended September 30,
                                                  ---------------------------------------------------------------------
                                                        1998              1997             1996              1995
                                                  ---------------   ---------------  ---------------   -----------------
                                                                         (Dollars in Thoousands)
Balance at beginning of period                    $          273    $          289   $          296    $          300

Charge-offs:
   One- to four-family                                      (40)              (26)              (7)               (4)
   Other loans                                                 0               (1)                0                 0
                                                    -------------     -------------    -------------     -------------
       Total charge-offs                                    (40)              (27)             (7 )               (4)
                                                    -------------     -------------    -------------     -------------
Recoveries:
   One- to four-family                                         0                 6                0                 0
   Other loans                                                 0                 0                0                 0
                                                    -------------     -------------    -------------     -------------
       Total recoveries                                        0                 6                0                 0
                                                    -------------     -------------    -------------     -------------

Net charge-offs                                             (40)              (21)              (7)               (4)

Additions charged to operations                                0                 5                0                 0
                                                    -------------     -------------    -------------     -------------

Balance at end of period                          $          233    $          273   $          289    $          296
                                                    =============     =============    =============     =============

Ratio of net charge-offs during the period to
   Average loans outstanding during the period              0.07 %            0.04 %           0.02 %            0.01 %
                                                    =============     =============    =============     =============

Ratio of net charge-offs during the period to
   Average non-performing assets                           14.87 %            5.53 %           1.66 %            1.14 %
                                                    =============     =============    =============     =============

At September 30, 1998, non-performing assets were $228,000 or .18% of total assets, compared to $310,000 or .27% of total assets at September 30, 1997. At September 30, 1998, non-performing assets were comprised of non-accruing loans, all of which were one- to four-family residential loans and one foreclosed real estate property. All of the Company's multi-family, commercial real estate and construction loans were performing at year end.

The Company's allowance for loan losses totaled $233,000 at September 30, 1998, down $40,000 from $273,000 at September 30, 1997. At September 30, 1998, the Company's allowance for loan losses was .38% of loans receivable, compared to
 .48% at September 30, 1997, and was 102.2% of non-performing loans at September 30, 1998, compared to 88.1% at September 30, 1997.

The following table presents the amounts and categories of non-performing assets of the Company:

                                                                         September 30,
                                             -----------------------------------------------------------------------
                                                   1998              1997             1996              1995
                                             --------------    --------------   --------------    --------------
                                                                     (Dollars in Thousands)
Non-accruing loans:
   One- to four-family                         $       187      $        306      $       449       $       294
   Other loans                                           0                 4                1                 0
                                                 ----------       -----------       ----------        ----------
       Total                                           187               310              450               294
                                                 ----------       -----------       ----------        ----------

Accruing loans delinquent more than 90 days:
   One- to four-family                                   6                 0                0                12
                                                 ----------       -----------       ----------        ----------
       Total                                             6                 0                0                12
                                                 ----------       -----------       ----------        ----------

Foreclosed assets:
   One- to four-family                                  35                 0                0                90
                                                 ----------       -----------       ----------        ----------
       Total                                            35                 0                0                90
                                                 ----------       -----------       ----------        ----------

Total non-performing assets                    $       228     $         310    $         450     $         396
                                                 ==========       ===========       ==========        ==========

Total as a percentage of total assets                 0.18 %            0.27 %           0.39 %            0.34 %
                                                 ==========       ===========       ==========        ==========

    Liquidity and Capital Position


The Company's principal sources of funds are deposits from customers, advances from the FHLB, amortization and prepayments of loan principal (including mortgage-backed securities), maturities of securities, sales of loans and operations.

As of September 30, 1998, Office of Thrift Supervision regulations required cash and eligible investments (liquid assets), in an amount not less than 4.0% of net withdrawable savings deposits and borrowings payable on demand or within five years or less be held by the Association. Liquid assets include cash, certain time deposits, and U. S. Government and agency securities having maturities of less than five years. At September 30, 1998, the Association's liquid asset ratio equaled 40.1%.

The Company uses its liquidity and capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain liquidity and pay operating expenses. At September 30, 1998, the Company had outstanding commitments to extend credit on $4.1 million of single family residential loans.

Cash and cash equivalents totaled $1.7 million at September 30, 1998, compared to $6.9 million at September 30, 1997. The primary use of funds during the year was to fund loan originations, purchase securities, and purchase treasury stock. The primary source of funds during the year was from maturing investment securities and payments on mortgage-backed securities and loans and borrowings from the FHLB. Management believes that it has adequate resources to fund all of its current commitments.

During the fiscal year ended September 30, 1998, the Company repurchased an additional 76,973 shares of stock at an average price of $14.04 per share. The Company also issued an additional 1,568 shares of treasury stock in conjunction with the exercise of stock options during the year under the Company's 1995 Stock Option and Incentive Plan. At September 30, 1998, the Company owned 420,436 shares of treasury stock at an average price of $11.40 per share. The Company ended the year with 1,464,056 shares outstanding. The closing stock price on that date was $13.25 per share. The high and low prices for the year were $16.25 and $13.00 respectively.

The Company continued its current dividend policy by declaring and paying four quarterly cash dividends of $.05 per share for a total of $257,000 during the year. Based on the September 30, 1998 closing stock price of $13.25 per share, the annualized dividend amount of $.20 per share would equal an annual dividend rate of 1.51%.

Total stockholders' equity equaled $20.4 million at September 30, 1998, a decrease of $496,000 from the $20.9 million reported at September 30, 1997. As of September 30, 1998, the Company's reported book value per share, using a total stockholders' equity of $20.4 million (net of unallocated ESOP and RRP shares) and 1,464,056 outstanding shares of common stock (the total outstanding shares including unallocated ESOP and RRP shares), equaled $13.92 per share.

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Congress imposed a three part capital requirement for thrift institutions. At September 30, 1998, the Association's actual and required capital amounts under each of the three requirements were as follows:


         - Tangible Capital (stockholders' equity plus certain intangible assets) was $18.6 million, or 14.95% of total assets, exceeding the minimum requirement of 1.5% by $16.7 million.


         - Core Capital (tangible capital plus certain intangible assets) was $18.6 million, or 14.95% of total assets, exceeding the minimum requirements of 4.0% by $13.6 million.


         - Risk-based capital (core capital plus general loan and valuation allowances) equaled $18.8 million, or 38.29% of risk weighted assets, as of September 30, 1998, exceeding the minimum requirement of 8.0% of risk weighted assets by $14.9 million.


At September 30, 1998, the Association met all of the requirements to be considered a "well capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act.


    Impact of Accounting Pronouncements


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

SFAS No. 130 In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS ) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in general purpose financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income.

SFAS No. 130 requires companies to display comprehensive income in its financial statements, to classify items of comprehensive income by their nature in their financial statements and to display accumulated balances of comprehensive income in stockholders' equity separately from retained earnings and addition paid-in capital.

The Statement is effective for fiscal years beginning after December 31, 1997. The Company adopted the Statement effective October 1, 1998.

SFAS No. 131 In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure About Segments of and Enterprise and Related Information. The Statement requires entities to report certain information about their operating segments in a complete set of financial statements. It requires them to report certain enterprise-wide information about their products and services, activities in different geographic regions and their reliance on major customers, and to disclose certain segment information in their interim financial statements.

The Statement is effective for fiscal years beginning after December 15, 1997. The Company has not determined the effects, if any, that the disclosure requirements will have on its financial statements. The Company adopted the Statement effective October 1, 1998.

SFAS No. 132 In February of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 revises current disclosures for employers' disclosures for pensions and other postretirement benefit plans. It standardizes the disclosure requirements for these plans to the extent possible, and it requires additional information about changes in the benefit obligations and the fair value of plan assets that are expected to enhance financial analysis. It does not change measurement or recognition standards for these plans.

SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company anticipates changing the disclosure requirements of its defined benefit pension plan as a result of the statement. The Company has no other postretirement benefit plans.


    Year 2000 Compliance Assessment


The Year 2000 or Century Date Change issue is a result of computer programs being written using two digits rather than four digits to define the applicable year. The possibility that a computer system may recognize "00" as the year 1900 rather than the year 2000, could result in a system failure or miscalculations causing disruptions of operations.

The Company has established a management committee to identify all of its systems potentially affected by the year 2000 and to ensure that reprogramming of affected systems is completed. The committee is responsible for testing all company computer systems and ensuring that all third party computer system vendors complete Year 2000 remediation.

Financial institution regulators have increased their focus upon Year 2000 compliance issues and have issued guidance concerning the responsibilities of senior management and directors. Federal banking agencies have asserted that Year 2000 testing and certification is a primary safety and soundness issue in conjunction with regulatory examinations and, thus, that an institution's failure to properly address Year 2000 issues could result in supervisory action, including the reduction of an institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions, or the imposition of civil monetary penalties.

During 1997, the Company formulated its plan to address the Year 2000 issue. Since that time, the Company has taken the following steps:

               Established a senior management team to coordinate Year 2000 issues;

               Completed an inventory of application and system software;

               Initiated and verified Year 2000 compliance by third party software vendors;

               Identified any large customers that may be affected by the Year 2000 issue;

               Tested all personal and network computers used by the Company for Year 2000 compliance;

               Designed test scripts and tested the Company's third party major data processing service provider;

               Reviewed the results from the Company's major data processing service provider's proxy testing of application systems.

               Discussed strategies for notifying customers about the risks of Year 2000;

               Implemented the design of a business resumption plan as it relates to the Year 2000 issue that will interface with the Company's Disaster Recovery Plan.

Based upon the Company's own internal testing and the results of proxy testing by the Company's major data processing service provider, the Company believes that the risk that the major data processing service provider will not be Year 2000 compliant is low. As a result, the Company believes that a contingency plan with respect to its major data processing service provider is not required. The Company has also received correspondence from all other third party software providers that indicate that all of such software will be Year 2000 compliant.

The Company has budgeted approximately $25,000 for its Year 2000 program. As of September 30, 1998, the Company has expensed or is aware of future expenditures totaling approximately $8,000.

The Company is in the process of developing a business resumption plan that will interface with its existing Disaster Recovery and Contingency Plan. Such plan will address the likelihood that major systems, other than the Company's major data processing service provider, will not be available. Major systems include but are not limited to telephone, electrical, transportation and other similar systems. The business resumption plan will address cash and liquidity needed to meet customer demands as the year 2000 approaches.

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

    Market Price of Common Stock

At September 30, 1998, East Texas Financial Services, Inc. traded on The Nasdaq National Market under the symbol "ETFS". On such date, the Company had 1,464,056 shares outstanding and approximately 450 stockholders of records. Subsequent to the year end, the Company was notified by Nasdaq Stock Market that it did not meet the minimum number of round lot stockholders required for continued listing on either the National or the SmallCap Market. The Company has approximately 275 round lot stockholders. As a result, the Company's stock was moved to the Over-The-Counter Electronic Bulletin Board on November 27, 1998.


The following table sets forth the cash dividends paid per share and the high, low and closing prices for the fiscal periods indicated:

                         High        Low      Close    Dividends
    Fiscal 1998

       First Quarter     $15.83     $12.92    $15.83     $0.05
       Second Quarter    $15.83     $14.00    $15.00     $0.05
       Third Quarter     $16.25     $14.22    $15.00     $0.05
       Fourth Quarter    $15.50     $13.00    $13.25     $0.05


                         High        Low      Close    Dividends
    Fiscal 1997

       First Quarter     $16.50     $14.75    $16.38     $0.05
       Second Quarter    $19.00     $16.88    $17.75     $0.05
       Third Quarter     $18.88     $16.88    $18.00     $0.05
       Fourth Quarter    $20.50     $18.00    $20.50     $0.05


                         High        Low      Close   Dividends
    Fiscal 1996

       First Quarter     $17.00     $15.13    $16.25         0
       Second Quarter    $16.75     $14.50    $14.81     $0.05
       Third Quarter     $15.75     $14.50    $14.63     $0.05
       Fourth Quarter    $15.50     $14.00    $15.50     $0.05

                        Report of Independent Accountants





Board of Directors and Shareholders
East Texas Financial Services, Inc.
Tyler, Texas


We have audited the accompanying consolidated statements of financial condition of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.






Tyler, Texas
November 13, 1998

                             East Texas Financial Services, Inc. and Subsidiary
                               Consolidated Statements of Financial Condition
                                        September 30, 1998 and 1997


                        Assets                                                 1998               1997
                                                                          -------------      -------------
Cash and due from banks .............................................     $     592,363      $     508,729
Interest-bearing deposits due from banks ............................         1,104,695          6,422,404
                                                                          -------------      -------------
     Total cash and cash equivalents ................................         1,697,058          6,931,133
Interest-earning time deposits ......................................         1,959,617          1,565,573
Federal funds sold ..................................................           129,187            753,847
Securities held-to-maturity (fair value of $30,115,954 in 1998
  and  $23,128,073 in 1997) .........................................        29,766,844         23,058,359
Mortgage-backed securities available-for-sale .......................        12,810,165          4,356,271
Mortgage-backed securities held-to-maturity (fair value
  of $11,088,555 in 1998 and $18,611,834 in 1997) ...................        10,940,500         18,151,765
Loans, net ..........................................................        61,119,047         57,110,029
Accrued interest receivable .........................................           978,378            885,383
Federal Home Loan Bank stock, at cost ...............................           789,100          1,005,700
Premises and equipment, net .........................................         2,273,067          1,123,311
Foreclosed real estate, net .........................................            34,500                  0
Mortgage servicing rights, net ......................................           216,879            149,094
Other assets ........................................................         1,303,120            858,147
                                                                          -------------      -------------

Total assets ........................................................     $ 124,017,462      $ 115,948,612
                                                                          =============      =============

              Liabilities and Stockholders' Equity

Liabilities:
     Demand deposits ................................................     $   1,528,374      $   1,882,109
     Savings and NOW deposits .......................................        10,504,973          9,771,266
     Other time deposits ............................................        74,610,310         76,897,274
                                                                          -------------      -------------
         Total deposits .............................................        86,643,657         88,550,649
     Advances from Federal Home Loan Bank ...........................        14,945,852          4,195,000
     Advances from borrowers for taxes and insurance ................           844,188            881,685
     Federal income taxes
         Current ....................................................                 0                  0
         Deferred ...................................................            31,618            127,909
     Accrued expenses and other liabilities .........................         1,168,453          1,314,001
                                                                          -------------      -------------
         Total liabilities ..........................................       103,633,768         95,069,244
                                                                          -------------      -------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value, 500,000 shares authorized, none outstanding
     Common stock, $0.01 par value, 5,500,000 shares authorized 1,884,492 shares issued and 1,464,056  outstanding  at September  30, 1998,  and 1,256,387 shares issued and
       1,026,366 outstanding at September 30, 1997 ..................            18,845             12,564
     Additional paid-in capital .....................................        12,319,624         12,196,879
     Deferred compensation - RRP shares .............................          (213,366)          (329,748)
     Unearned employee stock ownership plan shares ..................          (543,564)          (650,614)
     Retained earnings (substantially restricted) ...................        13,661,392         13,365,792
     Net unrealized gain on available-for-sale securities, net of tax           (64,974)            15,512
     Treasury stock, at cost, 420,436 shares at September 30, 1998,
       and 345,031 shares at September 30, 1997 .....................        (4,794,263)        (3,731,017)
                                                                          -------------      -------------
         Total stockholders' equity .................................        20,383,694         20,879,368
                                                                          -------------      -------------

Total liabilities and stockholders' equity ..........................     $ 124,017,462      $ 115,948,612
                                                                          =============      =============



The accompanying notes are an integral part of the consolidated financial statements.

                         East Texas Financial Services, Inc. and Subsidiary
                                  Consolidated Statements of Income
                           Years Ended September 30, 1998, 1997, and 1996


                                                               1998           1997           1996
                                                            ----------     ----------     ----------
Interest income
     Loans receivable:
         First mortgage loans .........................     $4,665,915     $4,104,554     $3,564,258
         Consumer and other loans .....................        104,721         86,614         77,456
     Securities available-for-sale ....................         53,616         57,360         55,329
     Securities held-to-maturity ......................      1,687,024      1,803,994      2,074,033
     Mortgage-backed securities available-for-sale ....        473,084         52,207              0
     Mortgage-backed securities held-to-maturity ......      1,053,114      1,511,985      2,000,439
     Deposits with banks ..............................        226,256        275,517        292,525
                                                            ----------     ----------     ----------
         Total interest income ........................      8,263,730      7,892,231      8,064,040
                                                            ----------     ----------     ----------

Interest expense
     Deposits .........................................      4,425,979      4,425,797      4,511,934
     Advances from Federal Home Loan Bank .............        540,094         46,752              0
                                                            ----------     ----------     ----------
         Total interest expense .......................      4,966,073      4,472,549      4,511,934
                                                            ----------     ----------     ----------

         Net interest income ..........................      3,297,657      3,419,682      3,552,106

Provisions for loan losses ............................              0          5,000              0
                                                            ----------     ----------     ----------
         Net interest income after provision
           for loan losses ............................      3,297,657      3,414,682      3,552,106
                                                            ----------     ----------     ----------

Noninterest income
     Net gain on sale of loans ........................        152,603         71,888        116,316
     Net realized gain on sale of investment securities              0          1,381              0
     Loan origination and commitment fees .............         74,086         65,990         83,769
     Loan servicing fees ..............................         70,417         94,969        110,576
     Other ............................................         63,535         67,906         60,156
                                                            ----------     ----------     ----------
         Total noninterest income .....................        360,641        302,134        370,817
                                                            ----------     ----------     ----------

Noninterest expense
     Compensation and benefits ........................      1,843,610      1,678,962      1,586,838
     Occupancy and equipment ..........................        191,671        157,488        154,321
     SAIF deposit insurance premium ...................         56,471         80,462        867,859
     Loss on foreclosed real estate ...................         12,911          5,538          4,826
     Other ............................................        663,416        600,772        586,067
                                                            ----------     ----------     ----------
         Total noninterest expense ....................      2,768,079      2,523,222      3,199,911
                                                            ----------     ----------     ----------

Income before provision for income taxes ..............        890,219      1,193,594        723,012

Income tax expense ....................................        329,273        426,819        265,136
                                                            ----------     ----------     ----------

Net income ............................................     $  560,946     $  766,775     $  457,876
                                                            ==========     ==========     ==========

Basic earnings per common share .......................     $      .39     $      .52     $      .28

                                                            ==========     ==========     ==========

Diluted earnings per common share .....................     $      .38     $      .51     $      .28
                                                            ==========     ==========     ==========



The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary
           Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended September 30, 1998, 1997, and 1996

                                                                                                     Net
                                                                                     Deferred    Unearned    Unrealized
                                                                                  Compensation   Employee   Gain (Loss)
                                             Additional                            Recognition     Stock   on Available-
                                   Common     Paid-in     Retained    Treasury     & Retention   Ownership    for-sale
                                    Stock     Capital     Earnings      Stock           Plan     Plan Shares Securities    Total
                                   -------  -----------  -----------  -----------  -----------  ---------    ---------  -----------
Balance at September 30, 1995    $  12,564  $12,048,775  $12,529,044               $  (562,511)   $(881,477)           $23,146,395

Net income                                                   457,876                                                       457,876

Deferred compensation
  amortization                                                                         116,382                             116,382

Release of employee stock
  ownership plan shares                                                                             118,271                118,271

Appreciation in employee stock
  ownership plan shares released                 63,741                                                                     63,741

Purchase of treasury stock
  at cost (179,192 shares)                                            $(2,831,237)                                      (2,831,237)

Exercise of stock
 options (2,090 shares)                                       (4,702)      34,224                                           29,522

Cash dividends of $0.15 per share                           (170,337)                                                     (170,337)
                                   -------  -----------  -----------  -----------  -----------  ---------    ---------  -----------

Balance at September 30, 1996       12,564   12,112,516   12,811,881   (2,797,013)    (446,129)   (763,206)             20,930,613

Net income                                                   766,775                                                       766,775

Deferred compensation
  amortization                                                                         116,381                             116,381

Release of employee stock
  ownership plan shares                                                                             112,592                112,592

Appreciation in employee stock
  ownership plan shares released                 84,363                                                                     84,363

Net change in unrealized gain
  on mortgage-backed securities
  available-for-sale net of
  deferred taxes of $7,991                                                                                   $  15,512       15,512

Purchase of treasury stock
  at cost (53,964 shares)                                                (951,116)                                         (951,116)

Exercise of stock
  options (1,045 shares)                                      (2,351)      17,112                                            14,761

Cash dividends of $0.20 per share                           (210,513)                                                      (210,513)
                                   -------  -----------  -----------  -----------  -----------  ---------    ---------  -----------

Balance at September 30, 1997       12,564   12,196,879   13,365,792   (3,731,017)    (329,748) (650,614)       15,512   20,879,368

Common stock split effected in
  the form of a dividend             6,281                    (6,281)                                                             0

Net income                                                   560,946                                                        560,946

Deferred compensation
  amortization                                                                         116,382                              116,382

Release of employee stock
  ownership plan shares                                                                          107,050                    107,050

Appreciation in employee stock
  ownership plan shares released                122,745                                                                     122,745

Net change in unrealized gain
  on mortgage-backed securities
  available-for-sale net of
  deferred tax benefit of $41,462                                                                              (80,486)     (80,486)

Purchase of treasury stock
  at cost (76,973 shares)                                              (1,080,369)                                       (1,080,369)

Exercise of stock
  options (1,568 shares)                                      (2,352)      17,123                                            14,771

Cash dividends of $0.20 per share                           (256,713)                                                      (256,713)
                                   -------  -----------  -----------  -----------  -----------  ---------    ---------  -----------

Balance at September 30, 1998       18,845  $12,319,624  $13,661,392  $(4,794,263) $  (213,366) $(543,564)   $ (64,974) $20,383,694
                                   =======  ===========  ===========  ===========  ===========  =========    =========  ===========


The accompanying notes are an integral part of the consolidated financial statements.

                                 East Texas Financial Services, Inc. and Subsidiary
                                        Consolidated Statements of Cash Flows
                                   Years Ended September 30, 1998, 1997, and 1996


                                                                       1998              1997              1996
                                                                   ------------      ------------      ------------
Cash flows from operating activities:
     Net income ..............................................     $    560,946      $    766,775      $    457,876
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Amortization of deferred loan origination fees ......           (2,474)             (486)           (2,988)
         Amortization of premiums and discounts on
           investment securities, mortgage-backed
           securities, and loans .............................          136,080           106,306           201,336
         Amortization of deferred compensation ...............          116,382           116,382           116,382
         Amortization of mortgage servicing rights ...........           52,710            28,730            15,618
         Compensation charge related to
               release of ESOP shares ........................          132,587            99,747            84,805
         Depreciation ........................................           96,236            68,952            74,424
         Provision for loan losses and losses on real estate .                0             5,000                 0
         Deferred income taxes ...............................          (54,829)          250,743          (193,299)
         Stock dividend on FHLB stock ........................          (53,500)          (57,200)          (55,100)
         Net (gain) loss on sale of:
              Investment securities held-to-maturity:
                  Obligations-U.S. Govt. and agencies ........                0            (1,381)                0
              Loans held for sale ............................          (32,108)          (13,908)          (22,326)
              Equipment ......................................            2,512            (9,563)            4,101
              Foreclosed real estate .........................            2,124                 0                 0
     Proceeds from sale of loans .............................       10,064,554         4,753,985         7,740,431
     Originations of loans held for sale .....................      (10,032,446)       (4,740,077)       (7,718,105)
     (Increase) decrease in:
         Accrued interest receivable .........................          (92,995)           45,274           125,669
         Other assets ........................................         (444,973)         (441,331)           44,255
     Increase (decrease) in:
         Federal income tax payable ..........................                0            (5,044)          (33,638)
         Accrued expenses and other liabilities ..............         (145,548)         (438,386)          482,275
                                                                   ------------      ------------      ------------

Net cash provided by operating activities ....................          305,258           534,518         1,321,716
                                                                   ------------      ------------      ------------

Cash flows from investing activities:
     Net (increase) decrease in interest-earning time deposits         (394,044)           98,000          (781,573)
     Net (increase) decrease in fed funds sold ...............          624,660          (273,562)          146,311
     Purchase of securities held-to-maturity .................      (18,765,094)       (6,495,391)      (11,633,820)
     Proceeds from maturities of securities held-to-maturity .       12,000,000        12,500,000        11,615,000
     Proceeds from sales of obligations -
       U. S. Govt. and agencies held-to-maturity .............                0         1,000,937                 0
     Purchases of mortgage-backed securities
       available-for-sale ....................................      (11,513,223)       (4,469,653)                0
     Principal payments on mortgage-backed
       securities available-for-sale .........................        2,862,783           129,747                 0
     Purchases of mortgage-backed securities held-to-maturity                 0          (512,122)         (913,080)
     Principal payments on mortgage-backed
       securities held-to-maturity ...........................        7,206,392         7,286,201         9,647,677
     Proceeds from redemption of FHLB stock ..................          270,100                 0                 0
     Net increase in loans ...................................       (4,073,492)       (9,591,071)       (6,071,127)
     Proceeds from sale of foreclosed real estate ............           30,670           401,595              (680)
     Acquisition costs related to foreclosed real estate .....             (346)                0                 0
     Proceeds from sales of equipment ........................                0            17,500                 0
     Expenditures for premises and equipment .................       (1,248,504)         (230,016)          (27,744)
     Origination of mortgage servicing rights ................         (120,495)          (57,979)          (93,990)
                                                                   ------------      ------------      ------------

Net cash provided (used) by investing activities .............      (13,120,593)         (195,814)        1,886,974
                                                                   ------------      ------------      ------------


                                   (continued)

                             East Texas Financial Services, Inc. and Subsidiary
                                    Consolidated Statements of Cash Flows
                               Years Ended September 30, 1998, 1997, and 1996


                                                             1998               1997                1996
                                                         -------------      -------------      -------------
Cash flows from financing activities:
     Net increase (decrease) in:
         Noninterest-bearing deposits, savings,
            and NOW accounts .......................     $     379,972      $  (1,442,629)     $     784,276
         Time deposits .............................        (2,286,964)          (774,392)        (1,596,950)
         Advances from borrowers ...................           (37,497)           (35,537)           (61,361)
     Proceeds from advances from Federal Home
       Loan Bank ...................................       114,351,500         13,104,841                  0
     Payments of advances from Federal Home
       Loan Bank ...................................      (103,600,648)        (8,909,841)                 0
     Purchase of treasury stock at cost ............        (1,080,369)          (951,116)        (2,831,237)
     Exercise of stock options .....................            14,771             14,761             29,522
     Dividends paid ................................          (256,713)          (210,513)          (170,337)
     ESOP loan repayment ...........................            97,208             97,208             97,208
                                                         -------------      -------------      -------------

Net cash provided (used) by financing activities ...         7,581,260            892,782         (3,748,879)
                                                         -------------      -------------      -------------

Net increase (decrease) in cash and cash equivalents        (5,234,075)         1,231,486           (540,189)

Cash and cash equivalents at beginning of year .....         6,931,133          5,699,647          6,239,836
                                                         -------------      -------------      -------------

Cash and cash equivalents at end of year ...........     $   1,697,058      $   6,931,133      $   5,699,647
                                                         =============      =============      =============

Supplemental disclosure of cash flow information Cash paid for:
         Interest on deposits ......................     $   2,161,979      $   2,213,797      $   2,354,934
         Interest on FHLB advances .................           521,896             42,233                  0
         Income taxes ..............................           173,358            415,820            492,083

     Transfers from loans to real estate acquired
       through foreclosures ........................           246,620            482,578                  0

     Loans made to facilitate the sale of REO ......           140,000             60,800             84,000


The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Nature of Operations and Summary of Significant Accounting Policies

East Texas Financial Services, Inc. (the Company) is a savings and loan holding company for its wholly-owned subsidiary, First Federal Savings and Loan Association of Tyler, (the Association). The Association offers customary banking services, including acceptance of checking, saving and time deposits and the making of mortgage, commercial, and consumer loans to customers located primarily in Tyler and Smith County, Texas, and surrounding areas. The Association operates under a federal savings and loan charter and is subject to regulations by the Office of Thrift Supervision.

Principles of consolidation - The consolidated financial statements include the accounts of East Texas Financial Services, Inc. and its wholly-owned subsidiary, which owns all of the Association's premises. All intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents - For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, deposits due from banks, and interest-bearing deposits due from banks.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities - Securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for amortization of premium or accretion of discounts using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or to other similar factors, are classified as other similar securities available-for-sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of shareholders' equity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Securities purchased for trading purposes are held in the trading portfolio at fair value, with changes in fair value included in noninterest income.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific-identification method.

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not have any loans held for sale on hand at September 30, 1998, 1997, or 1996.

Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

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

Allowance for loan losses - The allowance for loan losses is established through charges to operations in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is periodically evaluated by the Company. Such evaluation includes a review of loans on which full collectibility may not be reasonably assured and considers the estimated value of the underlying collateral on the loan, current and anticipated economic conditions, and other factors, which in management's judgment deserve recognition. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, losses may ultimately be incurred in amounts different from management's current estimates. Additionally, the Association is subject to regulatory examinations and may be directed to record loss allowances by regulatory authorities. Adjustments to the allowance for estimated losses will be reported in the period such adjustments become known or are reasonably estimable. The Association's most recent regulatory examination, dated April 1998, did not result in an increase to the allowance for loan losses.

Federal Home Loan Bank stock - The FHLB stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula and is carried at cost.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Mortgage servicing rights - Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which superseded SFAS 122, Accounting for Mortgage Servicing Rights. However, the adoption of SFAS 125 did not result in any significant changes in the accounting for mortgage servicing rights.

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

Income taxes - Deferred tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is determined based on the differences between the book and tax bases of the various statement of financial condition assets and liabilities and gives current recognition to changes in tax rates and laws.

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

Reclassifications - Certain amounts previously reported in the financial statements for 1997 and 1996 have been reclassified to facilitate comparability with 1998. These reclassifications had no effect on net income or stockholders' equity.

Accounting pronouncements - Effective October 1, 1998, the Company adopted Statements of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information, No. 132 (SFAS 132), Employers' Disclosure about Pensions and Other Post Retirement Benefits, and No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. The adoption of the above referenced statements will not have a material impact on the Company's financial position or results of operations.

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

The following schedule summarizes the issuance of common stock by the Holding Corp. in the conversion:

Deposit accounts converted to purchase stock      $  1,906,000
Stock issued to ESOP                                   972,150
Proceeds received from other investors               9,273,750
                                                  ------------
                                                    12,151,900
Conversion costs                                      (700,215)
                                                  ------------

                                                  $ 11,451,685
                                                  ============

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

Note 3 - Investment Securities

The amortized cost and fair values of investment securities held-to-maturity, consisting of U.S. Government and agency obligations, are summarized as follows:

                                           Gross         Gross
                        Amortized       Unrealized     Unrealized         Fair
                          Cost             Gains         Losses           Value
                       -----------     -----------     -----------     -----------
September 30, 1998     $29,766,844     $   349,110     $         0     $30,115,954
                       ===========     ===========     ===========     ===========

September 30, 1997     $23,058,359     $    81,219     $    11,505     $23,128,073
                       ===========     ===========     ===========     ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 3 - Investment Securities, continued

The following is a summary of amortized cost and fair value of investment securities held-to-maturity at September 30, 1998, by contractual maturity:

                                                    Amortized           Fair
                                                       Cost             Value
                                                   -----------       -----------
Due in one year or less ....................       $ 8,014,309       $ 8,068,931
Due after one year through five years ......        21,027,535        21,320,748
Due after five years through ten years .....           725,000           726,275
Due after ten years ........................                 0                 0
                                                   -----------       -----------

                                                   $29,766,844       $30,115,954
                                                   ===========       ===========


Information related to sales of investment securities for 1998, 1997, and 1996 is as follows:

                                 1998             1997              1996
                            -------------    -------------     -------------
Debt securities:
     Sales proceeds                    0     $   1,000,937    $           0
     Amortized cost                    0           999,556                0
                            ------------     -------------    -------------

     Realized gain (loss)   $          0     $     1,381      $           0
                            ============     =============    =============

The Company's management sold securities during the year ended September 30, 1997, since the securities were within sixty days of maturity. It was management's determination that changes in market interest rates would not have significantly affected the securities' fair value.

Note 4 - Mortgage-backed Securities

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
available-for-sale are summarized as follows:

                                                  Gross          Gross
                                  Amortized    Unrealized     Unrealized        Fair
                                     Cost         Gains         Losses          Value
                                 -----------     --------     -----------     -----------
September 30, 1998:
     U.S. government
       agency pass-through
       certificates ........     $ 4,529,973     $      0     $    79,722     $ 4,450,251
     U.S. government
       agency collateralized
       mortgage obligations        8,378,638       51,670          70,394       8,359,914
                                 -----------     --------     -----------     -----------

                                 $12,908,611     $ 51,670     $   150,116     $12,810,165
                                 -----------     --------     -----------     -----------

September 30, 1997:
     U.S. government
       agency pass-through
       certificates ........     $ 4,332,768     $ 23,503     $         0     $ 4,356,271
                                 ===========     ========     ===========     ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 4 - Mortgage-backed Securities, continued

There were no sales of mortgage-backed securities available-for-sale for 1998 and 1997.

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities available-for-sale at September 30, 1998, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                Amortized         Fair
                                                   Cost           Value
                                               -----------    -----------
Due in one year or less                        $         0     $        0
Due after one year through five years                    0              0
Due after five years through ten years                   0              0
Due after ten years                             12,908,611     12,810,165
                                               -----------    -----------

                                               $12,908,611    $12,810,165
                                               -----------    -----------

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
held-to-maturity are summarized as follows:

                                                  Gross           Gross
                                 Amortized      Unrealized      Unrealized         Fair
                                   Cost           Gains           Losses          Value
                               ------------    -----------     ------------    -----------
September 30, 1998:
     U.S. government
       agency pass-through
       certificates ......     $10,940,500     $   148,897     $       842     $11,088,555
                               ===========     ===========     ===========     ===========

September 30, 1997:
     U.S. government
       agency pass-through
       certificates ......     $18,151,765     $   508,606     $    48,537     $18,611,834
                               ===========     ===========     ===========     ===========

There were no sales of mortgage-backed securities held-to-maturity for 1998, 1997, or 1996.

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities held-to-maturity at September 30, 1998, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                            Amortized          Fair
                                              Cost             Value
                                           -----------     -----------
Due in one year or less ..............     $ 1,084,538     $ 1,086,380
Due after one year through five years          815,760         818,093
Due after five years through ten years               0               0
Due after ten years ..................       9,040,202       9,184,082
                                           -----------     -----------

                                           $10,940,500     $11,088,555
                                           ===========     ===========


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable

Loans receivable are summarized as follows:

                                                           1998              1997
                                                      ------------      ------------
First mortgage loans (principally conventional):
     Principal balances:
         Secured by one-to-four family residences     $ 54,752,183      $ 49,412,358
         Secured by other residential property ..          550,666           568,458
         Secured by nonresidential property .....        4,106,448         4,023,304
         Construction loans .....................        2,255,867         3,600,405
                                                      ------------      ------------
                                                        61,665,164        57,604,525
Less:
     Undisbursed portion of loans ...............       (1,373,029)       (1,506,002)
     Net deferred loan origination fees .........          (28,098)          (18,028)
                                                      ------------      ------------
         Total first mortgage loans .............       60,264,037        56,080,495
                                                      ------------      ------------

Consumer and other loans:
     Principal balances:
         Loans to depositors, secured by savings           403,381           487,584
         Commercial .............................          167,869           251,500
         Home improvement .......................          516,940           563,301
                                                      ------------      ------------
         Total consumer and other loans .........        1,088,190         1,302,385
                                                      ------------      ------------

Less allowance for loan losses ..................         (233,180)         (272,851)
                                                      ------------      ------------

                                                      $ 61,119,047      $ 57,110,029
                                                      ============      ============


A summary of the changes in the allowance for loan losses is as follows (charge-offs include transfers to allowance for losses on real estate acquired in settlement of loans):

                                           1998          1997            1996
                                        ---------      ---------      ----------
Balance at beginning of year ......     $ 272,851      $ 289,120      $ 295,800
Provision charged to income .......             0          5,000              0
Charge-offs and recoveries, net ...       (39,671)       (21,269)        (6,680)
                                        ---------      ---------      ---------

Balance at end of year ............     $ 233,180      $ 272,851      $ 289,120
                                        =========      =========      =========

The Company does not have any loans which are considered troubled debt restructured loans as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring.

As of September 30, 1998 and 1997, in the opinion of management, there are no loans which should be considered as impaired as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable, continued

At September 30, 1998 and 1997, the Company had discontinued the accrual of interest on nonperforming loans aggregating approximately $187,279 and $309,524, respectively. Net interest income for 1998, 1997, and 1996 would have been higher by $3,963, $8,768, and $10,654, respectively, had interest been accrued at contractual rates on the nonperforming loans. The Company has no commitments to lend additional funds to debtors whose loans are nonperforming.

Certain officers, directors, and employees were indebted to the Association in the aggregate amount of $438,595 and $487,301 as of September 30, 1998 and 1997, respectively. In the opinion of management, these loans were substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. A summary of the activity of loans to directors and executives in excess of $60,000 is as follows:

                                                     1998                1997
                                                  ---------           ----------
Balance, beginning of year .............          $ 475,212           $ 530,066
New loans ..............................                  0              17,985
Repayment ..............................            (36,617)            (72,839)
                                                  ---------           ---------

Balance, end of year ...................          $ 438,595           $ 475,212
                                                  =========           =========


Note 6 - Loan Servicing

The principal balances of loans serviced for investors are not included in the consolidated statement of financial condition. Information related to mortgage loans serviced for investors is summarized as follows:

                                                          September 30,
                                                --------------------------------
                                                    1998                 1997
                                                -----------          -----------
Principal balance ....................          $42,566,350          $39,390,855
Custodial escrow balance .............              965,653            1,129,082

The  following  is  an  analysis  of  the  changes  in  loan  servicing   rights
capitalized:


                                                     1998                1997
                                                  ---------           ----------
Balance, beginning of year .............          $ 149,094           $ 119,845
Addition ...............................            120,495              57,979
Amortization ...........................            (52,710)            (28,730)
                                                  ---------           ---------

Balance, end of year ...................          $ 216,879           $ 149,094
                                                  =========           =========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 7 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                        1998              1997
                                                     ----------       ----------
Investment securities ........................       $ 453,895        $ 338,840
Mortgage-backed securities ...................         184,151          221,505
Loans receivable .............................         351,437          338,889
Allowance for uncollectible interest .........         (11,105)         (13,851)
                                                     ---------        ---------

                                                     $ 978,378        $ 885,383
                                                     =========        =========


Note 8 - Foreclosed Real Estate

The Company has acquired various properties through loan foreclosures. At September 30, 1998 and 1997, the properties are summarized as follows:


                                              1998                1997
                                             -------            ---------
Residential .....................            $34,500            $       0
                                             =======            =========

There was no activity in the allowance for real estate losses during 1998, 1997, and 1996.

Note 9 - Premises and Equipment

Premises and equipment are summarized as follows:

                                                     1998               1997
                                                 -----------        ------------
Land .....................................       $ 1,523,439        $   282,503
Buildings and premises ...................           949,263            949,263
Furniture, fixtures, and equipment .......           452,959            523,317
Autos ....................................            58,742             58,742
                                                 -----------        -----------
                                                   2,984,403          1,813,825
Less accumulated depreciation ............          (711,336)          (690,514)
                                                 -----------        -----------

                                                 $ 2,273,067        $ 1,123,311
                                                 ===========        ===========


Certain premises and equipment are leased under operating leases. Rental expense was $7,350 in 1998, $3,662 in 1997, and $-0- in 1996.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 9 - Premises and Equipment, continued

Future minimum rental commitments under noncancelable leases are:

                     1999              $    59,862
                     2000                   64,434
                     2001                    9,225
                                       -----------

                                       $   133,521
                                       ===========


Note 10 - Other Assets

Other assets are summarized below:

                                                          1998           1997
                                                       ----------     ----------
Principal receivable on mortgage-backed securities     $  381,748     $  326,754
Prepaid federal income tax .......................         23,842        234,587
Funds due from sales of loans ....................        776,625        230,900
Prepaid expenses .................................         88,554         58,383
Other ............................................         32,351          7,523
                                                       ----------     ----------

                                                       $1,303,120     $  858,147
                                                       ==========     ==========

Note 11 - Deposits

The aggregate amount of accounts with a minimum denomination of $100,000 was approximately $28,712,775 and $29,054,138 at September 30, 1998 and 1997.

At September 30, 1998, scheduled maturities of certificates of deposit are as follows:

     1999                                                          $  52,407,187
     2000                                                             15,591,133
     2001                                                              5,382,483
     2002                                                                267,873
     2003                                                                698,510
     Thereafter                                                          263,124
                                                                   -------------

                                                                   $  74,610,310
                                                                   =============

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 11 - Deposits, continued

Interest expense on deposits is summarized as follows:

                                         1998            1997            1996
                                      -----------     -----------     ----------
Demand deposits ................      $        0      $        0      $        0
Savings and NOW deposits .......         303,617         324,480         331,326
Time deposits ..................       4,122,362       4,101,317       4,180,608
                                      ----------      ----------      ----------

                                      $4,425,979      $4,425,797      $4,511,934
                                      ==========      ==========      ==========

The Association held deposits of approximately $3,403,167 and $3,032,639 for related parties at September 30, 1998 and 1997, respectively.


Note 12 - Advances from Federal Home Loan Bank

The outstanding advances from the FHBL consisted of the following at September 30, 1998 and 1997:


      Maturity                                1998            Rate            1997               Rate
      --------                                ----            ----            ----               ----
October 23, 1997 ....................                                     $ 4,195,000            5.54%
October 2, 1998 .....................     $13,150,000         5.38%
December 31, 2004 ...................         260,412         6.09%
January 3, 2005 .....................         129,059         6.03%
January 1, 2013 .....................         486,106         6.09%
January 1, 2013 .....................         461,845         6.13%
February 1, 2013 ....................         458,430         5.91%
                                          -----------

                                          $14,945,852         5.94%       $ 4,195,000            5.54%
                                          ===========                     ===========

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock and deposit accounts in the FHLB, mortgage collateral, securities collateral, and other collateral.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 13 - Pension Plan, continued

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of financial condition at September 30:

                                                          1998            1997             1996
                                                      -----------      -----------      -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation:
         Vested .................................     $ 1,586,361      $ 1,156,009      $ 1,247,505
         Nonvested ..............................         145,237          136,719           91,899
                                                      -----------      -----------      -----------

                                                      $ 1,731,598      $ 1,292,728      $ 1,339,404
                                                      ===========      ===========      ===========
Projected benefit obligation for service
  rendered to date ..............................     $(2,364,813)     $(2,145,930)     $(1,856,303)
Plan assets at fair value, primarily certificates
  of deposit and U.S. government securities .....       2,149,711        2,035,418        1,907,532
                                                      -----------      -----------      -----------
Plan assets in excess (shortfall) of benefit
  obligation ....................................        (215,102)        (110,512)          51,229
Unrecorded net loss from past experience
  different from that assumed and effects
  of changes in assumptions .....................         480,213          361,361          210,557
Prior service cost not yet recognized
  in periodic pension cost ......................         101,422          108,781          116,140
Unrecognized net assets at 10-1-88
  being recognized over 20.658 years ............        (351,490)        (384,470)        (417,450)
                                                      -----------      -----------      -----------

(Accrued) prepaid pension cost ..................     $    15,043      $   (24,840)     $   (39,524)
                                                      ===========      ===========      ===========

A summary of the components of income follows:

                                                     1998           1997          1996
                                                  ---------      ---------      ---------
Service cost-benefits earned during the year      $ 144,524      $ 106,287      $ 125,062
Interest cost on projected benefit obligation       157,582        139,094        133,210
Return on plan assets .......................      (172,048)      (151,525)      (110,589)
Net asset gain recognition ..................         8,783              0              0
Amortization of unrecognized net asset ......       (32,980)       (32,980)       (32,980)
Amortization of prior service cost ..........         7,359          7,359          7,359
                                                  ---------      ---------      ---------

Net periodic pension cost ...................     $ 113,220      $  68,235      $ 122,062
                                                  =========      =========      =========

Assumptions used in the accounting for the pension plan were as follows:

                                                            1998                  1997                  1996
                                                            ----                  ----                  ----
Weighted average discount rate                              7.50%                 8.00%                 7.00%
Rate of increase in future compensation levels              5.00%                 5.00%                 5.00%
Expected long-term rate of return on assets                 8.00%                 8.00%                 7.00%

The Company contributed $153,103, $82,919, and $124,284 to the plan in 1998, 1997, and 1996, respectively.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 14 - Income Taxes

The Company and the Association file a consolidated federal income tax return. The consolidated provision for income taxes for 1998, 1997, and 1996 consists of the following:

                                      1998              1997             1996
                                   ---------         ---------        ----------
Current (benefit) .........        $ 384,102         $ 176,076        $ 458,435
Deferred (benefit) ........          (54,829)          250,743         (193,299)
                                   ---------         ---------        ---------

                                   $ 329,273         $ 426,819        $ 265,136
                                   =========         =========        =========


Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes and cumulative effect of change in accounting for income taxes as a result of the following:


                                          1998            1997           1996
                                         --------       --------       ---------
Expected income tax expense at
  statutory tax rate of 34% .......      $302,674       $405,822       $245,828
Other .............................        26,599         20,997         19,308
                                         --------       --------       --------

                                         $329,273       $426,819       $265,136
                                         ========       ========       ========

Effective tax rate ................            37%            36%            37%
                                         ========       ========       ========

Deferred tax assets and liabilities included in the statement of financial condition at September 30 consist of the following:

                                                                  1998          1997
                                                               ---------      ----------
Deferred tax assets:
     Allowance for loan losses ...........................     $  66,945      $  66,945
     Deferred compensation ...............................        28,373         25,028
     Other ...............................................         8,471          5,222
                                                               ---------      ---------
                                                                 103,789         97,195
                                                               ---------      ---------
Deferred tax liabilities:
     FHLB stock ..........................................       (11,390)       (85,034)
     Mortgage servicing rights ...........................       (73,739)       (50,692)
     Depreciable assets ..................................       (36,241)       (36,484)
     Unrealized gain (loss) on loans held for sale .......        25,992         (1,293)
     Pension liability ...................................       (73,500)       (43,610)
     Net unrealized (gain) loss on market value adjustment
       to mortgage-backed securities available-for-sale ..        33,471         (7,991)
                                                               ---------      ---------
                                                                (135,407)      (225,104)
                                                               ---------      ---------

Net deferred tax asset (liability) .......................     $ (31,618)     $(127,909)
                                                               =========      =========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 14 - Income Taxes, continued

No valuation allowance for deferred tax assets was recorded as of September 30, 1998 and 1997, as management believes that the amounts representing future deferred tax benefits will more likely than not be recognized since the Company is expected to have sufficient taxable income of an appropriate character within the carryback and carryforward period as permitted by the tax law to allow for utilization of the future deductible amounts.

Retained earnings at September 30, 1998 and 1997, includes approximately $2,692,722, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $915,525 at September 30, 1998 and 1997.


Note 15 - Stock Option and Incentive Plan

The 1995 Stock Option and Incentive Plan (the "Stock Option Plan") provides for awards in the form of stock options, stock appreciation rights, limited stock appreciation rights, and restricted stock.

Options to purchase shares of common stock of the Company may be granted to selected directors, officers, and key employees. The number of shares of common stock reserved for issuance under the stock option plan was equal to 182,278 or 10% of the total number of common shares issued pursuant to the conversion. The option exercise price cannot be less than the fair market value of the underlying common stock as of the date of the option grant, and the maximum option term cannot exceed ten years. Awards vest at a rate of 20% per year beginning at the date of the grant. The Company plans to use treasury stock for the exercise of options. The following is a summary of changes in options outstanding:

Options outstanding
     Balance, September 30, 1996 ...............................        101,321
         Granted ...............................................              0
         Exercised at $14.125 per share ........................         (1,045)
         Forfeited and expired .................................              0
                                                                       --------

     Balance, September 30, 1997 ...............................        100,276
         Increase due to 3 for 2 stock split ...................         50,135
         Granted ...............................................              0
         Exercised at $9.42 per share ..........................         (1,568)
         Forfeited and expired .................................              0
                                                                       --------

     Balance, September 30, 1998 ...............................        148,843
                                                                       ========

Options exercisable at year end under stock option plan ........         86,807
                                                                       ========

Shares available for future grants .............................         27,162
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


Note 16 - Employee Stock Ownership Plan (ESOP)

In conjunction with the stock conversion, the Company established an ESOP for eligible employees. Employees with at least one year of employment and who have attained the age of twenty-one are eligible to participate. The ESOP borrowed funds in the amount of $972,080 from the Company to purchase 145,823 common shares issued in the conversion. Collateral for the loan is the common stock purchased by the ESOP. The ESOP loan is payable in quarterly principal payments of $24,302 over a ten-year period plus interest at an annual rate of 7.93%. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan on the Association's books and the related receivable on the Holding Corp.'s books have been eliminated in the consolidated statement of financial condition. The cost of shares not committed to be released and unallocated shares is reported as a reduction of stockholders' equity. Shares are released to participants' accounts under the shares allocated method.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 16 - Employee Stock Ownership Plan (ESOP), continued

ESOP compensation expense for the years ended September 30, 1998, 1997, and 1996, totaled $229,795, $196,955, and $182,013, respectively. The fair value of unearned ESOP shares at September 30, 1998 and 1997, totaled $1,080,339 and $1,333,751, respectively. Following is a summary of ESOP shares at September 30:

                                                          1998             1997
                                                         ------           ------
Shares allocated .............................           63,713           48,230
Shares committed to be released ..............                0                0
Unearned .....................................           81,534           97,593
                                                        -------          -------

Total ........................................          145,247          145,823
                                                        =======          =======

The share amounts for 1997 are restated to reflect a 3 for 2 stock split during 1998.


Note 17 - Recognition and Retention (RRP)

On July 26, 1995, the stockholders approved the Company's formation of a RRP which was authorized to award 4%, or 72,912 shares (48,608 shares prior to stock split), of the total shares of common stock issued in the conversion. On July 26, 1995, the RRP awarded 61,796 (41,197 shares prior to stock split) shares of common stock to directors and employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company.

Unearned compensation of $581,908, representing the shares' fair market value of $14.125 per share at the date of award, will be charged to income on a straight-line basis over the five year vesting period as the Company's directors and employees perform the related future services. The unamortized balance, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. The Company recognized $116,382 as compensation and benefits expense relating to this plan for the years ended September 30, 1998, 1997, and 1996.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 18 - Earnings per Common Share

Basic earnings per common share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted retroactively for a 3 for 2 stock split in the form of a stock dividend, which was authorized by the Board of Directors on February 18, 1998, to shareholders of record as of March 11, 1998. Diluted earnings per share reflect per share amounts that would result if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

                                       1998                                          1997
                      -------------------------------------     -----------------------------------------

                       Income         Shares      Per-Share       Income            Shares      Per-Share
                     (Numerator)  (Denominator)     Amount      (Numerator)     (Denominator)     Amount
                     -----------  -------------     ------      -----------     -------------     ------
Income from
  continuing
  operations .....    $  560,946                                $  766,775

Less preferred
  stock dividends              0                                         0


Income available
  to common
  stockholders -
  basis earnings
  per share ......       560,946     1,431,623    $     0.39       766,775     1,470,358    $        0.52

Effect of dilutive
  securities:

Options ..........             0        51,266                           0        29,122


Income available
  to common
  stockholders -
  diluted earnings
  per share ......    $  560,946     1,482,889    $     0.38    $  766,775     1,499,480    $        0.51
                      ==========     =========    ==========    ==========     =========    =============

                                         1996
                      --------------------------------------------
                          Income        Shares          Per-Share
                        (Numerator)  (Denominator)        Amount
                      -------------  -------------      ----------
Income from
  continuing
  operations .....    $  457,876

Less preferred
  stock dividends              0
                      ----------

Income available
  to common
  stockholders -
  basis earnings
  per share ......       457,876       1,627,323      $        0.28

Effect of dilutive
  securities:

Options ..........            0           12,635
                      ---------        ---------

Income available
  to common
  stockholders -
  diluted earnings
  per share ......    $  457,876       1,639,958      $        0.28
                      ==========      ==========      ==============

Note 19 - Subsequent Event

At the October 14, 1998, directors' meeting, a cash dividend of $0.05 was declared. This dividend is to holders of record on November 11, 1998, and payable on November 25, 1998.


Note 20 - Significant Group Concentration of Credit Risk

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

At  September  30, 1998 and 1997,  the Company had  $1,104,695  and  $4,354,021,
respectively, on deposit with the Federal Home Loan Bank of Dallas, and $533,610 and $1,086,177, respectively, on deposit with Nations Bank of Texas.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 21 - Financial Instruments

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

The Company has not been required to perform on any financial guarantee during the past two years. The Company has not incurred any losses on its commitments in either 1998 or 1997.

The Association had outstanding commitments to originate loans as follows:

                             September 30, 1998                      September 30, 1997
                  --------------------------------------    --------------------------------------
                    Fixed        Variable                      Fixed       Variable
                     Rate           Rate         Total          Rate          Rate         Total
                  ----------    ----------    ----------    ----------    ----------    ----------
First mortgage    $4,114,767    $        0    $4,114,767    $4,281,570    $        0    $4,281,570
Consumer and
  other loans              0             0             0             0             0             0
                  ----------    ----------    ----------    ----------    ----------    ----------

                  $4,114,767    $        0    $4,114,767    $4,281,570    $        0    $4,281,570
                  ==========    ==========    ==========    ==========    ==========    ==========


Note 22 - Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 1998 and 1997:

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 22 - Fair Value of Financial Instruments, continued

Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Interest-earning time deposits. Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates.

Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on available quoted market prices. If quoted market prices are unavailable, fair values are based on quoted market prices of comparable instruments. Available-for-sale securities are carried at their aggregate fair value.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 22 - Fair Value of Financial Instruments, continued

The estimated fair values of the Company's financial instruments were as follows at:

                                                        September 30, 1998                 September 30, 1997
                                                 -------------------------------    ------------------------------
                                                    Carrying           Fair            Carrying            Fair
                                                     Amount            Value            Amount             Value
                                                 -------------    --------------    -------------    --------------
Financial assets:
     Cash and cash equivalents                   $   1,697,058    $    1,697,058    $   6,931,133    $    6,931,133
     Interest-earning time deposits                  1,959,617         1,988,000        1,565,573         1,568,000
     Securities held-to-maturity                    29,766,844        30,115,954       23,058,359        23,128,073
     Mortgage-backed securities
       available-for-sale                           12,810,165        12,810,165        4,356,271         4,356,271
     Mortgage-backed securities
       held-to-maturity                             10,940,500        11,088,555       18,151,765        18,611,834
     Loans receivable, net                          61,119,047        64,421,000       57,110,029        58,145,000
     Accrued interest receivable                       978,378           978,378          885,383           885,383
     Federal Home Loan Bank stock                      789,100           789,100        1,005,700         1,005,007

Financial liabilities:
     Deposit liabilities                            86,643,657        87,374,000       88,550,649        90,346,500
     Advances from Federal Home
       Loan Bank                                    14,945,852        15,058,000        4,195,000         4,196,000
     Advances from borrowers for
       taxes and insurance                             844,188           844,188          881,685           881,685

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Company's financial instruments with off-balance-sheet risk are disclosed in Note 21.


Note 23 - Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 1998, that the Association meets all capital adequacy requirements to which it is subject.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 23 - Regulatory matters, continued

As of September 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                    For Capital           Prompt Corrective
                                            Actual               Adequacy Purposes        Action Provisions
                                  -----------------------      --------------------    ------------------------
                                   Amount           Ratio       Amount        Ratio      Amount          Ratio
                                 -----------        -----      ---------      -----    ---------         ------
                                                                         (dollars in thousands)
As of September 30, 1998:
Total risk-based capital
  (to risk-weighted assets)      $    18,784         38.3%     $   3,926       8.0%     $   4,907         10.0%

Tier 1 capital
  (to risk-weighted assets)      $    18,555         37.8%     $   1,963       4.0%     $   2,944         6.0%

Tier 1 capital
  (to adjusted total assets)     $    18,555         14.9%     $   4,965       4.0%     $   6,206         5.0%

Tangible capital
  (to adjusted total assets)     $    18,555         14.9%     $   1,862       1.5%     $   1,862         1.5%


As of September 30, 1997:
Total risk-based capital
  (to risk-weighted assets)      $    17,895         40.2%     $   3,559        8.0%     $   4,449       10.0%

Tier 1 capital
  (to risk-weighted assets)      $    17,622         39.6%     $   1,780        4.0%     $   2,670        6.0%

Tier 1 capital
  (to adjusted total assets)     $    17,622         15.2%     $   4,637        4.0%     $   5,796        5.0%

Tangible capital
  (to adjusted total assets)     $    17,622         15.2%     $   1,739        1.5%     $   1,739        1.5%



Note 24 - Compensated Absences

Employees of the Company are entitled to paid vacation after one year of employment. The vacation time does not vest; therefore, no accrual for vacation was recorded due to the immateriality. Sick leave is not accrued because it does not vest. The costs of these compensated absences are recognized when paid.

Note 25 - Interest and Dividends on Investment Securities

Dividends on Federal Home Loan Bank stock of $53,616, $57,360, and $55,329 were received for the years ended September 30, 1998, 1997, and 1996, respectively.

Interest income received from investment securities for the years ended September 30, 1998, 1997, and 1996 was taxable.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 26 - Other Noninterest Income and Expense

Other noninterest income and expense amounts are summarized as follows:


                                                      1998        1997        1996
                                                    --------    --------    --------
Other noninterest income:
     Loan late charges .........................    $ 29,127    $ 25,346    $ 25,825
     Bank service charges and fees .............      21,773      22,345      22,503
     Other .....................................      12,635      20,215      11,828
                                                    --------    --------    --------

                                                    $ 63,535    $ 67,906    $ 60,156
                                                    ========    ========    ========
Other noninterest expense:
     Advertising and promotion .................    $ 34,895    $ 28,023    $ 36,983
     Data processing ...........................      99,501      89,203      86,716
     Professional fees .........................      72,634      77,953      80,434
     Supervisory examination ...................      36,307      35,697      36,435
     Printing, postage, stationery, and supplies      54,660      51,634      43,829
     Telephone .................................      22,519      18,136      18,884
     Insurance and bond premiums ...............      52,332      60,877      61,261
     Loan servicing expenses ...................      42,246      22,268      20,686
     Franchise taxes ...........................      94,363      94,545      94,304
     Other .....................................     153,959     122,436     106,535
                                                    --------    --------    --------

                                                    $663,416    $600,772    $586,067
                                                    ========    ========    ========


Note 27 - Impact of Year 2000 (Unaudited)

The Year 2000 (Y2K) issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including the temporary inability to process transactions or engage in similar normal business activities.

The Company currently does not expect to incur any significant internal costs relating to the Y2K issue as no internal modifications are necessary, with the exception of its third party processing system. For this system, the Company has initiated formal communications and testing procedures with its third party processor as the Company's interface systems are vulnerable to the processor's failure to remediate its own Y2K issues. The Company receives regular status reports from the processor indicating the progress to date and estimated completion date.

The processor estimates that Y2K modifications to the systems which interface with the Company will be completed no later than June 30, 1999, which is prior to any anticipated impact on the Company's operating systems. The Company believes that with the processor's modifications to existing software and conversion to new software, the Y2K issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made or completed timely by the processor, the Y2K issue could have a material impact on the operations of the Company.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 28 - Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of September 30, 1998 and 1997, and related condensed statements of income and statements of cash flows for the years ended September 30, 1998 and 1997, should be read in conjunction with the consolidated financial statements and the related notes.

                                                                             1998             1997
                                                                         ------------     ------------
STATEMENT OF FINANCIAL CONDITION
Assets:
     Cash ...........................................................    $    975,288     $  2,146,805
     Note receivable - ESOP Trust ...................................         607,550          704,758
     Investment in the Association ..................................      18,703,457       17,967,563
     Receivable from subsidiary .....................................         118,102           78,902
     Prepaid expenses ...............................................           5,611            6,432
                                                                         ------------     ------------

Total assets ........................................................    $ 20,410,008     $ 20,904,460
                                                                         ============     ============

Liabilities:
     Other liabilities ..............................................    $     26,314     $     25,092
                                                                         ------------     ------------
Stockholders' Equity:
     Common stock ...................................................          18,845           12,564
     Additional paid-in capital .....................................      12,319,624       12,196,879
     Retained earnings ..............................................      13,661,392       13,365,792
     Treasury stock .................................................      (4,794,263)      (3,731,017)
     Unearned ESOP shares ...........................................        (543,564)        (650,614)
     Deferred compensation - RRP shares .............................        (213,366)        (329,748)
     Net unrealized gain on available-for-sale securities, net of tax         (64,974)          15,512
                                                                         ------------     ------------
         Total stockholders' equity .................................      20,383,694       20,879,368
                                                                         ------------     ------------

Total liabilities and stockholders' equity ..........................    $ 20,410,008     $ 20,904,460
                                                                         ============     ============

STATEMENT OF INCOME
Income:
     Equity in earnings of Association ..............................    $    709,330     $  1,012,661
     Interest income ................................................          53,730           61,546
                                                                         ------------     ------------
         Total income ...............................................         763,060        1,074,207
                                                                         ------------     ------------
Expenses:
     Management expenses paid to subsidiary .........................         130,500          303,097
     Franchise tax expense ..........................................          50,295           51,014
     Professional fees ..............................................          43,843           42,867
     Other ..........................................................          53,917           37,122
                                                                         ------------     ------------
                                                                              278,555          434,100
         Total expenses .............................................    _____________    _____________

Income before federal income taxes ..................................         484,505          640,107

Federal income taxes (benefit) ......................................         (76,441)        (126,668)
                                                                         ------------     ------------

Net income ..........................................................    $    560,946     $    766,775
                                                                         ============     ============

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 28 - Condensed Parent Company Only Financial Statements, continued

                                                                      1998            1997
                                                                   -----------     -----------
STATEMENT OF CASH FLOWS Cash flows from operating activities:
     Net income ...............................................    $   560,946     $   766,775
     Equity in earnings of the Association, net of dividends ..       (709,330)        202,529
     (Increase) decrease in prepaid expenses ..................            821          (1,236)
     Increase in other liabilities ............................          1,222           6,670
                                                                   -----------     -----------
         Net cash provided (used) by operating activities .....       (146,341)        974,738
                                                                   -----------     -----------

Cash flows from investing activities:
     ESOP loan repayment ......................................         97,208          97,208
     Increase in receivable from subsidiary ...................        (39,200)            (67)
                                                                   -----------     -----------
         Net cash provided by investing activities ............         58,008          97,141
                                                                   -----------     -----------

Cash flows from financing activities:
     Net proceeds from issuance of common stock ...............        239,127         200,744
     Purchase of treasury stock at cost .......................     (1,080,369)       (951,116)
     Sale of treasury stock for exercise of stock options .....         14,771          14,761
     Dividends paid ...........................................       (256,713)       (210,513)
                                                                   -----------     -----------
         Net cash used by financing activities ................     (1,083,184)       (946,124)
                                                                   -----------     -----------

Net increase (decrease) in cash and cash equivalents ..........     (1,171,517)        125,755

Cash and cash equivalents at beginning of year ................      2,146,805       2,021,050
                                                                   -----------     -----------

Cash and cash equivalents at end of year ......................    $   975,288     $ 2,146,805
                                                                   ===========     ===========

Supplemental disclosure of cash flow information Cash paid for:
         Income tax paid ......................................    $         0      $   415,820

     Receivable from subsidiary for ESOP shares issued ........        122,745          84,363


                               Corporate Directory

                       East Texas Financial Services, Inc.

Board of Directors*

  Jack W. Flock            Gerald W. Free            Jim M. Vaughn, M.D.
  Chairman of              Vice Chairman,            Retired Physician
  the Board                President and Chief       Investments
  Of Counsel to            Executive Officer
  Ramey & Flock, P. C.


  L. Lee Kidd              M. Earl Davis             Charles R. Halstead
  Oil and Gas Interests    Vice President            Geologist
                           Compliance and            Oil and Gas Interests
                           Marketing of the
                           Association


  James W. Fair                                      H.H. Richardson, Jr.
  Real Estate Investment                             President
  Oil and Gas Interests                              H.H. Richardson, Jr.
                                                     Construction Company


Officers

  Gerald W. Free            Derrell W. Chapman **         Sandra J. Allen
  Vice Chairman,            Vice President and            Corporate Secretary
  President and Chief       Chief Operating and
  Executive Officer         Chief Financial Officer

               First Federal Savings and Loan Association of Tyler

Officers

  Gerald W. Free                    Derrell W. Chapman **
  Vice Chairman,                    Vice President and
  President and Chief               Chief Operating and
  Executive Officer                 Chief Financial Officer

  William L. Wilson                 M. Earl Davis
  Treasurer and                     Vice President
  Controller                        Compliance and
                                    Marketing


  Joe C. Hobson                     Sandra J. Allen
  Sr. Vice President                Corporate Secretary
  Mortgage Lending


  Elizabeth G. Taylor               Marcia R. Shelton
  Vice President and                Assistant Secretary
  Loan Officer                      and Loan Office


  Earlene Cool
  Assistant Treasurer


*  Directors of the Company also serve as directors of the Association

** Advisory Director

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

                         Annual Meeting of Shareholders
                         January 20, 1999, at 2:00 p.m.
                                 Company Offices
                            1200 South Beckham Avenue
                                  Tyler, Texas