Form 10KSB, Exhibit 13
period 1999-09-30
EAST TEXAS FINANCIAL SERVICES INC
filed 1999-12-29
CIK 929646

EXHIBIT 13


                        Annual Report to Security Holders

               East Texas Financial Services, Inc. and Subsidiary

                       T a b l e   o f   C o n t e n t s

Selected Financial Data                                                    2

Letter to Shareholders                                                     3

Glossary                                                                   5

Management's Discussion and Analysis of
     Financial Condition and Operating Results                             6

    Forward Looking Information                                            6

    General                                                                6

    Results of Operations

           Net Income                                                      7
           Interest Income                                                 9
           Interest Expense                                               13
           Net Interest Income                                            14
           Provisions for Loan Losses                                     15
           Other Operating Income                                         16
           Operating Expense                                              17
           Income Tax Expense                                             19

    Financial Condition

           Balance Sheet Summary                                          20
           Loans                                                          21
           Mortgage-Backed Securities                                     23
           Investment Securities                                          24
           Deposits and Borrowings                                        24
           Interest Rate Sensitivity                                      25
           Asset Quality                                                  27
           Liquidity and Capital Position                                 28

Impact of Accounting Pronouncements                                       29

Year 2000 Compliance Assessment                                           31

Impact of Inflation and Changing Prices                                   32

Market Price of Common Stock                                              33

Report of Independent Accountants                                         34

Consolidated Financial Statements                                         35

Notes To Consolidated Financial Statements                                41

Corporate Directory                                                       67

Shareholder Reference                                                     68

               East Texas Financial Services, Inc. and Subsidiary

                                              Selected Financial Data

(Dollars in Thousands, except share data)                     1999             1998          1997            1996         1995
----------------------------------------------------------------------------------------------------------------------------------
At September 30,
----------------
Total assets                                               $  153,725       $  124,017    $   115,949     $ 114,373    $   117,077
Loans receivable, net                                          67,250           61,119         57,110        47,925         41,760
Investment securities - available-for-sale                      5,919                0              0             0              0
Investment securities -  held-to-maturity                      30,481           29,767         23,058        30,139         30,263
Mortgage-backed securities - available-for-sale                32,894           12,810          4,356             0              0
Mortgage-backed securities - held-to-maturity                   5,807           10,941         18,152        24,949         33,741
Deposits                                                       87,540           86,644         88,551        90,768         92,474
FHLB Advances                                                  45,058           14,946          4,195             0              0
Stockholders' equity                                           18,419           20,384         20,879        20,931         23,146
Common shares outstanding                                   1,294,420        1,464,056      1,026,366     1,079,285      1,256,387
Book value per share                                            14.23            13.92          20.34         19.39          18.42



For The Year Ended September 30,
--------------------------------
Net interest income                                        $    3,231       $    3,298    $     3,419     $   3,552    $     3,658
Provision for loan losses                                           0                0              5             0              0
Other operating income                                            358              361            302           371            299
Operating expenses                                              3,141            2,768          2,523         3,200          2,335
Net income                                                        298              561            767           458          1,071



Selected Financial Ratios
-------------------------
Return on average assets                                         0.21%            0.46%          0.67%         0.40%          0.92%
Return on average equity                                         1.51             2.72           3.67          2.08           5.47
Interest rate spread (average)                                   1.81             2.00           2.21          2.27           2.49
Net interest margin                                              2.41             2.83           3.12          3.16           3.21
Ratio of interest-earning assets to
  interest-bearing liabilities                                 113.80           119.58         122.29        122.23         119.13
Operating expenses to average assets                             2.26             2.31           2.19          2.77           2.01
Efficiency ratio                                                91.21            78.96          69.24         84.10          59.70
Net interest income to operating expenses                        1.03 X           1.20 x         1.35 X        1.11 x         1.57 x



Asset Quality Ratios
--------------------
Non-performing assets to total assets                            0.50%            0.18%          0.27%         0.39%          0.34%
Non-performing loans to total loans receivable                   1.14             0.37           0.54          0.94           0.95
Allowance for loan losses to non-performing loans               35.16           102.19          88.06         64.22          74.75
Allowance for loan losses to total loans                         0.40             0.38           0.48          0.60           0.71
Allowance for loan losses to total assets                        0.18             0.18           0.24          0.25           0.25



Regulatory Capital Ratios (Association only)
--------------------------------------------
Total capital to total assets                                   11.22%           14.91%         15.21%        15.39%         14.40%
Tangible capital ratio                                          11.30            14.95          15.20         15.30          14.40
Core capital ratio                                              11.30            14.95          15.20         15.30          14.40
Risk-based capital ratio                                        27.94            38.29          40.22         44.23          43.44

               East Texas Financial Services, Inc. and Subsidiary


To Our Shareholders

Just as we reported to you a year ago, the Company continues to undergo significant changes as we attempt to solve the difficulty of declining net interest margins, competition, regulation, and the many other challenges of operating a traditional thrift institution in this current environment. Continued narrowing of the difference in short and long-term interest rates causes downward pressure on our net interest margins and net interest income. Competition from traditional banks, savings and loans, credit unions, and non-depository financial institutions continues to provide formidable challenges to our Company. Even the Year 2000 date change has taken an enormous amount of time that could have been spent on more profitable endeavors.

However, I can report to you that your board and management have taken decisive and specific action to bring about a solution to those challenges. You are already aware of some of the things that we have undertaken and we will discuss them as well others of which you may not be aware.

As we reported one year ago, the Company made the commitment in 1998 to expand our lines of business to include more banking products. Additional locations, experienced consumer and commercial bankers, and expanded products and services would be necessary to change the direction of the Company from a traditional thrift to a full service community bank. In April 1999, we opened our new full service location in the rapidly growing area of south Tyler and introduced a full complement of banking products and services in that office, as well as in our other two full service locations. We knew it would be very costly to reshape the way we had done business for the past 74 years and we knew it would not happen overnight. It takes time and money to re-tool any business. But we can report to you that we are beginning to see encouraging signs of a new direction for the Company.

Part of the decline in earnings for the current year is directly related to the start-up costs associated with the changes we have made. We estimate that approximately $250,000, on an after tax basis, in net expenses during the current year are directly related to the new office and new lines of business introduced. If we add that together with our reported net income for the year, our net income as compared to 1998 would have been about the same. We are encouraged about the direction we are now going. As of November 1999, we estimate that our new office location has approximately $3.6 million in both deposits and loans and we had commitments to loan another $3.0 million. Further, our net margin on the loans and deposits at our new location is approximately 3.85%, well above our current levels. We estimate that the new location will be profitable in approximately six to nine months, at current growth levels.

In other matters, we continued to repurchase stock during the year, acquiring 171,203 shares of stock at an average price of approximately $12.90 per share. At year-end, we held 590,072 treasury shares at an average price of $11.84 per share. We ended the year with 1,294,420 shares outstanding and a book value per share of approximately $14.23. Subsequent to year-end, we purchased another 132,100 shares at a price of $14.25 per share consistent with the then current market. We do not anticipate that additional stock repurchases will be part of our operating strategy in 2000. We still believe that repurchasing shares is one of our most effective methods for increasing the value of your investment; however, the projected capital levels at our banking subsidiary may preclude us from so doing for a period of time.

We continued to make use of our excess capital in 1999 by expanding our wholesale funded investment security arbitrage. At year-end, we had borrowed approximately $33.0 million, as compared to $14.0 million at September 30, 1998, in short term advances from the Federal Home Loan Bank of Dallas and invested the proceeds in adjustable rate securities and achieved a positive margin on the transaction. We do not expect to continue to increase the size of this program during 2000, again, because of the projected capital levels of our banking subsidiary.

Finally, we are extremely pleased to report that on November 15, 1999 we entered into a definitive agreement providing for the merger of $38 million Gilmer Savings Bank, FSB into our Company. We believe that we can bring an enhanced array of products to the Gilmer market that will complement their current operations and that the merger allows us to expand our markets and continue our growth strategy. We view this as an opportunity to enhance the value of your investment. We believe that the merger can be accretive to the Company's earnings within the first full year of operations. We will create approximately $2.1 million of intangible assets in the transaction; however, we believe that extensive expense reductions are possible due to the similarities of the two companies. We hope to be able to complete the acquisition in the first quarter of 2000.

As always, we invite you to attend our annual meeting of stockholders. The meeting will be held at 2:00 p.m. on January 26, 2000 at the offices of the Company, 1200 South Beckham, Tyler, Texas. We are confident about the changes we have made and the direction the Company is moving. We are committed to the long-term success of the Company and to maximizing the long-term value of your investment.

Sincerely,

/s/Jack W. Flock                             /s/Gerald W. Free
----------------                             -----------------
Jack W. Flock                                Gerald W. Free
Chairman of the                              Vice-Chairman, President
Board of Directors                           and Chief Executive Officer

               East Texas Financial Services, Inc. and Subsidiary

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

NON-PERFORMING ASSETS
Loans on which the Company has discontinued accruing interest or are delinquent more than ninety days and still accruing interest, and foreclosed real estate.

RETURN ON AVERAGE ASSETS
A measure of profitability determined by dividing net income by average assets.

RETURN ON AVERAGE STOCKHOLDERS' EQUITY
A measure of profitability determined by dividing net income by average stockholders' equity.

               East Texas Financial Services, Inc. and Subsidiary

                      Management's Discussion and Analysis
                           of Financial Condition and
                                Operating Results

Results of Operations

Forward-Looking Information

Except for the historical information contained herein, the matters discussed in the Annual Report may be deemed to be forward-looking statements that involve risks and uncertainties, including statements that are other than statements of historical facts, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 1999. Readers are advised that various factors, including, but not limited to - changes in law, regulations or generally accepted accounting principles; East Texas's competitive position within its market area; increasing consolidation within the banking industry; certain customers and vendors of critical systems or services failing to comply with Year 2000 programming issues; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies - could cause East Texas' actual results or circumstances for future periods to differ materially from those indicated or projected. These forward-looking statements represent the Company's judgment as of the date of this Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

General

The principal business of the Company consists of attracting retail deposits from the general public and investing those funds primarily in one- to four-family residential mortgage loans. The Company also originates commercial real estate, one- to four-family construction, multi-family, consumer and commercial loans. The Company also purchases mortgage-backed securities and invests in U.S. Government and agency obligations and other permissible investments.

The Company's revenues are derived primarily from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from service charges and loan originations, gains on sales of loans and mortgage-backed securities, and loan servicing fee income.

The Company currently offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits include personal and business checking accounts, passbook and money market accounts and certificate accounts with terms ranging from one month to five years. The Company solicits deposits in its primary market area and does not accept brokered deposits.

Net Income

1999 and 1998 Comparison

Net income totaled $298,000, or $.23 in basic earnings per share for the year ended September 30, 1999, compared to $561,000, or $.39 in basic earnings per share for the year ended September 30, 1998. On a diluted basis, earnings per share was calculated at $.22 and $.38 for the years ended September 30, 1999 and 1998 respectively. Both per share earnings reflect the results of the Company's three for two stock split in the form of a 50% stock dividend in 1998. The decrease in net income was primarily attributable to a $373,000 increase in non-interest expense to $3.1 million for the year ended September 30, 1999, compared to $2.8 million for the year ended September 30, 1998. Additionally, a $66,000 decline in net interest income after provision for loan losses to $3.2 million for the year ended September 30, 1999 from $3.3 million for the year ended September 30, 1998 contributed to the overall decline in net income. The decline in net interest income and the increase in non-interest operating expense were partially offset by a $179,000 decline in income tax expense.

For the year ended September 30, 1999, the Company reported a return on average assets of approximately .21%, compared to .46% for the year ended September 30, 1998. Return on average stockholders' equity was 1.51% for the year ended September 30, 1999, compared to 2.72% for the year ended September 30, 1998.

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

Partially offsetting the increase in non-interest expense and the decline in net interest income after provision for loan losses was a $59,000 increase in non-interest income from $302,000 for the year ended September 30, 1997 to $361,000 for the year ended September 30, 1998. In addition, a $98,000 decrease in income tax expense from $427,000 for the year ended September 30, 1997 to $329,000 for the year ended September 30, 1998 offset the decline in net income.

For the year ended September 30, 1998, the Company reported a return on average assets of approximately .46%, compared to .67% for the year ended September 30, 1997. Return on average stockholders' equity was reported as 2.72% for the year ended September 30, 1998, compared to 3.67% for the year ended September 30, 1997.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.

Net Interest Income Analysis

                                                                  Year Ended September 30,
                              ---------------------------------------------------------------------------------------------------
                                          1999                              1998                               1997
                                        Interest                          Interest                           Interest
                               Average   Earned/    Yield/       Average   Earned/    Yield/       Average    Earned/    Yield/
                               Balance    Paid      Rate         Balance    Paid      Rate         Balance     Paid      Rate
                              ---------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)
Interest-earning assets:
   Loans receivable            $ 62,494  $ 4,810      7.70%      $ 60,563  $ 4,771      7.88%      $  52,192  $ 4,191      8.03%
   Mortgage-backed securities    33,179    1,995      6.00         22,665    1,526      6.73          22,412    1,564      6.98
   Investment securities         36,704    2,204      6.01         32,249    1,913      5.93          34,165    2,080      6.09
   FHLB stock                     1,576       86      5.48            905       54      5.92             972       57      5.86
                               --------  -------   -------       --------  -------   -------       ---------  -------   -------
   Total interest-earning
     assets (1)                $133,953    9,095      6.79       $116,382    8,264      7.10%      $ 109,741  $ 7,892      7.19%
                               ========  =======   =======       ========  =======   =======       =========  =======   =======


Interest-bearing liabilities:
   Non-Interest Checking       $  1,358  $     0      0.00%      $  1,284  $     0      0.00%      $   1,285  $     0      0.00%
   Interest Checking              3,660      125      3.43          1,427       29      2.03           1,448       29      2.00
   Savings accounts               2,842       85      3.01          2,852       86      3.02           2,913       87      2.99
   Money market                   5,824      197      3.38          5,905      197      3.34           6,099      209      3.43
   Certificate accounts          72,940    3,831      5.25         76,138    4,114      5.40          77,146    4,101      5.32
   Borrowings                    31,086    1,626      5.23          9,724      540      5.55             850       47      5.53
                               --------  -------   -------       --------  -------   -------       ---------  -------   -------
   Total interest-bearing
     liabilities               $117,710  $ 5,864      4.98%      $ 97,330  $ 4,966      5.10%      $  89,741  $ 4,473      4.98%
                               ========  =======   =======       ========  =======   =======       =========  =======   =======

Net interest income                      $ 3,231                           $ 3,298                           $  3,419
                                         =======                           =======                            =======

Net interest rate spread                              1.81%                             2.00%                              2.21%
                                                   =======                           =======                            =======

Net earning assets             $ 16,243                          $ 19,052                          $  20,000
                               ========                          ========                          =========

Net interest margin                                   2.41%                             2.83%                              3.12%
                                                   =======                           =======                            =======

Average interest-earning
   assets to Average
   interest-bearing
   liabilities                                      113.80%                           119.58%                            122.29%
                                                   =======                           =======                            =======

------------------------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves and premiums or discounts.

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates.

Rate/Volume Analysis
                                                                     Year Ended September 30,
                                  -----------------------------------------------------------------------------------------------
                                         1999 vs 1998                      1998 vs 1997                     1997 vs 1996
                                  -----------------------------   ------------------------------ --------------------------------
                                      Increase                       Increase                          Increase
                                     (Decrease)                     (Decrease)                        (Decrease)
                                       Due to            Total        Due to          Total             Due to            Total
                                  -----------------    Increase  -----------------   Increase    --------------------    Increase
                                   Volume     Rate    (Decrease)  Volume    Rate    (Decrease)    Volume      Rate      (Decrease)
                                  -----------------   ---------  -----------------  ----------   --------------------    --------
                                      (Dollars in Thousands)                          (Dollars in Thousands)
Interest-earning assets:
     Loans receivable             $    152  $  (113)   $    39   $   672 $     (92)  $   580     $    638   $    (88)    $    550
     Mortgage-backed securities        708     (239)       469        18       (56)      (38)        (450)         14        (436)
     Investment securities             264       27        291      (117)      (50)     (167)        (248)        (40)       (288)
     FHLB stock                         40       (8)        32        (4)        1        (3)           3          (1)          2
                                  --------  -------    -------   -------  --------   -------     --------   ---------    --------
        Total interest-earning
          assets                  $  1,164  $  (333)   $   831   $   569  $   (197)  $   372     $    (57)  $    (115)   $   (172)
                                  ========  =======    =======   =======  ========   =======     ========   =========    ========
Interest-bearing liabilities:
     Interest checking            $     45 $     51    $    96  $      0  $      0   $     0     $      0   $      (1)   $     (1)
     Savings deposits                   (1)       0         (1)       (2)        1        (1)          (1)          0          (1)
     Money market checking
       accounts                         (3)       3          0        (7)       (5)      (12)          (8)          4          (4)
     Certificate accounts             (173)    (110)      (283)      (54)       67        13          (88)          8         (80)
     Borrowings                      1,186     (100)     1,086       491         2       493           47           0          47
                                  --------  -------    -------   -------  --------   -------     --------   ---------    --------
        Total interest-bearing
          liabilities             $  1,054  $  (156)   $   898  $    428  $     65  $    493     $    (50)  $      11    $    (39)
                                  ========  =======    =======   =======  ========   =======     ========   =========    ========

Net change in interest income                          $   (67)                      $  (121)                            $   (133)
                                                       =======                       =======                             ========

Net interest income                                    $ 3,231                       $ 3,298                             $  3,419
                                                       =======                       =======                             ========

Interest Income

Interest income is dependent upon the composition and dollar amounts of the Company's interest-earning assets, the yield on those assets and the current level of market interest rates. Interest income is generated by the earnings on the Company's loans receivable, investment securities and mortgage-backed securities portfolios. The Company's loans receivable portfolio has historically been comprised of fixed rate, single family residential mortgages and, to a lesser extent, adjustable rate single family mortgages and other real estate loans of both fixed and adjustable rates. In the fiscal year ended September 30, 1999, the Company made the decision to expand its line of lending products to include consumer and commercial loans and to re-emphasize its commercial real estate lending program. The decision to expand its lending products was made to increase the overall yield on the Company's loan portfolio with shorter-term higher yielding loans. Generally, all fixed rate one- to four-family mortgage loans with final maturities of more than fifteen years are sold into the secondary market upon origination. Depending upon the mortgage rate, fixed rate loans with maturities of fifteen years or less may be placed into portfolio or sold into the secondary market. All adjustable rate and all consumer and commercial loans are held in portfolio.

Approximately 47% of interest income is derived from the Company's investment and mortgage-backed securities portfolios. The investment securities portfolio is comprised of U. S. Treasury securities, U.S. agency securities and corporate bonds with portions of the portfolio scheduled to mature on a staggered basis. The portfolio provides liquidity for the Company's operations and additional flexibility with regard to asset and liability management. Additionally, a substantial portion of the mortgage-backed securities portfolio is comprised of securities that have interest rate adjustment frequencies of either six months or one year. The remainder of the portfolio is comprised of fixed rate securities all having final maturities of less than five years.

1999 and 1998 Comparison

Total interest income was $9.1 million for the year ended September 30, 1999, an increase of $832,000 or 10.1% from the $8.3 million reported for the year ended September 30, 1998.

The increase in interest income was primarily due to a $17.6 million increase in average interest earning assets from $116.4 million for the year ended September 30, 1998 to $134.0 million for the year ended September 30, 1999. The increase in interest income due to the increase in average interest earning assets was partially offset by a decline in the average yield on interest earning assets from 7.10% for the year ended September 30, 1998 to 6.79% for the year ended September 30, 1999.

The increase in average interest earning assets was primarily the result of a $10.5 million increase in average mortgage-backed securities from $22.7 million for the year ended September 30, 1998 to $33.2 million for the year ended September 30, 1999. Interest income from mortgage-backed securities increased $468,000 to $2.0 million for the year ended September 30, 1999 from $1.5 million for the year ended September 30, 1998. The average yield on the Company's mortgage-backed securities portfolio declined to 6.01% for the year ended September 30, 1999 from 6.73% for the year ended September 30, 1998. The increase in mortgage-backed securities was a direct result of the Company's decision to continue to increase the size of its wholesale funding and investment arbitrage program. The purpose of the program is to utilize excess capital by increasing the size of the balance sheet through wholesale funding sources and investing the proceeds primarily in adjustable rate securities at a positive margin. The program totaled $33.0 million at September 30, 1999 and was earning an after-tax margin of approximately 40 basis points. The Company's decision to increase or decrease the size of the program will be determined by the success of its retail lending operations. If the Company is successful in increasing its loan portfolio, the arbitrage program may be decreased in size. The size of the program could also be limited by the Association's capital levels. The decline in the overall yield on the mortgage-backed securities portfolio was the result of adjustable rate securities prepaying during the year. Even though interest rates remained relatively stable during the year, older securities with higher interest rates either declined in yield or the underlying loans in the securities prepaid as borrowers moved into fixed rate lending products. See -- "Financial Condition - Mortgage-backed Securities."

The increase in average interest earning assets was also partially due to a $4.5 million increase in average investment securities from $32.2 million for the year ended September 30, 1998 to $36.7 million for the year ended September 30, 1999. In addition, the increase in interest income was partially due to an increase in the average yield on the Company's investment securities portfolio to 6.01% for the year ended September 30, 1999 from 5.93% for the year ended September 30, 1998. The increase in the size of the investment securities portfolio resulted as the Company deployed excess liquidity. The portfolio size is primarily determined by the availability of excess liquidity that the Company can not currently place into loans. During the year ended September 30, 1999, the Company made the decision to begin investing a portion of the portfolio's proceeds into corporate debt securities. See - "Financial Condition - Investment Securities." The purpose was to enhance the overall yield on the portfolio and thereby total interest income. The increase in the overall yield on the portfolio was primarily due to the change in the composition of the portfolio and to, to a lesser extent, the increase in the overall level of interest rates late in the fiscal year ended September 30, 1999.

An increase in average loans receivable balances from $60.6 million for the year ended September 30, 1998 to $62.5 million for the year ended September 30, 1999 also contributed to the increase in average interest earning assets. The increase in average loans receivable was a result of the Company's decision to continue to place all 15 year and shorter one- to four-family loans into portfolio. The Company began a program during the year to fund its production of one- to four-family mortgage loans and its home equity loans with advances from the Federal Home Loan Bank of Dallas. Even though during the year interest rates on one- to four-family loans declined to levels that the Company historically has not placed into portfolio, the ability to match fund the loans with borrowings at a positive margin allowed the Company's overall loan portfolio to increase during the year. In addition, the Company began making commercial and consumer loans during the year, which are all placed into portfolio. The average yield on the Company's loan portfolio declined to 7.70% for the year ended September 30, 1999 from 7.88% for the year ended September 30, 1998. To the extent that the Company can continue to increase the size of its commercial and consumer loan portfolio and manage the inherent additional credit risk associated with such products, it anticipates that the overall yield on the loan portfolio could improve or at least remain higher than if the Company continued to originate predominately one- to four-family loans. At September 30, 1999, the Company had approximately $2.8 million in commercial and consumer loan with a weighted-average yield of approximately 8.50%. See -- "Financial Condition - Loans".

For the fiscal year ending September 30, 2000, the Company's ability to continue to increase its one- to four-family loans receivable portfolio will be primarily dependent upon the overall level of interest rates. Declines in interest rates could have the effect of increasing prepayments on the Company's existing mortgage portfolio if customers refinance their mortgages at lower interest rates or refinance with other lenders. In addition, the Company's ability to increase its one- to four-family loan portfolio will be dependent upon the Company's ability to meet its loan production targets, which are in turn primarily dependent upon the continued strong economic environment experienced in the Company's market over the past several quarters.

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

The average balance in the Company's U.S. Treasury and agency portfolio declined approximately $2.0 million from $34.2 million for the year ended September 30, 1997 to $32.2 million for the year ended September 30, 1998. In addition as the overall level of interest rates decreased during the year and securities matured and were replaced with lower yielding securities, the average yield on the portfolio decreased to approximately 5.93% for the year ended September 30, 1998 from 6.09% for the year ended September 30, 1997. The result was an overall decline in interest income from the portfolio of approximately $167,000.

Interest Expense

The Company's interest expense is dependent upon the pricing and volume of its interest-bearing liabilities, comprised primarily of certificates of deposit and borrowed funds and, to a lesser extent, savings accounts, NOW accounts and money market accounts. The level of interest expense depends upon the composition, pricing and dollar amount of the Company's interest-bearing liabilities, competition for deposits and the current level of market interest rates.

1999 and 1998 Comparison

Total interest expense was $5.9 million for the year ended September 30, 1999, compared to $5.0 million for the year ended September 30, 1998, an $898,000 or 18.1% increase.

The increase was primarily attributable to a $20.4 million increase in average interest-bearing liabilities from $97.3 million for the year ended September 30, 1998 to $117.7 million for the year ended September 30, 1999. Partially offsetting the increase in interest expense that resulted from the increase in average interest-bearing liabilities was a 12 basis point decline in the Company's overall cost of interest-bearing liabilities from 5.10% for the year ended September 30, 1998 to 4.98% for the year ended September 30, 1999.

The increase in average interest-costing liabilities was due to the Company's decision to continue its investment security arbitrage and its decision to begin funding a portion of its loan portfolio with borrowings from the Federal Home Loan Bank of Dallas. At September 30, 1999, total borrowings were $45.1 million, a $30.1 million increase from the $14.9 million at September 30, 1998. Total deposit accounts also increased slightly to $87.5 million at September 30, 1999 from $86.6 million at September 30, 1998. The decline in the Company's average cost of funds was partially attributable to the increase in transaction and savings accounts that resulted from the Company's focus on commercial and consumer banking and the opening of its new location in Tyler during the year. Such transaction accounts, which included personal and business checking accounts, NOW accounts, Money Market accounts and savings accounts totaled approximately $17.0 million at September 30, 1999, a $5.0 million increase over the $12.0 million at September 30, 1998. See - "Financial Condition - Deposits and Borrowings."

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

The increase in average interest-bearing liabilities was directly attributable to the Company's decision to continue its wholesale funding arbitrage through the Federal Home Loan Bank of Dallas. During the year ended September 30, 1998, the Company increased its borrowings from the Federal Home Loan Bank of Dallas to $14.9 million at September 30, 1998 from $4.2 million at September 30, 1997. The Company's total deposit accounts declined slightly from $88.6 million at September 30, 1997 to $86.6 million at September 30, 1998. The increase in average cost of funds was primarily attributable to continued competitive pressure in the Company's local market for certificate of deposit accounts and the cost of the Federal Home Loan Bank of Dallas borrowings.

Net Interest Income

Net interest income is the Company's principal source of earnings, and is directly affected by the relative level, composition and pricing of interest sensitive assets and liabilities. These factors are, in turn, affected by current economic conditions and the overall level of interest rates.

1999 and 1998 Comparison

Net interest income after provision for loan losses totaled $3.2 million for the year ended September 30, 1999, a $66,000 or 2.0% decline from the $3.3 million reported for the year ended September 30, 1998. During the year ended September 30, 1999, the Company's average net interest spread was approximately 1.81%, compared to 2.00% for the year ended September 30, 1998. The Company's net interest margin on average interest earning assets was approximately 2.41% for the year ended September 30, 1999, compared to 2.83% for the year ended September 30, 1998.

The continued decline in the Company's net interest margin was one of the primary reasons for the Company's decision to expand its lending operations to include commercial and consumer loans. To the extent the Company can replace lower yielding assets such as investment and mortgage-backed securities with higher yielding commercial and consumer loans and minimize losses on the riskier loan portfolio, it expects an improvement in its net interest margin.

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

1999 and 1998 Comparison

The Company made no provision for loan losses during the year ended September 30, 1999 or the year ended September 30, 1998. The quality of the Company's loan portfolio contributed to the decision to make no additional provisions for loan losses during the years ended September 30, 1999 and September 30, 1998. In addition, a $39,000 recovery on a previously recorded deficiency judgement was added back to the reserve for loan losses in 1999.

Non-performing assets to total assets were .50% at September 30, 1999, compared to .18% at September 30, 1998. Non-performing loans to total loans receivable totaled 1.14% at September 30, 1999, compared to .37% at September 30, 1998. The Company's allowance for loan losses as a percentage of loans receivable equaled
 .40% at September 30, 1999, compared to .38% at September 30, 1998 while allowance for loan losses as a percentage of non-performing loans was 35.16% at September 30, 1999, compared to 102.19% at September 30, 1998. See - "Asset Quality".

The Company expects to make additions to its loan loss reserves during the fiscal year ending September 30, 2000. Changes to the composition of the Company's loan portfolio to include a greater percentage of commercial and consumer loans will determine the timing and amount of additional loan loss reserves and additional provisions for loan losses.

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

1999 and 1998 Comparison

Other operating income was $358,000 for the year ended September 30, 1999, a decrease of $3,000 from the $361,000 for the year ended September 30, 1998. The decrease in other operating income was primarily the result of a $14,000 decrease in loan servicing fees to $57,000 for the year ended September 30, 1999, compared to $70,000 for the year ended September 30, 1998. Net gains on sales of loans also declined by $7,000 to $146,000 for the year ended September 30, 1999 from $153,000 for the year ended September 30, 1998. The decline in loan servicing fees was primarily the result of a continued decrease in the Company's overall loan servicing margins as older loans with higher servicing margins continued to pay off even though total loans serviced for others increased from $42.6 million at September 30, 1998 to $43.8 million at September 30, 1999. In addition, net gains on sales of loans and loan servicing fees declined as the result of fewer loans being sold into the secondary market as the Company continued to hold the majority of its loans in portfolio.

Offsetting a portion of the declines in gains on sales of loans and loan servicing fees, was a $9,000 increase in loan origination and commitment fees and a $9,000 increase in other non-interest income. The increase in loan origination and commitment fees was the result of the continued volume of one- to four-family loans made by the Company during the year.

The Company expects other non-interest income to increase during the year ending September 30, 2000. The introduction of consumer and commercial checking accounts in 1999, a planned introduction of personal checking accounts with overdraft privilege, and a "free" checking account are expected to increase the Company's fee income from such products.

1998 and 1997 Comparison

Other operating income equaled $361,000 for the year ended September 30, 1998, an increase of $59,000 from the $302,000 reported for the year ended September 30, 1997. The increase in other operating income was primarily the result of an $81,000 increase in gains on sales of loans to $153,000 for the year ended September 30, 1998, compared to $72,000 for the year ended September 30, 1997. As interest rates on mortgage loans fell below the Company's threshold for placing such loans into its loan portfolio in the fiscal year ended September 30, 1998, the Company began selling more loans into the secondary market. The result was additional gains on the sale of such loans both on a cash basis and under Statement of Financial Accounting Standards No. 122, Accounting For Mortgage Servicing Rights. SFAS No. 122 requires that the present value of the estimated servicing income from a loan sold be recorded as a gain on the sale of the loan. The recorded gain on the sale of the loan is subsequently amortized over the estimated life of the loan against loan servicing fee income. Proceeds from the sale of mortgage loans totaled approximately $10.1 million during the year ended September 30, 1998, compared to $4.8 million for the year ended September 30, 1997. Gains on the sale of loans due to originated mortgage servicing rights totaled $120,000 for the year ended September 30, 1998, compared to $58,000 for the year ended September 30, 1997. Cash gains on the sale of loans totaled $32,000 and $14,000 for the years ended September 30, 1998 and 1997 respectively.

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

1999 and 1998 Comparison

Operating expenses increased substantially for the fiscal year ended September 30, 1999 compared to 1998. The increase was a direct result of the additional expenses associated with the opening of the Company's new office and the Company's expansion of its lines of business to include commercial and consumer lending and other banking products. In April of 1999, the Company opened a new full service banking office in Tyler designed primarily to attract commercial and consumer deposits and focus on commercial and consumer lending. The office is staffed with 8 full time and 2 part time employees. For the fiscal year ended September 30, 1999, the Company estimates that non-interest expense, directly associated with the new office location, totaled approximately $312,000. Such expenses accounted for approximately 84% of the increase in the Company's non-interest expense for the year. The Company estimates that operating expenses associated with the new location will total $400,000 on an annual basis.

Total non-interest expense was $3.1 million for the year ended September 30, 1999, a $373,000 or 13.5% increase from the $2.8 million reported for the year ended September 30, 1998. The increase in total non-interest expense was primarily the result of a $194,000 increase in compensation and benefits expense, a $110,000 increase in occupancy and equipment expenses and a $82,000 increase in miscellaneous operating expenses.

The increase in compensation and benefits expense was primarily the result of additional employees associated with the new office location and an increase in funding costs on the Company's defined benefit pension plan. Occupancy and equipment expense totaled $302,000 for the year ended September 30, 1999, compared to $192,000 for the year ended September 30, 1998. The increase was primarily due to additional expense associated with the new office location. The increase in other operating expenses was primarily the result of additional advertising expense made in conjunction with the new office.

Total non-interest expense as a percentage of average total assets was 2.26% for the year ended September 30, 1999, compared to 2.31% for the year ended September 30, 1998. The Company's efficiency ratio was 91.21% for the year ended September 30, 1999, compared to 78.96% for the year ended September 30, 1998.

1998 and 1997 Comparison

Operating expenses totaled $2.8 million for the year ended September 30, 1998, a $245,000 or 9.7% increase from the $2.5 million reported for the year ended September 30, 1997. The increase in total non-interest expense was primarily the result of a $165,000 increase in compensation and benefits expense, a $34,000 increase in occupancy and equipment expenses and a $63,000 increase in miscellaneous operating expenses. The increase in the Company's efficiency ratio was primarily due to the increased operating expense associated with the new branch office and additional consumer and commercial banking products added in 1999. As additional net interest income and non-interest income increases with the growth of the new branch office and additional lending activity, the Company anticipates an improvement in its efficiency ratio. However, the Company's operating expenses may continue at historically high levels through 2000 until such growth can be achieved and the expense reductions from the proposed merger are accomplished.

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

1999 and 1998 Comparison

Income tax expense totaled $151,000 for the year ended September 30, 1999 or 33.6% of pre-tax income, compared to $329,000 or 37.0% of pre-tax income for the year ended September 30, 1998. The decrease in income tax expense was attributable to the reduction in pre-tax income from $890,000 for the year ended September 30, 1998 to $449,000 for the year ended September 30, 1999.

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

Financial Condition

Balance Sheet Summary

During the year ended September 30, 1999, total assets increased by $29.7 million or approximately 24.0% to $153.7 million at September 30, 1999, from $124.0 million at September 30, 1998.

Cash and cash equivalents increased only slightly from $1.7 million at September 30, 1998 to $2.0 million at September 30, 1999. Because of continued cash flow throughout the year, the Company made an effort to keep such balances at low levels and keep most of its liquidity portfolio invested in securities with higher yields.

In 1999, the Company moved a portion of its investment securities portfolio into corporate debt securities. The change was designed to achieve a higher yield on a portion of the Company's short-term investment securities portfolio that would otherwise be invested in comparable term U.S. Treasury or agency securities. The investment securities portfolio increased from $29.8 million at September 30, 1998 to $36.4 million at September 30, 1999, which included $5.9 million in corporate debt securities.

Mortgage-backed securities held-to maturity, which are primarily adjustable rate securities, continued to decline throughout the year as the Company elected to not invest additional assets in these types of securities. The ability of the underlying mortgage loans to quickly repay when customers elect to refinance their mortgages and the necessity of paying premiums on such securities was the reason for the decision to discontinue placing additional assets in these securities. Mortgage-backed securities available-for-sale increased substantially as the Company continued its wholesale arbitrage program.

Net loans receivable increased $6.2 million or approximately 10.0% from $61.1 million at September 30, 1998 to $67.3 million at September 30, 1999. The increase was the result of the Company's decision to continue to place into portfolio most of its one- to four-family mortgage loans and the introduction of commercial and consumer loans in 1999, all of which were placed into portfolio.

Total deposits increased to $87.5 million at September 30, 1999 from $86.7 million at September 30, 1998. However, transaction account deposits as a percentage of total deposits increased during the year. The opening of the Company's new full service branch office and the introduction of additional business and personal checking account products accounted for the increase.

Advances from the Federal Home Loan Bank of Dallas continued to increase as the Company continued its wholesale securities arbitrage program. Such borrowings increased to $45.1 million at September 30, 1999 from $14.9 million at September 30, 1998.

Stockholder's equity decreased by $2.0 million to $18.4 million at September 30, 1999 from $20.4 million at September 30, 1998. The decrease was the result of cash dividends paid to stockholders during the year and Company stock that was repurchased during the year.

Loans

Loans receivable totaled $67.3 million at September 30, 1999, a $6.2 million or 10.0% increase over the $61.1 million at September 30, 1998. The increase in loans outstanding was highlighted by increases in one- to four-family, home equity and improvement, interim construction on one- to four-family properties, and consumer and commercial loans.

One- to four-family loans totaled $55.9 million at September 30, 1999, an increase of $3.6 million over the $52.3 million reported at September 30, 1998. The increase was the result of the Company's continued strategy of placing all one- to four-family loans with final maturities of 15 years or less into portfolio. During 1999, such were loans were the predominant choice of borrowers in the Company's market. The Company also continued to place all adjustable rate one- to four-family loans into portfolio.

At September 30, 1999, one- to four-family loans equaled approximately 81.0% of the Company's total loans-receivable portfolio. During the year, even as interest rates on one- to four-family loans decreased to levels that would not normally be held in portfolio, the Company elected to continue to place such loans into the portfolio. The loans were funded with a combination of advances from the Federal Home Loan Bank of Dallas. Approximately 75% of each loan was funded with an amortizing fixed rate advance that matched the terms of the loan. The advance included a built-in prepayment speed to mirror the estimated prepayments on the loan. The remaining 25% of the loan was funded with a short-term advance of approximately 30 days. The program was designed to allow the Company to continue to place quality one- to four-family loans into its loan portfolio. It allowed the Company to increase total loans receivable and total assets and thereby utilize more of the Company's excess capital. The program achieved a positive margin on the transaction and minimized the interest rate risk associated with placing lower interest rate one- to four-family loans into portfolio by funding such loans with a combination of advances that replicated the Company's normal retail deposit base.

During the fiscal year ending September 30, 2000, the Company intends to continue to originate one- to four-family loans. The ability of the Company to place such loans into portfolio will be dependent on the overall level of interest rates and thereby rates on one- to four-family loans. If interest rates increase, the Company will place the loans into portfolio and fund the loans with liquidity. If interest rate remain at lower levels, the Company may continue to fund the loans with advances from the Federal Home Loan Bank, depending upon the Company's overall capital to asset ratio and the available margin on the transaction.

Home equity and improvement loans increased to $3.8 million at September 30, 1999 from $3.0 million at September 30, 1998 and equaled approximately 5.5% of the total loan portfolio. The Company expects, depending upon customer demand, to continue to increase the size of this portfolio in the fiscal year ending September 30, 2000.

Gross one- to four-family interim construction loans were $4.0 million at year-end, compared to $2.3 million at September 30, 1998. The increase in volume of such loans was the result of the continued strength of the economy in the Company's market and the Company's increased efforts to attract these loans. The Company intends to continue to promote the financing of interim construction loans on one- to four-family properties. The ability to maintain or increase the volume of such loans will also be dependent upon the overall level of interest rates and the economic condition of the real estate market in Tyler and the surrounding areas.

In April of 1999, the Company opened a new full service branch office location in south Tyler. The focus of the new office is on consumer and commercial banking relationships. The decision to open the new office and introduce new products was based on continued declines in the Company's net interest margin resulting from traditional real estate related lending and traditional certificate of deposit funding sources. The new office location, in the fastest growing area of Tyler, was the focal point of the Company's efforts to expand into more banking lines of business in all of its locations. With the introduction of a full line of personal and commercial loans, as well as traditional residential lending, the Company expects to achieve higher net interest margins on such products.

As of September 30, 1999, the Company reported $2.6 million in consumer and commercial loans outstanding, compared to $571,000 at September 30, 1998. The increase was a direct result of the Company's decision to add the additional lines of business at each of its full service office and to open the new office. Such loans totaled approximately 3.8% of the Company's loan portfolio at September 30, 1999. The Company intends to increase the size of its consumer and commercial loan portfolio significantly in the fiscal year ending September 30, 2000. An aggressive calling program on local businesses and realtors by its commercial loan officers and expanded marketing efforts for consumer loans will be used to achieve targeted loan goals.

         Loan Portfolio Analysis

                                                                        September 30,
                                     ----------------------------------------------------------------------------------
                                             1999                            1998                           1996
                                      Amount     Percent             Amount       Percent          Amount       Percent
                                     ----------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Real estate loans:
   One- to four-family residences    $  55,940       80.98%         $ 52,298         83.88%       $  49,412       83.88%
   Other residential                       451        0.65               551          0.97              569         .97
   Home equity and improvement           3,763        5.45             2,971                            563        0.96
   Nonresidential                        2,330        3.37             4,106          6.83            4,023        6.83
   Construction loans                    3,988        5.77             2,256          6.11            3,600        6.11
                                     ---------   ---------          --------     ---------        ---------     -------
     Total real estate loans            66,472       96.23            62,182         97.79           57,604       97.79
                                     ---------   ---------          --------     ---------        ---------     -------
Other loans:
   Consumer Loans                        1,465        2.12               403          0.64              488        0.83
   Commercial Loans                      1,142        1.65               168          0.27              455        0.42
                                     ---------   ---------          --------     ---------        ---------     -------
     Total other loans                   2,607        3.77               571          0.91            1,009        1.25
                                     ---------   ---------          --------     ---------        ---------     -------

   Total loans                          69,079      100.00%           62,753        100.00%          58,907      100.00%
                                     =========                      ========                      =========

Less:
   Loans in process                      1,528                         1,373                          1,506
   Deferred fees and discounts              31                            28                             18
   Allowance for loan losses               270                           233                            273
                                     ---------                      --------                      ---------

     Total loans receivable, net        67,250                        61,119                         57,110

Less:
   Loans held for sale                       0                             0                              0
                                     ---------                      --------                      ---------

     Net portfolio loans             $  67,250                      $ 61,119                      $  57,110
                                     =========                      ========                      =========


Mortgage-backed Securities

At September 30, 1999, the Company reported $38.7 million in mortgage-backed securities, a $15.0 million or 62.9% increase from the $23.8 million reported at September 30, 1998. Mortgage-backed securities in an available-for-sale classification were $32.9 million at September 30, 1999, compared to $12.8 million at September 30, 1998. Mortgage-backed securities in a held-to-maturity classification were $5.8 million at year-end, compared to $10.9 million at September 30, 1998. The weighted-average yield on the entire portfolio was approximately 6.09% at September 30, 1999.

The increase in available-for-sale mortgage-backed securities was the direct result of the Company's decision to continue its program of borrowing wholesale funds from the Federal Home Loan Bank of Dallas and investing the proceeds in primarily adjustable rate securities. The securities have interest rate adjustment frequencies of either monthly, quarterly, semi-annually or annually. The interest rates earned on the securities are determined by an index and generally have a margin above the index of 100 to 225 basis points. The index is typically based upon market interest rates such as the one-year U.S. Treasury rate or the one, three, or six-month LIBOR. The predominant adjustment frequency is monthly and the adjustment is linked to the one month LIBOR. At year-end, the program totaled approximately $33.0 million and was earning an after tax margin of approximately 40 basis points. The Federal Home Loan Bank advances are generally for terms of 30 to 35 days and interest rates, which are established by the Federal Home Loan Bank, are based on short-term market interest rates such as the one-month U.S. Treasury bill or the one-month LIBOR. The Company does not anticipate a significant increase in the size of the program during the fiscal year ending September 30, 2000.

Investment Securities

Investment securities totaled $36.4 million at September 30, 1999, a $6.6 million or 22.3% increase over the $29.8 million reported at September 30, 1998.

The increase in the size of the portfolio was the result of continued cash flow from the Company's loan and mortgage-backed securities portfolios. The investment securities portfolio is utilized primarily to invest excess liquidity that can not be otherwise invested in loans.

In an effort to increase the overall yield on the portfolio, the Company made the decision to place a portion of the portfolio in corporate debt securities during the year. At September 30, 1999, the securities totaled approximately $5.9 million or 16.2% of the total portfolio. Such securities have final maturities varying between two and five years and are fixed rate and non-callable. All of the corporate debt securities are rated as "investment grade" and the Company generally purchases no more than $500,000 of any one issuer's debt. Yields on such securities are generally higher than those normally achieved on comparable U. S. Treasury and U. S. Agency Securities.

To the extent that the Company can increase its loan portfolio in 2000, the Company does not anticipate significant increases in the investment securities portfolio. However, continued excessive cash flow from the Company's other interest-earning assets due to prepayments may cause the Company to place funds into this portfolio.

Deposits and Borrowings

Total deposits were reported as $87.5 million at September 30, 1999, an increase of $895,000 from the $86.6 million reported at September 30, 1998. Certificate of deposit accounts continued to be the predominant type of deposit in the portfolio. However, with the introduction of additional consumer and commercial banking products 1999, the Company was able to increase transaction type accounts during the year. At September 30, 1999, balances on personal and business checking, savings, and money market accounts totaled approximately $17.0 million, compared to $12.0 million at September 30, 1998. The Company expects to continue to increase the amount of transaction type accounts during the year ending September 30, 2000.

At September 30, 1999, advances from the Federal Home Loan Bank totaled $45.1 million, compared to $14.9 million at September 30, 1998. The increase was the result of the Company's decision to continue its wholesale arbitrage program of borrowing short term advances and investing the proceeds in adjustable securities and also using these advances to fund a portion of its one- to four-family loan portfolio.

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

Certain deficiencies are inherent in the assumptions and methods used to calculate the Company's level of interest rate sensitivity. For example, changes in the overall levels of interest rates could affect prepayment and early withdrawal assumptions used in the calculations. Also, interest rates on certain assets and liabilities may change in advance of or lag behind changes in market rates.

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

The following table presents First Federal's analysis of its net portfolio value and net interest income under various instantaneous changes in interest rates at September 30, 1999.

                                Net Portfolio Value                                      Net Interest Income
                    -----------------------------------------                -----------------------------------------
   Change In
Interest Rates      Estimated      Amount Of       Percent                   Net Interest   Amount Of      Percent Of
(basis points)         NPV          Change        Of Change                    Income        Change         Change
----------------    -----------   ------------   ------------                -----------   -----------    ------------
                                                          (Dollars in Thousands)
     +300               13,273        (6,743)           (34)%                     3,322         (112)           (3.3)%
     +200               16,321        (3,695)           (18)                      3,404          (30)           (0.9)
     +100               18,555        (1,461)            (7)                      3,453           19            (6.0)
       0                20,016                                                    3,434
     -100               20,956            940             5                       3,204         (230)           (6.7)
     -200               21,386          1,370             7                       3,118         (316)           (9.2)
     -300               21,750          1,734             9                       3,116         (318)           (9.3)

The table indicates that First Federal's estimated net portfolio value is approximately $20.0 million or 12.9% of the market value of assets at September 30, 1999. The estimated net portfolio value is approximately $2.8 million more than First Federal's reported net worth of $17.2 million, which is approximately 11.6% of total assets. In addition, under a worst case scenario of a 300 basis point immediate and permanent increase in interest rates, First Federal's estimated net portfolio value would only decline by 34% to $13.3 million and would still be approximately 9.0% of market value of assets.

The table also shows that First Federal's net interest income, in an unchanged rate scenario, would approximate $3.4 million and would only vary by $318,000 or 9.3%, under changes in the level of interest rates up to 300 basis points.

Asset Quality

The following table sets forth an analysis of the Company's allowance for loan losses:

                                               Year Ended September 30,
                                      -----------------------------------------
                                       1999        1998        1997        1996
                                      -----       -----       -----       -----
                                               (Dollars in Thousands)
Balance at beginning of period        $ 233       $ 273       $ 289       $ 296

Charge-offs:
   One- to four-family                   (2)        (40)        (26)         (7)
   Other loans                            0           0          (1)          0
                                      -----       -----       -----       -----
       Total charge-offs                 (2)        (40)        (27          (7)
                                      -----       -----       -----       -----
Recoveries:
   One- to four-family                    0           0           6           0
   Other loans                           39           0           0           0
                                      -----       -----       -----       -----
       Total recoveries                  39           0           6           0
                                      -----       -----       -----       -----

Net charge-offs/recoveries               37         (40)        (21)         (7)

Additions charged to operations           0           0           5           0
                                      -----       -----       -----       -----

Balance at end of period              $ 270       $ 233       $ 273       $ 289
                                      =====       =====       =====       =====

Ratio of net charge-offs/recoveries
   during the period to
   Average loans outstanding
   during the period                   0.06%      (0.07)%     (0.04)%     (0.02)%
                                      =====       =====       =====       =====

Ratio of net charge-offs/recoveries
   during the period to
   Average non-performing assets       7.43%     (14.87)%     (5.53)%     (1.66)%
                                      =====       =====       =====       =====


At September 30, 1999, non-performing assets were $768,000 or .50% of total assets, compared to $228,000 or .18% of total assets at September 30, 1999. At September 30, 1999, non-performing assets were comprised of non-accruing loans, all of which were one- to four-family residential loans, the largest of which was $230,000. All of the Company's multi-family, commercial real estate, construction and commercial and consumer loans were performing at year-end.

The Company's allowance for loan losses totaled $270,000 at September 30, 1999, an increase of $37, 000 from $233,000 at September 30, 1998. At September 30, 1999, the Company's allowance for loan losses was .40% of loans receivable, compared to .38% at September 30, 1998, and was 35.16% of non-performing loans at September 30, 1999, compared to 102.19% at September 30, 1998. The increase in the allowance for loan losses was due to a recovery on a previously filed deficiency judgement in the amount of $39,000. Depending upon the success of the Company in increasing its consumer and commercial loan portfolios in 2000, it may make additions to its allowance for loan losses.

The following table presents the amounts and categories of non-performing assets of the Company:

                                                             September 30,
                                                  ----------------------------------
                                                  1999      1998      1997      1996
                                                  ----      ----      ----      ----
                                                         (Dollars in Thousands)
Non-accruing loans:
   One- to four-family                            $768      $187      $306      $449
   Other loans                                       0         0         4         1
                                                  ----      ----      ----      ----
       Total                                       768       187       310       450
                                                  ----      ----      ----      ----

Accruing loans delinquent more than 90 days:
   One- to four-family                               0         6         0         0
                                                  ----      ----      ----      ----
       Total                                         0         6         0         0
                                                  ----      ----      ----      ----

Foreclosed assets:
   One- to four-family                               0        35         0         0
                                                  ----      ----      ----      ----
       Total                                         0        35         0         0
                                                  ----      ----      ----      ----

Total non-performing assets                       $768      $228      $310      $450
                                                  ====      ====      ====      ====

Total as a percentage of total assets             0.50%     0.18%     0.27%     0.39%
                                                  ====      ====      ====      ====

Liquidity and Capital Position

The Company's principal sources of funds are deposits from customers, advances from the FHLB, amortization and prepayments of loan principal (including mortgage-backed securities), maturities of securities, sales of loans and operations.

The Company uses its liquidity and capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain liquidity and pay operating expenses. At September 30, 1999, the Company had outstanding commitments to extend credit on $6.5 million of loans.

Cash and cash equivalents totaled $2.0 million at September 30, 1999, compared to $1.7 million at September 30, 1998. The primary use of funds during the year was to fund loan originations, purchase securities, and purchase treasury stock. The primary source of funds during the year was from maturing investment securities and payments on mortgage-backed securities and loans and borrowings from the FHLB. Management believes that it has adequate resources to fund all of its current commitments.

During the fiscal year ended September 30, 1999, the Company repurchased 171,203 shares of stock at an average price of $12.90 per share. The Company also re-issued 1,567 shares of treasury stock in conjunction with the exercise of stock options during the year under the Company's 1995 Stock Option and Incentive Plan. At September 30, 1999, the Company owned 590,072 shares of treasury stock at an average price of $11.84 per share. The Company ended the year with 1,294,420 shares outstanding. The closing stock price on that date was $14.00 per share. The high and low prices for the year were $14.625 and $8.125 respectively.

The Company continued its current dividend policy by declaring and paying four quarterly cash dividends of $.05 per share for a total of $281,639 during the year. Based on the September 30, 1999 closing stock price of $14.00 per share, the annualized dividend amount of $.20 per share would equal an annual dividend rate of 1.43%.

Total stockholders' equity equaled $18.4 million at September 30, 1999, a decrease of $2.0 million from the $20.4 million reported at September 30, 1998. As of September 30, 1999, the Company's reported book value per share, using a total stockholders' equity of $18.4 million (net of unallocated ESOP and RRP shares) and 1,294,420 outstanding shares of common stock (the total outstanding shares including unallocated ESOP and RRP shares), equaled $14.23 per share.

At September 30, 1999, First Federal's actual and required capital amounts under each of the three requirements were as follows:

         - Tangible Capital (stockholders' equity plus certain intangible assets) was $17.4 million, or 11.30% of total assets, exceeding the minimum requirement of 1.5% by $15.1 million.

         - Core Capital (tangible capital plus certain intangible assets) was $17.4 million, or 11.30% of total assets, exceeding the minimum requirements of 4.0% by $11.2 million.

         - Risk-based capital (core capital plus general loan and valuation allowances) equaled $17.7 million, or 27.94% of risk weighted assets, as of September 30, 1999, exceeding the minimum requirement of 8.0% of risk weighted assets by $12.6 million.

At September 30, 1999, First Federal met all of the requirements to be considered a "well capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act.

         Impact of Accounting Pronouncements

SFAS NO. 128 -- In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The Statement simplifies the standards for computing EPS and makes them comparable with international EPS standards.

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

The Statement is effective for financial statements issued for periods ending after December 15, 1997. The Company adopted the statement effective October 1, 1997.

SFAS No. 130 -- In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS ) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in general purpose financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income.

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

The Statement is effective for fiscal years beginning after December 31, 1997. The Company adopted the Statement effective October 1, 1998.

SFAS No. 131 -- In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure About Segments of and Enterprise and Related Information. The Statement requires entities to report certain information about their operating segments in a complete set of financial statements. It requires them to report certain enterprise-wide information about their products and services, activities in different geographic regions and their reliance on major customers, and to disclose certain segment information in their interim financial statements.

The Statement is effective for fiscal years  beginning  after December 15, 1997.
The Company does not currently have any reporting requirements under the standard. The Company adopted the Statement effective October 1, 1998.

SFAS No. 132 -- In February of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 revises current disclosures for employers' disclosures for pensions and other postretirement benefit plans. It standardizes the disclosure requirements for these plans to the extent possible, and it requires additional information about changes in the benefit obligations and the fair value of plan assets that are expected to enhance financial analysis. It does not change measurement or recognition standards for these plans.

SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company has changed the disclosure requirements of its defined benefit pension plan as a result of the statement. The Company has no other postretirement benefit plans.

SFAS No. 133 -- In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities. It generally provides for the matching of the timing of gain or loss recognition on the hedging instruments with the recognition of either the changes in the fair value of the hedged asset or liability, or the earnings effect of the hedged forecasted transaction.

The statement is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. The Company has not determined the effects, if any, that the Statement will have on its financial statements. The Company expects to adopt the statement in Fiscal 2000.

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

As of September 30, 1999, the Company had taken the following steps:

         o  Established a senior management team to coordinate Year 2000 issues;

         o  Completed an inventory of application and system software;

         o Initiated and verified Year 2000 compliance by third party software vendors;

         o Identified any large customers that may be affected by the Year 2000 issue;

         o Tested all personal and network computers used by the Company for Year 2000 compliance;

         o Designed test scripts and tested the Company's third party major data processing service provider;

         o Reviewed the results from the Company's major data processing service provider's proxy testing of application systems.

         o  Notified customers about the risks of Year 2000;

         o Implemented a business resumption plan as it relates to the Year 2000 issue that will interface with the Company's Disaster Recovery Plan.

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

The Company has budgeted approximately $25,000 for its Year 2000 program. As of September 30, 1999, the Company has expensed or is aware of future expenditures totaling approximately $15,000.

The Company has developed a business resumption plan that will interface with its existing Disaster Recovery and Contingency Plan. Such plan addresses the likelihood that major systems, other than the Company's major data processing service provider, will not be available. Major systems include but are not limited to telephone, electrical, transportation and other similar systems. The business resumption plan addresses cash and liquidity needed to meet customer demands as the year 2000 approaches.

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

Market Price of Common Stock

At September 30, 1999, the common stock of East Texas Financial Services, Inc. traded on the OTC Bulletin Board under the symbol "ETFS". On such date, the Company had 1,294,420 shares outstanding and approximately 275 stockholders of record.

The following table sets forth the cash dividends paid per share and the high, low and closing prices for the fiscal periods indicated:

                            High              Low              Close         Dividends
                            ----              ---              -----         ---------
Fiscal 1999
   First Quarter           $10.45           $ 8.12            $ 9.88           $0.05
   Second Quarter          $12.13           $ 8.38            $11.00           $0.05
   Third Quarter           $14.13           $10.13            $14.13           $0.05
   Fourth Quarter          $14.63           $12.50            $14.00           $0.05


                            High              Low              Close         Dividends
                            ----              ---              -----         ---------
Fiscal 1998
   First Quarter           $15.83           $12.92            $15.83           $0.05
   Second Quarter          $15.83           $14.00            $15.00           $0.05
   Third Quarter           $16.25           $14.22            $15.00           $0.05
   Fourth Quarter          $15.50           $13.00            $13.25           $0.05

                        Report of Independent Accountants

Board of Directors and Shareholders
East Texas Financial Services, Inc.
Tyler, Texas

We have audited the accompanying consolidated statements of financial condition of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of East Texas Financial Services, Inc. and Subsidiary as of September 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.




/s/Bryant & Welborn L.L.P
-------------------------
Bryant & Welborn L.L.P
Tyler, Texas

November 16, 1999, except for Note 18, which is as of November 26, 1999

                         East Texas Financial Services, Inc. and Subsidiary

                           Consolidated Statements of Financial Condition
                                     September 30, 1999 and 1998

                                                                           1999             1998
                                                                      -------------    -------------
                                  Assets
Cash and due from banks                                               $   1,019,937    $     592,363
Interest-bearing deposits due from banks                                    974,627        1,104,695
                                                                      -------------    -------------
     Total cash and cash equivalents                                      1,994,564        1,697,058
Interest-earning time deposits                                            2,461,617        1,959,617
Federal funds sold                                                              -0-          129,187
Securities available-for-sale                                             5,918,750              -0-
Securities held-to-maturity (fair value of $29,948,866 in 1999
  and $30,115,954 in 1998)                                               30,481,413       29,766,844
Mortgage-backed securities available-for-sale                            32,893,809       12,810,165
Mortgage-backed securities held-to-maturity (fair value
  of $5,949,914 in 1999 and $11,088,555 in 1998)                          5,806,975       10,940,500
Loans, net of allowance for loan losses of $270,039 in 1999
  and $233,180 in 1998                                                   67,250,334       61,119,047
Accrued interest receivable                                               1,167,245          978,378
Federal Home Loan Bank stock, at cost                                     2,283,000          789,100
Premises and equipment, net                                               2,607,213        2,273,067
Foreclosed real estate, net                                                     -0-           34,500
Mortgage servicing rights, net                                              266,010          216,879
Other assets                                                                593,991        1,303,120
                                                                      -------------    -------------
Total assets                                                          $ 153,724,921    $ 124,017,462
                                                                      =============    =============

                                                                           1999             1998
                                                                      -------------    -------------
              Liabilities and Stockholders' Equity

Liabilities:
     Noninterest-bearing                                              $   2,021,914    $   1,528,374
     Interest-bearing                                                    85,517,925       85,115,283
                                                                      -------------    -------------
         Total deposits                                                  87,539,839       86,643,657
     Advances from Federal Home Loan Bank                                45,057,877       14,945,852
     Advances from borrowers for taxes and insurance                        823,755          844,188
     Federal income taxes
         Current                                                                -0-              -0-
         Deferred                                                           108,184           31,618
     Accrued expenses and other liabilities                               1,775,938        1,168,453
                                                                      -------------    -------------
         Total liabilities                                              135,305,593      103,633,768
                                                                      -------------    -------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value, 500,000 shares authorized, none outstanding
     Common stock, $0.01 par value, 5,500,000 shares authorized,
       1,884,492 shares issued and 1,294,420 outstanding                     18,845           18,845
     Additional paid-in capital                                          12,397,167       12,319,624
     Deferred compensation - RRP shares                                     (96,985)        (213,366)
     Unearned employee stock ownership plan shares                         (442,059)        (543,564)
     Retained earnings (substantially restricted)                        13,675,391       13,661,392
     Accumulated other comprehensive income (loss)                         (148,174)         (64,974)
     Treasury stock, at cost, 590,072 shares at September 30, 1999,
       and 420,436 shares at September 30, 1998                          (6,984,857)      (4,794,263)
                                                                      -------------    -------------
         Total stockholders' equity                                      18,419,328       20,383,694
                                                                      -------------    -------------
Total liabilities and stockholders' equity                            $ 153,724,921    $ 124,017,462
                                                                      =============    =============


The accompanying notes are an integral part of the consolidated financial statements.

                      East Texas Financial Services, Inc. and Subsidiary

                               Consolidated Statements of Income
                        Years Ended September 30, 1999, 1998, and 1997

                                                             1999         1998         1997
                                                          ----------   ----------   ----------
Interest income
     Loans receivable:
         First mortgage loans                             $4,644,373   $4,665,915   $4,104,554
         Consumer and other loans                            165,845      104,721       86,614
     Securities available-for-sale                           237,935       53,616       57,360
     Securities held-to-maturity                           1,910,894    1,687,024    1,803,994
     Mortgage-backed securities available-for-sale         1,460,232      473,084       52,207
     Mortgage-backed securities held-to-maturity             534,255    1,053,114    1,511,985
     Deposits with banks                                     141,966      226,256      275,517
                                                          ----------   ----------   ----------
         Total interest income                             9,095,500    8,263,730    7,892,231
                                                          ----------   ----------   ----------

Interest expense
     Deposits                                              4,237,906    4,425,979    4,425,797
     Advances from Federal Home Loan Bank                  1,626,225      540,094       46,752
                                                          ----------   ----------   ----------
         Total interest expense                            5,864,131    4,966,073    4,472,549
                                                          ----------   ----------   ----------
         Net interest income                               3,231,369    3,297,657    3,419,682
Provisions for loan losses                                       -0-          -0-        5,000
                                                          ----------   ----------   ----------
         Net interest income after provision
           for loan losses                                 3,231,369    3,297,657    3,414,682
                                                          ----------   ----------   ----------

Noninterest income
     Net gain on sale of loans                               146,113      152,603       71,888
     Net realized gain on sale of investment securities          -0-          -0-        1,381
     Loan origination and commitment fees                     82,607       74,086       65,990
     Loan servicing fees                                      56,622       70,417       94,969
     Other                                                    72,600       63,535       67,906
                                                          ----------   ----------   ----------
         Total noninterest income                            357,942      360,641      302,134
                                                          ----------   ----------   ----------


                                                             1999         1998         1997
                                                          ----------   ----------   ----------
Noninterest expense
     Compensation and benefits                             2,037,691    1,843,610    1,678,962
     Occupancy and equipment                                 301,821      191,671      157,488
     SAIF deposit insurance premium                           51,916       56,471       80,462
     Loss on foreclosed real estate                            4,075       12,911        5,538
     Other                                                   745,193      663,416      600,772
                                                          ----------   ----------   ----------
         Total noninterest expense                         3,140,696    2,768,079    2,523,222
                                                          ----------   ----------   ----------

Income before provision for income taxes                     448,615      890,219    1,193,594
Income tax expense                                           150,625      329,273      426,819
                                                          ----------   ----------   ----------
Net income                                                $  297,990   $  560,946   $  766,775
                                                          ==========   ==========   ==========

Basic earnings per common share                           $      .23   $      .39   $      .52
                                                          ==========   ==========   ==========

Diluted earnings per common share                         $      .22   $      .38   $      .51
                                                          ==========   ==========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

                                         East Texas Financial Services, Inc. and Subsidiary

                                     Consolidated Statements of Changes in Stockholders' Equity
                                           Years Ended September 30, 1999, 1998, and 1997

                                                                                                   Net
                                                                                  Deferred      Unearned
                                                                                Compensation    Employee       Other
                                           Additional                            Recognition      Stock     Accumulated
                                  Common     Paid-in    Retained     Treasury    & Retention    Ownership  Comprehensive
                                   Stock     Capital    Earnings       Stock        Plan       Plan Shares    Income       Total
                                 ---------------------------------------------------------------------------------------------------
Balance at September 30, 1996    $12,564  $12,112,516  $12,811,881  $(2,797,013)  $(446,129)   $(763,206)               $20,930,613

Comprehensive income:
   Net income                                              766,775                                                          766,775
   Net change in unrealized gain
     on mortgage-backed
     securities available-for-
     sale net of deferred taxes
     of $7,991                                                                                               $ 15,512        15,512
                                                                                                                        -----------
     Total comprehensive income                                                                                             782,287

Deferred compensation
  amortization                                                                      116,381                                 116,381

Release of employee stock
  ownership plan shares                                                                          112,592                    112,592

Appreciation in employee stock
  ownership plan shares released               84,363                                                                        84,363

Purchase of treasury stock
  at cost (53,964 shares)                                              (951,116)                                           (951,116)

Exercise of stock options (1,045
  shares)                                                   (2,351)      17,112                                              14,761

Cash dividends of $0.20
  per share                                               (210,513)                                                        (210,513)
                                 ---------------------------------------------------------------------------------------------------

Balance at September 30, 1997     12,564   12,196,879   13,365,792   (3,731,017)   (329,748)    (650,614)      15,512    20,879,368

Common stock split effected in
 the form of a dividend            6,281                    (6,281)                                                              -0-

Comprehensive income:

   Net income                                              560,946                                                          560,946
   Net change in unrealized gain
     (loss) on mortgage-backed
     securities available-for-
     sale net of deferred taxes
     of $41,462                                                                                               (80,486)      (80,486)
                                                                                                                        ------------
     Total comprehensive income                                                                                             480,460

Deferred compensation
  amortization                                                                      116,382                                 116,382

Release of employee stock
  ownership plan shares                                                                          107,050                    107,050

Appreciation in employee stock
  ownership plan shares released              122,745                                                                       122,745

Purchase of treasury stock
  at cost (76,973 shares)                                            (1,080,369)                                         (1,080,369)

Exercise of stock options (1,568
  shares)                                                   (2,352)      17,123                                              14,771

Cash dividends of $0.20
  per share                                               (256,713)                                                        (256,713)
                                 ---------------------------------------------------------------------------------------------------

Balance at September 30, 1998     18,845   12,319,624   13,661,392   (4,794,263)   (213,366)    (543,564)     (64,974)   20,383,694

(continued)

                                         East Texas Financial Services, Inc. and Subsidiary

                                     Consolidated Statements of Changes in Stockholders' Equity
                                           Years Ended September 30, 1999, 1998, and 1997

                                                                                                   Net
                                                                                  Deferred      Unearned
                                                                                Compensation    Employee       Other
                                           Additional                            Recognition      Stock     Accumulated
                                  Common     Paid-in    Retained     Treasury    & Retention    Ownership  Comprehensive
                                   Stock     Capital    Earnings       Stock        Plan       Plan Shares    Income       Total
                                 ---------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                          $   297,990                                                      $   297,990
   Net change in unrealized gain
     (loss) on mortgage-backed
     and other securities
     available-for- sale net
     of deferred taxes of $42,861                                                                           $ (83,200)      (83,200)
                                                                                                                        ------------
     Total comprehensive income                                                                                             214,790

Deferred compensation
  amortization                                                                      116,381                                 116,381

Release of employee stock
  ownership plan shares                                                                          101,505                    101,505

Appreciation in employee stock
  ownership plan shares released               77,543                                                                        77,543

Purchase of treasury stock
  at cost (171,203 shares)                                           (2,207,706)                                         (2,207,706)

Exercise of stock options (1,567
  shares)                                                   (2,352)      17,112                                              14,760

Cash dividends of $0.20 per share                         (281,639)                                                        (281,639)
                                 ---------------------------------------------------------------------------------------------------

Balance at September 30, 1999    $18,845  $12,397,167  $13,675,391  $(6,984,857)  $ (96,985)   $(442,059)   $(148,174)  $18,419,328
                                 ===================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

                               East Texas Financial Services, Inc. and Subsidiary

                                      Consolidated Statements of Cash Flows
                                 Years Ended September 30, 1999, 1998, and 1997

                                                                      1999            1998              1997
                                                                 -------------    -------------    -------------
Cash flows from operating activities:
     Net income                                                  $     297,990    $     560,946    $     766,775
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Amortization of deferred loan origination fees                 (7,008)          (2,474)            (486)
         Amortization of premiums and discounts on
           investment securities, mortgage-backed
           securities, and loans                                       149,823          136,080          106,306
         Amortization of deferred compensation                         116,381          116,382          116,382
         Amortization of mortgage servicing rights                      73,517           52,710           28,730
         Compensation charge related to
               release of ESOP shares                                   81,841          132,587           99,747
         Depreciation                                                  121,836           96,236           68,952
         Provision for loan losses and losses on real estate               -0-              -0-            5,000
         Deferred income taxes                                         119,426          (54,829)         250,743
         Stock dividend on FHLB stock                                  (86,200)         (53,500)         (57,200)
         Net (gain) loss on sale of:
              Investment securities held-to-maturity:
                  Obligations-U.S. Govt. and agencies                      -0-              -0-           (1,381)
              Loans held for sale                                      (23,465)         (32,108)         (13,908)
              Equipment                                                    -0-            2,512           (9,563)
              Foreclosed real estate                                     2,826            2,124              -0-
     Proceeds from sale of loans                                    10,260,097       10,064,554        4,753,985
     Originations of loans held for sale                           (10,236,632)     (10,032,446)      (4,740,077)
     (Increase) decrease in:
         Accrued interest receivable                                  (188,867)         (92,995)          45,274
         Other assets                                                  709,129         (444,973)        (441,331)
     Increase (decrease) in:
         Federal income tax payable                                        -0-              -0-           (5,044)
         Accrued expenses and other liabilities                        607,485         (145,548)        (438,386)
                                                                 -------------    -------------    -------------

Net cash provided by operating activities                            1,998,179          305,258          534,518
                                                                 -------------    -------------    -------------

Cash flows from investing activities:
     Net (increase) decrease in interest-earning time deposits        (502,000)        (394,044)          98,000
     Net (increase) decrease in fed funds sold                         129,187          624,660         (273,562)
     Purchases of securities available-for-sale                     (6,045,737)             -0-              -0-
     Purchases of securities held-to-maturity                      (13,972,031)     (18,765,094)      (6,495,391)
     Proceeds from maturities of securities held-to-maturity        13,225,000       12,000,000       12,500,000
     Proceeds from sales of obligations -
       U. S. Govt. and agencies held-to-maturity                           -0-              -0-        1,000,937
     Purchases of mortgage-backed securities
       available-for-sale                                          (26,075,873)     (11,513,223)      (4,469,653)
     Principal payments on mortgage-backed
       securities available-for-sale                                 5,896,141        2,862,783          129,747
     Purchases of mortgage-backed securities held-to-maturity              -0-              -0-         (512,122)
     Principal payments on mortgage-backed
       securities held-to-maturity                                   5,113,178        7,206,392        7,286,201
     Purchases of FHLB stock                                        (1,407,700)             -0-              -0-
     Proceeds from redemption of FHLB stock                                -0-          270,100              -0-
     Net increase in loans                                          (6,099,036)      (4,073,492)      (9,591,071)
     Proceeds from sale of foreclosed real estate                        6,431           30,670          401,595
     Acquisition costs related to foreclosed real estate                   -0-             (346)             -0-
     Proceeds from sales of equipment                                      -0-              -0-           17,500
     Expenditures for premises and equipment                          (455,982)      (1,248,504)        (230,016)
     Origination of mortgage servicing rights                         (122,648)        (120,495)         (57,979)
                                                                 -------------    -------------    -------------

Net cash used by investing activities                              (30,311,070)     (13,120,593)        (195,814)
                                                                 -------------    -------------    -------------

                                  (continued)

                               East Texas Financial Services, Inc. and Subsidiary

                                      Consolidated Statements of Cash Flows
                                 Years Ended September 30, 1999, 1998, and 1997

                                                                      1999            1998              1997
                                                                 -------------    -------------    -------------
Cash flows from financing activities:
     Net increase (decrease) in:
         Deposits                                                $     896,182    $  (1,906,992)   $  (2,217,021)
         Advances from borrowers                                       (20,433)         (37,497)         (35,537)
     Proceeds from note payable to bank                                500,000              -0-              -0-
     Principal payments on note payable to bank                       (500,000)             -0-              -0-
     Proceeds from advances from Federal Home
       Loan Bank                                                   359,656,964      114,351,500       13,104,841
     Payments of advances from Federal Home
       Loan Bank                                                  (329,544,939)    (103,600,648)      (8,909,841)
     Purchase of treasury stock at cost                             (2,207,706)      (1,080,369)        (951,116)
     Exercise of stock options                                          14,760           14,771           14,761
     Dividends paid                                                   (281,639)        (256,713)        (210,513)
     ESOP loan repayment                                                97,208           97,208           97,208
                                                                 -------------    -------------    -------------

Net cash provided by financing activities                           28,610,397        7,581,260          892,782
                                                                 -------------    -------------    -------------

Net increase (decrease) in cash and cash equivalents                   297,506       (5,234,075)       1,231,486

Cash and cash equivalents at beginning of year                       1,697,058        6,931,133        5,699,647
                                                                 -------------    -------------    -------------

Cash and cash equivalents at end of year                         $   1,994,564    $   1,697,058    $   6,931,133
                                                                 =============    =============    =============

Supplemental disclosure of cash flow information
     Cash paid for:
         Interest on deposits                                    $   2,251,084    $   2,161,979    $   2,213,797
         Interest on FHLB advances and other
           borrowed funds                                            1,475,054          521,896           42,233
         Income taxes                                                  158,488          173,358          415,820

     Transfers from loans to real estate acquired
       through foreclosures                                              8,758          246,620          482,578

     Loans made to facilitate the sale of REO                           34,000          140,000           60,800


The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

East Texas Financial Services, Inc. (the Company) was organized in January 1995 as the holding company for its wholly-owned subsidiary, First Federal Savings and Loan Association of Tyler (the Association) in connection with the Association's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. On January 10, 1995, the Company completed it's initial public offering and sold 1,215,900 shares at $10 per share to a tax-qualified employee stock ownership plan, eligible account holders of record, and other members of the Association. The cost of the conversion and stock offering was accounted for as a reduction of the proceeds from the issuance of common stock of the holding company. Upon closing of the stock offering, the holding company purchased all common shares issued by the Association for $5,750,000. This transaction was accounted for in a manner similar to the pooling of interests method.

The Association offers customary banking services, including acceptance of checking, saving, and time deposits and the making of mortgage, commercial, and consumer loans to customers located primarily in Tyler and Smith County, Texas, and surrounding areas. The Association operates under a federal savings and loan charter and is subject to regulations by the Office of Thrift Supervision.

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

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not have any loans held for sale on hand at September 30, 1999, 1998, or 1997.

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

Mortgage servicing rights - For originated mortgage servicing rights, the Company allocates the net cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Fair values are based on quoted market prices in active markets for loans and loan servicing rights.

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

Impact of New Accounting Standards - Effective October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS No.130), Reporting Comprehensive Income. All comparative financial statements provided for the earlier periods have been reclassified to reflect application of the provisions of this Statement.

Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income includes revenues, expenses, and gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Company consists solely of unrealized gains or losses on available for-sale securities. The adoption of SFAS No. 130 had no effect on the Company's net income or stockholders' equity.

Effective October 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes new standards for determining a reportable segment and for disclosing information regarding each segment. The Company currently has no operating segments that meet the quantitative criteria to be considered reportable segments; therefore, the adoption of SFAS No. 131 had no effect on the Company's net income, stockholders' equity, or disclosure requirements.

Effective October 1, 1998, the Company adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Post Retirement Benefits, which revises employers' disclosures about pensions and other post retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post retirement benefits to the extent practicable and requires additional information on changes in benefit obligation and fair values of plan assets that will facilitate financial analysis. The adoption of SFAS No. 132 had no effect on the Company's net income or stockholders' equity.

As of October 1, 1998, the Company had adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, with an effective date of October 1, 1999. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, Deferral of the Effective Date of SFAS No. 133. This statement defers the adoption of SFAS No. 133 by one year. The adoption of this statement will not have a material impact on the Company's financial position or results of operations.

Reclassifications - Certain amounts previously reported in the financial statements for 1998 and 1997 have been reclassified to facilitate comparability with 1999. These reclassifications had no effect on net income or stockholders' equity.

Note 2 - Investment Securities

The amortized cost and fair values of investment securities available-for-sale, consisting of corporate obligations, are summarized as follows:

                                                                       Gross            Gross
                                                  Amortized         Unrealized        Unrealized               Fair
                                                    Cost               Gains            Losses                Value
                                               --------------         -------         -----------          -----------

September 30, 1999                             $    6,036,189         $ 1,508         $  (118,947)         $ 5,918,750
                                               ==============         =======         ===========          ===========

September 30, 1998                             $          -0-         $   -0-         $       -0-          $       -0-
                                               ==============         =======         ===========          ===========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 2 - Investment Securities, continued

The amortized cost and fair values of investment securities held-to-maturity, consisting of U.S. Government and agency obligations, are summarized as follows:

                                                  Gross                Gross
                            Amortized          Unrealized           Unrealized            Fair
                              Cost                Gains               Losses              Value
                           -----------         -----------         -----------         -----------

September 30, 1999         $30,481,413         $    14,819         $  (547,366)        $29,948,866
                           ===========         ===========         ===========         ===========

September 30, 1998         $29,766,844         $   349,110         $       -0-         $30,115,954
                           ===========         ===========         ===========         ===========

The following is a summary of amortized cost and fair value of investment securities held-to-maturity at September 30, 1999, by contractual maturity:

                                                     Amortized          Fair
                                                       Cost             Value
                                                     -----------     -----------
Due in one year or less                              $ 5,999,122     $ 6,012,650
Due after one year through five years                 23,485,222      22,981,216
Due after five years through ten years                   997,069         955,000
Due after ten years                                          -0-             -0-
                                                     -----------     -----------

                                                     $30,481,413     $29,948,866
                                                     ===========     ===========

Information related to sales of investment securities for 1999, 1998, and 1997 is as follows:

                                               1999       1998          1997
                                               ----       ----       ----------
Debt securities:
     Sales proceeds                            $-0-       $-0-       $1,000,937
     Amortized cost                             -0-        -0-          999,556
                                               ----       ----       ----------

     Realized gain (loss)                      $-0-       $-0-       $    1,381
                                               ====       ====       ==========

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

Note 3 - Mortgage-backed Securities

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
available-for-sale are summarized as follows:

                                                                 Gross           Gross
                                                Amortized      Unrealized      Unrealized        Fair
                                                  Cost           Gains           Losses          Value
                                              ------------    ------------    ------------    ------------
September 30, 1999:
     U.S. government
       agency pass-through
       certificates                           $  3,043,701    $      3,040    $    (37,141)   $  3,009,600
     U.S. government
       agency collateralized
       mortgage obligations                     29,957,175         105,867        (178,833)     29,884,209
                                              ------------    ------------    ------------    ------------

                                              $ 33,000,876    $    108,907    $   (215,974)   $ 32,893,809
                                              ============    ============    ============    ============
September 30, 1998:
     U.S. government
       agency pass-through
       certificates                           $  4,529,973    $        -0-    $    (79,722)   $  4,450,251
     U.S. government
       agency collateralized
       mortgage obligations                      8,378,638          51,670         (70,394)      8,359,914
                                              ------------    ------------    ------------    ------------

                                              $ 12,908,611    $     51,670    $   (150,116)   $ 12,810,165
                                              ============    ============    ============    ============

There were no sales of mortgage-backed securities available-for-sale for 1999, 1998, and 1997.

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities available-for-sale at September 30, 1999, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                       Amortized         Fair
                                                         Cost           Value
                                                      ------------   -----------
Due in one year or less                               $        -0-   $       -0-
Due after one year through five years                          -0-           -0-
Due after five years through ten years                         -0-           -0-
Due after ten years                                     33,000,876    32,893,809
                                                      ------------   -----------

                                                      $ 33,000,876   $32,893,809
                                                      ============   ===========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 3 - Mortgage-backed Securities, continued

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
held-to-maturity are summarized as follows:

                                                         Gross                 Gross
                                Amortized              Unrealized            Unrealized               Fair
                                  Cost                   Gains                Losses                 Value
                               -------------         -------------         -------------         -------------
September 30, 1999:
     U.S. government
       agency pass-through
       certificates            $   5,806,975         $     145,901         $      (2,962)        $   5,949,914
                               =============         =============         =============         =============

September 30, 1998:
     U.S. government
       agency pass-through
       certificates            $  10,940,500         $     148,897         $        (842)        $  11,088,555
                               =============         =============         =============         =============

There were no sales of mortgage-backed securities held-to-maturity for 1999, 1998, or 1997.

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities held-to-maturity at September 30, 1999, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                      Amortized       Fair
                                                        Cost          Value
                                                     ----------    ----------
Due in one year or less                              $  133,603    $  133,354
Due after one year through five years                       -0-           -0-
Due after five years through ten years                      -0-           -0-
Due after ten years                                   5,673,372     5,816,560
                                                     ----------    ----------

                                                     $5,806,975    $5,949,914
                                                     ==========    ==========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 4 - Loans Receivable

Loans receivable are summarized as follows:

                                                        1999            1998
                                                    ------------    ------------
First mortgage loans (principally conventional):
     Principal balances:
         Secured by one-to-four family residences   $ 58,676,335    $ 54,752,183
         Secured by other residential property           459,841         550,666
         Secured by nonresidential property            1,727,395       4,106,448
         Construction loans                            3,987,586       2,255,867
                                                    ------------    ------------
                                                      64,851,157      61,665,164
Less:
     Undisbursed portion of loans                     (1,528,107)     (1,373,029)
     Net deferred loan origination fees                  (30,969)        (28,098)
                                                    ------------    ------------
         Total first mortgage loans                   63,292,081      60,264,037
                                                    ------------    ------------
Consumer and other loans:
     Principal balances:
         Loans to depositors, secured by savings         801,084         403,381
         Commercial                                    4,837,544         167,869
         Consumer                                        451,699             -0-
         Home improvement                                580,902         516,940
                                                    ------------    ------------
         Total consumer and other loans                6,671,229       1,088,190
                                                    ------------    ------------
Less:
     Allowance for loan losses                          (270,039)       (233,180)
     Unadvanced loan funds                            (2,442,937)            -0-

                                                    ------------    ------------

                                                    $ 67,250,334    $ 61,119,047
                                                    ============    ============

A summary of the changes in the allowance for loan losses is as follows (charge-offs include transfers to allowance for losses on real estate acquired in settlement of loans):

                                                          1999                  1998                  1997
                                                     -------------         -------------         -------------
Balance at beginning of year                         $     233,180         $     272,851         $     289,120
Provision charged to income                                    -0-                   -0-                 5,000
Charge-offs and recoveries, net                             36,859               (39,671)              (21,269)
                                                     -------------         -------------         -------------

Balance at end of year                               $     270,039         $     233,180         $     272,851
                                                     =============         =============         =============

The Company does not have any loans which are considered troubled debt restructured loans as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring.

As of September 30, 1999 and 1998, in the opinion of management, there are no loans which should be considered as impaired as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 4 - Loans Receivable, continued

At September 30, 1999 and 1998, the Company had discontinued the accrual of interest on nonperforming loans aggregating approximately $767,668 and $187,279, respectively. Net interest income for 1999, 1998, and 1997 would have been higher by $20,854, $3,963, and $8,768, respectively, had interest been accrued at contractual rates on the nonperforming loans. The Company has no commitments to lend additional funds to debtors whose loans are nonperforming.

Certain officers, directors, and employees were indebted to the Association in the aggregate amount of $542,196 and $438,595 as of September 30, 1999 and 1998, respectively. In the opinion of management, these loans were substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. A summary of the activity of loans to directors and executives in excess of $60,000 is as follows:

                                                      1999            1998
                                                 -------------    -------------
Balance, beginning of year                       $     438,595    $     475,212
New loans                                              201,400              -0-
Repayment                                              (97,799)         (36,617)
                                                 -------------    -------------

Balance, end of year                             $     542,196    $     438,595
                                                 =============    =============


Note 5 - Loan Servicing

The principal balances of loans serviced for investors are not included in the consolidated statement of financial condition. Information related to mortgage loans serviced for investors is summarized as follows:

                                                        September 30,
                                               --------------------------------
                                                   1999                1998
                                               ------------        ------------
Principal balance                              $ 43,797,931        $ 42,566,350
Custodial escrow balance                            917,487             965,653

The  following  is  an  analysis  of  the  changes  in  loan  servicing   rights
capitalized:

                                                   1999                1998
                                               ------------        ------------
Balance, beginning of year                     $    216,879        $    149,094
Addition                                            122,648             120,495
Amortization                                        (73,517)            (52,710)
                                               ------------        ------------

Balance, end of year                           $    266,010        $    216,879
                                               ============        ============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 6 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                      1999             1998
                                                   -----------      -----------
Investment securities                              $   609,027      $   453,895
Mortgage-backed securities                             210,113          184,151
Loans receivable                                       379,194          351,437
Allowance for uncollectible interest                   (31,089)         (11,105)
                                                   -----------      -----------

                                                   $ 1,167,245      $   978,378
                                                   ===========      ===========

Note 7 - Foreclosed Real Estate

The Company has acquired various properties through loan foreclosures. At September 30, 1999 and 1998, the properties are summarized as follows:

                                                 1999                   1998
                                            -------------         -------------
Residential                                 $         -0-         $      34,500
                                            =============         =============

There was no activity in the allowance for real estate losses during 1999, 1998, and 1997.

Note 8 - Premises and Equipment

Premises and equipment are summarized as follows:

                                                       1999            1998
                                                   -----------      -----------
Land                                               $ 1,529,489      $ 1,523,439
Buildings and premises                               1,199,913          949,263
Furniture, fixtures, and equipment                     652,241          452,959
Autos                                                   58,742           58,742
                                                   -----------      -----------
                                                     3,440,385        2,984,403
Less accumulated depreciation                          833,172         (711,336)
                                                   -----------      -----------

                                                   $ 2,607,213      $ 2,273,067
                                                   ===========      ===========

Certain premises and equipment are leased under operating leases. Rental expense was $43,332 in 1999, $7,350 in 1998, and $3,662 in 1997.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 8 - Premises and Equipment, continued

Future minimum rental commitments under noncancelable leases are:

     2000                            $ 69,522
     2001                              19,401
     2002                               9,686
     2003                              10,361
     2004                              11,070
     Thereafter                        17,577
                                     --------

                                     $137,617
                                     ========

Note 9 - Other Assets

Other assets are summarized below:

                                                            1999         1998
                                                         ----------   ----------
Principal receivable on mortgage-backed securities       $   86,856   $  381,748
Prepaid federal income tax                                  151,133       23,842
Funds due from sales of loans                                   -0-      776,625
Prepaid expenses                                            208,287       88,554
Outstanding drafts                                          107,246          -0-
Other                                                        40,469       32,351
                                                         ----------   ----------

                                                         $  593,991   $1,303,120
                                                         ==========   ==========

Note 10 - Deposits

The aggregate amount of accounts with a minimum denomination of $100,000 was approximately $26,256,387 and $28,712,775 at September 30, 1999 and 1998.

At September 30, 1999, scheduled maturities of certificates of deposit are as follows:

     2000                        $55,953,983
     2001                         11,844,854
     2002                            827,594
     2003                            882,517
     2004                            939,427
     Thereafter                      105,041
                                 -----------
                                 $70,553,416
                                 ===========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 10 - Deposits, continued

Interest expense on deposits is summarized as follows:

                                           1999         1998          1997
                                       ----------   -----------   -----------
Demand deposits                        $      -0-   $       -0-   $       -0-
Savings and NOW deposits                  407,788       303,617       324,480
Time deposits                           3,830,118     4,122,362     4,101,317
                                       ----------   -----------   -----------

                                       $4,237,906   $ 4,425,979   $ 4,425,797
                                       ==========   ===========   ===========

The Association held deposits of approximately $3,868,437 and $3,403,167 for related parties at September 30, 1999 and 1998, respectively.

Note 11 - Advances from Federal Home Loan Bank

The outstanding advances from the FHLB consisted of the following at September 30, 1999 and 1998:

   Maturity                                     1999               Rate            1998               Rate
---------------                             -------------          -----        -------------         -----
October 2, 1998                                                                   $13,150,000          5.38%
October 7, 1999                             $33,374,700            5.37%
October 7, 1999                               2,575,000            5.37%
December 31, 2004                               253,172            6.09%              260,412          6.09%
January 3, 2005                                 111,803            6.03%              129,059          6.03%
January 1, 2013                                 464,181            6.09%              486,106          6.09%
January 1, 2013                                 441,077            6.13%              461,845          6.13%
February 1, 2013                                437,647            5.91%              458,430          5.91%
March 3, 2014                                   994,488            5.45%
April 1, 2014                                   957,581            5.97%
May 1, 2014                                   1,304,801            5.66%
June 1, 2014                                    993,165            5.90%
July 1, 2014                                    916,921            6.38%
August 1, 2014                                  665,681            6.37%
September 1, 2014                               839,560            6.59%
October 1, 2014                                 728,100            6.86%
                                            -----------                           -----------
                                            $45,057,877                           $14,945,852
                                            ===========                           ===========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 11 - Advances from Federal Home Loan Bank, continued

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock and deposit accounts in the FHLB, mortgage collateral, securities collateral, and other collateral. In addition to the assets pledged under the FHLB's blanket floating lien, specific mortgage-backed securities are also pledged as collateral for the advances, at September 30, 1999, as follows:

Carrying value                                  $2,342,619
Estimated fair value                             2,342,874


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

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of financial condition at September 30:

                                                         1999            1998          1997
                                                      -----------    -----------    -----------
Change in benefit obligation:
     Benefit obligation at beginning of year          $ 2,364,813    $ 2,145,930    $ 1,856,303
     Service cost                                         151,965        144,524        106,287
     Interest cost                                        171,504        157,582        139,094
     Actuarial (gain) loss                                (40,059)        (6,790)       128,207
     Benefits paid                                        (76,283)       (76,283)       (77,831)
     Expenses paid                                           (150)          (150)        (6,130)
                                                      -----------    -----------    -----------

     Benefit obligation at end of year                  2,571,790      2,364,813      2,145,930
                                                      -----------    -----------    -----------
Change in plan assets:
     Fair value of plan assets at beginning of year     2,149,711      2,035,418      1,907,532
     Actual return on plan assets                         381,110         37,623        128,928
     Employer contribution                                201,134        153,103         82,919
     Benefits paid                                        (76,283)       (76,283)       (77,831)
     Expenses paid                                           (150)          (150)        (6,130)
                                                      -----------    -----------    -----------

     Fair value of plan assets at end of year           2,655,522      2,149,711      2,035,418
                                                      -----------    -----------    -----------

Funded status                                              83,732       (215,102)      (110,512)
Unrecognized net actuarial loss                           214,645        480,213        361,361
Unrecognized prior service cost                            94,063        101,422        108,781
Unrecognized net transition obligation (asset)           (318,510)      (351,490)      (384,470)
                                                      -----------    -----------    -----------

(Accrued) prepaid pension cost                        $    73,930    $    15,043    $   (24,840)
                                                      ===========    ===========    ===========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 12 - Pension Plan, continued

A summary of the components of income follows:

                                                  1999          1998         1997
                                                ---------    ---------    ---------
Service cost-benefits earned during the year    $ 151,965    $ 144,524    $ 106,287
Interest cost on projected benefit obligation     171,504      157,582      139,094
Return on plan assets                            (168,945)    (172,048)    (151,525)
Net asset gain recognition                         13,344        8,783          -0-
Amortization of unrecognized net asset            (32,980)     (32,980)     (32,980)
Amortization of prior service cost                  7,359        7,359        7,359
                                                ---------    ---------    ---------

Net periodic pension cost                       $ 142,247    $ 113,220    $  68,235
                                                =========    =========    =========

Assumptions used in the accounting for the pension plan were as follows:

                                                            1999       1998      1997
                                                            -----      -----     -----
Weighted average discount rate                              7.50%      7.50%     8.00%
Rate of increase in future compensation levels              5.00%      5.00%     5.00%
Expected long-term rate of return on assets                 8.00%      8.00%     8.00%

The Company contributed $201,134, $153,103, and $82,919 to the plan in 1999, 1998, and 1997, respectively.

Note 13 - Income Taxes

The Company and the Association file a consolidated federal income tax return. The consolidated provision for income taxes for 1999, 1998, and 1997 consists of the following:

                                         1999           1998             1997
                                      ---------       ---------        ---------
Current (benefit)                     $  31,199       $ 384,102        $ 176,076
Deferred (benefit)                      119,426         (54,829)         250,743
                                      ---------       ---------        ---------

                                      $ 150,625       $ 329,273        $ 426,819
                                      =========       =========        =========

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                            1999           1998          1997
                                         ---------      ---------     ---------
Expected income tax expense at
  statutory tax rate of 34%              $ 152,528      $ 302,674     $ 405,822
Other                                       (1,903)        26,599        20,997
                                         ---------      ---------     ---------

                                         $ 150,625      $ 329,273     $ 426,819
                                         =========      =========     =========

Effective tax rate                              34%            37%           36%
                                         =========      =========     =========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 13 - Income Taxes, continued

Deferred tax assets and liabilities included in the statement of financial condition at September 30 consist of the following:

                                                             1999        1998
                                                          ---------    ---------
Deferred tax assets:
     Allowance for loan losses                            $  66,945    $  66,945
     Net unrealized loss on market value adjustment
       to mortgage-backed securities available-for-sale      76,332       33,471
     Deferred compensation                                   29,834       28,373
     Unrealized gain on loans held for sale                     -0-       25,992
     Other                                                    9,694        8,471
                                                          ---------    ---------
                                                            182,805      163,252
                                                          ---------    ---------
Deferred tax liabilities:
     FHLB stock                                             (40,698)     (11,390)
     Mortgage servicing rights                              (90,444)     (73,739)
     Depreciable assets                                     (40,466)     (36,241)
     Unrealized loss on loans held for sale                 (12,521)         -0-
     Pension liability                                     (106,860)     (73,500)
                                                          ---------    ---------
                                                           (290,989)    (194,870)
                                                          ---------    ---------

Net deferred tax asset (liability)                        $(108,184)   $ (31,618)
                                                          =========    =========

No valuation allowance for deferred tax assets was recorded as of September 30, 1999 and 1998, as management believes that the amounts representing future deferred tax benefits will more likely than not be recognized since the Company is expected to have sufficient taxable income of an appropriate character within the carryback and carryforward period as permitted by the tax law to allow for utilization of the future deductible amounts.

Retained earnings at September 30, 1999 and 1998, includes approximately $2,692,722, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $915,525 at September 30, 1999 and 1998.

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

Options outstanding
     Balance, September 30, 1997                                  100,276
         Increase due to 3 for 2 stock split                       50,135
         Granted                                                      -0-
         Exercised at $9.42 per share                              (1,568)
         Forfeited and expired                                        -0-

                                                                  -------

     Balance, September 30, 1998                                  148,843
         Granted                                                      -0-
         Exercised at $9.42 per share                              (1,567)
         Forfeited and expired                                        -0-

                                                                  -------

     Balance, September 30, 1999                                  147,276
                                                                  =======

Options exercisable at year end under stock option plan           116,258
                                                                  =======

Shares available for future grants                                 27,162
                                                                  =======

Stock appreciation rights ("SARs") may be granted under the Option and Incentive Plan giving the participant the right to receive the excess of the market value of the shares on the date exercised over the exercise price. Upon exercise, the participant will receive either cash or shares as determined by the Company. Limited SARs may be granted which are exercisable only for a limited period of time in the event of a tender or exchange offer for shares of holding company stock. Payment upon exercise of a limited SAR shall be in cash. No SARs or limited SARs have been granted.

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

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 15 - Employee Stock Ownership Plan (ESOP)

In conjunction with the stock conversion, the Company established an ESOP for eligible employees. Employees with at least one year of employment and who have attained the age of twenty-one are eligible to participate. The ESOP borrowed funds in the amount of $972,080 from the Company to purchase 145,823 common shares issued in the conversion. Collateral for the loan is the common stock purchased by the ESOP. The ESOP loan is payable in quarterly principal payments of $24,302 over a ten-year period plus interest at an annual rate of 7.93%. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan on the Association's books and the related receivable on the holding company's books have been eliminated in the consolidated statement of financial condition. The cost of shares not committed to be released and unallocated shares is reported as a reduction of stockholders' equity. Shares are released to participants' accounts under the shares allocated method.

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

ESOP compensation expense for the years ended September 30, 1999, 1998, and 1997, totaled $179,049, $229,795, and $196,955, respectively. The fair value of unearned ESOP shares at September 30, 1999 and 1998, totaled $928,340 and $1,080,339, respectively. Following is a summary of ESOP shares at September 30:

                                                           1999            1998
                                                         -------         -------
Shares allocated                                          77,520          63,713
Shares committed to be released                              -0-             -0-
Unearned                                                  66,311          81,534
                                                         -------         -------

Total                                                    143,831         145,247
                                                         =======         =======

Note 16 - Recognition and Retention (RRP)

On July 26, 1995, the stockholders approved the Company's formation of a RRP which was authorized to award 4%, or 72,912 shares (48,608 shares prior to stock split), of the total shares of common stock issued in the conversion. On July 26, 1995, the RRP awarded 61,796 shares (41,197 shares prior to stock split) of common stock to directors and employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 16 - Recognition and Retention (RRP), continued

Unearned compensation of $581,908, representing the shares' fair market value of $14.125 per share at the date of award, will be charged to income on a straight-line basis over the five-year vesting period as the Company's directors and employees perform the related future services. The unamortized balance, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. The Company recognized $116,382 as compensation and benefits expense relating to this plan for the years ended September 30, 1999, 1998, and 1997.

Note 17 - Earnings per Common Share

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

                                 1999                                  1998                                  1997
                   ------------------------------------  ------------------------------------  ------------------------------------

                     Income        Shares     Per-Share    Income        Shares     Per-Share    Income        Shares     Per-Share
                   (Numerator)  (Denominator)   Amount   (Numerator)  (Denominator)   Amount   (Numerator)  (Denominator)   Amount
                   ------------------------------------  ------------------------------------  ------------------------------------
Income from
  continuing
  operations       $  297,990                            $  560,946                            $  766,775

Less preferred
  stock dividends         -0-                                   -0-                                   -0-
                   ----------                            ----------                            ----------

Income available
  to common
  stockholders -
  basis earnings
  per share           297,990     1,324,359   $   0.23      560,946    1,431,623     $  0.39      766,775     1,470,358    $  0.52

Effect of dilutive
  securities:
Options                   -0-        50,317                     -0-       51,266                      -0-        29,122
                   ----------     ---------          -   ----------    ---------               ----------     ---------

Income available
  to common
  stockholders -
  diluted earnings
  per share        $  297,990     1,374,676    $  0.22   $  560,946    1,482,889     $  0.38   $  766,775     1,499,480    $  0.51
                   ==========     =========    =======   ==========    =========     =======   ==========     =========    =======

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 18 - Subsequent Event

At the October 27, 1999, directors' meeting, a cash dividend of $0.05 was declared. This dividend is to holders of record on November 9, 1999, and payable on November 23, 1999.

On November 16, 1999, the Company announced the execution of a definitive agreement to purchase 100% of the outstanding stock of Gilmer Financial Services, Inc., the holding company for Gilmer Savings Bank of Gilmer, Texas. The transaction is valued at approximately $6,000,000. At September 30, 1999, Gilmer Savings Bank had approximately $38,400,000 in total assets, $25,400,000 in deposits, and $3,900,000 in stockholders' equity, all of which is unaudited. The transaction is subject to the approval of the shareholders of Gilmer
Financial Services, Inc., as well as banking regulators, and is expected to close in the first quarter of 2000.

On November 26, 1999, the Company  purchased 132,100 shares of its common stock,
representing   approximately  ten  percent  of  the  outstanding   shares,   for
$1,882,430.

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

At  September  30,  1999 and 1998,  the  Company had  $974,627  and  $1,104,695,
respectively, on deposit with the Federal Home Loan Bank of Dallas, and $657,734 and $533,610, respectively, on deposit with Bank of America (formerly Nations Bank of Texas).

Note 20 - Financial Instruments

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

The Company has not been required to perform on any financial guarantee during the past two years. The Company has not incurred any losses on its commitments in either 1999 or 1998.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 20 - Financial Instruments, continued

The Association had outstanding commitments to originate loans as follows:

                                      September 30, 1999                            September 30, 1998
                         ----------------------------------------      ----------------------------------------
                            Fixed        Variable                        Fixed         Variable
                            Rate           Rate           Total          Rate            Rate           Total
                         ----------     ----------     ----------      ----------     ----------     ----------
First mortgage           $5,294,566     $1,200,000     $6,494,566      $4,114,767      $     -0-     $4,114,767
Consumer and
  other loans                   -0-            -0-            -0-             -0-            -0-            -0-
                         ----------     ----------     ----------      ----------     ----------     ----------

                         $5,294,566     $1,200,000     $6,494,566      $4,114,767     $      -0-     $4,114,767
                         ==========     ==========     ==========      ==========     ==========     ==========


Note 21 - Fair Value of Financial Instruments

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 1999 and 1998.

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

Note 21 - Fair Value of Financial Instruments, continued

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

The estimated fair values of the Company's financial instruments were as follows at:

                                                       September 30, 1999                 September 30, 1998
                                                 -------------------------------    -------------------------------
                                                   Carrying            Fair           Carrying            Fair
                                                    Amount             Value           Amount             Value
                                                 -------------    --------------    -------------    --------------
Financial assets:
     Cash and cash equivalents                   $   1,994,564    $    1,994,564    $   1,697,058    $    1,697,058
     Interest-earning time deposits                  2,461,617         2,453,000        1,959,617         1,988,000
     Securities available-for-sale                   5,918,750         5,918,750              -0-               -0-
     Securities held-to-maturity                    30,481,413        29,948,866       29,766,844        30,115,954
     Mortgage-backed securities
       available-for-sale                           32,893,809        32,893,809       12,810,165        12,810,165
     Mortgage-backed securities
       held-to-maturity                              5,806,975         5,949,914       10,940,500        11,088,555
     Loans receivable, net                          67,250,334        67,520,000       61,119,047        64,421,000
     Accrued interest receivable                     1,167,245         1,167,245          978,378           978,378
     Federal Home Loan Bank stock                    2,283,000         2,283,000          789,100           789,100

Financial liabilities:
     Deposit liabilities                            87,539,839        87,539,000       86,643,657        87,374,000
     Advances from Federal Home
       Loan Bank                                    45,057,877        44,776,000       14,945,852        15,058,000
     Advances from borrowers for
       taxes and insurance                             823,755           823,755          844,188           844,188

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Company's financial instruments with off-balance-sheet risk are disclosed in Note 21.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 22 - Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to riskweighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 1999, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                          To Be Well
                                                                                      Capitalized Under
                                                                 For Capital          Prompt Corrective
                                        Actual                Adequacy Purposes       Action Provisions
                                 ---------------------        -----------------      -------------------
                                  Amount         Ratio        Amount      Ratio      Amount        Ratio
                                 --------        -----        ------      -----      ------        -----
                                                           (dollars in thousands)
As of September 30, 1999:
Total risk-based capital
  (to risk-weighted assets)      $ 17,654         27.9%      >$5,055     > 8.0%     >$6,319       > 10.0%
                                                             -           -          -             -
Tier 1 capital
  (to risk-weighted assets)      $ 17,388         27.5%      >$2,528     > 4.0%     >$3,792       >  6.0%
                                                             -           -          -             -
Tier 1 capital
  (to adjusted total assets)     $ 17,388         11.3%      >$6,155     > 4.0%     >$7,694       >  5.0%
                                                             -           -          -             -
Tangible capital
  (to adjusted total assets)     $ 17,388         11.3%      >$2,308     > 1.5%     >$2,308       >  1.5%
                                                             -           -          -             -

As of September 30, 1998:
Total risk-based capital
  (to risk-weighted assets)      $ 18,784         38.3%      >$3,926     > 8.0%     >$4,907       > 10.0%
                                                             -           -          -             -
Tier 1 capital
  (to risk-weighted assets)      $ 18,555         37.8%      >$1,963     > 4.0%     >$2,944       >  6.0%
                                                             -           -          -             -
Tier 1 capital
  (to adjusted total assets)     $ 18,555         14.9%      >$4,965     >  4.0%    >$6,206       >  5.0%
                                                             -           -          -             -
Tangible capital
  (to adjusted total assets)     $ 18,555         14.9%      >$1,862     >   1.5%   >$1,862       >  1.5%
                                                             -           -          -             -

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 23 - Stockholders' Equity

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

Note 25 - Interest and Dividends on Investment Securities

Dividends on Federal Home Loan Bank stock of $86,385, $53,616, and $57,360 were received for the years ended September 30, 1999, 1998, and 1997, respectively.

Interest income received from investment securities for the years ended September 30, 1999, 1998, and 1997 was taxable.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 26 - Other Noninterest Income and Expense

Other noninterest income and expense amounts are summarized as follows:

                                                     1999       1998       1997
                                                   --------   --------   --------
Other noninterest income:
     Loan late charges                             $ 29,009   $ 29,127   $ 25,346
     Bank service charges and fees                   33,044     21,773     22,345
     Other                                           10,547     12,635     20,215
                                                   --------   --------   --------

                                                   $ 72,600   $ 63,535   $ 67,906
                                                   ========   ========   ========
Other noninterest expense:
     Advertising and promotion                     $ 79,799   $ 34,895   $ 28,023
     Data processing                                133,581     99,501     89,203
     Professional fees                               68,526     72,634     77,953
     Supervisory examination                         36,109     36,307     35,697
     Printing, postage, stationery, and supplies     81,939     54,660     51,634
     Telephone                                       27,712     22,519     18,136
     Insurance and bond premiums                     49,237     52,332     60,877
     Loan servicing expenses                         35,116     42,246     22,268
     Franchise taxes                                 94,316     94,363     94,545
     Other                                          138,858    153,959    122,436
                                                   --------   --------   --------

                                                   $745,193   $663,416   $600,772
                                                   ========   ========   ========

Note 27 - Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of September 30, 1999 and 1998, and related condensed statements of income and statements of cash flows for the years ended September 30, 1999 and 1998, should be read in conjunction with the consolidated financial statements and the related notes.

                                                       1999              1998
                                                   -----------       -----------
STATEMENT OF FINANCIAL CONDITION
Assets:
     Cash                                          $   529,813       $   975,288
     Note receivable - ESOP Trust                      510,342           607,550
     Investment in the Association                  17,337,121        18,703,457
     Receivable from subsidiary                         63,016           118,102
     Prepaid expenses                                    2,867             5,611
                                                   -----------       -----------

Total assets                                       $18,443,159       $20,410,008
                                                   ===========       ===========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 27 - Condensed Parent Company Only Financial Statements, continued

                                                                            1999            1998
                                                                        ------------    ------------
Liabilities:
     Other liabilities                                                  $     23,831    $     26,314
                                                                        ------------    ------------
Stockholders' Equity:
     Common stock                                                             18,845          18,845
     Additional paid-in capital                                           12,397,167      12,319,624
     Retained earnings                                                    13,675,391      13,661,392
     Treasury stock                                                       (6,984,857)     (4,794,263)
     Unearned ESOP shares                                                   (442,059)       (543,564)
     Deferred compensation - RRP shares                                      (96,985)       (213,366)
     Net unrealized gain on available-for-sale securities, net of tax       (148,174)        (64,974)
                                                                        ------------    ------------
         Total stockholders' equity                                       18,419,328      20,383,694
                                                                        ------------    ------------

Total liabilities and stockholders' equity                              $ 18,443,159    $ 20,410,008
                                                                        ============    ============

STATEMENT OF INCOME
Income:
     Equity in earnings of Association                                  $    438,145    $    709,330
     Interest income                                                          45,920          53,730
                                                                        ------------    ------------
         Total income                                                        484,065         763,060
                                                                        ------------    ------------
Expenses:
     Management expenses paid to subsidiary                                  130,500         130,500
     Franchise tax expense                                                    48,624          50,295
     Professional fees                                                        28,089          43,843
     Other                                                                    26,521          53,917
                                                                        ------------    ------------
         Total expenses                                                      233,734         278,555
                                                                        ------------    ------------

Income before federal income taxes                                           250,331         484,505

Federal income taxes (benefit)                                               (47,659)        (76,441)
                                                                        ------------    ------------

Net income                                                              $    297,990    $    560,946
                                                                        ============    ============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 27 - Condensed Parent Company Only Financial Statements, continued

                                                                              1999           1998
                                                                           -----------    -----------
STATEMENT OF CASH FLOWS
Cash flows from operating activities:
     Net income                                                            $   297,990    $   560,946
     Equity in earnings of the Association, net of dividends                 1,384,641       (709,330)
     Decrease in prepaid expenses                                                2,744            821
     Increase (decrease) in other liabilities                                   (2,483)         1,222
                                                                           -----------    -----------
         Net cash provided (used) by operating activities                    1,682,892       (146,341)
                                                                           -----------    -----------

Cash flows from investing activities:
     ESOP loan repayment                                                        97,208         97,208
     (Increase) decrease in receivable from subsidiary                          55,086        (39,200)
                                                                           -----------    -----------
         Net cash provided by investing activities                             152,294         58,008
                                                                           -----------    -----------

Cash flows from financing activities:
     Proceeds from note payable to bank                                        500,000            -0-
     Principal payments on note payable to bank                               (500,000)           -0-
     Net proceeds from issuance of common stock                                193,924        239,127
     Purchase of treasury stock at cost                                     (2,207,706)    (1,080,369)
     Sale of treasury stock for exercise of stock options                       14,760         14,771
     Dividends paid                                                           (281,639)      (256,713)
                                                                           -----------    -----------
         Net cash used by financing activities                              (2,280,661)    (1,083,184)
                                                                           -----------    -----------

Net decrease in cash and cash equivalents                                     (445,475)    (1,171,517)

Cash and cash equivalents at beginning of year                                 975,288      2,146,805
                                                                           -----------    -----------

Cash and cash equivalents at end of year                                   $   529,813    $   975,288
                                                                           ===========    ===========

Supplemental disclosure of cash flow information
     Cash paid for:
         Interest on borrowed funds                                        $     5,500    $       -0-
         Income taxes                                                              -0-            -0-

     Receivable from subsidiary for ESOP shares issued                          77,544        122,745

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

                                    First Federal Savings and Loan Association of Tyler

Officers
  Gerald W. Free                    Derrell W. Chapman **              Joe C. Hobson             Sandra J. Allen
  Vice Chairman,                    Vice President and                 Sr. Vice President        Corporate Secretary
  President and Chief               Chief Operating and                Mortgage Lending
  Executive Officer                 Chief Financial Officer

  William L. Wilson                 M. Earl Davis                      Elizabeth G. Taylor       Stephen W. Horlander
  Treasurer and                     Vice President                     Vice President            Vice President
  Controller                        Compliance and                     Mortgage Loan Officer     Commercial Lending
                                    Marketing
  John R. Mills                     Earlene Cool
  Vice President                    Assistant Treasurer
  Consumer Lending

* Directors of the Company also serve as directors of the Association **Advisory Director

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

                         Annual Meeting of Shareholders
                         January 26, 2000, at 2:00 p.m.

                                 Company Offices
                            1200 South Beckham Avenue

                                  Tyler, Texas