Form 10KSB, Exhibit 13
period 2000-09-30
EAST TEXAS FINANCIAL SERVICES INC
filed 2001-01-12
CIK 929646

EXHIBIT 13


                        Annual Report to Security Holders

               East Texas Financial Services, Inc. and Subsidiary


                          T a b l e o f C o n t e n t s




Selected Financial Data                                         2

Letter to Shareholders                                          3

Glossary                                                        5

Management's Discussion and Analysis of
     Financial Condition and Operating Results                  6

    Forward Looking Information                                 6

    General                                                     6

    Results of Operations

           Net Income                                           7
            Interest Income                                     9
            Interest Expense                                   12
            Net Interest Income                                14
            Provisions for Loan Losses                         15
            Other Operating Income                             16
            Operating Expenses                                 17
            Income Tax Expense                                 19

     Financial Condition                                       19

Interest Rate Sensitivity                                      22

Asset Quality                                                  25

Liquidity and Capital Position                                 26

Impact of Inflation and Changing Prices                        27

Market Price of Common Stock                                   27

Report of Independent Accountants                              28

Consolidated Financial Statements                              29

Notes To Consolidated Financial Statements                     35

Corporate Directory                                            61

Shareholder Reference                                          62

               East Texas Financial Services, Inc. and Subsidiary


                             Selected Financial Data



(Dollars in Thousands, except share data)                    2000          1999            1998           1997            1996
---------------------------------------------------------------------------------------------------------------------------------

At September 30,
Total assets                                            $   200,211     $  153,725     $  124,017      $  115,949     $   114,373
Loans receivable, net                                       102,064         67,250         61,119          57,110          47,925
Investment securities - available-for-sale                    7,917          5,919              0               0               0
Investment securities -  held-to-maturity                    25,970         30,481         29,767          23,058          30,139
Mortgage-backed securities - available-for-sale              44,013         32,894         12,810           4,356               0
Mortgage-backed securities - held-to-maturity                 4,279          5,807         10,941          18,152          24,949
Goodwill                                                      2,313              0              0               0               0
Deposits                                                    101,620         87,540         86,644          88,551          90,768
FHLB Advances                                                78,959         45,058         14,946           4,195               0
Stockholders' equity                                         16,210         18,419         20,384          20,879          20,931
Common shares outstanding                                 1,162,320      1,294,420      1,464,056       1,026,366       1,079,285
Book value per share                                          13.95          14.23          13.92           20.34           19.39
Tangible book value per share                                 11.95            N/A            N/A             N/A             N/A



For The Year Ended September 30,
Net interest income                                     $     3,436     $    3,231     $    3,298      $    3,419     $     3,552
Provision for loan losses                                        28              0              0               5               0
Other operating income                                          361            358            361             302             371
Operating expenses                                            3,275          3,141          2,768           2,523           3,200
Net income                                                      296            298            561             767             458
Base earnings per share                                         .26            .23            .39             .52             .28
Diluted earnings per share                                      .26            .22            .38             .51             .28



Selected Financial Ratios
Return on average assets                                        .18 %         0.21 %         0.46 %          0.67 %          0.40 %
Return on average equity                                       1.77           1.51           2.72            3.67            2.08
Interest rate spread (average)                                 1.60           1.81           2.00            2.21            2.27
Net interest margin                                            2.13           2.41           2.83            3.12            3.16
Ratio of interest-earning assets to interest-
  Bearing liabilities                                        110.40         113.80         119.58          122.29          122.23
Operating expenses to average assets                           1.95           2.26           2.31            2.19            2.77
Efficiency ratio                                              87.20          91.21          78.96           69.24           84.10
Net interest income to operating expenses                      1.05 x         1.03 x         1.20 x          1.35 x          1.11 x



Asset Quality Ratios
Non-performing assets to total assets                           .52 %         0.50 %         0.18 %          0.27 %          0.39 %
Non-performing loans to total loans receivable                 0.94           1.14           0.37            0.54            0.94
Allowance for loan losses to non-performing loans            110.33          35.16         102.19           88.06           64.22
Allowance for loan losses to total loans                       1.04           0.40           0.38            0.48            0.60
Allowance for loan losses to total assets                       .53           0.18           0.18            0.24            0.25



Regulatory Capital Ratios (Association only)
Tangible capital ratio                                         6.80 %        11.30 %        14.95 %         15.20 %         15.30 %
Core capital ratio (Tier 1)                                    6.80          11.30          14.95           15.20           15.30
Risk-based capital ratio                                      16.20          27.94          38.29           40.22           44.23

               East Texas Financial Services, Inc. and Subsidiary

To Our Shareholders

The year 2000 was yet another challenging time for the financial services industry and it was no less so for the Company.

 A Federal Reserve Bank tightening and the resulting higher short-term interest rates continued to exert downward pressure on net interest margins. The Company's history as a traditional mortgage lender compounds the effect as interest rates on deposits and short-term borrowings increased at a faster rate than most loan products. Also, a dramatic decline in the stock markets, including small bank stocks, had a negative effect on the value of your investment. Our stock traded from $14.50 down to $7.00, before closing at fiscal year end at $8.75 per share. The closing price was approximately 63% of book value per share, compared to the national average of 75% for similar institutions.

Even though per share earnings were up three cents to $.26 per share compared to $.23 in 1999, we are certainly not pleased with our net income for the fiscal year ended September 30, 2000. The additional net interest income and non-interest income gained through our new consumer and commercial banking products were offset by increases in non-interest expenses and declining fee income from our traditional mortgage lending operations.

Despite the negatives, we would like to make note of a few key areas of improvement made during the year.

First, we successfully completed the acquisition of Gilmer Saving Bank, F.S.B. ("Gilmer", "the Gilmer merger" or "the merger") on June 30, 2000. Although we created approximately $2.3 million in goodwill with the transaction, we believe that the long-term benefits will prove to be beneficial to the Company. None of the senior management of Gilmer remained subsequent to the merger. However, we were fortunate to recruit a local banker with over 21 years of experience in the Gilmer market to manage the office. He has produced an average of over $1.0 million per month in consumer and commercial loans since beginning on July 1, 2000. He is well known and respected in the community and we are optimistic that we can be successful in the Gilmer market, making it a profitable acquisition.

Second, our south Tyler location, which opened in April 1999, continues to meet our loan targets and deposit production goals. At September 30, 2000, after 18 months of operations, the office has approximately $11.5 million in consumer, commercial, and commercial real estate loans outstanding. Total deposits in the office are over $7.0 million and approximately 60% of the deposits are in transaction type accounts, which have the effect of increasing net interest margins and non-interest fee income.

Finally, we have undertaken the challenge of reshaping our Whitehouse office location into a full service consumer and commercial banking office. Subsequent to year-end, we established a completely new management team in the office headed by a manager with commercial banking experience. The office now offers a full line of consumer and commercial banking products and extended office hours.

               East Texas Financial Services, Inc. and Subsidiary

We believe an opportunity exists in this fast growing market to increase loans and deposits and improve the earnings of the Company.

Other actions we took to improve stockholder value included the repurchase of an additional 132,100 shares of stock during the year. At year-end, we held 722,172 shares of treasury stock at an average price of $12.28. We ended the year with 1,162,320 shares outstanding and a book value per share of approximately $13.95 and a tangible book value per share of approximately $11.95. We do not anticipate that we will repurchase additional shares of treasury stock during the fiscal year ending September 30, 2001.

We do not anticipate increasing total assets of the Company over the next several quarters. Current capital levels at the Company's thrift subsidiary will preclude any significant growth in total assets in the near future. Instead, we will focus our efforts on increasing our consumer and commercial loan portfolios and funding such loans with maturing investment and mortgage securities in an effort to increase the average yield on interest earning assets. In an effort to lower our overall cost of funds, we will continue to try to attract additional transaction accounts as a source of funds to replace short term borrowings from the Federal Home Loan Bank of Dallas ("FHLB") and to increase non-interest income. We may also explore the feasibility of offering non-deposit investment and insurance products through our branch office locations in an effort to also increase non-interest income.

We invite you to attend our annual meeting of stockholders. The meeting will be held at 2:00 p.m. on January 24, 2001 at the offices of the Company, 1200 South Beckham, Tyler, Texas. We would be happy to discuss, at any time, the results of our operations for the past year or our plans for the future.




Sincerely,



/s/ Jack W. Flock                            /s/ Gerald W. Free
-----------------                            ------------------------
Chairman of the                              Vice-Chairman, President
Board of Directors                           and Chief Executive Officer

               East Texas Financial Services, Inc. and Subsidiary

                                 G l o s s a r y

Book Value Per Share
Indicates the amount of stockholders' equity attributable to each outstanding share of common stock. It is determined by dividing total stockholders' equity by the total number of common shares outstanding as of a date.


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

               East Texas Financial Services, Inc. and Subsidiary


                      Management's Discussion and Analysis
                           of Financial Condition and
                                Operating Results



Results of Operations


Forward-Looking Information


Except for the historical information contained herein, the matters discussed in the Annual Report may be deemed to be forward-looking statements according to the provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 2000. Readers are advised that various factors, including, but not limited to - changes in law, regulations or generally accepted accounting principles; East Texas's competitive position within its market area; increasing consolidation within the banking industry; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies - could cause East Texas' actual results or circumstances for future periods to differ materially from those indicated or projected. These forward-looking statements represent the Company's judgment as of the date of this Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


General


The principal business of the Company consists of attracting retail deposits from the general public and investing those funds in one- to four-family residential mortgage loans, commercial real estate, one- to four-family construction, multi-family, consumer and commercial loans. The Company also purchases mortgage-backed securities and invests in U.S. Government and agency obligations and other permissible investments.


The Company's revenues are derived primarily from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from service charges and loan origination fees, gains on sales of loans and mortgage-backed securities, and loan servicing fee income.


The Company currently offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits include personal and business checking accounts, passbook and money market accounts and certificate accounts with terms ranging from one month to five years. The Company solicits deposits solely within its primary market area.

               East Texas Financial Services, Inc. and Subsidiary


Net Income

2000 and 1999 Comparison
Net income was reported as $296,000 or $.26 in basic earnings per share for the fiscal year ended September 30, 2000, compared to $298,000 or $.23 in basic earnings per share for the year ended September 30, 1999. Diluted earnings per share totaled $.26 and $.22 per share for the fiscal years ended September 30, 2000 and 1999 respectively. Net interest income after provisions for loan losses increased by $177,000 to $3.4 million for the fiscal year ended September 30, 2000 from $3.2 million for the year ended September 30, 1999. The increase in net interest income after provisions for loan losses was offset by a $134,000 increase in non-interest expense and a $47,000 increase in income tax expense.

The $296,000 in net income equaled a return on average  assets of  approximately
 .18% and a return on average stockholders' equity of approximately 1.77% for the year ended September 30, 2000, compared to .21% and 1.51% respectively for the year ended September 30, 1999.

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

               East Texas Financial Services, Inc. and Subsidiary


The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.

           Net Interest Income Analysis

                                                                                   Year Ended September 30,
                                       ----------------------------------------------------------------------------
                                                      2000                                   1999
                                                    Interest                               Interest
                                         Average    Earned/        Yield/        Average    Earned/     Yield/
                                         Balance      Paid          Rate         Balance     Paid        Rate
                                       --------------------------------------------------------------------------
                                                                (Dollars in Thousands)
Interest-earning assets:

   Loans receivable                     $ 76,941      $ 5,980       7.77%       $ 62,494     $4,810      7.70%
   Mortgage-backed securities             43,012        3,115       7.25          33,179      1,995      6.00
   Investment securities                  38,484        2,325       6.04          36,704      2,204      6.01
   FHLB stock                              3,015          242       8.01           1,576         86      5.48
                                         -------      -------       -----       --------     ------      -----
   Total interest-earning assets (1)     161,452      $11,662       7.22%       $133,953     $9,095      6.79%
                                        ========      =======       =====       ========     ======      =====


Interest-bearing liabilities:
   Non-Interest Checking                $  2,929      $     0       0.00%       $  1,358     $    0      0.00%
   Interest Checking                      12,832          512       3.99           9,484        322      3.40
   Savings accounts                        2,768           88       3.18           2,842         85      3.01
   Certificate accounts                   68,984        3,815       5.54          72,940      3,831      5.25
   Borrowings                             58,736        3,811       6.49          31,086      1,626      5.23
                                         -------      -------       -----       --------     ------      -----
   Total interest-bearing
        liabilities                     $146,249      $ 8,226       5.62%       $117,710     $5,864      4.98%
                                        ========      =======       =====       ========     ======      =====


Net interest income                                 $   3,436                                $3,231
                                                     ========                                ======

Net interest rate spread                                            1.60%                                1.81%
                                                                    =====                                =====

Net earning assets                      $ 15,203                                $ 16,243
                                        ========                                ========

Net interest margin                                                 2.13%                                2.41%
                                                                    =====                                =====

Average interest-earning assets to
   Average interest-bearing liabilities                           110.40%                              113.80%
                                                                  =======                              =======



                                              Year Ended September 30,
                                         ---------------------------------
                                                        1998
                                                      Interest
                                           Average     Earned/     Yield/
                                           Balance      Paid        Rate
                                         ---------------------------------

Interest-earning assets:

   Loans receivable                       $ 60,563      $4,771      7.88%
   Mortgage-backed securities               22,665       1,526      6.73
   Investment securities                    32,249       1,913      5.93
   FHLB stock                                  905          54      5.92
                                          --------      -----       ------
   Total interest-earning assets (1)      $116,382      $8,264      7.10%
                                          ========      ======      ======


Interest-bearing liabilities:
   Non-Interest Checking                  $  1,284      $    0      0.00%
   Interest Checking                         7,332         226      3.08
   Savings accounts                          2,852          86      3.02
   Certificate accounts                     76,138       4,114      5.40
   Borrowings                                9,724         540      5.55
                                          --------      ------      ------
   Total interest-bearing
        liabilities                       $ 97,330      $4,966      5.10%
                                          ========      ======      =====


Net interest income                                     $3,298
                                                        ======

Net interest rate spread                                            2.00%
                                                                    =====

Net earning assets                        $ 19,052
                                          ========

Net interest margin                                                 2.83%
                                                                    =====

Average interest-earning assets to
   Average interest-bearing liabilities                           119.58%
                                                                  =======


----------------------------------

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


           Rate/Volume Analysis

                                                                      Year Ended September 30,
                                               --------------------------------------------------------------------
                                                         2000 vs 1999                        1999 vs 1998
                                               ---------------------------------   --------------------------------
                                                    Increase                           Increase
                                                   (Decrease)                         (Decrease)
                                                     Due to            Total            Due to             Total
                                               -------------------   Increase      -------------------    Increase
                                                Volume     Rate     (Decrease)      Volume     Rate      (Decrease)
                                               -------------------  ------------   -------------------   ----------
                                                                      (Dollars in Thousands)
           Loans receivable                    $  1,112   $    58     $  1,170     $   152   $  (113)      $   39
           Mortgage-backed securities               590       530        1,120         708      (239)         469
           Investment securities                    107        14          121         264        27          291
           FHLB stock                                79        77          156          40        (8)          32
                                                 -------  --------    ---------    --------  ---------    -------

              Total interest-earning assets    $  1,888   $   679     $  2,567     $ 1,164   $  (333)      $  831
                                                 =======  ========    =========    ========  =========     ======

      Interest-bearing liabilities:
           Interest checking                   $    114   $    76     $    190     $   42    $     54      $   96
           Savings deposits                         (2)         5            3         (1)          0          (1)
           Certificate accounts                   (208)       192         (16)       (173)      (110)        (283)
           Borrowings                             1,446       739        2,185       1,186      (100)       1,086
                                                 -------  --------    ---------    --------  ---------    -------

              Total interest-bearing
                   liabilities                 $  1,350   $ 1,012     $  2,362     $ 1,054   $  (156)      $  898
                                               ========  ========    =========     ========  =========    =======

      Net change in interest income                                   $    205                             $  (67)
                                                                      =========                           =======

      Net interest income                                             $  3,436                             $3,231
                                                                      =========                           =======



Interest Income


Interest income is dependent upon the composition and dollar amounts of the Company's interest-earning assets and the yield on those assets, which is influenced by the current level of market interest rates. Interest income is generated by the earnings on the Company's loans receivable, investment securities and mortgage-backed securities portfolios. The Company's loans receivable portfolio has historically been comprised primarily of fixed rate, single family residential mortgages and, to a lesser extent, adjustable rate single family mortgages and other real estate loans with both fixed and adjustable rates. In the fiscal year ended September 30, 1999, the Company made the decision to expand its line of lending products to include consumer and commercial loans and to re-emphasize its commercial real estate lending program. The decision to expand its lending products was made to increase the overall yield on the Company's loan portfolio with shorter-term higher yielding loans. Generally, all fixed rate one- to four-family mortgage loans with final maturities of more than fifteen years are sold into the secondary market upon origination. Depending upon the mortgage rate, fixed rate loans with maturities of fifteen years or less may be placed into portfolio or sold into the secondary market. All adjustable rate and all consumer and commercial loans are held in portfolio.

               East Texas Financial Services, Inc. and Subsidiary

2000 and 1999 Comparison

Interest income totaled $11.7 million for the fiscal year ended September 30, 2000, an increase of $2.6 million or 28.2% over the $9.1 million reported for the fiscal year ended September 30, 1999.

The increase in total interest income was due to an increase in average interest-earning assets to $161.5 million for the year ended September 30, 2000, compared to $134.0 million for the year ended September 30, 1999, a 20.5% increase. In addition, the average yield on the Company's interest-earning assets increased approximately 43 basis points to 7.22% for the fiscal year ended September 30, 2000 from 6.79% for the year ended September 30, 1999.

The increase in average interest-earning assets was partially the result of the Company's decision to continue to increase the size of its wholesale funded investment program. In addition, the increase in average interest-earning assets was a result of the continued success of the Company's consumer and commercial lending program and the additional interest-earning assets acquired in the merger with Gilmer Savings Bank on June 30, 2000. The increase in the average yield on interest-earning assets was partially the result of an overall increase in the general level of interest rates during 1999 and 2000 and the resulting increase in yields on the Company's adjustable rate mortgage-backed securities and loans. Also, the additional commercial and consumer loans placed into the loan portfolio during the fiscal year ended September 30, 2000 and the additional consumer loans acquired in the Gilmer merger had the effect of increasing the overall yield on interest-earning assets.

Average loans receivable were $76.9 million for the fiscal year ended Sept 30, 2000, compared to $62.5 million for the year ended September 30, 1999, an increase of $14.4 million. The average yield on the loan portfolio increased from 7.70% for the year ended September 30, 1999 to 7.77% for the year ended September 30, 2000. See - "Financial Condition - Loans" and Note 5 of the Consolidated Financial Statements for a discussion and presentation of the change in the loan portfolio during the year ended September 30, 2000. Average mortgage-backed securities increased to $43.0 million for the year ended September 30, 2000 from $33.2 million for the year ended September 30, 1999. The average yield on the mortgage-backed securities portfolio was 7.25% for the fiscal year ended September 30, 2000, compared to 6.00% for the year ended September 30, 1999. The increase in average yield was primarily the result of the increase in the general level of interest rates as rates on the predominately adjustable rate portfolio increased. The increase in the average balance in the portfolio was a result of the Company's decision to increase the size of its wholesale funded investment program during the year.

The Company's ability to continue to increase total interest income will be dependent on several factors. The general level of interest rates will have an effect on total interest income. The Company has approximately 30.0% of its interest earning assets in adjustable rate products. An interest rate decrease will have the general effect of decreasing total interest income as yields on interest sensitive assets decline. However, such declines in yields could be mitigated by periodic limits on the change in rates on such products. An increase in total interest income will also be dependent upon the Company's ability to continue to increase the size of its consumer and commercial loan portfolios. The Company does not anticipate increasing the size of its wholesale funded investment program during the next fiscal year, primarily due to the fact that the Company does not anticipate substantially increasing total assets during the next year. Management does not anticipate decreasing regulatory

               East Texas Financial Services, Inc. and Subsidiary

capital levels for the Company's wholly owned subsidiary beyond current levels through additional growth in total assets. Therefore, the Company will focus its efforts on changing the mix of interest-earning assets to include additional consumer and commercial loans. Management anticipates funding such increases in the consumer and commercial loans through cash flow from maturing investment securities and cash flow from its mortgage-backed security portfolio. In addition, increases in total interest income will be dependent upon the Company's ability to continue to increase its mortgage loan portfolio. The Company's ability to increase its mortgage loan portfolio will be primarily dependent upon the level of interest rates. If interest rates decline, the Company could elect, due to concerns over interest rate risk, to not place lower yielding loans into its portfolio. The result would be that additional cash flow would be invested in lower yielding investments and total interest income could decline. In addition, the Company's ability to increase its mortgage loan portfolio will be dependent upon meeting loan production targets, which are affected by the economic environment in which the Company operates.

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

               East Texas Financial Services, Inc. and Subsidiary

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


2000 and 1999 Comparison
Interest expense totaled $8.2 million for the fiscal year ended September 30, 2000, a $2.4 million increase from the $5.9 million reported for the year ended September 30, 1999. The increase in total interest expense was the result of a $28.5 million increase in average interest-bearing liabilities from $117.7 million for the fiscal year ended September 30, 1999 to $146.2 million for the year ended September 30, 2000. In addition, the average cost of interest-bearing liabilities increased to 5.62% for the 12 months ended September 30, 2000 from 4.98% for the fiscal year ended September 30, 2000.

The increase in average interest-bearing liabilities was the direct result of an increase in borrowings from the FHLB. Average borrowings increased from $31.1 million for the year ended September 30, 1999 to $58.7 million for the fiscal year ended September 30, 2000. The increase was due to the Company's decision to increase the size of its wholesale funded investment program during the fiscal year ended September 30, 2000. The program, designed to achieve a positive margin on the difference in the rate paid for borrowings and the yield on the investments, is funded with short-term advances of similar terms to maturity from the FHLB. Also, the Company borrowed additional short-term funds from the FHLB during the year for liquidity to fund loans. See - "Financial Condition - Deposits and Borrowings" and Notes 11 and 12 to the Consolidated Financial Statements for a discussion and presentation of the Company's borrowings.

               East Texas Financial Services, Inc. and Subsidiary


The Company's ability to decrease total interest expense will be dependent upon the overall level of interest rates. The Company currently has approximately $66.3 million in short term borrowings from the FHLB. Short-term interest rates, such as federal funds and U.S. Treasury Bonds, have the greatest effect on the rates on such borrowings. An increase in market rates will have the effect of increasing the Company's total interest expense. A decline in interest rates will have the opposite effect. Also, the Company's ability to decrease total interest expense will be impacted by the success of its efforts to increase checking and savings accounts. Such accounts generally have no interest rate or a rate lower than longer-term certificates of deposit and borrowings from the FHLB. An increase in such accounts would allow the Company to be less dependent upon longer-term certificates of deposit and FHLB borrowings. See - "Financial Condition - Deposits and Borrowings".

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

The increase in average interest-costing liabilities was due to the Company's decision to continue its wholesale fund investment security program and its decision to begin funding a portion of its loan portfolio with borrowings from the Federal Home Loan Bank of Dallas. At September 30, 1999, total borrowings were $45.1 million, a $30.1 million increase from the $14.9 million at September 30, 1998. Total deposit accounts also increased slightly to $87.5 million at September 30, 1999 from $86.6 million at September 30, 1998. The decline in the Company's average cost of funds was partially attributable to the increase in transaction and savings accounts that resulted from the Company's focus on commercial and consumer banking and the opening of its new location in Tyler during the year. Such transaction accounts, which included personal and business checking accounts, NOW accounts, Money Market accounts and savings accounts totaled approximately $17.0 million at September 30, 1999, a $5.0 million increase over the $12.0 million at September 30, 1998.




Net Interest Income


Net interest income is the Company's principal source of earnings, and is directly affected by the relative level, composition and pricing of interest sensitive assets and liabilities. These factors are, in turn, affected by current economic conditions and the overall level of interest rates.

               East Texas Financial Services, Inc. and Subsidiary


2000 and 1999 Comparison

Net interest income after provisions for loan losses totaled $3.4 million for the fiscal year ended September 30, 2000, a $177,000 or 5.5% increase over the $3.2 million reported for the fiscal year ended September 30, 1999. The Company's net interest margin on average interest-earning assets was approximately 2.13% for the year ended September 30, 2000, compared to 2.41% for the year ended September 30, 1999.

The Company was able to increase net interest income primarily by increasing total interest-earning assets through its wholesale funded investment program and through its acquisition of additional interest-earning assets as a result the Gilmer merger. The assets acquired through the wholesale funded investment program are funded with short-term borrowings from the FHLB and are at smaller margins than typical retail funded products. As a result, net interest income increased during the year, despite a decline in the Company's net interest margin.

The Company's ability to increase net interest income will be primarily dependent upon its ability to continue to increase its higher yielding mortgage, consumer, and commercial loan portfolios and fund such growth with cash flow from maturing investment and mortgage-backed securities, which are at lower yields. In addition, the Company's net interest income is dependent upon the difference in short term and longer term interest rates. A continued period of higher short term interest rates relative to longer term interest rates, as currently exists, will make it more difficult for the Company to increase net interest income.




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

The continued decline in the Company's net interest margin was one of the primary reasons for the Company's decision, in 1999, to expand its lending operations to include commercial and consumer loans. To the extent the Company can replace lower yielding assets such as investment and mortgage-backed securities with higher yielding commercial and consumer loans and minimize losses on the riskier loan portfolio, it expects an improvement in its net interest margin.

               East Texas Financial Services, Inc. and Subsidiary


Provision for Loan Losses


The Company's provisions for loan losses are determined by management's periodic assessment of the adequacy of the allowance for loan losses. Management's assessment of the desired level of the allowance for loan losses is affected by factors such as the composition of the loan portfolio and the risk characteristics of various classes of loans, the current level of non-performing loans, economic conditions and real estate values, as well as current regulatory trends.


2000 and 1999 Comparison

The Company made provisions for loan losses of $28,000 during the fiscal year ended September 30, 2000, compared to none for the year ended September 30, 1999. In conjunction with the Gilmer merger, the Company established additional reserves for loan losses, reflecting the Company' review of the quality of the Gilmer loan portfolio and its level of reserves. At September 30, 2000, the Company had approximately $1.1 million in established reserves for loan losses, compared to $270,000 at September 30, 1999. The increase was primarily due to the reserves acquired in the Gilmer merger. As a result, and despite an increase in loans receivable outstanding from $67.2 million at September 30, 1999 to $102.1 million at September 30, 2000, the Company only made $28,000 in provisions for loan losses during the fiscal year ended September 30, 2000.

At September 30, 2000, the Company had non-performing assets of approximately $1.0 million. Non-performing assets to total assets were .52% at September 30, 2000, compared to .50% at September 30, 1999. Non-performing loans to total loans receivable totaled 0.94% at September 30, 2000, compared to 1.14% at September 30, 1999. The Company's allowance for loan losses as a percentage of loans receivable equaled 1.04% at September 30, 2000, compared to .40% at September 30, 1999. The allowance for loan losses as a percentage of non-performing loans was 110.33% at September 30, 2000, compared to 35.2% at September 30, 1999. See - "Asset Quality".

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

               East Texas Financial Services, Inc. and Subsidiary


Noninterest Income


Noninterest income consists primarily of fee income from service charges, origination fees and servicing fees on the Company's loan portfolio, gains or losses on the sale of loans and fees from transaction accounts.


2000 and 1999 Comparison

Noninterest income totaled $361,000 for the fiscal year ended September 30, 2000, an increase of $3,000 from the $358,000 reported for the year ended September 30, 1999. Customer service fees increased to $108,000 for the fiscal year ended September 30, 2000, compared to $33,000 during the year ended September 30, 1999, a $75,000 increase. The increase was a direct result of the Company's decision to begin offering additional consumer and commercial checking account products in 1999. The Company began offering a "free" checking product and an "overdraft privilege" program during the fiscal year ended September 30, 2000. Both products are designed to attract additional transaction accounts and to increase customer service fee income. In addition, the Company obtained additional transaction account balances in the Gilmer merger. Other operating income increased by $57,000 to $97,000 for the fiscal year ended September 30, 2000, compared to $40,000 for the year ended September 30, 1999. The increase was primarily the result of an additional $35,000 in commissions from the sale of credit life insurance in conjunction with the Company's consumer lending operations and a $14,000 increase in late charges on loans. Offsetting the increases in customer service fees and other operating income was a $105,000 decrease in net gains on sales of loans and a $32,000 decrease in loan origination and commitment fees. Both of the decreases were a direct result of a decline in the total number of mortgage related loans made by the Company during the fiscal year ended September 30, 2000, compared to the year ended September 30, 1999. During the year ended September 30, 2000, the Company originated approximately 239 loans, compared to 314 during the year ended September 30, 1999. The decline in mortgage loan production was directly related to additional competition for such products in the Company's market and, to a lesser degree, increases in interest rates during the fiscal year ended September 30, 2000, compared to the year ended September 30, 1999. In addition, of the 239 loans originated during the fiscal year ended September 30, 2000, the Company retained a higher percentage of such loans in portfolio as compared to the prior year, primarily as a result of the borrowers preference for loans that the Company retained in the loan portfolio. The result was that the Company recorded fewer gains on originated mortgage servicing rights.


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

               East Texas Financial Services, Inc. and Subsidiary


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

Noninterest Expenses


Noninterest expenses are comprised of compensation and benefits, occupancy and equipment and general and administrative expense, together with FDIC insurance premiums.


2000 and 1999 Comparison

Noninterest expenses totaled $3.3 million for the fiscal year ended September 30, 2000, a $134,000 increase from the $3.1 million reported for the fiscal year ended September 30, 1999. Compensation and benefits increased by $77,000 to $2.1 million for the year ended September 30, 2000. The increase in compensation and benefits was the result of a full year of expenses, in the current fiscal year, associated with the opening of the Company's new branch office facility. The new facility was opened in April 1999 and the year ended September 30, 1999 reflected only a partial year of increased compensation and benefits expenses associated with the new office. In addition, compensation and benefits expense associated with the additional personnel acquired in the Gilmer merger on June 30, 2000 accounted for a portion of the increase. The increase in occupancy and equipment expenses is also a result of the addition of the new branch office facility opened in 1999 and the additional expenses associated with one quarter of operations at the Gilmer office. Amortization of goodwill from the Gilmer merger totaled $41,000 for the year ended September 30, 2000. The amount reflects three months of goodwill amortization from the date of the merger on June 30, 2000.

Total non-interest expense as a percentage of average total assets was 1.95% for the year ended September 30, 2000, compared to 2.26% for the fiscal year ended September 30, 1999. The Company's efficiency ratio was approximately 87.2% for the year ended September 30, 2000, compared to 91.2% for the year ended September 30, 1999.


1999 and 1998 Comparison

Operating expenses increased substantially for the fiscal year ended September 30, 1999 compared to 1998. The increase was a direct result of the additional expenses associated with the opening of the Company's new office and the Company's expansion of its lines of business to include commercial and consumer

               East Texas Financial Services, Inc. and Subsidiary


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

2000 and 1999 Comparison

Income tax expense totaled $198,000 or approximately 40.1% of pre-tax income for the fiscal year ended September 30, 2000, compared to $151,000 or 33.6% of pre-tax income for the year ended September 30, 1999. The increase in income tax expense was a direct result of the additional pre-tax income for the current fiscal year. The increase in the effective tax rate was primarily due to the amortization of the goodwill from the Gilmer merger. Such expense is not deductible for federal income tax expenses and has the effect of increasing the effective tax rate.

               East Texas Financial Services, Inc. and Subsidiary


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


Financial Condition

Total assets were reported as $200.2 million at September 30, 2000, an increase of $46.5 million over the $153.7 million reported at September 30, 1999. The increase in total assets was primarily the result of the additional assets acquired in the Gilmer merger on June 30, 2000. In addition, the Company increased total assets through the expansion of its wholesale funded investment program during the fiscal year ended September 30, 2000.

Cash and cash equivalents, interest-earning time deposits and federal funds sold totaled $3.7 million at September 30, 2000, compared to $4.5 million at September 30, 1999. During the year, the Company elected to redirect cash flow from maturing time deposits into its lending operations.

Investment securities available-for-sale totaled $7.9 million at September 30, 2000, compared to $5.9 million at September 30, 1999. The increase was the result of additional bonds acquired in the Gilmer merger and additional bonds purchased by the Company during the year. At September 30, 2000, the portfolio was comprised of approximately $7.3 million in fixed interest rate corporate debt securities with maturity dates ranging from one to nine years. The average yield on the portfolio is approximately 6.4%. The remaining $585,000 was comprised of a group of municipal bonds acquired in the Gilmer merger. The bonds, primarily issued by Upsher County where the Company's Gilmer office is located, had remaining terms of no longer than six years. The average tax-equivalent yield on the municipal bond portfolio was approximately 8.6%. The size of this portfolio will be dependent upon the Company's ability to invest excess cash flow into its lending operations. Excess cash flow not invested into the loan portfolios could be redirected to this portfolio.

Investment securities held-to-maturity totaled $26.0 million at September 30, 2000, compared to $30.5 million at September 30, 1999. The portfolio is primarily composed of debt issued by governmental agencies such as the Federal Home Loan Bank System, Federal National Mortgage Association, and Federal Home Loan Mortgage Corporation. The size of this portfolio will also be dependent upon the Company to otherwise invest excess cash flow into the loan portfolio.

Mortgage-backed securities available-for-sale were reported as $44.0 million at September 30, 2000, compared to $32.9 million at September 30, 1999. The increase in this portfolio was primarily the result of securities acquired in the Gilmer merger and, to a lesser extent, the Company's decision to increase its program of borrowing wholesale funds from the FHLB and investing the funds

               East Texas Financial Services, Inc. and Subsidiary


in adjustable rate securities. The securities have interest rate adjustment frequencies of either monthly, quarterly, semi-annually or annually. The interest rates earned on the securities are determined by an index and generally have a margin above the index of 100 to 225 basis points. The index is typically based upon market interest rates such as the one-year U.S. Treasury rate or the one, three, or six-month LIBOR. The FHLB advances are generally for terms of 30 days and interest rates, which are established by the FHLB, are based on short-term market interest rates such as the one-month U.S. Treasury bill or the one-month LIBOR. The Company does not anticipate a significant increase in the size of the program during the fiscal year ending September 30, 2001.

Mortgage-backed securities held-to-maturity, which are primarily adjustable rate securities, continued to decline throughout the year as the Company elected to not invest additional assets in these types of securities.

Loans receivable totaled $102.1 million at September 30, 2000, a $34.8 million or 51.8% increase over the $67.3 million reported at September 30, 1999. The increase in loans receivable was primarily the result of the loans acquired in the Gilmer merger and the Company's decision to continue to place into portfolio most of its one- to four-family mortgage loans and the additional consumer and commercial loans made during the year.

One- to four-family loans totaled $72.4 million at September 30, 2000, a $16.5 million increase compared to $55.9 million at September 30, 1999. The increase was primarily attributable to the additional loans acquired by the Company in the Gilmer merger and the Company's decision to continue to place all one- to four-family real estate loans with a final maturity of 15 years or less into the loan portfolio. During the fiscal year, 15-year loans were the predominant choice of borrowers in the Company's market. The Company continued to place all adjustable rate one- to four-family loans into portfolio as well. One- to four-family loans equaled approximately 68.5% of total loans receivable at September 30, 2000. The Company's ability to continue to increase the one- to four-family loan portfolio will primarily be determined by the overall level of interest rates over the next fiscal year. At current interest rate levels, the Company will continue to place all fixed interest rate one- to four-family loans with a final maturity of 15 years or less into its loan portfolio. A decrease in mortgage rates could cause the Company to elect to not hold such loans in portfolio. The Company could conclude that the risk of placing loans with lower interest rates would not warrant the interest rate risk associated with so doing. In addition, in a declining interest rate environment, borrowers may select 15 or 30 year fixed interest rate loans rather than adjustable interest rate products. The result could be that the one- to four-family loan portfolio balances decline as cash flow from existing loans is redirected into other lending or investment products.

Home equity and improvement loans totaled $7.0 million at September 30, 2000, an increase of $3.2 million over the $3.8 million reported at September 30, 1999. The portfolio comprised approximately 6.7% of the total loans receivable portfolio at September 30, 2000. Home equity and improvement loans made by the Company have fixed interest rates and generally have a final maturity of less than 15 years. In addition, interest rates on such loans are at levels higher than comparable one- to four-family loans. The Company will continue to promote home equity and improvement loans and place such loans into the loan portfolio.

               East Texas Financial Services, Inc. and Subsidiary


Nonresidential real estate loans equaled $9.6 million at September 30, 2000, a $7.4 million increase over the $2.2 million reported at September 30, 1999. The increase was a direct result of the Company's decision in 1999 to focus its efforts on originating such loans. In conjunction with the opening of the new branch office location in south Tyler in April 1999, the Company made the decision to focus on originating commercial real estate, commercial and consumer loans. The decision was part of the Company's overall strategy to introduce a full line of consumer and commercial banking products in all of its office locations. The Company intends to continue focusing its efforts on originating nonresidential real estate loans. The loans are generally at higher yields than traditional one- to four-family real estate loans. Most of the loans have fixed interest rates and usually have a final maturity of 15 years or less.

Consumer and commercial loans totaled $12.9 million or 12.2% of the total loans receivable portfolio at September 30, 2000, compared to $5.1 million at September 30, 1999. The $7.8 million increase was also the result of the Company's strategy, to introduce a full line of consumer and commercial banking products in addition to the loans acquired in the Gilmer merger. Consumer loans in the portfolio generally have fixed interest rates and a final maturity of less than six years. The loans are primarily secured by consumer goods and have the highest interest rates of any of the loans that the Company originates. Generally, commercial loans are secured with inventory and receivables and are predominantly adjustable rate with the interest rate linked to an index such as a national prime lending rate. The Company expects to continue originating consumer and commercial loans and placing such loans into the loan portfolio.

Federal Home Loan Bank stock increased to $4.1 million at September 30, 2000 from $2.3 million at September 30, 1999. The Company's investment in such stock is determined by the amount of borrowings from the FHLB. Dividends on the stock are usually at least as favorable and generally more favorable than comparable short term investments. The increase in the balance was due to the additional borrowings of the Company during the year and stock acquired in the Gilmer merger.

Goodwill net of amortization from the Gilmer merger was $2.3 million at September 30, 2000. The balance will be amortized on a straight-line basis over 15 years. The amortization is not a deductible expense for federal income tax purposes.

Total deposits were $101.6 million at September 30, 2000, a $14.1 million increase over the $87.5 million reported at September 30, 1999. The increase in total deposits was primarily the result of additional deposit accounts acquired in the Gilmer merger. However, the increase in deposits from the Gilmer merger was offset by a decline in certificate of deposit account balances during the fiscal year. Competition for certificate of deposit accounts and the Company's decision to not pay the highest rates in the market accounted for the decrease in certificate of deposit balances, other than those acquired in the Gilmer merger. The Company was able to continue to increase the amount of transaction type accounts during the fiscal year ended September 30, 2000. At September 30, 2000, balances on personal and business checking accounts, savings accounts, and money market checking accounts totaled approximately $22.3 million, compared to $17.0 million reported at September 30, 1999.

               East Texas Financial Services, Inc. and Subsidiary


At September 30, 2000, advances from the FHLB totaled $79.0 million, compared to $45.1 million at September 30, 1999. The increase was the result of the Company's decision to continue its wholesale funded investment program with short term FHLB advances, the need for additional liquidity to fund loans and deposit withdrawals during the year, and from advances acquired in the Gilmer merger.


           Loan Portfolio Analysis

                                                                                September 300,
                                         -------------------------------------------------------------------------------------------
                                                     2000                            1999                            1998

                                             Amount        Percent          Amount          Percent         Amount         Percent
                                         -------------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
Real estate loans:
   One- to four-family residences        $   72,414         68.51%        $ 55,902          78.33%       $   52,298         83.88%
   Other residential                            960           .91              460           0.64               551          0.97
   Home equity and improvement                7,032          6.65            3,763           5.27             2,971          0.00
   Nonresidential                             9,580          9.06            2,184           3.06             4,106          6.83
   Construction loans                         2,860          2.71            3,988           5.59             2,256          6.11
                                          ----------   -----------        ---------     ----------         ---------     ---------
     Total real estate loans                 92,846         87.84           66,297          92.89            62,182         97.79
                                          ----------   -----------        ---------     ----------         ---------     ---------

Other loans:
   Consumer Loans                             7,567          7.16            1,436           2.01               403          0.64
   Commercial Loans                           5,284          5.00            3,636           5.10               168          0.27
                                          ----------   -----------        ---------     ----------         ---------     ---------
     Total other loans                       12,851         12.16            5,072           7.11               571          0.91
                                          ----------   -----------        ---------     ----------         ---------     ---------

   Total loans                              105,697        100.00%          71,369         100.00%           62,753        100.00%
                                                           ======                          ======                          ======


Less:
   Loans in process                           2,539                          3,818                            1,373
   Deferred loan fees                            37                             31                               28
   Allowance for loan losses                  1,057                            270                              233
                                          ----------                      ---------                        ---------

     Total loans receivable, net          $ 102,064                      $  67,250                        $  61,119
                                          ==========                      =========                        =========




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

               East Texas Financial Services, Inc. and Subsidiary


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


The following table presents First Federal's analysis of its net portfolio value and net interest income under various instantaneous changes in interest rates at September 30, 2000.


                                   Net Portfolio Value                                     Net Interest Income
                   ------------------------------------------------          -----------------------------------------------
    Change In
  Interest Rates    Estimated         Amount Of         Percent              Net Interest      Amount Of        Percent Of
  (basis points)       NPV             Change         Of Change                Income           Change           Change
-----------------  -------------    -------------    --------------         -------------    -------------    --------------
                                                             (Dollars in Thousands)

       +300               4,099          (9,497)            (69.9)%                3,355            (367)             (9.9)%
       +200               7,373          (6,223)            (45.8)                 3,495            (227)             (6.1)
       +100              10,575          (3,021)            (22.2)                 3,622            (100)             (2.7)
        0                13,596                                                    3,722
       -100              15,974            2,378              17.5                 3,733               11               0.3
       -200              17,385            3,789              27.9                 3,778               56               1.5
       -300              19,709            6,113              45.0                 4,065              343               9.2




The table indicates that First Federal's estimated net portfolio value is approximately $13.6 million or 6.9% of the market value of assets at September 30, 2000. The estimated net portfolio value is approximately $1.7 million less than First Federal's capital of $15.3 million, which is approximately 7.7% of total assets. Under a scenario of a 200 basis point immediate and permanent increase in interest rates, First Federal's estimated net portfolio value would decline by 45.8% to 7.4 million and would still be approximately 3.9% of market value of assets.


The table also shows that First Federal's net interest income, in an unchanged rate scenario, would approximate $3.7 million and would decline by $227,000 or 6.1%, under an increase in the level of interest rates up to 200 basis points.

               East Texas Financial Services, Inc. and Subsidiary



Asset Quality


At September 30, 2000 non-performing assets were $1.0 million or .52% of total assets, compared to $768,000 or .50% of total assets at September 30, 1999. At September 30, 2000, non-performing assets were comprised of non-accruing one- to four family loans, consumer and other loans delinquent more than 90 days and still accruing, foreclosed one- to four family, and foreclosed consumer and other loans.


The Company's allowance for loan losses totaled $1.1 million at September 30, 2000, an increase of $787,000 from $270,000 at September 30, 1999. At September 30, 2000, the Company's allowance for loan losses was 1.04% of loans receivable, compared to .40% at September 30, 1999, and was 110.33% of non-performing loans at September 30, 2000, compared to 35.16% at September 30, 1999. The increase in the allowance for loan losses was primarily due to an additional $789,000 in allowance acquired in the Gilmer merger.


The following table presents the amounts and categories of non-performing assets of the Company:

                                                                                    September 30,
                                                       ------------       ------------       ------------     ------------
                                                           2000               1999               1998             1997
                                                       ------------       ------------       ------------     ------------
                                                                                   (Dollars in Thousands)
Non-accruing loans:
   One- to four-family                                 $       712        $       768        $      187       $       306
   Consumer and other loans                                      0                  0                 0                 4
                                                        -----------        -----------        ----------       -----------
       Total                                                   712                768               187               310
                                                        -----------        -----------        ----------       -----------

Accruing loans delinquent more than 90 days:
   One- to four-family                                           0                  0                 6                 0
  Consumer and other loans                                     246                  0                 0                 0
                                                        -----------        -----------        ----------       -----------
       Total                                                   246                  0                 6                 0
                                                        -----------        -----------        ----------       -----------

Foreclosed assets:
   One- to four-family                                          43                  0                35                 0
  Consumer and other loans                                      43                  0                 0                 0
                                                        -----------        -----------        ----------       -----------
       Total                                                    86                  0                35                 0
                                                        -----------        -----------        ----------       -----------

Total non-performing assets                            $     1,044        $        768       $       228      $       310
                                                        ===========        ===========        ==========       ===========

Total as a percentage of total assets                         0.52%              0.50%              0.18%            0.27%
                                                        ===========        ===========        ==========       ===========

               East Texas Financial Services, Inc. and Subsidiary


The following table sets forth an analysis of the Company's allowance for loan losses:

                                                                               Year Ended September 30,
                                                           --------------    -------------   -------------  ------------
                                                                2000              1999           1998           1997
                                                           --------------    -------------   -------------  -------------
                                                                                   (Dollars in Thousands)
Balance at beginning of period                             $         270     $       233    $        273    $         289

Charge-offs:
   One- to four-family                                                 1             (2)            (40)             (26)
   Other loans                                                        39              0               0               (1)
                                                            -------------     -----------    ------------    -------------
       Total charge-offs                                              40             (2)            (40)             (27)
                                                            -------------     -----------    ------------    -------------

Recoveries:
   One- to four-family                                                10              0               0                6
   Other loans                                                         0             39               0                0
                                                            -------------     -----------    ------------    -------------
       Total recoveries                                               10             39               0                6
                                                            -------------     -----------    ------------    -------------


Net (charge-offs)/recoveries                                          30             37             (40)             (21)

Additions charged to income                                           28              0               0                5

Allowance acquired                                                   789              0               0                0
                                                            -------------     -----------    ------------    -------------

Balance at end of period                                   $       1,057     $      270    $        233    $         273
                                                            =============     ===========    ============    =============

Ratio of net charge-offs/recoveries during the period to
   Average loans outstanding during the period                      0.04%          0.06%          (0.07)%          (0.04)%
                                                            =============     ===========    ============    =============

Ratio of net charge-offs/recoveries during the period to
   Average non-performing assets                                    3.31%          7.43%         (14.87)%          (5.53)%
                                                            =============     ===========    ============    =============



Liquidity and Capital Position


The Company's principal sources of funds are deposits from customers, advances from the FHLB, amortization and prepayments of loan principal (including mortgage-backed securities), maturities of securities, sales of loans and operations.


The Company uses its liquidity and capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain liquidity and pay operating expenses. At September 30, 2000, the Company had outstanding commitments to extend credit on $4.6 million on mortgage loans and $453,000 on consumer and other loans.



Cash and cash equivalents totaled $2.2 million at September 30, 2000, compared to $2.0 million at September 30, 1999. The primary use of funds during the year was to fund loan originations, purchase securities, and purchase treasury stock. The primary source of funds during the year was from maturing investment

               East Texas Financial Services, Inc. and Subsidiary


securities and payments on mortgage-backed securities and loans and borrowings from the FHLB. Management believes that it has adequate resources to fund all of its current commitments.


During the fiscal year ended September 30, 2000, the Company repurchased 132,100 shares of stock at an average price of $14.25 per share. At September 30, 2000, the Company owned 722,172 shares of treasury stock at an average price of $12.28 per share. The Company ended the year with 1,162,320 shares outstanding. The closing stock price on that date was $8.75 per share. The high and low prices for the year were $14.50 and $7.00, respectively.


The Company continued its current dividend policy by declaring and paying four quarterly cash dividends of $.05 per share for a total of $239,069 during the year. Based on the September 30, 2000 closing stock price of $8.75 per share, the annualized dividend amount of $.20 per share would equal an annual dividend rate of 2.3%.


Total stockholders' equity equaled $16.2 million at September 30, 2000, a decrease of $2.2 million from the $18.4 million reported at September 30, 1999. As of September 30, 2000, the Company's reported book value per share, using a total stockholders' equity of $16.2 million (net of unallocated ESOP and RRP shares) and 1,162,320 outstanding shares of common stock (the total outstanding shares including unallocated ESOP and RRP shares), equaled $13.95 per share. Tangible book value per share was $11.95 per share at September 30, 2000.


At September 30, 2000, First Federal's actual and required capital amounts under each of the requirements were as follows:

                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                             For Capital                 Prompt Corrective
                                                                          Adequacy Purposes              Action Provisions
                                         -------------------------    -------------------------       ------------------------
                                            Amount       Ratio          Amount          Ratio           Amount          Ratio
                                         -------------------------    -------------------------       ------------------------
      Total risk-based capital
         (to risk-weighted assets)     $    14,619       16.2%         $    7,216        8.0%          $    9,020      10.0%
      Tier 1 capital
         (to risk-weighted assets)     $    13,562       15.0%         $    3,608        4.0%          $    5,412       6.0%
      Tier 1 capital
        (to adjusted total assets)     $    13,562        6.8%         $    7,955        4.0%          $    9,944       5.0%
      Tangible capital
        (to adjusted total assets)     $    13,562        6.8%         $    2,983        1.5%          $    2,983       1.5%




At September 30, 2000, First Federal met all of the requirements to be considered a "well capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act.


Impact of Inflation and Changing Prices


The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted account principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative power of money due to inflation.

               East Texas Financial Services, Inc. and Subsidiary

Most of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of goods and services.


Market Price of Common Stock


At September 30, 2000, the common stock of East Texas Financial Services, Inc. traded on the OTC Bulletin Board under the symbol "ETFS". On such date, the Company had 1,162,320 shares outstanding and approximately 256 stockholders of record.


The following table sets forth the cash dividends paid per share and the high, low and closing prices for the fiscal periods indicated:

                            High          Low          Close         Dividends
    Fiscal 2000

       First Quarter      $ 14.50       $ 11.75       $ 12.00         $ 0.05
       Second Quarter     $  9.62       $  7.00       $  7.25         $ 0.05
       Third Quarter      $  8.52       $  7.25       $  8.52         $ 0.05
       Fourth Quarter     $  9.50       $  8.25       $  8.75         $ 0.05



                            High           Low          Close        Dividends
    Fiscal 1999

       First Quarter      $ 10.45        $  8.12       $  9.88        $ 0.05
       Second Quarter     $ 12.13        $  8.38       $ 11.00        $ 0.05
       Third Quarter      $ 14.13        $ 10.13       $ 14.13        $ 0.05
       Fourth Quarter     $ 14.63        $ 12.50       $ 14.00        $ 0.05

                        Report of Independent Accountants



Board of Directors and Shareholders
East Texas Financial Services, Inc.
Tyler, Texas


We have audited the accompanying consolidated statements of financial condition of East Texas Financial Services, Inc. and Subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of East Texas Financial Services, Inc. and Subsidiary as of September 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 2000, in conformity with generally accepted accounting principles.


/s/ Bryant & Welborn, L.L.P.
----------------------------
Bryant & Welborn, L.L.P.

Tyler, Texas
December 8, 2000

               East Texas Financial Services, Inc. and Subsidiary

                 Consolidated Statements of Financial Condition
                           September 30, 2000 and 1999


                                                   Assets                           2000                1999
                                                                               -------------       -------------
Cash and due from banks                                                         $  1,661,435        $  1,019,937
Interest-bearing deposits due from banks                                             543,288             974,627
                                                                                ------------        ------------
         Total cash and cash equivalents                                           2,204,723           1,994,564
Interest-earning time deposits                                                     1,089,000           2,461,617
Federal funds sold                                                                   364,822                   0
Securities available-for-sale                                                      7,916,597           5,918,750
Securities held-to-maturity (fair value of $25,428,105 in 2000
  and $29,948,866 in 1999)                                                        25,970,113          30,481,413
Mortgage-backed securities available-for-sale                                     44,012,663          32,893,809
Mortgage-backed securities held-to-maturity (fair value
  of $4,349,164 in 2000 and $5,949,914 in 1999)                                    4,279,132           5,806,975
Loans, net of allowance for loan losses of $1,057,374 in 2000
  and $270,039 in 1999                                                           102,064,137          67,250,334
Accrued interest receivable                                                        1,548,840           1,167,245
Federal Home Loan Bank stock, at cost                                              4,115,000           2,283,000
Premises and equipment, net                                                        2,744,278           2,607,213
Foreclosed assets, net                                                                86,465                   0
Goodwill, net                                                                      2,313,491                   0
Deferred tax asset                                                                   255,233                   0
Mortgage servicing rights, net                                                       258,682             266,010
Other assets                                                                         986,482             593,991
                                                                                ------------        ------------

Total assets                                                                    $200,209,658        $153,724,921
                                                                                ============        ============

                                    Liabilities and Stockholders' Equity

Liabilities:
         Noninterest-bearing                                                    $  2,644,220        $  2,021,914
         Interest-bearing                                                         98,975,563          85,517,925
                                                                                ------------        ------------
                  Total deposits                                                 101,619,783          87,539,839
         Advances from Federal Home Loan Bank                                     78,959,065          45,057,877
         Advances from borrowers for taxes and insurance                           1,478,438             823,755
         Federal income taxes
                  Current                                                                  0                   0
                  Deferred                                                                 0             108,184
         Accrued expenses and other liabilities                                    1,943,399           1,775,938
                                                                                ------------        ------------
                  Total liabilities                                              184,000,685         135,305,593
                                                                                ------------        ------------

Commitments and contingencies

Stockholders' equity:
         Preferred stock, $0.01 par value, 500,000 shares authorized, none outstanding
         Common stock, $0.01 par value, 5,500,000 shares authorized,
           1,884,492 shares issued and 1,162,320 outstanding                          18,845              18,845
         Additional paid-in capital                                               12,444,372          12,397,167
         Deferred compensation - RRP shares                                                0             (96,985)
         Unearned employee stock ownership plan shares                              (346,020)           (442,059)
         Retained earnings (substantially restricted)                             13,732,109          13,675,391
         Accumulated other comprehensive loss                                       (773,051)           (148,174)
         Treasury stock, at cost, 722,172 shares at September 30, 2000,
           and 590,072 shares at September 30, 1999                               (8,867,282)         (6,984,857)
                                                                            ----------------    ----------------
                  Total stockholders' equity                                      16,208,973          18,419,328
                                                                            ----------------    ----------------
         Total liabilities and stockholders' equity                         $    200,209,658    $    153,724,921
                                                                            ================    ================

The accompanying notes are an integral part of the consolidated financial statements.
                                       29

               East Texas Financial Services, Inc. and Subsidiary

                        Consolidated Statements of Income
                 Years Ended September 30, 2000, 1999, and 1998

                                                               2000               1999             1998
                                                           -------------       ----------       ----------
Interest and dividend income
         Loans receivable:                                   $ 5,427,273       $4,644,373       $4,665,915
         First mortgage loans Consumer and other loans           553,072          165,845          104,721
         Securities available-for-sale                           867,492          151,550              -0-
         Securities held-to-maturity                           1,391,122        1,910,894        1,687,024
         Mortgage-backed securities available-for-sale         2,573,225        1,460,232          473,084
         Mortgage-backed securities held-to-maturity             542,105          534,255        1,053,114
         Deposits with banks                                      65,918          141,966          226,256
         Federal Home Loan Bank dividends                        241,416           86,385           53,616
                                                             -----------       ----------       ----------
                  Total interest and dividend income          11,661,623        9,095,500        8,263,730
                                                             -----------       ----------       ----------

Interest expense
         Deposits                                              4,415,060        4,237,906        4,425,979
         Advances from Federal Home Loan Bank                  3,810,799        1,626,225          540,094
                                                             -----------       ----------       ----------
                  Total interest expense                       8,225,859        5,864,131        4,966,073
                                                             -----------       ----------       ----------

                  Net interest income                          3,435,764        3,231,369        3,297,657

Provisions for loan losses                                        27,854                0                0
                                                             -----------       ----------       ----------
                  Net interest income after provision
                    for loan losses                            3,407,910        3,231,369        3,297,657
                                                             -----------       ----------       ----------

Noninterest income
         Customer service fee                                    108,306           33,044           21,773
         Net gain on sale of loans                                41,122          146,113          152,603
         Loan origination and commitment fees                     50,868           82,607           74,086
         Loan servicing fees                                      63,099           56,622           70,417
         Other                                                    97,204           39,556           41,762
                                                             -----------       ----------       ----------
                  Total noninterest income                       360,599          357,942          360,641
                                                             -----------       ----------       ----------

Noninterest expense
         Compensation and benefits                             2,114,459        2,037,691        1,843,610
         Occupancy and equipment                                 385,762          301,821          191,671
         SAIF deposit insurance premium                           29,361           51,916           56,471
         Loss on foreclosed assets                                 3,009            4,075           12,911
         Amortization of goodwill                                 41,045              -0-              -0-
         Other                                                   700,976          745,193          663,416
                                                             -----------       ----------       ----------
                  Total noninterest expense                    3,274,612        3,140,696        2,768,079
                                                             -----------       ----------       ----------

Income before provision for income taxes                         493,897          448,615          890,219

Income tax expense                                               198,110          150,625          329,273
                                                             -----------       ----------       ----------

Net income                                                   $   295,787       $  297,990       $  560,946
                                                             ===========       ==========       ==========

Basic earnings per common share                              $       .26       $      .23       $      .39

                                                             ===========       ==========       ==========

Diluted earnings per common share                            $       .26       $      .22       $      .38
                                                             ===========       ==========       ==========

The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary

           Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended September 30, 2000, 1999, and 1998


                                                                                                                       Deferred
                                                                                                                     Compensation
                                                                     Additional                                      Recognition
                                                       Common         Paid-in         Retained        Treasury       & Retention
                                                       Stock          Capital         Earnings          Stock            Plan
                                                    -----------    -------------   --------------    ------------  ----------------
Balance at September 30, 1997                       $   12,564     $ 12,196,879    $  13,365,792     $(3,731,017)    $   (329,748)

Common stock split effected in
 the form of a dividend                                  6,281                            (6,281)

Comprehensive income:
     Net income                                                                          560,946
     Net change in unrealized gain
       (loss) on mortgage-backed
       securities available-for-sale net
       of deferred taxes of $41,462

         Total comprehensive income

Deferred compensation
  amortization                                                                                                            116,382

Release of employee stock
  ownership plan shares

Appreciation in employee stock
  ownership plan shares released                                        122,745

Purchase of treasury stock
  at cost (76,973 shares)                                                                             (1,080,369)

Exercise of stock options (1,568
  shares)                                                                                 (2,352)         17,123

Cash dividends of $0.20 per share                                                       (256,713)
                                                    -----------    -------------   --------------     -----------       -----------

Balance at September 30, 1998                           18,845       12,319,624       13,661,392      (4,794,263)        (213,366)

Comprehensive income:
     Net income                                                                          297,990
     Net change in unrealized gain
       (loss) on mortgage-backed
       and other securities
       available-for- sale net
       of deferred taxes of $42,861

         Total comprehensive income

Deferred compensation
  amortization                                                                                                            116,381

Release of employee stock
  ownership plan shares

Appreciation in employee stock
  ownership plan shares released                                         77,543

Purchase of treasury stock
  at cost (171,203 shares)                                                                            (2,207,706)

Exercise of stock options (1,567
  shares)                                                                                 (2,352)         17,112

Cash dividends of $0.20 per share                                                       (281,639)
                                                    -----------    -------------   --------------     -----------       -----------

Balance at September 30, 1999                           18,845       12,397,167       13,675,391      (6,984,857)         (96,985)






                                                         Net
                                                      Unearned
                                                       Employee          Other
                                                        Stock         Accumulated
                                                      Ownership      Comprehensive
                                                      Plan Shares        Income           Total
                                                    -------------    -------------    ------------
Balance at September 30, 1997                      $   (650,614)    $     15,512      $20,879,368

Common stock split effected in
 the form of a dividend                                                                        0

Comprehensive income:
     Net income                                                                           560,946
     Net change in unrealized gain
       (loss) on mortgage-backed
       securities available-for-sale net
       of deferred taxes of $41,462                                      (80,486)         (80,486)
                                                                                      -----------
         Total comprehensive income                                                       480,460

Deferred compensation
  amortization                                                                            116,382

Release of employee stock
  ownership plan shares                                 107,050                           107,050

Appreciation in employee stock
  ownership plan shares released                                                          122,745

Purchase of treasury stock
  at cost (76,973 shares)                                                              (1,080,369)

Exercise of stock options (1,568
  shares)                                                                                 14,771

Cash dividends of $0.20 per share                                                       (256,713)
                                                   --------------    -------------     ----------

Balance at September 30, 1998                         (543,564)          (64,974)      20,383,694

Comprehensive income:
     Net income                                                                           297,990
     Net change in unrealized gain
       (loss) on mortgage-backed
       and other securities
       available-for- sale net
       of deferred taxes of $42,861                                      (83,200)         (83,200)
                                                                                       -----------
         Total comprehensive income                                                       214,790

Deferred compensation
  amortization                                                                            116,381

Release of employee stock
  ownership plan shares                                 101,505                           101,505

Appreciation in employee stock
  ownership plan shares released                                                           77,543

Purchase of treasury stock
  at cost (171,203 shares)                                                             (2,207,706)

Exercise of stock options (1,567
  shares)                                                                                  14,760

Cash dividends of $0.20 per share                                                        (281,639)
                                                   --------------    -----------       ----------

Balance at September 30, 1999                          (442,059)        (148,174)      18,419,328



                                   (continued)

               East Texas Financial Services, Inc. and Subsidiary

           Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended September 30, 2000, 1999, and 1998

                                                                                                                  Net
                                                                                                  Deferred      Unearned
                                                                                                Compensation    Employee
                                                      Additional                                 Recognition      Stock
                                         Common        Paid-in        Retained       Treasury   & Retention     Ownership
                                         Stock         Capital        Earnings        Stock         Plan       Plan Shares
                                       ----------  -------------   -------------  -------------   --------    ------------

Comprehensive income:
     Net income                                                    $    295,787
     Net change in unrealized gain
       (loss) on mortgage-backed
       and other securities
       available-for- sale net
       of deferred taxes of $321,906

         Total comprehensive income

Deferred compensation
  amortization                                                                                     96,985

Release of employee stock
  ownership plan shares                                                                                           96,039

Appreciation in employee stock
  ownership plan shares released                         47,205

Purchase of treasury stock
  at cost (132,100 shares)                                                          (1,882,425)

Cash dividends of $0.20 per share                                      (239,069)
                                       ----------  -------------   -------------  -------------   --------   ------------

Balance at September 30, 2000          $  18,845   $ 12,444,372    $ 13,732,109   $ (8,867,282)   $     0    $  (346,020)
                                       ==========  =============   =============  =============   ========   ============




                                           Other
                                         Accumulated
                                        Comprehensive
                                           Income           Total
                                        ------------   -------------

Comprehensive income:
     Net income                                       $    295,787
     Net change in unrealized gain
       (loss) on mortgage-backed
       and other securities
       available-for- sale net
       of deferred taxes of $321,906      (624,877)       (624,877)
                                                      -------------
         Total comprehensive income                       (329,090)

Deferred compensation
  amortization                                              96,985

Release of employee stock
  ownership plan shares                                     96,039

Appreciation in employee stock
  ownership plan shares released                            47,205

Purchase of treasury stock
  at cost (132,100 shares)                              (1,882,425)

Cash dividends of $0.20 per share                         (239,069)
                                       ------------   -------------

Balance at September 30, 2000          $  (773,051)   $ 16,208,973
                                       ============   =============




The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows
                 Years Ended September 30, 2000, 1999, and 1998

                                                                             2000                1999                1998
                                                                         ------------        ------------        ------------
Cash flows from operating activities:
         Net income                                                      $    295,787        $    297,990        $    560,946
         Adjustments to reconcile net income to net
           cash provided by operating activities:
                  Amortization of deferred loan origination fees               (4,165)             (7,008)             (2,474)
                  Amortization of premiums and discounts on
                    investment securities, mortgage-backed
                    securities, and loans                                      43,144             149,823             136,080
                  Amortization of deferred compensation                        96,985             116,381             116,382
                  Amortization of mortgage servicing rights                    66,771              73,517              52,710
                  Amortization of goodwill                                     41,045                   0                   0
                  Compensation charge related to
                   release of ESOP shares                                      46,035              81,841             132,587
                  Depreciation                                                154,818             121,836              96,236
                  Provision for loan losses                                    27,854                   0                   0
                  Deferred income taxes                                       128,346             119,426             (54,829)
                  Stock dividend on FHLB stock                               (241,200)            (86,200)            (53,500)
                  Net (gain) loss on sale of:
                           Loans held for sale                                  5,533             (23,465)            (32,108)
                           Fixed assets                                        (4,273)                  0               2,512
                           Foreclosed real estate                              (2,750)              2,826               2,124
         Proceeds from sale of loans                                        2,948,485          10,260,097          10,064,554
         Originations of loans held for sale                               (2,954,018)        (10,236,632)        (10,032,446)
         (Increase) decrease in:
                  Accrued interest receivable                                  (5,411)           (188,867)            (92,995)
                  Other assets                                               (301,715)            709,129            (444,973)
         Increase (decrease) in:
                  Federal income tax payable                                        0                   0                   0
                  Accrued expenses and other liabilities                     (659,263)            607,485            (145,548)
                                                                         ------------        ------------        ------------

Net cash provided (used) by operating activities                             (317,992)          1,998,179             305,258
                                                                         ------------        ------------        ------------

Cash flows from investing activities:
         Net cash used in acquisition activity                             (3,421,124)                  0                   0
         Net (increase) decrease in interest-earning time deposits          1,372,617            (502,000)           (394,044)
         Net (increase) decrease in fed funds sold                           (364,822)            129,187             624,660
         Purchases of securities available-for-sale                          (949,445)         (6,045,737)                  0
         Purchases of securities held-to-maturity                          (1,468,672)        (13,972,031)        (18,765,094)
         Proceeds from maturities of securities held-to-maturity            6,000,000          13,225,000          12,000,000
         Purchases of mortgage-backed securities
           available-for-sale                                              (6,908,715)        (26,075,873)        (11,513,223)
         Principal payments on mortgage-backed
           securities available-for-sale                                    3,819,590           5,896,141           2,862,783
         Principal payments on mortgage-backed
           securities held-to-maturity                                      1,514,286           5,113,178           7,206,392
         Purchases of FHLB stock                                             (992,500)         (1,407,700)                  0
         Proceeds from redemption of FHLB stock                                     0                   0             270,100
         Net increase in loans                                            (12,941,831)         (6,099,036)         (4,073,492)
         Proceeds from sale of foreclosed real estate                          37,390               6,431              30,670
         Acquisition costs related to foreclosed real estate                   (4,221)                  0                (346)
         Proceeds from sales of fixed assets                                    4,500                   0                   0
         Expenditures for premises and equipment                              (44,895)           (455,982)         (1,248,504)
         Origination of mortgage servicing rights                             (35,022)           (122,648)           (120,495)
                                                                         ------------        ------------        ------------

Net cash used by investing activities                                     (14,382,864)        (30,311,070)        (13,120,593)
                                                                         ------------        ------------        ------------

                                   (continued)
                                       33

               East Texas Financial Services, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows
                 Years Ended September 30, 2000, 1999, and 1998

                                                                             2000                1999                   1998
                                                                        --------------      --------------        ----------------
Cash flows from financing activities:
         Net increase (decrease) in:                                    $  (8,825,315)       $     896,182        $  (1,906,992)
         Deposits Advances from borrowers                                     107,811              (20,433)             (37,497)
         Proceeds from note payable to bank                                 1,500,000              500,000                    0
         Principal payments on note payable to bank                        (1,500,000)            (500,000)                   0
         Proceeds from advances from Federal Home
           Loan Bank                                                      707,490,661          359,656,964          114,351,500
         Payments of advances from Federal Home
           Loan Bank                                                     (681,837,856)        (329,544,939)        (103,600,648)
         Purchase of treasury stock at cost                                (1,882,425)          (2,207,706)          (1,080,369)
         Exercise of stock options                                                  0               14,760               14,771
         Dividends paid                                                      (239,069)            (281,639)            (256,713)
         ESOP loan repayment                                                   97,208               97,208               97,208
                                                                        -------------        -------------        -------------

Net cash provided by financing activities                                  14,911,015           28,610,397            7,581,260
                                                                        -------------        -------------        -------------

Net increase (decrease) in cash and cash equivalents                          210,159              297,506           (5,234,075)

Cash and cash equivalents at beginning of year                              1,994,564            1,697,058            6,931,133
                                                                        -------------        -------------        -------------

Cash and cash equivalents at end of year                                $   2,204,723        $   1,994,564        $   1,697,058
                                                                        =============        =============        =============

Supplemental disclosure of cash flow information
         Cash paid for:
         Interest on deposits Interest on FHLB advances and other       $   2,758,226        $   2,251,084        $   2,161,979
                    borrowed funds                                          3,762,819            1,475,054              521,896
                  Income taxes                                                104,913              158,488              173,358

         Transfers from loans to real estate and other
           assets acquired through foreclosures                               142,516                8,758              246,620

         Loans made to facilitate the sale of foreclosed assets                32,500               34,000              140,000

         Transfer of foreclosed assets to fixed assets                         11,660                    0                    0

         Acquisition activity:
                  Fair value of noncash assets acquired                    33,593,827                    0                    0
                  Fair value of liabilities assumed                        32,527,238                    0                    0


               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


The accompanying notes are an integral part of the consolidated financial statements.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

East Texas Financial Services, Inc. (the Company) was organized in January 1995 as the holding company for its wholly-owned subsidiary, First Federal Savings and Loan Association of Tyler (the Association), in connection with the Association's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. On January 10, 1995, the Company completed it's initial public offering and sold 1,215,900 shares at $10 per share to a tax-qualified employee stock ownership plan, eligible account holders of record, and other members of the Association. The cost of the conversion and stock offering was accounted for as a reduction of the proceeds from the issuance of common stock of the holding company. Upon closing of the stock offering, the holding company purchased all common shares issued by the Association for $5,750,000. This transaction was accounted for in a manner similar to the pooling of interests method.

The Association offers customary banking services, including acceptance of checking, saving, and time deposits and the making of mortgage, commercial, and consumer loans to customers located primarily in Smith and Upshur Counties in East Texas and surrounding areas. The Association operates under a federal savings and loan charter and is subject to regulations by the Office of Thrift Supervision.

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

Securities - Securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for amortization of premium or accretion of discounts using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or to other similar factors, are classified as other similar securities available-for-sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of shareholders' equity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write- downs are included in earnings as realized losses. Securities purchased for trading purposes are held in the trading portfolio at fair value, with changes in fair value included in noninterest income.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific-identification method.

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not have any loans held for sale on hand at September 30, 2000, 1999, or 1998.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay- off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

Loans are generally classified as nonaccrual when there exists reasonable doubt as to the full, timely collection of interest or principal of the loan (usually when a loan is delinquent for greater than 90 days). Uncollectible interest on loans that is contractually past due is charged off or an allowance is established based on management's periodic valuation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

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

The adequacy of the allowance for loan losses is periodically evaluated by the Company. Such evaluation includes a review of loans on which full collectibility may not be reasonably assured and considers the estimated value of the underlying collateral on the loan, current and anticipated economic conditions, and other factors, which in management's judgment deserve recognition. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, losses may ultimately be incurred in amounts different from management's current estimates. Additionally, the Association is subject to regulatory examinations and may be directed to record loss allowances by regulatory authorities. Adjustments to the allowance for estimated losses will be reported in the period such adjustments become known or are reasonably estimable. The Association's most recent regulatory examination, dated November 1999, did not result in an increase to the allowance for loan losses.

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

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements



Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Foreclosed assets - Assets acquired in settlement of loans is initially recorded at the lower of the outstanding loan balance or fair value. Fair value is defined as the amount of cash or cash-equivalent value of other consideration that an asset would yield in a current sale between a willing buyer and a willing seller - that is, in other than a forced or liquidation sale. The resulting loss, if any, is charged to the allowance for loan losses. Subsequent to foreclosure, the asset is carried at the lower of its new cost basis or fair value minus selling costs. Costs of improvements to property are capitalized. Operating expenses, including depreciation, of such properties, net of related income, and gains and losses on disposition are included in current operations. Recognition of gain on sale of an asset is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, the gain, or a portion thereof, is deferred until the necessary criteria are met.

Goodwill - Goodwill represents the excess of the purchase price over the fair value of net assets acquired for transactions accounted for using the purchase method of accounting. Goodwill is amortized using the straight-line method over the estimated period of benefit, not to exceed fifteen years. Goodwill is periodically reviewed by management for recoverability, and any impairment is recognized by a charge to income if a permanent loss in value is indicated.

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

Financial instruments - All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


financial statements when they are funded.

Comprehensive income - Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported directly in shareholders' equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale. Accumulated other comprehensive income or loss, which is a component of shareholders' equity, represents the net unrealized gain or loss on securities available for sale, net of tax.




Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Impact of new accounting standards - As of October 1, 1998, the Company had adopted Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities, with an effective date of October 1, 1999. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, Deferral of the Effective Date of SFAS No. 133. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement will not have a material impact on the Company's financial position or results of operations.

In June 2000, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was issued by the Financial Accounting Standards Board. This statement addresses a limited number of issues causing implementation difficulties for entities that apply SFAS No. 133. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement will not have a material impact on the Company's financial position or results of operations.

Reclassifications - Certain amounts previously reported in the financial statements for 1999 and 1998 have been reclassified to facilitate comparability with 2000. These reclassifications had no effect on net income or stockholders' equity.


Note 2 - Pro Forma Summary Financial Information

On June 30, 2000, the Company completed its acquisition of Gilmer Financial Services, Inc. (GFSI) and its wholly owned subsidiary, Gilmer Savings Bank, exchanging $26.10 in cash for each share of GFSI common stock outstanding. The total cost of the acquisition was approximately $5.4 million. At the date of acquisition, GFSI had approximately $35.6 million in assets, $22.9 million in deposits, and $3.1 million in shareholders' equity. Pursuant to the merger agreement, GFSI was merged into the Company's wholly owned subsidiary, First Federal Savings and Loan Association of Tyler, Inc. The combined entity now operates as one institution under the name of First Federal Savings and Loan. The Company utilized short-term advances from the Federal Home Loan Bank to fund the transaction and accounted for the acquisition under the purchase method of accounting. Under purchase accounting rules, the assets acquired and the liabilities assumed were adjusted to their estimated fair value. Goodwill, amounting to $2.4 million, related to this transaction was recorded and will be amortized on a straight line basis over fifteen years. The results of operations of GFSI are reflected in the Company's consolidated financial statements only since the date of acquisition.

The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisition of GFSI had occurred at October 1, 1999 and 1998, respectively:

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


                                                       Twelve Months
                                                     Ended September 30
                                                         (Unaudited)
                                             -------------------------------
                                                  2000             1999
                                             --------------    -------------

Revenue                                      $   14,222,967    $  10,391,376

Net income (loss)                                  (797,987)         152,601

Net income (loss) per share - basic                   (0.71)            0.12

Net income (loss) per share - diluted                 (0.71)            0.11

Note 2 - Pro Forma Summary Financial Information, continued

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.


Note 3 - Investment Securities

The amortized cost and fair values of investment securities available-for-sale are summarized as follows:


                                                               Gross            Gross
                                               Amortized     Unrealized       Unrealized        Fair
                                                 Cost           Gains           Losses          Value
                                              ----------     -----------     -------------   -----------
September 30, 2000:
         Corporate debt securities            $7,425,802      $  34,565      $  (128,746)     $7,331,621
         State and municipal securities          578,466          6,510                0         584,976
                                              ----------      ---------      -----------      ----------
                                              $8,004,268      $  41,075      $  (128,746)     $7,916,597
                                              ==========      =========      ===========      ==========

September 30, 1999:
         Corporate debt securities            $6,036,189      $   1,508      $  (118,947)     $5,918,750
                                              ==========      =========      ===========      ==========

The following is a summary of amortized cost and fair value of investment securities available-for-sale at September 30, 2000, by contractual maturity:

                                             Amortized           Fair
                                                Cost            Value
                                             ----------       ----------

Due in one year or less                      $   19,963       $   20,000
Due after one year through five years         7,391,416        7,286,576
Due after five years through ten years          592,889          610,020
Due after ten years                                   0                0
                                             ----------       ----------

                                             $8,004,268       $7,916,596
                                             ==========       ==========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


There were no sales of investment securities available-for-sale for 2000, 1999, and 1998.

The amortized cost and fair values of investment securities held-to-maturity, consisting of U.S. Government and agency obligations, are summarized as follows:

                                              Gross          Gross
                           Amortized        Unrealized     Unrealized           Fair
                             Cost             Gains          Losses             Value
                          -----------      -----------     -----------        -----------
September 30, 2000        $25,970,113        $13,388        $(555,396)        $25,428,105
                          ===========        =======        =========         ===========

September 30, 1999        $30,481,413        $14,819        $(547,366)        $29,948,866
                          ===========        =======        =========         ===========



Note 3 - Investment Securities, continued

The following is a summary of amortized cost and fair value of investment securities held-to-maturity at September 30, 2000, by contractual maturity:

                                               Amortized           Fair
                                                 Cost              Value
                                             ------------      -------------

Due in one year or less                       $ 1,000,034        $   999,840
Due after one year through five years          22,971,136         22,520,455
Due after five years through ten years          1,998,943          1,907,810
Due after ten years                                     0                  0
                                              -----------        -----------

                                              $25,970,113        $25,428,105
                                              ===========        ===========

There were no sales of investment securities held-to-maturity for 2000, 1999, and 1998.


Note 4 - Mortgage-backed Securities

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
available-for-sale are summarized as follows:


                                                       Gross              Gross
                                Amortized           Unrealized          Unrealized           Fair
                                  Cost                Gains               Losses             Value
                               -----------        -----------          ------------       -----------
September 30, 2000:
    U.S. government
      agency pass-through
      certificates                 $ 9,535,567        $    64,506         $    (35,643)        $ 9,564,430
    U.S. government
      agency collateralized
      mortgage obligations          35,560,679             35,396           (1,147,842)         34,448,233
                                   -----------        -----------         ------------         -----------

                                   $45,096,246        $    99,902         $ (1,183,485)        $44,012,663
                                   -----------        -----------         ------------         -----------

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


September 30, 1999:
  U.S. government
    agency pass-through
    certificates             3,043,701   $  3,040    $  (37,141)   $ 3,009,600
  U.S. government
    agency collateralized
    mortgage obligations    29,957,175    105,867      (178,833)    29,884,209
                           -----------   --------    ----------    -----------

                           $33,000,876   $108,907    $  215,974)   $32,893,809
                           -----------   --------    ----------    -----------

There were no sales of mortgage-backed securities available-for-sale for 2000, 1999, and 1998.





Note 4 - Mortgage-backed Securities, continued

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities available-for-sale at September 30, 2000, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.
                                             Amortized           Fair
                                                Cost             Value
                                            -----------      -----------

Due in one year or less                     $         0      $         0
Due after one year through five years         1,682,458        1,690,074
Due after five years through ten years        1,002,411        1,016,065
Due after ten years                          42,411,377       41,306,524
                                                             -----------

                                            $45,096,246      $44,012,663
                                            -----------      -----------


The   amortized   cost   and   fair   values   of   mortgage-backed   securities
held-to-maturity are summarized as follows:

                                                               Gross       Gross
                                     Amortized   Unrealized  Unrealized    Fair
                                       Cost        Gains       Losses      Value
                                    ----------   ---------    --------   ---------
September 30, 2000:
         U.S. government
           agency pass-through
           certificates             $4,279,132    $ 70,032    $     0    $4,349,164
                                    ==========    ========    =======    ==========

September 30, 1999:
         U.S. government
           agency pass-through
           certificates             $5,806,975    $145,901    $(2,962)   $5,949,914
                                    ==========    ========    =======    ==========


There were no sales of mortgage-backed securities held-to-maturity for 2000, 1999, or 1998.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities held-to-maturity at September 30, 2000, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                             Amortized         Fair
                                               Cost            Value
                                            ----------      ----------

Due in one year or less                     $        0      $        0
Due after one year through five years                0               0
Due after five years through ten years               0               0
Due after ten years                          4,279,132       4,349,164
                                            ----------      ----------

                                            $4,279,132      $4,349,164
                                            ==========      ==========



Note 5 - Loans Receivable

Loans receivable are summarized as follows:

                                                        September 30
                                                ---------------------------
                                                   2000              1999
                                                ----------        ----------
Real estate loans:
         One- to four-family residences        $ 72,413,942      $55,902,266
         Other residential                          959,658          459,841
         Home equity and improvement              7,032,418        3,763,768
         Nonresidential                           9,579,506        2,183,800
         Construction loans                       2,860,072        3,987,586
                                               ------------      -----------
                  Total real estate loans        92,845,596       66,297,261
                                               ------------      -----------

Other loans:
         Consumer loans                           7,566,853        1,435,944
         Commercial loans                         5,284,297        3,636,292
                                               ------------      -----------
                  Total other loans              12,851,150        5,072,236
                                               ------------      -----------

                  Total loans                   105,696,746       71,369,497

Less:
         Allowance for loan losses                1,057,374          270,039
         Unadvanced loan funds                    2,538,035        3,818,155
         Deferred loan fees                          37,200           30,969
                                               ------------      -----------

Total loans receivable, net                    $102,064,137      $67,250,334
                                               ------------      -----------

A summary of the changes in the allowance for loan losses is as follows (charge-offs include transfers to allowance for losses on real estate acquired in settlement of loans):

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


                                        2000             1999           1998
                                     -----------      ----------     ----------

Balance at beginning of year         $   270,039       $233,180      $ 272,851
Provision charged to income               27,854              0              0
Charge-offs and recoveries, net          (29,315)        36,859        (39,671)
Allowance acquired                       788,796              0              0
                                     -----------       --------      ---------

Balance at end of year               $ 1,057,374       $270,039      $ 233,180
                                     ===========       ========      =========

The Company does not have any loans which are considered troubled debt restructured loans as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring.

As of September 30, 2000 and 1999, in the opinion of management, there are no loans which should be considered as impaired as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure.


Note 5 - Loans Receivable, continued

At September 30, 2000 and 1999, the Company had discontinued the accrual of interest on nonperforming loans aggregating approximately $704,693 and $767,668, respectively. Net interest income for 2000, 1999, and 1998 would have been higher by $27,045, $20,854, and $3,963, respectively, had interest been accrued at contractual rates on the nonperforming loans. The Company has no commitments to lend additional funds to debtors whose loans are nonperforming.

Certain officers, directors, and employees were indebted to the Company in the aggregate amount of $463,051 and $542,196 as of September 30, 2000 and 1999, respectively. In the opinion of management, these loans were substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Company. A summary of the activity of loans to directors and executives in excess of $60,000 is as follows:

                                   2000            1999
                                ---------       ---------

Balance, beginning of year      $ 542,196       $ 438,595
New loans                          40,702         201,400
Repayment                        (119,847)        (97,799)
                                ---------       ---------

Balance, end of year            $ 463,051       $ 542,196
                                =========       =========


Note 6 - Loan Servicing

The principal balances of loans serviced for investors are not included in the consolidated statement of financial condition. Information related to mortgage loans serviced for investors is summarized as follows:

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


                                               2000                 1999
                                           ------------        -------------

Principal balance                          $51,426,371         $  43,797,931
Custodial escrow balance                     1,189,248               917,487

The  following  is  an  analysis  of  the  changes  in  loan  servicing   rights
capitalized:

                                              2000             1999
                                           ---------        ----------

Balance, beginning of year                 $ 266,010        $ 216,879
Addition                                      35,021          122,648
Amortization                                 (66,770)         (73,517)
Servicing rights acquired                     24,421                0
                                           ---------        ---------

Balance, end of year                       $ 258,682        $ 266,010
                                           =========        =========



Note 7 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                             2000              1999
                                         -----------       -----------

Investment securities                    $   517,117       $   609,027
Mortgage-backed securities                   290,463           210,113
Loans receivable                             778,837           379,194
Allowance for uncollectible interest         (37,577)          (31,089)
                                         -----------       -----------

                                         $ 1,548,840       $ 1,167,245
                                         ===========       ===========


Note 8 - Foreclosed Assets

The Company has acquired various assets through loan foreclosures. At September 30, 2000 and 1999, the properties are summarized as follows:

                                               2000           1999
                                             -------         -------

Residential real estate                      $43,240            $0
Personal property                             43,225             0
                                             -------            --

                                             $86,465            $0
                                             =======            ==

There was no activity in the allowance for losses on foreclosed assets during 2000, 1999, and 1998.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Expenses applicable to foreclosed assets at September 30, 2000, 1999, and 1998, are as follows:

                                                      2000          1999        1998
                                                    -------       -------      -------
Net (gain) loss on sales of foreclosed assets      $(2,750)      $ 2,826      $ 2,124
Provision for losses                                     0             0            0
Operating expenses                                   5,759         1,249       10,788
                                                   -------       -------      -------

                                                   $ 3,009       $ 4,075      $12,912
                                                   =======       =======      =======






Note 9 - Premises and Equipment

Premises and equipment are summarized as follows:

                                           2000            1999
                                        ----------      ----------

Land                                    $1,591,266      $1,529,489
Buildings and premises                   1,288,335       1,199,913
Furniture, fixtures, and equipment         730,268         652,241
Autos                                       81,323          58,742
                                        ----------      ----------
                                         3,691,192       3,440,385
Less accumulated depreciation              946,914         833,172
                                        ----------      ----------

                                        $2,744,278      $2,607,213
                                        ==========      ==========

Certain premises and equipment are leased under operating leases. Rental expense was $69,434 in 2000, $43,332 in 1999, and $7,350 in 1998.

Future minimum rental commitments under noncancelable leases are:


         2001                                 $    19,400
         2002                                       9,686
         2003                                      10,361
         2004                                      11,070
         2005                                      11,624
         Thereafter                                 5,954
                                              -----------
                                                $  68,095
                                              ===========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements




Note 10 - Other Assets

Other assets are summarized below:
                                                          2000          1999
                                                        --------     ---------

Principal receivable on mortgage-backed securities      $189,207      $ 86,856
Prepaid federal income tax                                45,148       151,133
Prepaid expenses                                         447,601       208,287
Outstanding drafts                                       129,539       107,246
Other                                                    174,987        40,469
                                                        --------      --------

                                                        $986,482      $593,991
                                                        ========      ========






Note 11 - Deposits

The aggregate amount of accounts with a minimum denomination of $100,000 was approximately $30,163,724 and $26,256,387 at September 30, 2000 and 1999.

At September 30, 2000, scheduled maturities of certificates of deposit are as follows:

         2001                                          $ 59,482,462
         2002                                            14,941,990
         2003                                             4,349,812
         2004                                               907,241
         2005                                             1,170,529
         Thereafter                                           5,342
                                                       ------------

                                                      $  80,857,376
                                                      =============

Interest expense on deposits is summarized as follows:

                                 2000            1999            1998
                              ----------      ----------      ----------

Demand deposits               $        0      $        0      $        0
Savings and NOW deposits         599,965         407,788         303,617
Time deposits                  3,815,095       3,830,118       4,122,362
                              ----------      ----------      ----------

                              $4,415,060      $4,237,906      $4,425,979
                              ----------      ----------      ----------

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


The Association held deposits of approximately $3,810,972 and $3,868,437 for related parties at September 30, 2000 and 1999, respectively.









Note 12 - Advances from Federal Home Loan Bank

The outstanding advances from the FHLB consisted of the following at September 30, 2000 and 1999:

    Maturity                  2000            Rate         1999        Rate
---------------            -----------       -----      -----------    -----

October 7, 1999            $         0                  $33,374,700      5.37%
October 7, 1999                      0                    2,575,000      5.37%
October 13, 2000            25,500,000       6.64%                0
October 13, 2000               500,000       6.74%                0
October 16, 2000            40,280,000       6.64%                0
February 15, 2001               20,000       5.94%                0
February 15, 2002               25,000       5.98%                0
February 15, 2003              100,000       6.00%                0
September 1, 2003            1,537,749       6.25%                0
February 15, 2004              100,000       6.01%                0
December 31, 2004              245,479       6.09%          253,172      6.09%
January 3, 2005                 93,477       6.03%          111,803      6.03%
February 15, 2005              100,000       6.04%                0
February 15, 2006              150,000       6.05%                0
January 1, 2013                440,883       6.09%          464,181      6.09%
January 1, 2013                419,001       6.13%          441,077      6.13%
February 1, 2013               415,601       5.91%          437,647      5.91%

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


March 3, 2014                  872,322       5.45%          994,488      5.45%
April 1, 2014                  841,894       5.97%          957,581      5.97%
May 1, 2014                  1,146,324       5.66%        1,304,801      5.66%
June 1, 2014                   873,644       5.90%          993,165      5.90%
July 1, 2014                   808,264       6.38%          916,921      6.38%
August 1, 2014                 586,997       6.37%          665,681      6.37%
September 1, 2014              741,164       6.59%          839,560      6.59%
October 1, 2014                650,138       6.86%          728,100      6.86%
November 3, 2014             1,604,233       6.77%                0
December 1, 2014               548,207       6.57%                0
January 1, 2015                358,688       6.73%                0
                           -----------                            -----------
                           $78,959,065                            $45,057,877
                           ===========                            ===========

Pursuant to collateral agreements with the FHLB, advances are secured by all stock and deposit accounts in the FHLB, mortgage collateral, securities collateral, and other collateral. In addition to the assets pledged under the FHLB's blanket floating lien, specific mortgage-backed securities are also pledged as collateral for the advances at September 30, 2000, as follows:

Carrying value                          $16,801,812
Estimated fair value                     16,597,391






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

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of financial condition at September 30:

                                                          2000              1999              1998
                                                       -----------       -----------       -----------
Change in benefit obligation:
         Benefit obligation at beginning of year      $ 2,571,790       $ 2,364,813       $ 2,145,930
         Service cost                                     164,269           151,965           144,524
         Interest cost                                    187,622           171,504           157,582
         Actuarial (gain) loss                            (32,113)          (40,059)           (6,790)
         Benefits paid                                    (76,283)          (76,283)          (76,283)
         Expenses paid                                       (195)             (150)             (150)
                                                      -----------       -----------       -----------
         Benefit obligation at end of year              2,815,090         2,571,790         2,364,813


               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements



                                                                  2000             1999              1998
                                                              -----------       -----------       -----------
Change in plan assets:
         Fair value of plan assets at beginning of year        2,655,522         2,149,711         2,035,418

         Actual return on plan assets                            362,074           381,110            37,623
         Employer contribution                                   240,363           201,134           153,103
         Benefits paid                                           (76,283)          (76,283)          (76,283)
         Expenses paid                                              (195)             (150)             (150)
                                                             -----------       -----------       -----------

         Fair value of plan assets at end of year              3,181,481         2,655,522         2,149,711
                                                             -----------       -----------       -----------

Funded status                                                    366,391            83,732          (215,102)
Unrecognized net actuarial loss                                   45,158           214,645           480,213
Unrecognized prior service cost                                   86,704            94,063           101,422
Unrecognized net transition obligation (asset)                  (285,530)         (318,510)         (351,490)
                                                             -----------       -----------       -----------

Prepaid pension cost                                         $   212,723       $    73,930       $    15,043
                                                             ===========       ===========       ===========





Note 13 - Pension Plan, continued

A summary of the components of income follows:

                                                     2000            1999            1998
                                                   ---------       ---------       ---------
Service cost-benefits earned during the year       $ 164,269       $ 151,965       $ 144,524
Interest cost on projected benefit obligation        187,622         171,504         157,582
Return on plan assets                               (224,700)       (168,945)       (172,048)
Net asset gain recognition                                 0          13,344           8,783
Amortization of unrecognized net asset               (32,980)        (32,980)        (32,980)
Amortization of prior service cost                     7,359           7,359           7,359
                                                   ---------       ---------       ---------

Net periodic pension cost                          $ 101,570       $ 142,247       $ 113,220
                                                   =========       =========       =========


Assumptions used in the accounting for the pension plan were as follows:

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


                                                    2000       1999        1998
                                                    ----       ----        ----
Weighted average discount rate                      7.50%      7.50%       7.50%
Rate of increase in future compensation levels      5.00%      5.00%       5.00%
Expected long-term rate of return on assets         8.00%      8.00%       8.00%

The Company contributed $240,363, $201,134, and $153,103 to the plan in 2000, 1999, and 1998, respectively.


Note 14 - Income Taxes

The Company and the Association file a consolidated federal income tax return. The consolidated provision for income taxes for 2000, 1999, and 1998 consists of the following:


                           2000          1999            1998
                        ---------      ---------      ---------
Current (benefit)       $  69,764      $  31,199      $ 384,102
Deferred (benefit)        128,346        119,426        (54,829)
                        ---------      ---------      ---------

                        $ 198,110      $ 150,625      $ 329,273
                        =========      =========      =========


Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                    2000             1999           1998
                                    ----             ----           ----
Expected income tax expense at
  statutory tax rate of 34%      $ 167,925       $ 152,528        $ 302,674
Other                               30,185          (1,903)          26,599
                                 ---------       ---------        ---------

                                 $ 198,110       $ 150,625        $ 329,273
                                 =========       =========        =========

Effective tax rate                      40%             34%              37%
                                 =========       =========        =========


Note 14 - Income Taxes, continued

Deferred tax assets and liabilities included in the statement of financial condition at September 30 consist of the following:

                                                                 2000          1999
                                                                -------       -------
Deferred tax assets:
         Allowance for loan losses                             $ 65,409      $ 66,945
         Net unrealized loss on market value adjustment
           to mortgage-backed securities available-for-sale     398,238        76,332
         Deferred compensation                                   22,842        29,834
         Other                                                   11,756         9,694
         Net operating loss carryover                           121,674             0
         Investment securities available-for-sale               107,269             0
                                                               --------      --------
                                                                727,188       182,805
                                                               --------      --------

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


                                                        2000          1999
                                                      -------       -------
Deferred tax liabilities:
         FHLB stock                                  (173,018)       (40,698)
         Mortgage servicing rights                    (87,952)       (90,444)
         Depreciable assets                           (65,846)       (40,466)
         Unrealized loss on loans held for sale       (13,242)       (12,521)
         Pension liability                           (131,897)      (106,860)
                                                     --------       --------
                                                     (471,955)      (290,989)
                                                     --------       --------

Net deferred tax asset (liability)                   $255,233      $(108,184)
                                                     ========      ==========


A deferred tax asset of $169,856 was recorded with an offsetting reduction of goodwill to the year ended September 30, 2000, in connection with the purchase accounting for the GFSI acquisition.

As part of the acquisition of GFSI, the Company acquired a net operating loss carryforward of approximately $436,000. Of this amount, approximately $78,000 was utilized in the current year and $358,000 remains available, subject to certain limitations, to offset future taxable income through year 2019.

No valuation allowance for deferred tax assets was recorded as of September 30, 2000 and 1999, as management believes that the amounts representing future deferred tax benefits will more likely than not be recognized since the Company is expected to have sufficient taxable income of an appropriate character within the carryback and carryforward period as permitted by the tax law to allow for utilization of the future deductible amounts.

Retained earnings includes approximately $2,392,722 and $2,692,722, respectively at September 30, 2000 and 1999, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $813,525 and $915,525 at September 30, 2000 and 1999, respectively.




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

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Options outstanding
         Balance, September 30, 1998                         148,843

                  Granted                                          0
                  Exercised at $9.42 per share                (1,567)
                  Forfeited and expired                            0
                                                            --------

         Balance, September 30, 1999                         147,276
                  Granted                                      4,500
                  Exercised at $9.42 per share                     0
                  Forfeited and expired                            0
                                                            --------

         Balance, September 30, 2000                         151,776
                                                            ========

Options exercisable at year end under stock option plan      147,276
                                                             =======

Shares available for future grants                            22,662
                                                             =======

Stock appreciation rights (SARs) may be granted under the Option and Incentive Plan giving the participant the right to receive the excess of the market value of the shares on the date exercised over the exercise price. Upon exercise, the participant will receive either cash or shares as determined by the Company. Limited SARs may be granted which are exercisable only for a limited period of time in the event of a tender or exchange offer for shares of holding company stock. Payment upon exercise of a limited SAR shall be in cash. No SARs or limited SARs have been granted.

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

The Company intends to make annual contributions to the ESOP in an amount to be determined annually by the

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Board of Directors, but not less than the amount required to pay any currently maturing obligations under loans made to the ESOP. The Company will not make contributions if such contributions would cause the Company to violate its regulatory capital requirements.

Company contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after five years of credited service. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement (or normal retirement), or disability will not receive any benefit under the ESOP. Forfeitures will be reallocated among the remaining participating employees in the same proportion as contributions. Benefits may be payable in the form of stock or cash upon termination of employment.

ESOP compensation expense for the years ended September 30, 2000, 1999, and 1998, totaled $143,239, $179,049, and $229,795, respectively. The fair value of unearned ESOP shares at September 30, 2000 and 1999, totaled $454,160 and $928,340, respectively. Following is a summary of ESOP shares at September 30:

                                           2000                   1999
                                          ------                 ------

Shares allocated                          91,926                 77,520
Shares committed to be released                0                      0
Unearned                                  51,905                 66,311
                                          ------                 ------

Total                                    143,831                143,831
                                         =======                =======



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





Note 17 - Recognition and Retention (RRP), continued

Unearned compensation of $581,908, representing the shares' fair market value of $14.125 per share at the date of award, will be charged to income on a straight-line basis over the five-year vesting period as the Company's directors and employees perform the related future services. The unamortized balance, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. The Company recognized $96,985 as compensation and benefits expense relating to this plan for the year ended September 30, 2000, and $116,382 for each of the years ended September 30, 1999 and 1998.


Note 18 - Earnings per Common Share

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


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


                                         2000                                     1999
                       ---------------------------------------    --------------------------------------

                           Income         Shares     Per-Share      Income         Shares      Per-Share
                        (Numerator)   (Denominator)    Amount     (Numerator)   (Denominator)    Amount
                       ------------   ------------   ---------    -----------   -------------  ---------
Income from
  continuing
  operations            $  295,787                                 $  297,990

Less preferred
  stock dividends                0                                          0
                       -----------                               ------------

Income available
  to common
  stockholders -
  basic earnings
  per share                295,787       1,117,441  $     0.26        297,990       1,324,359

Effect of dilutive
  securities:

Options                          0           7,763                          0          29,539
                                                                   ----------      ----------
Income available
  to common
  stockholders -
  diluted earnings
  per share             $  295,787       1,125,204  $     0.26     $  297,990       1,353,898  $    0.22
                        ==========      ==========  ==========     ==========      ==========   ========



                                         1998
                        -----------------------------------------

                           Income        Shares          Per-Share
                         (Numerator)  (Denominator)       Amount
                         -----------  ------------      ---------
Income from
  continuing
  operations              $  560,946

Less preferred
  stock dividends                  0
                        ------------

Income available
  to common
  stockholders -
  basic earnings
  per share                  560,946     1,431,623       $   0.39

Effect of dilutive
  securities:

Options                            0        51,266
                        ------------    ----------
Income available
  to common
  stockholders -
  diluted earnings
  per share              $  560,946      1,482,889       $   0.38
                         ==========     ==========       ========



Note 19 - Subsequent Event

At the October 18, 2000, directors' meeting, a cash dividend of $0.05 was declared. This dividend is to holders of record on November 8, 2000, and payable on November 21, 2000.


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

At September 30, 2000 and 1999, the Company had $543,288 and $974,627, respectively, on deposit with the Federal Home Loan Bank of Dallas, and $1,598,589 and $657,734, respectively, on deposit with Bank of America.

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

The exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and condition obligations as it does for on-balance-sheet instruments.

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

The Company has not been required to perform on any financial guarantee during the past two years. The Company has not incurred any losses on its commitments in either 2000 or 1999.

The Association had outstanding commitments to originate loans as follows:

                                 September 30, 2000                              September 30, 1999
                    ------------------------------------------      ------------------------------------------
                       Fixed         Variable                          Fixed         Variable
                       Rate            Rate           Total            Rate            Rate           Total
                    ----------      ----------      ----------      ----------      ----------      ----------
First mortgage      $3,705,075      $  900,400      $4,605,475      $5,294,566      $1,200,000      $6,494,566
Consumer and
  other loans          452,936               0         452,936         152,889               0         152,889
                    ----------      ----------      ----------      ----------      ----------      ----------

                    $4,158,011      $  900,400      $5,058,411      $5,447,455      $1,200,000      $6,647,455
                    ==========      ==========      ==========      ==========      ==========      ==========



Note 22 - Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.


Note 23 - Fair Value of Financial Instruments

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

               East Texas Financial Services, Inc. and Subsidiary


                   Notes to Consolidated Financial Statements


subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 2000 and 1999:

Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Interest-earning time deposits. Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates.

Federal Funds Sold. The carrying amounts of federal funds sold approximate their fair value.

Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on available quoted market prices. If quoted market prices are unavailable, fair values are based on quoted market prices of comparable instruments. Available-for-sale securities are carried at their aggregate fair value.

Loans  receivable.   Fair  values  for  loans  receivable  are  estimated  using discounted cash flow analysis, utilizing interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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




Note 23 - Fair Value of Financial Instruments, continued

Off-balance-sheet instruments. Commitments to extend credit were evaluated and fair value was estimated using

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The estimated fair values of the Company's financial instruments were as follows at:

                                                    September 30, 2000                   September 30, 1999
                                                ---------------------------         ----------------------------
                                                Carrying            Fair             Carrying            Fair
                                                 Amount             Value             Amount             Value
                                               ----------        ----------         ----------        ----------
Financial assets:
         Cash and cash equivalents           $  2,204,723      $  2,204,723      $  1,994,564      $  1,994,564
         Interest-earning time deposits         1,089,000         1,081,000         2,461,617         2,453,000
         Federal funds sold                       364,822           364,822                 0                 0
         Securities available-for-sale          7,916,597         7,916,597         5,918,750         5,918,750
         Securities held-to-maturity           25,970,113        25,428,105        30,481,413        29,948,866
         Mortgage-backed securities
           available-for-sale                  44,012,663        44,012,663        32,893,809        32,893,809
         Mortgage-backed securities
           held-to-maturity                     4,279,132         4,349,164         5,806,975         5,949,914
         Loans receivable, net                102,064,137       101,823,000        67,250,334        67,520,000
         Accrued interest receivable            1,548,840         1,548,840         1,167,245         1,167,245
         Federal Home Loan Bank stock           4,115,000         4,115,000         2,283,000         2,283,000

Financial liabilities:
         Deposit liabilities                  101,619,783       100,591,000        87,539,839        87,539,000
         Advances from Federal Home
           Loan Bank                           78,959,065        84,331,000        45,057,877        44,776,000
         Advances from borrowers for
           taxes and insurance                  1,478,438         1,478,438           823,755           823,755


The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Company's financial instruments with off-balance-sheet risk are disclosed in Note 21.


Note 24 - Regulatory Matters

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 24 - Regulatory Matters, continued

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk- weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2000, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 2000, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                        For Capital
                                           Actual                                    Adequacy Purposes
                                  ----------------------    -----------------------------------------------------------------------
                                   Amount         Ratio                   Amount                                Ratio
                                  --------       -------    -----------------------------------    --------------------------------
                                                                       (dollars in thousands)
As of September 30, 2000:
Total risk-based capital
  (to risk-weighted assets)      $  14,619         16.2%    Greater than or Equal to   $  7,216     Greater than or Equal to   8.0%
Tier 1 capital
  (to risk-weighted assets)      $  13,562         15.3%    Greater than or Equal to   $  3,608     Greater than or Equal to   4.0%
Tier 1 capital
  (to adjusted total assets)     $  13,562          6.8%    Greater than or Equal to   $  7,955     Greater than or Equal to   4.0%
Tangible capital
  (to adjusted total assets)     $  13,562          6.8%    Greater than or Equal to   $  2,983     Greater than or Equal to   1.5%

As of September 30, 1999:
Total risk-based capital
  (to risk-weighted assets)      $  17,654         27.9%    Greater than or Equal to   $  5,055     Greater than or Equal to   8.0%
Tier 1 capital
  (to risk-weighted assets)      $  17,388         27.5%    Greater than or Equal to   $  2,528     Greater than or Equal to    4.0%
Tier 1 capital
  (to adjusted total assets)     $  17,388         11.3%    Greater than or Equal to   $  6,155     Greater than or Equal to    4.0%
Tangible capital
  (to adjusted total assets)     $  17,388         11.3%    Greater than or Equal to   $  2,308     Greater than or Equal to   1.5%



                                                                     To Be Well
                                                                  Capitalized Under
                                                                  Prompt Corrective
                                                                  Action Provisions
                                  -------------------------------------------------------------------------------
                                                   Amount                                   Ratio
                                  --------------------------------------       ----------------------------------
As of September 30, 2000:
Total risk-based capital
  (to risk-weighted assets)       Greater than or Equal to    $   9,020        Greater than or Equal to    10.0%
Tier 1 capital
  (to risk-weighted assets)       Greater than or Equal to    $   5,412        Greater than or Equal to     6.0%
Tier 1 capital
  (to adjusted total assets)      Greater than or Equal to    $   9,944        Greater than or Equal to     5.0%
Tangible capital
  (to adjusted total assets)      Greater than or Equal to    $   2,983        Greater than or Equal to     1.5%

As of September 30, 1999:
Total risk-based capital
  (to risk-weighted assets)       Greater than or Equal to    $   6,319        Greater than or Equal to    10.0%
Tier 1 capital
  (to risk-weighted assets)       Greater than or Equal to    $   3,792        Greater than or Equal to     6.0%
Tier 1 capital
  (to adjusted total assets)      Greater than or Equal to    $   7,694        Greater than or Equal to     5.0%
Tangible capital
  (to adjusted total assets)      Greater than or Equal to    $   2,308        Greater than or Equal to     1.5%




Note 25 - Stockholders' Equity

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

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 25 - Stockholders' Equity, continued

Federal regulations impose limitations on the payment of dividends and other capital distributions, including, among others, that the Association may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Association's capital to be reduced below the amount required for the liquidation account or the capital requirements imposed by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the OTS.


Note 26 - Compensated Absences

Employees of the Company are entitled to paid vacation after one year of employment. The vacation time does not vest; therefore, no accrual for vacation was recorded due to the immateriality. Sick leave is not accrued because it does not vest. The costs of these compensated absences are recognized when paid.


Note 27 - Interest and Dividends on Investment Securities

Interest income received from investment securities available-for-sale includes $8,216, $0, and $0, of nontaxable interest for the years ended September 30, 2000, 1999, and 1998, respectively.


Note 28 - Other Noninterest Income and Expense

Other noninterest income and expense amounts are summarized as follows:

                                                             2000            1999           1998
                                                          ---------       ---------      ---------
Other noninterest income:
         Loan late charges                                $  42,033       $  29,009      $  29,127
         Other                                               55,171          10,547         12,635
                                                          ---------       ---------      ---------

                                                          $  97,204       $  39,556      $  41,762
                                                          =========       =========      =========
Other noninterest expense:
         Advertising and promotion                        $  37,648       $  79,799      $  34,895
         Data processing                                    171,424         133,581         99,501
         Professional fees                                   93,308          68,526         72,634
         Supervisory examination                             42,141          36,109         36,307
         Printing, postage, stationery, and supplies        104,306          81,939         54,660
         Telephone                                           28,734          27,712         22,519
         Insurance and bond premiums                         44,933          49,237         52,332
         Loan servicing expenses                             46,606          35,116         42,246
         Franchise taxes                                    (24,858)         94,316         94,363
         Other                                              156,734         138,858        153,959
                                                          ---------       ---------      ---------

                                                          $ 700,976       $ 745,193      $ 663,416
                                                          =========       =========      =========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements




Note 29 - Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of September 30, 2000 and 1999, and related condensed statements of income and statements of cash flows for the years ended September 30, 2000 and 1999, should be read in conjunction with the consolidated financial statements and the related notes.

                                                                                   2000               1999
                                                                               ------------       ------------
STATEMENT OF FINANCIAL CONDITION
Assets:
         Cash                                                                  $    530,849       $    529,813
         Note receivable - ESOP Trust                                               413,134            510,342
         Investment in the Association                                           15,342,806         17,337,121
         Receivable from subsidiary                                                  27,936             63,016
         Prepaid expenses                                                                 0              2,867
         Other assets                                                                 2,500                  0
                                                                               ------------       ------------
Total assets                                                                   $ 16,317,225       $ 18,443,159

                                                                               ============       ============

Liabilities:
         Other liabilities                                                     $    108,252       $     23,831
                                                                               ------------       ------------
Stockholders' Equity:
         Common stock                                                                18,845             18,845
         Additional paid-in capital                                              12,444,372         12,397,167
         Retained earnings                                                       13,732,109         13,675,391
         Treasury stock                                                          (8,867,282)        (6,984,857)
         Unearned ESOP shares                                                      (346,020)          (442,059)
         Deferred compensation - RRP shares                                               0            (96,985)
         Net unrealized gain on available-for-sale securities, net of tax          (773,051)          (148,174)
                                                                               ------------       ------------
                                                                                 16,208,973         18,419,328
                                                                               ------------       ------------

Total liabilities and stockholders' equity                                     $ 16,317,225       $ 18,443,159
                                                                               ============       ============

STATEMENT OF INCOME
Income:
         Equity in earnings of Association                                     $    436,666       $    438,145
         Interest income                                                             38,604             45,920
                                                                               ------------       ------------
                  Total income                                                      475,270            484,065
                                                                               ------------       ------------
Expenses:
         Management expenses paid to subsidiary                                     130,500            130,500
         Franchise tax expense                                                       32,915             48,624
         Professional fees                                                           37,863             28,089
         Other                                                                       42,836             26,521
                                                                               ------------       ------------
                 Total expenses                                                     244,114            233,734
                                                                               ------------       ------------

Income before federal income taxes                                                  231,156            250,331

Federal income taxes (benefit)                                                      (64,631)           (47,659)
                                                                                  ---------          ---------

Net income                                                                        $ 295,787          $ 297,990
                                                                                  =========          =========

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements








Note 29 - Condensed Parent Company Only Financial Statements, continued

                                                                           2000               1999
                                                                        -----------       -----------
STATEMENT OF CASH FLOWS Cash flows from operating activities:
         Net income                                                     $   295,787       $   297,990
         Equity in earnings of the Association, net of dividends          6,696,879         1,384,641
         Decrease in prepaid expenses and other assets                          367             2,744
         Increase (decrease) in other liabilities                            84,421            (2,483)
                                                                        -----------       -----------
                  Net cash provided by operating activities               7,077,454         1,682,892
                                                                        -----------       -----------

Cash flows from investing activities:
         ESOP loan repayment                                                 97,208            97,208
         Decrease in receivable from subsidiary                              35,080            55,086
         Purchase of Gilmer Financial Services, Inc.                     (5,231,402)                0
                                                                        -----------       -----------
                  Net cash provided (used) by investing activities       (5,099,114)          152,294
                                                                        -----------       -----------

Cash flows from financing activities:
         Proceeds from note payable to bank                               1,500,000           500,000
         Principal payments on note payable to bank                      (1,500,000)         (500,000)
         Net proceeds from issuance of common stock                         144,190           193,924
         Purchase of treasury stock at cost                              (1,882,425)       (2,207,706)
         Sale of treasury stock for exercise of stock options                     0            14,760
         Dividends paid                                                    (239,069)         (281,639)
                                                                        -----------       -----------
                  Net cash used by financing activities                  (1,977,304)       (2,280,661)
                                                                        -----------       -----------

Net increase (decrease) in cash and cash equivalents                          1,036          (445,475)

Cash and cash equivalents at beginning of year                              529,813           975,288
                                                                        -----------       -----------

Cash and cash equivalents at end of year                                $   530,849       $   529,813
                                                                        -----------       -----------

Supplemental disclosure of cash flow information Cash paid for:
                  Interest on borrowed funds                            $    21,979       $     5,500
                  Income taxes                                                    0                 0

         Receivable from subsidiary for ESOP shares issued                   47,205            77,544

                              CORPORATE DIRECTORY

               East Texas Financial Services, Inc. and Subsidiary



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

  John R. Mills             Earlene Cool              Jerry Richardson
  Vice President           Assistant Treasurer        Vice President - Manager
  Consumer Lending                                    Gilmer Division


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

                                Annual Meeting of
                            Shareholders January 24,
                               2001, at 2:00 p.m.
                                 Company Offices
                            1200 South Beckham Avenue
                                  Tyler, Texas