Form 10KSB, Exhibit 13
period 2001-09-30
EAST TEXAS FINANCIAL SERVICES INC
filed 2001-12-31
CIK 929646

East Texas Financial Services, Inc. and Subsidiary



                               Table of Contents




Selected Financial Data                                                       2


Letter to Shareholders                                                        3

Glossary                                                                      5

Management's Discussion and Analysis of
     Financial Condition and Operating Results                                6

      Forward Looking Information                                             6

      General                                                                 6

      Results of Operations

            Net Income                                                        7
            Interest Income                                                   9
            Interest Expense                                                 11
            Net Interest Income                                              13
            Provisions for Loan Losses                                       14
            Other Operating Income                                           15
            Operating Expenses                                               17
            Income Tax Expense                                               18

     Financial Condition                                                     19

Interest Rate Sensitivity                                                    21

Asset Quality                                                                23

Liquidity and Capital Position                                               25

Impact of Inflation and Changing Prices                                      27

Market Price of Common Stock                                                 27

Report of Independent Accountants                                            28

Consolidated Financial Statements                                            29

Notes To Consolidated Financial Statements                                   34

Corporate Directory                                                          63

Shareholder Reference                                                        64

                             Selected Financial Data


(Dollars in Thousands, except share data)            2001        2000         1999          1998         1997
----------------------------------------------------------------------------------------------------------------

At September 30,
----------------
Total assets                                     $  211,781   $  200,211   $  153,725    $  124,017   $  115,949
Loans receivable, net                               115,847      102,064       67,250        61,119       57,110
Investment securities - available-for-sale            6,844        7,917        5,919             0            0
Investment securities -  held-to-maturity             7,766       25,970       30,481        29,767       23,058
Mortgage-backed securities - available-for-sale      27,352       44,013       32,894        12,810        4,356
Mortgage-backed securities - held-to-maturity        35,879        4,279        5,807        10,941       18,152
Goodwill                                              2,170        2,313            0             0            0
Deposits                                            115,611      101,620       87,540        86,644       88,551
FHLB Advances                                        74,468       78,959       45,058        14,946        4,195
Stockholders' equity                                 17,914       16,210       18,419        20,384       20,879
Common shares outstanding                         1,162,320    1,162,320    1,294,420     1,464,056    1,026,366
Book value per share                                  15.41        13.95        14.23         13.92        20.34
Tangible book value per share                         13.54        11.95          N/A           N/A          N/A



For The Year Ended September 30,
--------------------------------
Net interest income                              $    4,332        3,436   $    3,231    $    3,298   $    3,419
Provision for loan losses                                70           28            0             0            5
Other operating income                                  866          361          358           361          302
Operating expenses                                    3,988        3,275        3,141         2,768        2,523
Net income                                              700          296          298           561          767
Base earnings per share                                0.63          .26          .23           .39          .52
Diluted earnings per share                             0.63          .26          .22           .38          .51



Selected Financial Ratios
-------------------------
Return on average assets                               0.34%        0.18%        0.21%         0.46%        0.67%
Return on average equity                               4.10         1.77         1.51          2.72         3.67
Interest rate spread (average)                         1.90         1.60         1.81          2.00         2.21
Net interest margin                                    2.22         2.13         2.41          2.83         3.12
Ratio of average interest-earning assets to
average interest-bearing liabilities                 107.92       110.40       113.80        119.58       122.29
Operating expenses to average assets                   1.95         1.95         2.26          2.31         2.19
Efficiency ratio                                      82.44        87.20        91.21         78.96        69.24
Net interest income to operating expenses              1.09x        1.05x        1.03x         1.20x        1.35x



Asset Quality Ratios
--------------------
Non-performing assets to total assets                  0.74%        0.52%        0.50%         0.18%        0.27%
Non-performing loans to total loans receivable         1.14         0.94         1.14          0.37         0.54
Allowance for loan losses to non-performing loans     58.48       110.33        35.16        102.19        88.06
Allowance for loan losses to total                     0.66         1.04         0.40          0.38         0.48
loans
Allowance for loan losses to total assets              0.36         0.53         0.18          0.18         0.24



Regulatory Capital Ratios (Association only)
--------------------------------------------
Tangible capital ratio                                 7.10%        6.80%       11.30%        14.95%       15.20%
Tier 1 capital ratio                                   7.10         6.80        11.30         14.95        15.20
Total risk-based capital ratio                        14.40        16.20        27.94         38.29        40.22


To Our Shareholders

On behalf of your Board of Directors, we are pleased to present to you the annual report of East Texas Financial Services, Inc., the holding company for First Federal Savings and Loan Association of Tyler.

The year ended September 30, 2001 was an exciting year. We began to see the results of two years of hard work building our consumer and commercial lending product lines. The full integration of the Gilmer acquisition into the Company's operations added to the net income for the year. Interest rates declined dramatically over the year as the Federal Reserve began what would, at the time of this writing, total 11 consecutive reductions in short term interest rates. This caused an increase in refinance activity in our mortgage loan portfolio and mortgage-backed security portfolio. And, we saw a substantial increase in non-interest income from the full implementation of our programs designed to increase fee income from checking accounts.

We are pleased to report that net income totaled $700,000 for the fiscal year ended September 30, 2001, an increase of $404,000, 136.6%, over the $296,000 for the year ended September 30, 2000. Earnings per share for fiscal 2001 increased to $.63 per share from $.26 per share for the previous year.

During the year, we continued to focus on growing the consumer, commercial, and commercial real estate loan portfolios. Consumer loans, which are primarily originated on a direct basis at our S. Broadway and Gilmer offices, increased dramatically during the year. The balance in the consumer loan portfolio increased to $20.8 million at September 30, 2001, from $7.6 million at September 30, 2000, a 174.2% increase. In addition to direct loans, we implemented a program of indirect lending through several automobile dealers in the Company's local market, which increased the production of consumer loans during the year. Nonresidential and commercial loans also increased during the year, as did interim construction loans on one- to four-family residences.

The result is that our balance sheet, especially the loan portfolio, is beginning to look more like a community bank; which is exactly what we had desired. In fact, consumer, commercial and commercial real estate loans now total over 30% of the loan portfolio, compared to only 10% at September 30, 1999. One- to four-family loans, which equaled approximately 80% of the loan portfolio at the end of 1999, comprise only 55% of the loan portfolio at September 30, 2001.

We plan to continue to emphasize consumer and commercial lending during 2002; however, we will also continue to originate one- to four-family loans. In the current interest rate environment, we expect that most mortgage loan customers will prefer fixed rate and term loans. As such, we expect to continue to sell most of our single family loan production in 2002 until interest rates increase.

We are extremely pleased with the integration of the Gilmer office into the overall operations of the Company. The Gilmer office operates under the name of Gilmer Savings Bank, a division of First Federal Savings and Loan Association of Tyler, which we believe has been one of the keys to the early success and profitability of the office. We focus primarily on consumer lending and banking in the Gilmer market.

The dramatic decrease in interest rates during the year had the effect of increasing prepayments on the Company's mortgage portfolio and its mortgage security portfolio, which added the challenge of reinvesting cash flow in a falling interest rate environment. However, we were fortunate that the volume of consumer and other loans increased during the year to allow us to utilize the excess cash flow. As a result, we did not have a build-up of liquidity that most traditional one- to four-family lenders experienced during 2001.

The decline in interest rates during the year, especially short-term rates, had the effect of increasing our net interest margins. During the year, we had approximately $60 million in advances from the Federal Home Loan Bank of Dallas that we were renewing every 30 days. The rate on the September 30, 2000 balance was 6.64%. As interest rates decreased throughout 2001, the rate on these advances declined sharply to 3.62% at September 30, 2001, and had the effect of decreasing our overall cost of funds faster than the decline in our yield on interest-earning assets. This was especially true since we were adding fixed rate consumer and commercial real estate loans to our interest-earning assets at the same time.

The challenges facing us in this next year are to take advantage of the opportunity to extend the maturity on our interest-bearing liabilities with the Federal Home Loan Bank. We have already begun to move a portion of our short-term borrowings into longer maturity advances. We also need to manage the credit risk associated with the increase in the consumer and commercial real estate loan portfolios. We are fortunate to have been able to hire two experienced bankers that are directly involved with the day-to-day operations of the consumer and commercial loan activity.

We are excited about the prospects for the Company in the coming year.

We invite you to attend our annual meeting of stockholders. The meeting will be held at 2:00 p.m. on January 23, 2002 at the offices of the Company, 1200 South Beckham, Tyler, Texas.


Sincerely,

/s/ Jack W. Flock                              /s/ Gerald W. Free
-----------------                              ------------------
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


Non-Performing Assets Loans on which the Company has discontinued accruing interest or are delinquent more than ninety days and still accruing interest, and foreclosed assets.


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

                      Management's Discussion and Analysis
                           of Financial Condition and
                                Operating Results



Results of Operations


Forward-Looking Information


Except for the historical information contained herein, the matters discussed in the Annual Report may be deemed to be forward-looking statements according to the provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 2001. Readers are advised that various factors, including, but not limited to - changes in law, regulations or generally accepted accounting principles; East Texas's competitive position within its market area; increasing consolidation within the banking industry; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies - could cause East Texas' actual results or circumstances for future periods to differ materially from those indicated or projected. These forward-looking statements represent the Company's judgment as of the date of this Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


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

Net Income

2001 and 2000 Comparison

Net income totaled $700,000 for the year ended September 30, 2001, an increase of $404,000 or 136.6% over the $296,000 reported for the year ended September 30, 2000. Basic earnings per share and diluted earnings per share were both reported as $.63 per share for the year ended September 30, 2001, compared to $.26 per share for the year ended September 30, 2000. The increase in net income was the result of an $854,000 increase in net interest income after provisions for loan losses and a $505,0000 increase in noninterest income, which were partially offset by a $714,000 increase in noninterest expense and a $242,000 increase in income tax expense.

For the year ended September 30, 2001, the Company reported a return on average assets of approximately .34%, compared to .18% for the year ended September 30, 2000. Return on average stockholders' equity was approximately 4.10% for the year ended September 30, 2001, compared to 1.77% for the previous year.

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

Net Interest Income Analysis


                                                                     Year Ended September 30,
                                      -----------------------------------------------------------------------------------------
                                                     2001              2000                                   1999
                                                   Interest          Interest                               Interest
                                        Average     Earned/  Yield/   Average    Earned/  Yield/  Average    Earned/     Yield/
                                        Balance      Paid     Rate    Balance     Paid     Rate   Balance     Paid        Rate
                                      -----------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Interest-earning assets:

  Loans receivable                     $ 107,930    $ 8,672   8.03%   $ 76,941   $ 5,980   7.77%   $ 62,494   $ 4,810     7.70%
   Mortgage-backed securities             55,615      3,662   6.58      43,012     3,115   7.25      33,179     1,995     6.00
   Investment securities                  27,422       1,65   5.96      38,484     2,325   6.04      36,704     2,204     6.01
   FHLB stock                              4,228        211   4.99       3,015       242   8.01       1,576        86     5.48
                                      ----------    -------   ----    --------   -------   ----    --------   -------   ------
   Total interest-earning assets (1)   $ 195,195    $14,180   7.26%   $161,452   $11,662   7.22%   $133,953   $ 9,095     6.79%
                                       =========    =======   ====    ========   =======   ====    ========   =======   ======

Interest-bearing liabilities:
   Non-Interest Checking               $   3,001    $     0   0.0%    $  2,929   $     0   0.00%   $  1,358   $     0     0.00%
   Interest Checking                      14,798        527   3.56      12,832       512   3.99       9,484       322     3.40
   Savings accounts                        3,589        103   2.87       2,768        88   3.18       2,842        85     3.01
   Certificate accounts                   88,564      5,277   5.96      68,984     3,815   5.54      72,940     3,831     5.25
   Borrowings                             73,912      3,941   5.33      58,736     3,811   6.49      31,086     1,626     5.23
                                      ----------    -------   ----    --------   -------   ----     -------   -------   ------
   Total interest-bearing liabilities  $ 183,864    $ 9,848   5.36%   $146,249   $ 8,226   5.62%   $117,710   $ 5,864     4.98%
                                       =========    =======   ====    ========   =======   ====    ========   =======   ======

Net interest income                                 $ 4,332                      $ 3,436                      $ 3,231
                                                    =======                      =======                      =======
Net interest rate spread                                      1.90%                        1.60%                          1.81%
                                                              ====                         ====                         ======
Net earning assets                     $  11,331                      $ 15,203                     $ 16,243
                                       =========                      ========                     ========
Net interest margin
                                                              2.22%                        2.13%                          2.41%
                                                              ====                          ====                        ======
Average interest-earning assets to
   Average interest-bearing liabilities                     106.16%                       110.40%                       113.80%
                                                            ======                        ======                        ======

---------------------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves and premiums or discounts.

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates.

        Rate/Volume Analysis

                                                                    Year Ended September 30,
                                                 -----------------------------------------------------------------
                                                          2001 vs. 2000                    2000 vs. 1999
                                                 --------------------------------   ------------------------------
                                                       Increase                         Increase
                                                      (Decrease)                       (Decrease)
                                                        Due to           Total           Due to          Total
                                                 -------------------    Increase    -----------------   Increase
                                                  Volume       Rate    (Decrease)    Volume     Rate    (Dcrease)
                                                 -------------------   ----------   -----------------   ---------
                                                                       (Dollars in Thousands)
             Loans receivable                     $ 2,408    $  284    $    2,692   $ 1,112    $   58   $   1,170
             Mortgage-backed securities               912      (365)          547       590       530       1,120
             Investment securities                   (668)      (22)         (690)      107        14         121
             FHLB stock                                97      (128)          (31)       79        77         156
                                                  -------    ------    ----------   -------    ------   ---------

               Total interest-earning assets      $ 2,749    $ (231)   $    2,518   $ 1,888    $  679   $   2,567
                                                  =======    ======    ==========   =======    ======   =========

          Interest-bearing liabilities:
             Interest checking                    $    67    $  (52)   $       15   $   114    $   76   $     190
             Savings deposits                          26       (11)           15        (2)        5           3
             Certificate accounts                   1,083       379         1,462      (208)      192         (16)
             Borrowings                               985      (855)          130     1,446       739       2,185
                                                  -------   -------    ----------    ------    ------   ---------

               Total interest-bearing liabilities $ 2,161    $ (539)   $    1,622   $ 1,350    $1,012   $   2,362
                                                  =======    ======    ==========   =======    ======   =========
          Net change in interest income                                $      896                       $     205
                                                                       ==========                       =========

          Net interest income                                          $    4,332                       $   3,436
                                                                       ==========                       =========


Interest Income


Interest income is dependent upon the composition and dollar amounts of the Company's interest-earning assets and the yield on those assets, which is influenced by the current level of market interest rates. Interest income is generated by the earnings on the Company's loan receivable, investment securities and mortgage-backed securities portfolios.


2001 and 2000 Comparison

Total interest income was $14.2 million for the year ended September 30, 2001, an increase of $2.5 million or 21.6% from the $11.7 million reported for the year ended September 30, 2000.

The increase in interest income was primarily the result of a $33.7 million or 20.9% increase in average interest-earning assets from $161.5 million for the year ended September 30, 2000 to $195.2 million for the year ended September 30, 2001. The average yield on interest-earning assets increased slightly from 7.22% for the year ended September 30, 2000 to 7.26% for the year ended September 30, 2001. The increase in average interest-earning assets was due to the additional assets acquired in the Gilmer merger

               East Texas Financial Services, Inc. and Subsidiary


in June 2000, as well as continued growth in the Company's consumer, commercial, nonresidential, and single-family interim construction lending portfolios.

The increase in average interest-earning assets was primarily the result of a $31.0 million or 40.3% increase in average loans receivable balances from $76.9 million for the year ended September 30, 2000 to $107.9 million for the year ended September 30, 2001. The growth in average loans receivable balances was due to a $14.0 million or 109.1% increase in the consumer and commercial loan portfolios as the Company continued to focus on the origination of these types of loans. At September 30, 2001, consumer and commercial loans totaled $26.9 million or approximately 22.3% of the total loan portfolio, compared to $12.9 million or 12.2% at September 30, 2000 and $5.1 million or 7.1% at September 30, 1999. Also, construction loans increased by $2.8 million and nonresidential real estate loans increased by $1.6 million during the year ended September 30, 2001. See - "Financial Condition - Loans Receivable" and Note 5 of the Consolidated Financial Statements for a discussion and presentation of the change in the loan portfolio during the year ended September 30, 2001. In addition, the average yield on the loans receivable portfolio increased to 8.03% for the fiscal year ended September 30, 2001 from 7.77% for the year ended September 30, 2000, which had the effect of increasing total interest income for the year. The increase in yield on the loan portfolio was, despite an overall decline in market rates of interest during the year, directly attributable to the additional consumer and nonresidential real estate loans which carry a higher rate of interest than one- to four- family residential loans, added to the portfolio during the year.

The increase in average interest-earning assets was also partially the result of a $12.6 million increase in average mortgage-backed securities from $43.0 million for the year ended September 30, 2000 to $55.6 million for the year ended September 30, 2001. Balances in mortgage-backed securities increased during the fiscal year ended September 30, 2001 as the Company directed excess cash flow from maturing investments and loans into this portfolio. In addition, approximately $23.5 million in callable debt of the Federal Home Loan Bank of Dallas ("FHLB") and the Federal National Mortgage Association ("FNMA") was called during the fiscal year. The Company elected to reinvest the proceeds from the securities that were called primarily into fixed rate and term mortgage-backed securities.

The Company's ability to continue to increase total interest income will be dependent upon several factors. The general level of interest rates will have an effect on total interest income. An increase in the general level of interest rates should cause total interest income to rise as new loans and investments are made at higher interest rates. An increase in total interest income will also be dependent upon the Company's success in continuing to increase the size of its consumer and nonresidential real estate loan portfolios, which are generally originated at higher yields than the current average yield on interest-earning  assets.  The  Company  expects  to  continue  to  focus on the origination of consumer, including indirect automobile loan financing, commercial, and nonresidential real estate loans during the next fiscal year. At current interest rate levels, the Company anticipates that the majority of one- to four-family loans originated will be sold into the secondary market, which will have the effect of reducing the balance in these loans, and therefore the projected interest income on the portfolio. In addition, if interest rates remain at current levels, the Company expects to continue to see the current level of refinancing and loan modification requests on one- to four-family loans continue, which will also have the effect of reducing total interest income.

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

               East Texas Financial Services, Inc. and Subsidiary

2001 and 2000 Comparison

Total interest expense was $9.8 million for the year ended September 30, 2001, compared to $8.2 million for the year ended September 30, 2000, a $1.6 million or 19.7% increase.

The increase was primarily attributable to a $37.6 million increase in average interest-bearing liabilities from $146.2 million for the fiscal year ended September 30, 2000 to $183.9 million for the year ended September 30, 2001. The increase in total interest expense was partially offset by a decline in the average cost of interest-bearing liabilities from 5.62% for the fiscal year ended September 30, 2000 to 5.36% for the year ended September 30, 2001.

The increase in average interest-bearing liabilities was due to an increase in average certificate of deposit balances from $69.0 million for the year ended September 30, 2000 to $88.6 million for the year ended September 30, 2001. Also, average borrowings increased to $73.9 million for the year ended September 30, 2001 from $58.7 million for the year ended September 30, 2000. The increase in average certificate of deposit balances was partly due to the additional deposit balances gained in the Gilmer merger in June 2000. In addition, the certificate of deposit growth was the result of increases in these accounts during the first and second quarters of the fiscal year ended September 30, 2001, prior to the overall decline in the level of interest rates. During that period the Company paid more competitive interest rates on short term certificates of deposit balances. As interest rates began to decline in 2001, the Company elected to offer less competitive rates on longer term deposits than its competition. Instead, the Company began to borrow short term funds from the FHLB to fund liquidity needs and benefited from the overall decline in interest rates on short term funding.

The Company's ability to decrease or limit increases in total interest expense will be dependent upon the overall level of interest rates. The Company currently has approximately $42 million in short term borrowings from the FHLB. Short term interest rates, such as federal funds and U.S. Treasury bonds, have the greatest effect on the rates on these borrowings. An increase in market rates will have the effect of increasing the Company's total interest expense. A decline in interest rates will have the opposite effect. The Company expects to continue extending the term on a portion of the short term borrowings and thereby mitigate the effect of a general increase in interest rates.

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

               East Texas Financial Services, Inc. and Subsidiary


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


2001 and 2000 Comparison

Net interest income before provisions for loan losses totaled $4.3 million for the year ended September 30, 2001, an $896,000 or 26.1% increase over the $3.4 million reported for the fiscal year ended September 30, 2000. As a percentage of average interest-earning assets, the $4.3 million in net interest income was approximately 2.22% for the year ended September 30, 2001, compared to 2.13% for the year ended September 30, 2000.

The increase in net interest income in fiscal 2001 was primarily the result of the additional growth in interest-earning assets during the year. To a lesser extent, the increase in net interest income was the result of the decline in the Company's average cost of funds and the increase in the average yield on interest-earning assets. In addition to the Company's decision to change the mix of interest-earning assets and interest-bearing liabilities as previously discussed, net interest income was enhanced by the change in the overall level of interest rates during the year and by the change in the difference between longer-term and short-term rates. As the Federal Reserve began lowering the short-term Federal Funds target rate and the Federal Funds Discount rate in early 2001, the Company benefited from the rapid decline in short term rates as the Company's cost of borrowed funds declined. In addition, the Company elected to reinvest a large portion of its cash flow into fixed rate loans and investments as interest rates declined. The overall effect was an improvement in the Company's net interest income. However, the Company's overall sensitivity measurement to possible changes in interest rates increased as a result of the strategy. See -"Interest Rate Sensitivity".

The Company's ability to continue to increase net interest income will be primarily dependent upon its ability to increase the level of short term, higher yielding consumer, commercial, and nonresidential loan portfolios. Also, net interest income will be dependent upon the success of the Company in monitoring the cost of its interest-bearing liabilities. If interest rates begin to increase in fiscal 2002, the short term borrowings currently held by the Company will increase in cost rapidly. The Company will continue to re-deploy a portion of the short-term borrowings into long-term borrowings if interest rates increase during 2002. In addition, net interest income is dependent upon the differences between short- and long- term interest rates. Net interest income will generally decline as the difference narrows and will generally increase as the difference widens.

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

The Company was able to increase net interest income primarily by increasing total interest-earning assets through its wholesale funded investment program and through its acquisition of additional interest-earning assets as a result the of Gilmer merger. The assets acquired through the wholesale funded investment program are funded with short-term borrowings from the FHLB and are at smaller margins than typical retail funded products. As a result, net interest income increased during the year, despite a decline in the Company's net interest margin.

Provisions for Loan Losses

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


2001 and 2000 Comparison

Provisions for loan losses totaled $70,000 for the fiscal year ended September 30, 2001, compared to $28,000 for the year ended September 30, 2000. The increase in the provisions for loan losses was primarily the result of additional reserves that were established for losses on the Company's checking account portfolio. Since 2000, the Company has offered "free checking" and "checking with overdraft privilege," designed to increase fee income from insufficient check charges. The program has been successful with gains in noninterest income resulting from the program. The Company experienced losses in the program during the fiscal year ended September 30, 2001, primarily as a result of losses on two accounts. The losses were charged against the allowance for loan losses and the additional provisions for loan losses were made to replenish the allowance.

Non-performing assets were $1.6 million at September 30, 2001, compared to $1.0 million at September 30, 2000. Non-performing assets to total assets were .74% at September 30, 2001, compared to .52% at September 30, 2000. Non-performing loans to total loans receivable were 1.14% at September 30, 2001, compared to
 .94% at September 30, 2000. The Company's allowance for loan losses as a percentage of loans receivable equaled .66% at September 30, 2001, compared to 1.04% at September 30, 2000 while the allowance for loan losses as a percentage of non-performing loans was 58.48% at September 30, 2001 and 110.33% at September 30, 2000. See - "Asset Quality".

               East Texas Financial Services, Inc. and Subsidiary

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


2001 and 2000 Comparison

Noninterest income was $866,000 for the year ended September 30, 2001, an increase of $505,000 or 140.1% over the $361,000 reported for the year ended September 30, 2000.

The increase in noninterest income was the result of a $166,000 or 153.3% increase in customer service fees, primarily as a result of the full implementation of the "free checking" and "checking with overdraft privilege" programs in 2001 and the additional transaction accounts acquired in the Gilmer acquisition.

Also, net gains on the sale of loans and loan origination and commitment fees increased by $98,000. The increase in gains on sales of loans resulted from the Company's decision to begin to sell more of its one- to four-family loan production into the secondary market, due to low market rates of interest. During the year ended September 30, 2001, the Company began offering a fixed rate one- to four-family loan product that could be sold into the secondary market where the company also sold the servicing of the loan. The product was priced to be at or near the lowest rate in the Company's market in order to compete with the numerous mortgage brokerage companies operating in the Company's market. The Company also continued to offer a one- to four-family fixed rate loan product that was saleable into the secondary market, where the company retained the servicing on the loan. The net result of these changes was that, even though total one- to four-family loan production was comparable to the previous year,

               East Texas Financial Services, Inc. and Subsidiary

additional gains on the sale of loans were recorded in the current year as the Company sold more of its loan production. Also, as interest rates declined during the year, the Company elected to sell all fixed rate and term one- to four-family residential loan production, regardless of the term, which increased the volume of loans sold and thereby the gains on sales of loans. The Company had previously placed loans with a maturity of 15 years or less into the portfolio. In the current interest rate environment, the Company expects borrowers to continue to prefer fixed rate and term mortgages. As a result, unless interest rates increase rates to a level that the Company elects to place its 15 year and shorter term mortgages into the portfolio, the Company expects to continue to sell the majority of its one- to four-family production into the secondary market.

Other noninterest income increased by $83,000 from $97,000 for the year ended September 30, 2000 to $180,000 for the year ended September 30, 2001. The increase was primarily due to a $55,000 increase in late charge fees on loans. The increase in late charge fee income resulted from the additional loans acquired in the Gilmer merger and the additional loans, principally consumer, placed into the portfolio during the year. Also, commissions on the sale of credit life insurance on the Company's consumer loans increased by $16,000 in 2001, compared to 2000.

Gains on the sale of available-for-sale securities totaled $188,000 for the year ended September 30, 2001, compared to none for the year ended September 30, 2000. During the year, the Company made the decision to sell a portion of the securities acquired in the Gilmer merger. They were primarily securities with smaller balances or securities that the Company normally would not hold in its portfolio. The securities were mostly fixed rate debentures and the gains on the securities were due to the decline in interest rates between the acquisition of the securities in June 2000 and the date they were sold.

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

               East Texas Financial Services, Inc. and Subsidiary

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

2001 and 2000 Comparison

Total noninterest expense was $4.0 million for the year ended September 30, 2001, an increase of $714,000 or 21.8% over the $3.3 million reported for the year ended September 30, 2000. The increase in noninterest expenses was primarily the result of the expense of running with the Gilmer office for a year. Noninterest expense for the year ended September 30, 2000 included only three months of expenses from the Gilmer office.

Other noninterest expense increased by $380,000 from $701,000 for the year ended September 30, 2000 to $1.1 million for the year ended September 30, 2001. The increase was primarily attributable to expenses associated with additional data processing, audit, regulatory, and other miscellaneous expenses associated with the acquisition of the Gilmer office.

Compensation and benefits expense totaled $2.3 million for the year ended September 30, 2001, an increase of $188,000 from the $2.1 million reported for the year ended September 30, 2000. The increase was mostly the result of a full year of expenses associated with the Gilmer merger and, to a lesser extent, additional personnel added to handle the additional work related to the Company's expanded consumer lending.

Amortization of goodwill acquired in the Gilmer merger totaled $157,000 for the year ended September 30, 2001; a $116,000 increase over the $41,000 reported for the year ended September 30, 2000. The increase in expense was the result of a full year of amortization for the current fiscal year, as compared to only three months in the year ended September 30, 2000. As of October 1, 2001, the Company will no longer be required to systematically amortize goodwill. Goodwill will remain on the Company's balance sheet as a non-amortizing asset, but the Company will be required to test the amount of goodwill at least annually for possible impairment. If the value of the goodwill is less than the carrying value, the Company will be required to charge-off the difference through operations at that time. The Company had been expensing approximately $13,000 per month in goodwill amortization.

Occupancy and equipment expenses also increased by approximately $52,000, primarily as a result of additional expenses associated with the Gilmer acquisition.

               East Texas Financial Services, Inc. and Subsidiary

Total noninterest expense as a percentage of average total assets was 1.95% for the year ended September 30, 2001, unchanged from 2000. The Company's efficiency ratio was approximately 82.4% for the year ended September 30,2001, compared to 87.2% for the year ended September 30, 2000.

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


2001 and 2000 Comparison

Income tax expense totaled $440,000 or approximately 38.6% of pre-tax income for the fiscal year ended September 30, 2001, compared to $198,000 or 40.1% of pre-tax income for the year ended September 30, 2000. The increase was primarily due to the additional pre-tax income earned during the year.

2000 and 1999 Comparison

Income tax expense totaled $198,000 or approximately 40.1% of pre-tax income for the fiscal year ended September 30, 2000 compared to $151,000 or 33.6% of pre-tax income for the year ended September 30, 1999. The increase in income tax expense was a direct result of the additional pre-tax income for the current fiscal year. The increase in the effective tax rate was primarily due to the amortization of the goodwill from the Gilmer merger. Such expense is not deductible for federal income tax expenses and has the effect of increasing the effective tax rate.

               East Texas Financial Services, Inc. and Subsidiary

Financial Condition

Total assets were reported as $211.8 million at September 30, 2001, an increase of $11.6 million from the $200.2 million reported at September 30, 2000. The increase in total assets was primarily the result of the growth in the Company's loans receivable portfolio, which was funded with growth in additional certificate of deposit accounts.

Cash and cash equivalents and federal funds sold totaled $4.9 million at September 30, 2001, compared to $2.6 million at September 30, 2000. The excess liquidity at September 30, 2001 was temporary in nature and the Company reinvested the excess cash and cash equivalents into loans and securities subsequent to September 30, 2001.

Investment securities available-for-sale totaled $6.8 million at September 30, 2001 compared to $7.9 million at September 30, 2000. At September 30, 2001, this portfolio was comprised of $6.2 million in fixed rate corporate debt securities with final maturity dates of less than five years from September 30, 2001 and $561,000 in municipal bonds, primarily issued by Upshur County, Texas, where the Company's Gilmer office is located. Subsequent, to September 30, 2001, the Company elected to sell the corporate debt portion of the portfolio. The Company made this decision to sell partly because of possible downgrades in the ratings on the bonds due to the declining economy. In addition, the Company anticipated the need for additional liquidity to fund three large commercial real estate loans being originated at that time. The Company recorded a gain on the sale of the securities of approximately $325,000. Subsequent to the sale of these securities, the Company had $6.1 million in corporate debt securities remaining that were in a held-to-maturity accounting classification.

Investment securities held-to-maturity was reported at $7.8 million at September 30, 2001 compared to $26.0 million on September 30, 2000. At September 30, 2000, the portfolio was comprised entirely of debt issued by various governmental agencies such as the Federal Home Loan Bank System, Fannie Mae, and Freddie Mac. Approximately $23.5 million of the debt was issued with call options exercisable by the issuer. As interest rates declined during 2001, the debt was called and the Company elected to redirect the cash flow from the called securities into its mortgage-backed securities held-to-maturity portfolio and into its loan portfolio. The $7.8 million balance at September 30, 2001 was comprised of $6.3 million in corporate debt securities and $1.5 million in non-callable government agency debt; all with final maturity dates of not longer than five years.

Mortgage-backed securities available-for-sale decreased by $16.7 million from $44.0 million at September 30, 2000 to $27.4 million at September 30, 2001. The decline in balance in the portfolio was mostly attributable to the Company's decision to sell a portion of the portfolio during the year. In order to make the portfolio more manageable; the Company made the decision to sell a portion of the portfolio that included numerous small securities acquired in the Gilmer merger. In addition, prepayments on the mortgage loans underlying the securities due to declining interest rates, accounted for a part of the decline in the balance in the portfolio.

Mortgage-backed securities held-to-maturity totaled $35.9 million at September 30, 2001 compared to $4.3 million at September 30, 2000. Historically, this portfolio was comprised of adjustable rate pass-through mortgage-backed securities. The balance had

               East Texas Financial Services, Inc. and Subsidiary

been declining as prepayments on the portfolio increased. During 2001, the Company elected to take cash flow from the called securities in its investment securities held-to-maturity portfolio and invest it in short term fixed rate collateralized mortgage obligations. Based on estimates of prepayments at the time of purchase, the obligations had estimated average lives that generally did not exceed 10 years.

Loans receivable totaled $115.8 million at September 30, 2001, an increase of $13.8 million over the $102.1 million reported at September 30, 2000. The increase in the portfolio was primarily the result of the increase in consumer, commercial, and nonresidential loans originated by the Company during 2001. The Company continued to focus on building its consumer loan portfolio through the origination of direct loans and through indirect lending relationships with several automobile dealers in the Company's market. At September 30, 2001, the consumer loan portfolio totaled approximately $20.8 million, an increase of $13.2 million from the $7.6 million reported at September 30, 2000. At September 30, 2001, the consumer loan portfolio included approximately $16.0 million in automobile loans, which were evenly divided between new and used autos. Out of the $16. 0 million in automobile loans, approximately $6.3 million of the balance was from loans originated on an indirect basis though various automobile dealers in the Company's market.

Nonresidential real estate loans totaled $11.2 million at September 30, 2001, and increase of $1.6 million over the $9.6 million reported at September 30, 2000. The Company expects to continue its efforts to originate small to medium size commercial real estate loans in its local market. Most of these loans have fixed rates and terms, with final maturity dates of not longer than 180 months.

Also, interim construction loans for the construction of one- to four-family residences increased by $2.8 million from $2.9 million at September 30, 2000 to $5.7 million at September 30, 2001. The increase was the result of the Company's increased efforts to originate this type of loan, in addition to the loans obtained in the Gilmer acquisition, and the continued strength of the economy in the Company's market area.

Goodwill, net of amortization, was reported as $2.2 million at September 30, 2001, a decrease of $143,000 from the $2.3 million reported at September 30, 2000. The decrease was the result of the monthly amortization of goodwill during the fiscal year. As of October 1, 2001, the Company will no longer be required to systematically amortize goodwill. Goodwill will remain on the Company's balance sheet as a non-amortizing asset but the Company will be required to test the amount of goodwill at least annually for possible impairment. If the estimate of the value of the goodwill is less than the carrying value, the Company will be required to charge-off the difference through operations at that time.

Total deposits were $115.6 million at September 30, 2001, an increase of $14.0 million over the $101.6 million reported at September 30, 2000. The increase was directly attributable to additional certificate of deposit accounts, which increased from $99.0 million at September 30, 2000 to $93.3 million at September 30, 2001. The increase in certificate of deposit accounts was the result of the Company's decision to pay more competitive rates on certificate of deposit accounts. Prior to the decline in interest

               East Texas Financial Services, Inc. and Subsidiary

rates that began in early 2001 and the $23.5 million in bonds that were previously mentioned as called by the issuer, the Company was in need of additional liquidity to fund its consumer and nonresidential loan production. The Company was willing to pay higher interest rates, primarily on short-term deposits, to grow the certificate of deposit portfolio. As interest rates began to decline in 2001, the Company decreased interest rates on certificates of deposit and relied more on cash flow from its mortgage-backed securities portfolio, cash flow from its mortgage loan portfolio, and cash flow from the called securities to fund loan growth.

At September 30, 2001, advances from the FHLB totaled $74.5 million, compared to $79.0 million at September 30, 2000. The Company utilizes its borrowing privileges from the FHLB to fund loan production and as a source of liquid assets for general operating purposes. See Note 12 of the Notes to Consolidated Financial Statements for a presentation of the types and terms of advances from the FHLB at September 30, 2001.

    Loan Portfolio Analysis


                                                                   September 30,
                                    -----------------------------------------------------------------------
                                              2001                    2000                   1999
                                      Amount        Percent    Amount      Percent    Amount      Percent
                                    -----------------------------------------------------------------------
                                                               (Dollars in Thousands)
Real estate loans:
   One- to four-family residences   $  67,169        55.60%  $  72,414      68.51%   $ 55,902      78.33%
   Other residential                    1,635         1.36         960       0.91         460       0.64
   Home equity and improvement          8,316         6.88       7,032       6.65       3,763       5.27
   Nonresidential                      11,153         9.23       9,580       9.06       2,184       3.06
   Construction loans                   5,651         4.68       2,860       2.71       3,988       5.59
                                    ---------       ------   ---------     ------    --------     ------
     Total real estate loans           93,924        77.75      92,846      87.84      66,297      92.89
                                    ---------       ------   ---------     ------    --------     ------

Other loans:
   Consumer Loans                      20,772        17.19       7,567       7.16       1,436       2.01
   Commercial Loans                     6,111         5.06       5,284       5.00       3,636       5.10
                                    ---------       ------   ---------     ------    --------     ------
     Total other loans                 26,883        22.25      12,851      12.16       5,072       7.11
                                    ---------       ------   ---------     ------    --------     ------
   Total loans                        120,807       100.00%    105,697     100.00%     71,369     100.00%
                                                    ======                 ======                 ======


Less:
   Loans in process                     4,165                    2,539                  3,818
   Deferred loan fees                      26                       37                     31
   Allowance for loan losses              769                    1,057                    270
                                    ---------                ---------               --------

     Total loans receivable, net      115,847                  102,064                 67,250
                                    =========                =========               ========


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

               East Texas Financial Services, Inc. and Subsidiary

The Company also monitors interest rate risk by measuring the difference between rate-sensitive assets and rate-sensitive liabilities that mature or reprice within a given time period, adjusted for the effects of estimated prepayments and early withdrawals on interest sensitive assets and liabilities.


Certain deficiencies are inherent in the assumptions and methods used to calculate the Company's level of interest rate sensitivity. For example, changes in the overall levels of interest rates could affect prepayment and early withdrawal assumptions used in the calculations. Also, interest rates on certain assets and liabilities may change in advance of or lag behind changes in market rates.


In an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors, management presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Association's equity and the level of its net interest income on a quarterly basis. Management conducts this analysis with an asset and liability management simulation model using estimated prepayment rates for various classes of interest sensitive assets and estimated decay rates for interest-bearing NOW accounts, money market accounts, and savings accounts. The assumptions used may not be indicative of future withdrawals of deposits or prepayments on loans and mortgage-backed securities.


The following table presents First Federal's analysis of its net portfolio value and net interest income under various instantaneous changes in interest rates at September 30, 2001




                           Net Portfolio Value                               Net Interest Income
                   ------------------------------------           ------------------------------------------
    Change In
  Interest Rates   Estimated    Amount Of     Percent              Net Interest    Amount Of    Percent Of
  (basis points)      NPV        Change      Of Change                Income        Change        Change
-----------------  ----------  -----------  -----------           --------------  -----------  ------------
                                                  (Dollars in Thousands)


       +300          12,811      (8,230)      (39.1)%                 6,488            (612)      (8.6)%
       +200          16,546      (4,495)      (21.4)                  6,964            (136)      (1.9)
       +100          19,625      (1,416)       (6.7)                  7,358             258        3.6
        0            21,041                                           7,100
       -100          20,633        (408)       (1.9)                  6,286            (814)     (11.5)
       -200          20,824        (217)       (1.0)                  5,767          (1,333)     (18.8)
       -300          20,772        (269)       (1.3)                  5,385          (1,715)     (24.2)




The table indicates that First Federal's estimated net portfolio value is approximately $21.0 million or 9.72% of the market value of assets at September 30, 2001. The estimated net portfolio value is approximately $3.6 million move than First Federal's capital of $17.4 million, which is approximately 8.21% of total assets. Under a scenario of a 200 basis point immediate and permanent increase in interest rates, First Federal's estimated net portfolio value would decline by 21.4% to $16.5 million and would still be approximately 8.6% of the market value of assets.

               East Texas Financial Services, Inc. and Subsidiary

The table also shows that First Federal's net interest income, in an unchanged rate scenario, would approximate $7.1 million and would decline by $1.3 million or 18.8%, under an decrease in the level of interest rates of 200 basis points.


Asset Quality


At September 30, 2001, non-performing assets were $ 1.6 million or .74% of total assets, compared to $1.0 million or .52% of total assets at September 30, 2000. The increase in non-performing assets was primarily the result of problem loans aquired in the Gilmer merger. At September 30, 2001, non-performing assets were comprised of non-accruing one- to four family and non-accruing consumer loans foreclosed one- to four family loans, and foreclosed consumer and other loans.


The Company's allowance for loan losses totaled $769,000 at September 30, 2001, a decrease of $288,000 from $1.1 million at September 30, 2000. At September 30, 2001, the Company's allowance for loan losses was .66 % of loans receivable, compared to 1.04% at September 30, 2000, and was 58.48% of non-performing loans at September 30, 2001, compared to 110.33% at September 30, 2000. The decrease in the allowance for loan losses was primarily due to the charge-off of consumer loans acquired in the Gilmer merger. The majority of the charged-off loans were identified by the Company prior to the acquisition and the charge-offs were anticipated.


The following table presents the amounts and categories of non-performing assets of the Company:

                                                                 September 30,
                                               ----------------------------------------------
                                                   2001          2000       1999       1998
                                               ------------  ----------  ---------  ---------
                                                            (Dollars in Thousands)

Non-accruing loans:
   One- to four-family                         $      1,145  $      712  $     768  $     187
   Consumer and other loans                             171           0          0          0
                                               ------------  ----------  ---------  ---------
       Total                                          1,316         712        768        187
                                               ------------  ----------  ---------  ---------

Accruing loans delinquent more than 90 days:
   One- to four-family                                    0           0          0          6
  Consumer and other loans                                0         246          0          0
                                               ------------  ----------  ---------  ---------
       Total                                              0         246          0          6
                                               ------------  ----------  ---------  ---------

Foreclosed assets:
   One- to four-family                                  197          43          0         35
  Consumer and other loans                               62          43          0          0
                                               ------------  ----------  ---------  ---------
       Total                                            259          86          0         35
                                               ------------  ----------  ---------  ---------

Total non-performing assets                    $      1,575  $    1,044  $     768  $     228
                                               ============  ==========  =========  =========

Total as a percentage of total assets                  0.74%       0.52%      0.50%      0.18%
                                               ============  ==========  =========  =========


               East Texas Financial Services, Inc. and Subsidiary


The following table sets forth an analysis of the Company's allowance for loan losses:

                                                                    Year Ended September 30,
                                                           ------------------------------------------
                                                             2001        2000      1999        1998
                                                           --------   ---------  ---------  ---------
                                                                      (Dollars in Thousands)

Balance at beginning of period                             $  1,057    $    270  $    233   $    273

Charge-offs:
   One- to four-family                                         (138)         (1)       (2)       (40)
   Other loans                                                 (270)        (39)        0          0
                                                           --------    --------  --------   --------
       Total charge-offs                                       (408)        (40)       (2)       (40)
                                                           --------    --------  --------   --------

Recoveries:
   One- to four-family                                           30          10         0          0
   Other loans                                                   20           0        39          0
                                                           --------    --------  --------   --------
       Total recoveries                                          50          10        39          0
                                                           --------    --------  --------   --------

Net (charge-offs)/recoveries                                   (358)        (30)       37        (40)

Additions charged to income                                      70          28         0          0

Allowance acquired                                                0         789         0          0
                                                           --------   ---------  --------   --------

Balance at end of period                                   $    769    $  1,057  $    270   $    233
                                                           ========    ========  ========   ========

Ratio of net charge-offs/recoveries during the period to
   Average loans outstanding during the period                (0.33)%      0.04%     0.06%     (0.07)%
                                                           ========    ========  ========   ========

Ratio of net charge-offs/recoveries during the period to
   Average non-performing assets                             (27.35)%      3.31%     7.43%    (14.87)%
                                                           ========    ========  ========   ========


               East Texas Financial Services, Inc. and Subsidiary


Liquidity and Capital Position


The Company's principal sources of funds are deposits from customers, advances from the FHLB, amortization and prepayments of loan principal (including mortgage-backed securities), maturities of securities, sales of loans and operations.


The Company uses its liquidity and capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain liquidity and pay operating expenses. At September 30, 2001, the Company had outstanding commitments to extend credit on $7.5 million on mortgage loans and $246,000 on consumer and other loans.


Cash and cash equivalents totaled $4.8 million at September 30, 2001 compared to $2.2 million at September 30, 2000. The primary use of funds during the year was to fund loan originations and purchase securities. The primary sources of funds during the year were from investment securities that were sold, or called by the issuer, payments on mortgage-backed securities and loans, the sale of mortgage-back securities, and borrowings from the FHLB. Management believes that it has adequate resources to fund all of its current commitments.


At September 30, 2001, the Company held 722,172 shares of treasury stock purchase at an average price of $12.28 per share. The Company ended the year with 1,162,320 shares outstanding. The closing stock price on that date was $8.76 per share. The high and low prices for the year were $10.50 and $8.00, respectively.


The Company continued its current dividend policy by declaring and paying four quarterly cash dividends of $.05 per share for a total of $232,000 during the year. Based on the September 30, 2001 closing stock price of $8.76 per share, the annualized dividend amount of $.20 per share would equal an annual dividend rate of 2.28%.


Total stockholders' equity equaled $17.9 million at September 30, 2001, an increase of $1.7 million from the $16.2 million reported at September 30, 2000. The increase in stockholders' equity was primarily the result of an increase in accumulated other comprehensive income of $1.1 million during fiscal 2001. The increase in accumulated other comprehensive was the result of additional unrealized gains on the Company's investment portfolio as interest rates declined. As of September 30, 2001, the Company's reported book value per share, using a total stockholders' equity of $17.9 million (net of unallocated ESOP and RRP shares) and 1,162,320 outstanding shares of common stock (the total outstanding shares including unallocated ESOP and RRP shares), equaled $15.41 per share. Tangible book value per share was $13.54 per share at September 30, 2001.

East Texas FinancialAt September 30, 2001, First Federal's actual and required capital amounts under each of the requirements were as follows:


                                                                                        To Be Well
                                                                                     Capitalized Under
                                                               For Capital          Prompt Corrective
                                                            Adequacy Purposes       Action Provisions
                               ---------------------      ---------------------   ----------------------
                                 Amount      Ratio         Amount      Ratio       Amount        Ratio
                               ---------------------      ---------------------   ----------------------
Total risk-based capital
   (to risk-weighted assets)   $ 15,487       14.4%       $ 8,558       8.0%      $10,697        10.0%
Tier 1 capital
   (to risk-weighted assets)   $ 14,880       13.9%       $ 4,279       4.0%      $ 6,418         6.0%
Tier 1 capital
  (to adjusted total assets)   $ 14,880        7.1%       $ 8,365       4.0%      $10,456         5.0%
Tangible capital
  (to adjusted total assets)   $ 14,880        7.1%       $ 3,137       1.5%



At September 30, 2001, First Federal met all of the requirements to be considered a "Well Capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act.


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

               East Texas Financial Services, Inc. and Subsidiary

Market Price of Common Stock


At September 30, 2001, the common stock of East Texas Financial Services, Inc. traded on the OTC Bulletin Board under the symbol "ETFS". On such date, the Company had 1,162,320 shares outstanding and approximately 249 stockholders of record.


The following table sets forth the cash dividends paid per share and the high, low and closing prices for the fiscal periods indicated:



                     High    Low     Close    Dividends
                     ----    ---     -----    ---------
   Fiscal 2001

     First Quarter   $ 8.88  $ 8.50   $ 8.63  $0.05
     Second Quarter  $ 8.63  $ 8.06   $ 8.13  $0.05
     Third Quarter   $10.50  $ 8.00   $10.00  $0.05
     Fourth Quarter  $10.00  $ 8.76   $ 8.76  $0.05

                     High    Low     Close    Dividends
                     ----    ---     -----    ---------
   Fiscal 2000

     First Quarter   $14.50  $11.75  $12.00   $0.05
     Second Quarter  $ 9.62  $ 7.00  $ 7.25   $0.05
     Third Quarter   $ 8.52  $ 7.25  $ 8.52   $0.05
     Fourth Quarter  $ 9.50  $ 8.25  $ 8.75   $0.05

                      [LETTERHEAD-BRYANT & WELBORN, L.L.P.]


                        Report of Independent Accountants



Board of Directors and Shareholders
East Texas Financial Services, Inc.
Tyler, Texas


We have audited the accompanying consolidated statements of financial condition of East Texas Financial Services, Inc. and Subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of East Texas Financial Services, Inc. and Subsidiary as of September 30, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 2001, in conformity with U.S. generally accepted accounting principles.





/S/ Bryant & Welborn, L.L.P.
----------------------------
Bryant & Welborn, L.L.P.


Tyler, Texas
December 6, 2001

               East Texas Financial Services, Inc. and Subsidiary
                 Consolidated Statements of Financial Condition
                           September 30, 2001 and 2000



                                     Assets
                                                                        2001             2000
                                                                        ----             ----
Cash and due from banks                                             $  2,013,647     $  1,661,435
Interest-bearing deposits due from banks                               2,824,364          543,288
                                                                    ------------     ------------
   Total cash and cash equivalents                                     4,838,011        2,204,723
Interest-earning time deposits                                           600,000        1,089,000
Federal funds sold                                                        86,242          364,822
Securities available-for-sale                                          6,843,583        7,916,597
Securities held-to-maturity (fair value of $8,075,494 in 2001
  and $25,428,105 in 2000)                                             7,765,537       25,970,113
Mortgage-backed securities available-for-sale                         27,352,449       44,012,663
Mortgage-backed securities held-to-maturity (fair value
  of $36,585,979 in 2001 and $4,349,164 in 2000)                      35,879,076        4,279,132
Loans, net of allowance for loan losses of $769,225 in 2001
  and $1,057,374 in 2000                                             115,847,396      102,071,742
Accrued interest receivable                                            1,285,582        1,548,840
Federal Home Loan Bank stock, at cost                                  4,323,900        4,115,000
Premises and equipment, net                                            2,656,988        2,744,278
Foreclosed assets, net                                                   259,498           86,465
Goodwill, net                                                          2,170,381        2,313,491
Deferred tax asset                                                           -0-          255,233
Mortgage servicing rights, net                                           174,128          258,682
Other assets                                                           1,698,338          978,877
                                                                    ------------     ------------

Total assets                                                        $211,781,109     $200,209,658
                                                                    ============     ============

                      Liabilities and Stockholders' Equity

Liabilities:
     Noninterest-bearing                                            $  3,319,015     $  2,644,220
     Interest-bearing                                                112,292,026       98,975,563
                                                                    ------------     ------------
         Total deposits                                              115,611,041      101,619,783
     Advances from Federal Home Loan Bank                             74,468,248       78,959,065
     Advances from borrowers for taxes and insurance                   1,267,900        1,478,438
     Federal income taxes
         Deferred                                                        670,706              -0-
     Accrued expenses and other liabilities                            1,849,333        1,943,399
                                                                    ------------     ------------
         Total liabilities                                           193,867,228      184,000,685
                                                                    ------------     ------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value, 500,000 shares authorized, none outstanding
     Common stock, $0.01 par value, 5,500,000 shares authorized,
       1,884,492 shares issued and 1,162,320 outstanding                  18,845           18,845
     Additional paid-in capital                                       12,473,302       12,444,372
     Unearned employee stock ownership plan shares                      (255,597)        (346,020)
     Retained earnings (substantially restricted)                     14,199,357       13,732,109
     Accumulated other comprehensive income (loss)                       345,256         (773,051)
     Treasury stock, at cost, 722,172 shares at
       September 30, 2001 and 2000                                    (8,867,282)      (8,867,282)
                                                                    ------------     ------------
         Total stockholders' equity                                   17,913,881       16,208,973
                                                                    ------------     ------------

Total liabilities and stockholders' equity                          $211,781,109     $200,209,658
                                                                    ============     ============


The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary
                        Consolidated Statements of Income
                 Years Ended September 30, 2001, 2000, and 1999

                                                               2001                  2000                   1999

Interest and dividend income
     Loans receivable:
         First mortgage loans                              $  7,068,061          $  5,427,273          $  4,644,373
         Consumer and other loans                             1,604,175               553,072               165,845
     Securities available-for-sale                              538,287               867,492               151,550
     Securities held-to-maturity                                974,882             1,391,122             1,910,894
     Mortgage-backed securities available-for-sale            2,362,454             2,573,225             1,460,232
     Mortgage-backed securities held-to-maturity              1,299,612               542,105               534,255
     Deposits with banks                                        121,683                65,918               141,966
     Federal Home Loan Bank dividends                           211,019               241,416                86,385
                                                           ------------         -------------          ------------
         Total interest and dividend income                  14,180,173            11,661,623             9,095,500
                                                           ------------         -------------          ------------

Interest expense
     Deposits                                                 5,907,102             4,415,060             4,237,906
     Advances from Federal Home Loan Bank                     3,941,063             3,810,799             1,626,225
                                                           ------------         -------------          ------------
         Total interest expense                               9,848,165             8,225,859             5,864,131
                                                           ------------         -------------          ------------

         Net interest income                                  4,332,008             3,435,764             3,231,369

Provisions for loan losses                                       69,685                27,854                    -0-
                                                           ------------         -------------          ------------
         Net interest income after provision
           for loan losses                                    4,262,323             3,407,910             3,231,369
                                                           ------------         -------------          ------------

Noninterest income
     Customer service fee                                       274,383               108,306                33,044
     Net realized gain on sales of
       available-for-sale securities                            188,260                    -0-                   -0-
     Net gain on sale of loans                                  102,159                41,122               146,113
     Loan origination and commitment fees                        87,565                50,868                82,607
     Loan servicing fees                                         33,893                63,099                56,622
     Other                                                      179,638                97,204                39,556
                                                           ------------         -------------          ------------
         Total noninterest income                               865,898               360,599               357,942
                                                           ------------         -------------          ------------

Noninterest expense
     Compensation and benefits                                2,302,801             2,114,459             2,037,691
     Occupancy and equipment                                    438,123               385,762               301,821
     SAIF deposit insurance premium                              20,883                29,361                51,916
     Foreclosed assets, net                                     (12,033)                3,009                 4,075
     Amortization of goodwill                                   157,266                41,045                    -0-
     Other                                                    1,081,228               700,976               745,193
                                                           ------------         -------------          ------------
         Total noninterest expense                            3,988,268             3,274,612             3,140,696
                                                           ------------         -------------          ------------

Income before provision for income taxes                      1,139,953               493,897               448,615

Income tax expense                                              440,241               198,110               150,625
                                                           ------------         -------------          ------------

Net income                                                $     699,712         $     295,787          $    297,990
                                                          =============         =============          ============
Basic earnings per common share                           $         .63         $         .26          $        .23
                                                          =============         =============          ============

Diluted earnings per common share                         $         .63         $         .26          $        .22
                                                          =============         =============          ============



The accompanying notes are an integral part of the consolidated financial statements.
               East Texas Financial Services, Inc. and Subsidiary
           Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended September 30, 2001, 2000, and 1999

                                       30


                                                                                                  Net
                                                                                    Deferred    Unearned
                                                                                  Compensation  Employee     Other
                                            Additional                            Recognition    Stock     Accumulated
                                   Common    Paid-in       Retained     Treasury  & Retention   Ownership  Comprehensive
                                   Stock     Capital       Earnings       Stock     Plan       Plan Shares    Income        Total
                                  -------- ------------ ------------ ------------ -----------  ----------- -------------    -----

Balance at September 30, 1998     $ 18,845 $ 12,319,624 $ 13,661,392 $ (4,794,263) $(213,366) $ (543,564)  $ (64,974)   $20,383,694


Comprehensive income:
   Net income                                                297,990                                                        297,990
   Net change in unrealized gain
     (loss) on mortgage-backed
     securities available-for-sale net
     of deferred taxes of $42,861                                                                            (83,200)       (83,200)
                                                                                                                        ------------
      Total comprehensive income                                                                                            214,790

Deferred compensation
  amortization                                                                       116,381                                116,381

Release of employee stock
  ownership plan shares                                                                          101,505                    101,505

Appreciation in employee stock
  ownership plan shares released                 77,543                                                                      77,543

Purchase of treasury stock
  at cost (76,973 shares)                                              (2,207,706)                                       (2,207,706)

Exercise of stock options (1,568
  shares)                                                     (2,352)      17,112                                            14,760

Cash dividends of $0.20 per share                           (281,639)                                                      (281,639)
                                  -------- ------------ ------------ -----------  ----------  ----------   ---------     ----------
Balance at September 30, 1999       18,845   12,397,167   13,675,391  (6,984,857)    (96,985)   (442,059)   (148,174)    18,419,328

Comprehensive income:
   Net income                                                295,787                                                       295,787
   Net change in unrealized gain
     (loss) on mortgage-backed
     and other securities
     available-for- sale net
     of deferred taxes of $321,906                                                                          (624,877)      (624,877)
                                                                                                                         ----------

     Total comprehensive loss                                                                                              (329,090)

Deferred compensation
  amortization                                                                        96,985                                 96,985

Release of employee stock
  ownership plan shares                                                                           96,039                     96,039

Appreciation in employee stock
  ownership plan shares released                 47,205                                                                      47,205

Purchase of treasury stock
  at cost (171,203 shares)                                            (1,882,425)                                        (1,882,425)

Cash dividends of $0.20 per share                           (239,069)                                                      (239,069)
                                  -------- ------------ ------------ -----------  ----------  ----------   ---------     ----------

Balance at September 30, 2000       18,845   12,444,372   13,732,109  (8,867,282)         -0-    (346,020)  (773,051)    16,208,973

Comprehensive income:
   Net income                                                699,712                                                        699,712
   Net change in unrealized gain
     (loss) on mortgage-backed
     and other securities
     available-for- sale net
     of deferred taxes of $576,098                                                                         1,118,307      1,118,307
                                                                                                                         ----------

     Total comprehensive income                                                                                           1,818,019

Release of employee stock
  ownership plan shares                                                                           90,423                     90,423

Appreciation in employee stock
  ownership plan share released                 28,930                                                                       28,930

Cash dividends of $0.20 per share                           (232,464)                                                      (232,464)
                                  -------- ------------ ------------ -----------  ----------  ----------   ---------     ----------
Balance at September 30, 2001     $ 18,845 $ 12,473,302 $ 14,199,357 $(8,867,282) $       -0- $ (255,597)  $ 345,256    $17,913,881
                                  ======== ============ ============ ===========  ==========  ==========   =========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows
                 Years Ended September 30, 2001, 2000, and 1999


                                                                             2001           2000           1999
                                                                         -----------    -----------    -----------
Cash flows from operating activities:
     Net income                                                         $    699,712    $    295,787    $    297,990
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Amortization of deferred loan origination fees                      (10,832)         (4,165)         (7,008)
         Amortization of premiums and discounts on
           investment securities, mortgage-backed
           securities, and loans                                              (6,771)         43,144         149,823
         Amortization of deferred compensation                                   -0-          96,985         116,381
         Amortization of mortgage servicing rights                           134,300          66,771          73,517
         Amortization of goodwill                                            157,266          41,045             -0-
         Compensation charge related to
         release of ESOP shares                                               22,145          46,035          81,841
         Depreciation                                                        168,134         154,818         121,836
         Provision for loan losses                                            69,685          27,854             -0-
         Deferred income taxes                                               338,753         128,346         119,426
         Stock dividend on FHLB stock                                       (210,800)       (241,200)        (86,200)
         Net (gain) loss on sale of:
              Investment securities available-for-sale                       (48,798)            -0-             -0-
              Mortgage-backed securities available-for-sale                 (139,462)            -0-             -0-
              Loans held for sale                                            (52,413)          5,533         (23,465)
              Fixed assets                                                    (2,270)         (4,273)            -0-
              Foreclosed assets                                              (20,947)         (2,750)          2,826
     Proceeds from sale of loans                                           6,569,674       2,948,485      10,260,097
     Originations of loans held for sale                                  (6,517,261)     (2,954,018)    (10,236,632)
     (Increase) decrease in:
         Accrued interest receivable                                         263,258          (5,411)       (188,867)
         Other assets                                                       (722,529)       (294,110)        709,129
     Increase (decrease) in:
         Accrued expenses and other liabilities                              (94,066)       (659,263)        607,485
                                                                        ------------    ------------    ------------


Net cash provided (used) by operating activities                             596,778        (310,387)      1,998,179
                                                                        ------------    ------------    ------------

Cash flows from investing activities:
     Net cash used in acquisition activity                                       -0-      (3,421,124)            -0-
     Net (increase) decrease in interest-earning time deposits               489,000       1,372,617        (502,000)

     Net (increase) decrease in fed funds sold                               278,580        (364,822)        129,187
     Activity in securities available-for-sale:
         Proceeds from sales                                               1,495,125             -0-             -0-
         Proceeds from maturities and calls                                   50,000             -0-             -0-
         Purchases                                                               -0-        (949,445)     (6,045,737)
     Activity in securities held-for-maturity:
         Proceeds from maturities and calls                               24,500,000       6,000,000      13,225,000
         Purchases                                                        (6,313,836)     (1,468,672)    (13,972,031)
     Activity in mortgage-backed securities available-for-sale:
         Proceeds from sales                                               8,923,154             -0-             -0-
         Principal payments                                                9,166,360       3,819,590       5,896,141
         Purchases                                                               -0-      (6,908,715)    (26,075,873)
     Activity in mortgage-backed securities held-to-maturity:
         Principal payments                                                7,316,739       1,514,286       5,113,178
         Purchases                                                       (38,910,246)            -0-             -0-
     Purchases of FHLB stock                                                     -0-        (992,500)     (1,407,700)
     Proceeds from redemption of FHLB stock                                    1,900             -0-             -0-
     Net increase in loans                                               (14,101,255)    (12,949,436)     (6,099,036)
     Proceeds from sale of foreclosed real estate                            120,050          37,390           6,431
     Acquisition costs related to foreclosed real estate                      (5,388)         (4,221)            -0-
     Proceeds from sales of fixed assets                                       8,500           4,500             -0-
     Expenditures for premises and equipment                                 (87,074)        (44,895)       (455,982)
     Origination of mortgage servicing rights                                (49,746)        (35,022)       (122,648)
                                                                        ------------    ------------    ------------

Net cash used by investing activities                                     (7,118,137)    (14,390,469)    (30,311,070)
                                                                        ------------    ------------    ------------




                                   (continued)

               East Texas Financial Services, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows
                 Years Ended September 30, 2001, 2000, and 1999


                                                                        2001              2000             1999
                                                                  -------------    -------------    -------------

Cash flows from financing activities:
   Net increase (decrease) in:
         Deposits                                                 $  13,991,258    $  (8,825,315)   $     896,182
         Advances from borrowers                                       (210,538)         107,811          (20,433)
     Proceeds from note payable to bank                                     -0-        1,500,000          500,000
     Principal payments on note payable to bank                             -0-       (1,500,000)        (500,000)
     Proceeds from advances from Federal Home
       Loan Bank                                                    779,810,000      707,490,661      359,656,964
     Payments of advances from Federal Home
       Loan Bank                                                   (784,300,817)    (681,837,856)    (329,544,939)
     Purchase of treasury stock at cost                                     -0-       (1,882,425)      (2,207,706)
     Exercise of stock options                                              -0-              -0-           14,760
     Dividends paid                                                    (232,464)        (239,069)        (281,639)
     ESOP loan repayment                                                 97,208           97,208           97,208
                                                                  -------------    -------------    -------------

Net cash provided by financing activities                             9,154,647       14,911,015       28,610,397
                                                                  -------------    -------------    -------------

Net increase in cash and cash equivalents                             2,633,288          210,159          297,506

Cash and cash equivalents at beginning of year                        2,204,723        1,994,564        1,697,058
                                                                  -------------    -------------    -------------

Cash and cash equivalents at end of year                          $   4,838,011    $   2,204,723    $   1,994,564
                                                                  =============    =============    =============

Supplemental disclosure of cash flow information
     Cash paid for:
         Interest on deposits                                     $   3,460,611    $   2,758,226    $   2,251,084
         Interest on FHLB advances and other
           borrowed funds                                             3,909,097        3,762,819        1,475,054
         Income taxes                                                   125,000          104,913          158,488

     Transfers from loans to real estate and other
       assets acquired through foreclosures                             581,545          142,516            8,758

     Loans made to facilitate the sale of foreclosed assets             212,300           32,500           34,000

     Transfer of foreclosed assets to fixed assets                          -0-           11,660              -0-

     Acquisition activity:
         Fair value of noncash assets acquired                              -0-       33,593,827              -0-
         Fair value of liabilities assumed                                  -0-       32,527,238              -0-


The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

East Texas Financial Services, Inc. (the Company) was organized in January 1995 as the holding company for its wholly-owned subsidiary, First Federal Savings and Loan Association of Tyler (the Association), in connection with the Association's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. On January 10, 1995, the Company completed its initial public offering and sold 1,215,900 shares at $10 per share to a tax-qualified employee stock ownership plan, eligible account holders of record, and other members of the Association. The cost of the conversion and stock offering was accounted for as a reduction of the proceeds from the issuance of common stock of the holding company. Upon the closing of the stock offering, the holding company purchased all common shares issued by the Association for $5,750,000. This transaction was accounted for in a manner similar to the pooling of interests method.

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

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not have any loans held for sale on hand at September 30, 2001, 2000, or 1999.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

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

The adequacy of the allowance for loan losses is periodically evaluated by the Company. Such evaluation includes a review of loans on which full collectibility may not be reasonably assured and considers the estimated value of the underlying collateral on the loan, current and anticipated economic conditions, and other factors, which in management's judgment deserve recognition. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, losses may ultimately be incurred in amounts different from management's current estimates. Additionally, the Association is subject to regulatory examinations and may be directed to record loss allowances by regulatory authorities. Adjustments to the allowance for estimated losses will be reported in the period such adjustments become known or are reasonably estimable. The Association's most recent regulatory examination, dated October 2001, did not result in an increase to the allowance for loan losses.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

Foreclosed assets - Assets acquired in settlement of loans are initially recorded at the lower of the outstanding loan balance or fair value. Fair value is defined as the amount of cash or cash-equivalent value of other consideration that an asset would yield in a current sale between a willing buyer and a willing seller - that is, in other than a forced or liquidation sale. The resulting loss, if any, is charged to the allowance for loan losses. Subsequent to foreclosure, the asset is carried at the lower of its new cost basis or fair value minus selling costs. Costs of improvements to property are capitalized. Operating expenses, including depreciation, of such properties, net of related income, and gains and losses on disposition are included in current operations. Recognition of gain on sale of an asset is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, the gain, or a portion thereof, is deferred until the necessary criteria are met.

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

Financial instruments - All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1 -Nature of Operations and Summary of Significant Accounting Policies, continued

Impact of new accounting standards - As of October 1, 1998, the Company had adopted Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities, with an effective date of October 1, 1999. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, Deferral of the Effective Date of SFAS No. 133. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

In September 2000, SFAS No. 140, Accounting for Transfers of Financial Assets and Extinguishments of Liabilities, was issued by the Financial Accounting Standards Board. This new statement amends and replaces the accounting and reporting standards of SFAS No. 125. SFAS No. 140 revises certain standards for accounting for securitizations and other transfers of financial assets and collateral. This statement is effective for fiscal years ended after December 15, 2000. Adoption of this standard did not have a material effect on the Company's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

The Company will apply the new rules on business combinations and accounting for goodwill and other intangible assets effective October 1, 2001. Application of the non-amortization provisions of the Statement is expected to result in an increase in net income of approximately $158,000 for the year ended September 30, 2002. The Company will also perform the first of the required impairment tests of goodwill during the fiscal quarter ending December 31, 2001. The Company does not expect these impairment tests to have a material effect on its financial position or results of operations.

Reclassifications - Certain amounts previously reported in the financial statements for 2000 and 1999 have been reclassified to facilitate comparability with 2001. These reclassifications had no effect on net income or stockholders' equity.


Note 2 - Business Combinations

On June 30, 2000, the Company completed its acquisition of Gilmer Financial Services, Inc. (GFSI) and its wholly owned subsidiary, Gilmer Savings Bank, exchanging $26.10 in cash for each share of GFSI common stock outstanding. The total cost of the acquisition was approximately $5.4 million. At the date of acquisition, GFSI had approximately $35.6 million in assets, $22.9 million in deposits, and $3.1 million in shareholders' equity. Pursuant to the merger agreement, GFSI was merged into the Company's wholly owned subsidiary, First Federal Savings and Loan Association of Tyler, Inc. The combined entity now operates as one institution under the name of First Federal Savings and Loan. The Company utilized short-term advances from the Federal Home Loan Bank to fund the transaction and accounted for the acquisition under the purchase method of accounting. Under purchase accounting rules, the assets acquired and the liabilities assumed were adjusted to their estimated fair value. Goodwill, amounting to $2.4 million, related to this transaction was recorded. The results of operations of GFSI are reflected in the Company's consolidated financial statements only since the date of acquisition.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 3 - Investment Securities

The amortized cost and fair values of investment securities available-for-sale are summarized as follows:

                                                          Gross         Gross
                                           Amortized    Unrealized    Unrealized      Fair
                                             Cost         Gains         Losses        Value
                                         ------------   ----------   -----------   -----------
September 30, 2001:
     Corporate debt securities           $  5,983,313   $  299,087    $       -0-  $ 6,282,400
     State and municipal securities           530,407       30,776            -0-      561,183
                                         ------------   ----------   -----------   -----------

                                         $  6,513,720   $  329,863    $       -0-  $ 6,843,583
                                         ============   ==========    ==========   ===========


September 30, 2000:
     Corporate debt securities           $  7,425,802   $   34,565    $ (128,746)  $  7,331,621
     State and municipal securities           578,466        6,510            -0-       584,976
                                         ------------   ----------   -----------   -----------

                                         $  8,004,268   $   41,075    $ (128,746)  $  7,916,597
                                         ------------   ----------   -----------   -----------



The following is a summary of amortized cost and fair value of investment securities available-for-sale at September 30, 2001, by contractual maturity:

                                                                      Amortized        Fair
                                                                        Cost          Value
                                                                   -------------   -----------


Due in one year or less                                            $    521,013    $   522,698
Due after one year through five years                                 5,992,707      6,320,885
Due after five years through ten years                                       -0-            -0-
Due after ten years                                                          -0-            -0-
                                                                   -------------   ------------

                                                                   $  6,513,720    $ 6,843,583
                                                                   =============   ============



For the year ended September 30, 2001, proceeds from sales of securities available-for-sale amounted to $1,495,125. Gross realized gains amounted to $48,798.

There were no sales of investment securities available-for-sale for 2000 and 1999.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 3 - Investment Securities, continued

The amortized cost and fair values of investment securities held-to-maturity are summarized as follows:

                                                Gross          Gross
                                  Amortized   Unrealized     Unrealized       Fair
                                     Cost       Gains          Losses         Value
                               ------------   ----------   -----------    ------------
September 30, 2001
     Corporate debt
       securities              $  6,286,200   $  214,139   $        -0-   $  6,500,339
     U.S. government
       and agency
       obligations                1,479,337       95,818            -0-      1,575,155
                               ------------   ----------   -----------    ------------

                               $  7,765,537    $ 309,957    $       -0-   $  8,075,494
                               ============   ==========   ===========    ============

September 30, 2000
     U.S. government
       and agency
       obligations             $ 25,970,113    $  13,388    $ (555,396)   $ 25,428,105
                               ============   ==========   ===========    ============

The following is a summary of amortized cost and fair value of investment securities held-to-maturity at September 30, 2001, by contractual maturity:

                                                     Amortized        Fair
                                                        Cost          Value
                                                    -----------    -----------

Due in one year or less                             $        -0-   $        -0-
Due after one year through five years                 7,765,537      8,075,494
Due after five years through ten years                       -0-            -0-
Due after ten years                                          -0-            -0-
                                                    -----------    -----------
                                                    $ 7,765,537    $ 8,075,494
                                                    ===========    ===========

There were no sales of investment securities held-to-maturity for 2001, 2000, and 1999.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 4 - Mortgage-backed Securities

The amortized cost and fair values of mortgage-backed securities available-for-sale are summarized as follows:


                                                Gross         Gross
                                  Amortized   Unrealized    Unrealized       Fair
                                     Cost       Gains         Losses         Value
                               ------------   ----------   ------------   ------------

September 30, 2001:
     U.S. government
       agency pass-through
       certificates            $  1,826,618   $   26,365   $      (869)   $  1,852,114
     U.S. government
       agency collateralized
       mortgage obligations      25,332,579      214,389       (46,633)     25,500,335
                               ------------   ----------   ------------   ------------

                               $ 27,159,197   $  240,754   $   (47,502)   $ 27,352,449
                               ============   ==========   ===========    ============

September 30, 2000:
     U.S. government
       agency pass-through
       certificates            $  9,535,567   $   64,506   $   (35,643)   $  9,564,430
     U.S. government
       agency collateralized
       mortgage obligations      35,560,679       35,396    (1,147,842)     34,448,233
                               ------------   ----------   ------------   ------------

                               $ 45,096,246   $   99,902   $(1,183,485)   $ 44,012,663
                               ============   ==========   ===========    ============


For the year ended September 30, 2001, proceeds from sales of mortgage-backed securities available-for-sale amounted to $8,923,154. Gross realized gains amounted to $139,462.

There were no sales of mortgage-backed securities available-for-sale for 2000 and 1999.

The following is a summary of the amortized cost and fair value of mortgage-backed securities available-for-sale at September 30, 2001, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                            Amortized        Fair
                                                               Cost          Value
                                                           -----------    -----------
Due in one year or less                                    $       929    $       926
Due after one year through five years                          632,849        635,585
Due after five years through ten years                              -0-            -0-
Due after ten years                                         26,525,419     26,715,938
                                                           -----------    -----------
                                                           $27,159,197    $27,352,449
                                                           ===========    ===========


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 4 - Mortgage-backed Securities, continued

The amortized cost and fair values of mortgage-backed securities held-to-maturity are summarized as follows:

                                                Gross         Gross
                                  Amortized   Unrealized    Unrealized       Fair
                                     Cost       Gains         Losses         Value
                               ------------   ----------   ------------   ------------
September 30, 2001:
     U.S. government
       agency pass-through
       certificates            $  3,008,317   $   38,252   $       (616)  $  3,045,953
     U.S. government
       agency collateralized
       mortgage obligation       32,870,759      709,102        (39,835)    33,540,026
                               ------------   ----------   ------------   ------------

                               $ 35,879,076   $  747,354   $    (40,451)  $ 36,585,979
                               ============   ==========   ============   ============

September 30, 2000:
     U.S. government
       agency pass-through
       certificates            $ 4,279,132    $   70,032   $         -0-  $  4,349,164
                               ============   ==========   ============   ============


There were no sales of mortgage-backed securities held-to-maturity for 2001, 2000, or 1999.

The following is a summary of the amortized cost and fair value of mortgage-backed securities held-to-maturity at September 30, 2001, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                             Amortized       Fair
                                                               Cost          Value
                                                           ------------   ------------
Due in one year or less                                    $         -0-  $         -0-
Due after one year through five years                                -0-            -0-
Due after five years through ten years                        1,987,776      2,053,482
Due after ten years                                          33,891,300     34,532,497
                                                           ------------   ------------

                                                           $ 35,879,076   $ 36,585,979
                                                           ============   ============


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 5 - Loans Receivable

Loans receivable are summarized as follows:

                                            September 30
                                    -----------------------------
                                         2000           2001
                                     ------------   ------------
Real estate loans:
     One-to-four family residences   $ 67,169,463   $ 72,413,942
     Other residential                  1,635,489        959,658
     Home equity and improvement        8,316,209      7,032,418
     Nonresidential                    11,153,159      9,579,506
     Construction loans                 5,650,550      2,860,072
                                     ------------   ------------
         Total real estate loans       93,924,870     92,845,596
                                     ------------   ------------

Other loans:
     Consumer loans                    20,771,438      7,574,458
     Commercial loans                   6,111,255      5,284,297
                                     ------------   ------------
         Total other loans             26,882,693     12,858,755
                                     ------------   ------------

         Total loans                  120,807,563    105,704,351
Less:
     Allowance for loan losses            769,225      1,057,374
     Unadvanced loan funds              4,164,569      2,538,035
     Deferred loan fees                    26,373         37,200
                                     ------------   ------------

Total loans receivable, net          $115,847,396   $102,071,742
                                     ============   ============

A summary of the changes in the allowance for loan losses is as follows (charge-offs include transfers to allowance for losses on real estate acquired in settlement of loans):

                                   2001           2000            1999

Balance at beginning of year   $ 1,057,374    $   270,039    $   233,180
Provision charged to income         69,685         27,854             -0-
Loans charged off                 (408,392)       (39,833)        (2,141)
Recoveries                          50,558         10,518         39,000
Allowance acquired                      -0-       788,796             -0-
                               -----------    ------------   -----------

Balance at end of year         $   769,225    $ 1,057,374    $   270,039
                               ===========    ===========    ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable, continued

As of September 30, 2000, in the opinion of management, there were no loans which were considered as impaired as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure.


The following is a summary of information pertaining to impaired loans at September 30, 2001:
                                                              2001
                                                          -------------

Impaired loans without a valuation allowance              $          -0-
Impaired loans with a valuation allowance                       415,461
                                                          -------------

Total impaired loans                                      $     415,461
                                                          =============

Valuation allowance related to impaired loans             $     278,524
                                                          =============

Average investment in impaired loans                      $     436,109
                                                          =============

Interest income on impaired loans of $44,113 was recognized for cash payments received in 2001.

At September 30, 2001 and 2000, the Company had discontinued the accrual of interest on nonperforming loans aggregating approximately $1,315,444 and $704,693, respectively. Net interest income for 2001, 2000, and 1999 would have been higher by $42,651, $27,045, and $20,854, respectively, had interest been accrued at contractual rates on the nonperforming loans. The Company has no commitments to lend additional funds to debtors whose loans are nonperforming.

Certain officers, directors, and employees were indebted to the Company in the aggregate amount of $427,439 and $463,051 as of September 30, 2001 and 2000, respectively. In the opinion of management, these loans were substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Company. A summary of the activity of loans to directors and executives in excess of $60,000 is as follows:


                                                2001                2000
                                            -----------          ----------

Balance, beginning of year                   $  463,051          $  542,196
New loans                                       163,852              40,702
Repayment                                      (199,464)           (119,847)
                                             ----------          ----------

Balance, end of year                         $  427,439          $  463,051
                                             ==========          ==========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 6 - Loan Servicing

The principal balances of loans serviced for investors are not included in the consolidated statement of financial condition. Information related to mortgage loans serviced for investors is summarized as follows:

                                                           September 30,
                                                   ---------------------------
                                                       2001             2000
                                                   -----------      -----------

Principal balance                                  $46,271,553      $51,426,371
Custodial escrow balance                             1,002,428        1,189,248

The following is an analysis of the changes in loan servicing rights capitalized:

                                                       2001             2000
                                                   -----------      -----------

Balance, beginning of year                           $ 258,682        $ 266,010
Addition                                                49,746           35,021
Amortization                                          (134,300)         (66,770)
Servicing rights acquired                                  -0-           24,421
                                                   -----------      -----------
Balance, end of year                                 $ 174,128         (258,682)
                                                   ===========      ===========

Note 7 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                       2001            2000
                                                    -----------     -----------

Investment securities                              $   200,660      $   517,117
Mortgage-backed securities                             279,709          290,463
Loans receivable                                       859,216          778,837
Allowance for uncollectible interest                   (54,003)         (37,577)
                                                   -----------      -----------

                                                   $ 1,285,582      $ 1,548,840
                                                   ===========      ===========


Note 8 - Foreclosed Assets

The Company has acquired various assets through loan foreclosures. At September 30, 2001 and 2000, the properties are summarized as follows:

                                                        2001             2000
                                                    -----------      -----------

Residential real estate                               $197,285         $ 43,240
Personal property                                       62,213           43,225
                                                      --------         --------

                                                      $259,498         $ 86,465
                                                      ========         ========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 8 - Foreclosed Assets, continued

There was no activity in the allowance for losses on foreclosed assets during 2001, 2000, and 1999.

Expenses applicable to foreclosed assets at September 30, 2001, 2000, and 1999, are as follows:

                                                     2001           2000           1999
                                                   --------       --------       --------
Net (gain) loss on sales of foreclosed assets      $(30,382)      $ (2,750)      $  2,826
Provision for losses                                    -0-            -0-            -0-
Operating expenses                                   18,349          5,759          1,249
                                                   --------       --------       --------
                                                   $(12,033)      $  3,009       $  4,075
                                                   ========       ========       ========


Note 9 - Premises and Equipment

Premises and equipment are summarized as follows:

                                           2001            2000
                                        ----------      ----------

Land                                    $1,591,266      $1,591,266
Buildings and premises                   1,293,041       1,288,335
Furniture, fixtures, and equipment         775,234         730,268
Autos                                       84,745          81,323
                                        ----------      ----------
                                         3,744,286       3,691,192
Less accumulated depreciation            1,087,298         946,914
                                        ----------      ----------

                                        $2,656,988      $2,744,278
                                        ==========      ==========

Certain premises and equipment are leased under operating leases. Rental expense was $70,240 in 2001, $69,434 in 2000, and $43,332 in 1999.

Future minimum rental commitments under noncancelable leases are:

     2002                                $   9,686
     2003                                   10,361
     2004                                   11,070
     2005                                   11,624
     2006                                    5,953
     Thereafter                                -0-
                                          --------

                                         $  48,694
                                          ========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 10 - Other Assets

Other assets are summarized below:
                                                        2001            2000
                                                     ----------      ----------

Funds due on loans sold                              $  964,155      $      -0-
Principal receivable on mortgage-backed securities       85,262         189,207
Prepaid federal income tax                               38,511          45,148
Prepaid expenses                                        383,972         439,579
Outstanding drafts                                      213,115         129,539
Other                                                    13,323         175,404
                                                     ----------      ----------
                                                     $1,698,338      $  978,877
                                                     ==========      ==========



Note 11 - Deposits

The aggregate amount of accounts with a minimum denomination of $100,000 was approximately $37,383,221 and $30,163,724 at September 30, 2001 and 2000.

At September 30, 2001, scheduled maturities of certificates of deposit are as follows:

     2002                                              $    76,885,489
     2003                                                   11,598,835
     2004                                                    2,305,342
     2005                                                    1,346,432
     2006                                                    1,132,810
     Thereafter                                                  6,810
                                                         -------------

                                                       $    93,275,718
                                                         =============

Interest expense on deposits is summarized as follows:

                                 2001            2000             1999
                              ----------      ----------      -----------

Demand deposits               $      -0-      $      -0-       $      -0-
Savings and NOW deposits         629,881         599,965          407,788
Time deposits                  5,277,221       3,815,095        3,830,118
                              ----------      ----------       ----------

                              $5,907,102      $4,415,060       $4,237,906
                              ==========      ==========       ==========

The Association held deposits of approximately $3,731,764 and $3,810,972 for related parties at September 30, 2001 and 2000, respectively.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 12 - Advances from Federal Home Loan Bank

The outstanding advances from the FHLB consisted of the following at September 30, 2001 and 2000:

      Maturity              2001           Rate        2000           Rate
---------------           --------         ----    -----------        ----

October 13, 2000        $      -0-                 $25,500,000        6.64%
October 13, 2000               -0-                     500,000        6.74%
October 16, 2000               -0-                  40,280,000        6.64%
February 15, 2001              -0-                      20,000        5.94%
October 9, 2001         39,500,000         3.62%           -0-
February 15, 2002           25,000         5.98%        25,000        5.98%
March 8, 2002            2,000,000         4.88%           -0-
February 15, 2003          100,000         6.00%       100,000        6.00%
March 10, 2003           2,000,000         4.96%           -0-
September 1, 2003        1,056,767         6.25%     1,537,749        6.25%
February 15, 2004          100,000         6.01%       100,000        6.01%
December 31, 2004          237,304         6.09%       245,479        6.09%
January 3, 2005             74,016         6.03%        93,477        6.03%
February 15, 2005          100,000         6.04%       100,000        6.04%
February 15, 2006          150,000         6.05%       150,000        6.05%
April 11, 2011           5,000,000         3.73%           -0-
April 11, 2011           5,000,000         3.91%           -0-
April 11, 2011           5,000,000         4.25%           -0-
June 7, 2011             5,000,000         4.38%           -0-
January 1, 2013            416,126         6.09%       440,883        6.09%
January 1, 2013            395,532         6.13%       419,001        6.13%
February 1, 2013           392,217         5.91%       415,601        5.91%
March 3, 2014              761,148         5.45%       872,322        5.45%
April 1, 2014              736,383         5.97%       841,894        5.97%
May 1, 2014              1,001,961         5.66%     1,146,324        5.66%
June 1, 2014               764,655         5.90%       873,644        5.90%
July 1, 2014               708,990         6.38%       808,264        6.38%
August 1, 2014             515,108         6.37%       586,997        6.37%
September 1, 2014          651,186         6.59%       741,164        6.59%
October 1, 2014            571,995         6.86%       650,138        6.86%
November 3, 2014         1,411,808         6.77%     1,604,233        6.77%
December 1, 2014           482,229         6.57%       548,207        6.57%
January 1, 2015            315,823         6.73%       358,688        6.73%
                       -----------                 -----------
                       $74,468,248                 $78,959,065
                       ===========                 ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 12 - Advances from Federal Home Loan Bank - continued

Pursuant to collateral agreements with the FHLB, advances are secured by all stock and deposit accounts in the FHLB, mortgage collateral, securities collateral, and other collateral. In addition to the assets pledged under the FHLB's blanket floating lien, specific mortgage-backed securities are also pledged as collateral for the advances at September 30, 2001, as follows:


Carrying value                                             $   7,990,987
Estimated fair value                                           8,103,636


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

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of financial condition at September 30:

                                                            2001               2000             1999
                                                         -----------       -----------       -----------
Change in benefit obligation:
     Benefit obligation at beginning of year             $ 2,815,090       $ 2,571,790       $ 2,364,813
     Service cost                                            215,841           164,269           151,965
     Interest cost                                           212,386           187,622           171,504
     Actuarial (gain) loss                                   174,226           (32,113)          (40,059)
     Benefits paid                                          (107,092)          (76,283)          (76,283)
     Expenses paid                                              (150)             (195)             (150)
                                                         -----------       -----------       -----------

     Benefit obligation at end of year                     3,310,301         2,815,090         2,571,790
                                                         -----------       -----------       -----------

Change in plan assets:
     Fair value of plan assets at beginning of year        3,181,481         2,655,522         2,149,711
     Actual return on plan assets                           (364,114)          362,074           381,110
     Employer contribution                                   175,209           240,363           201,134
     Benefits paid                                          (107,092)          (76,283)          (76,283)
     Expenses paid                                              (150)             (195)             (150)
                                                         -----------       -----------       -----------

     Fair value of plan assets at end of year              2,885,334         3,181,481         2,655,522
                                                         -----------       -----------       -----------

Funded status                                               (424,967)          366,391            83,732
Unrecognized net actuarial loss                              846,165            45,158           214,645
Unrecognized prior service cost                               79,345            86,704            94,063
Unrecognized net transition obligation (asset)              (252,550)         (285,530)         (318,510)
                                                         -----------       -----------       -----------

Prepaid pension cost                                     $   247,993       $   212,723       $    73,930
                                                         ===========       ===========       ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 13 - Pension Plan, continued

A summary of the components of income follows:

                                                      2001            2000            1999
                                                    ---------       ---------       ---------
Service cost-benefits earned during the year        $ 215,841       $ 164,269       $ 151,965
Interest cost on projected benefit obligation         212,386         187,622         171,504
Return on plan assets                                (262,667)       (224,700)       (168,945)
Net asset gain recognition                                -0-             -0-          13,344
Amortization of unrecognized net asset                (32,980)        (32,980)        (32,980)
Amortization of prior service cost                      7,359           7,359           7,359
                                                    ---------       ---------       ---------

Net periodic pension cost                           $ 139,939       $ 101,570       $ 142,247
                                                    =========       =========       =========


Assumptions used in the accounting for the pension plan were as follows:

                                                      2001            2000            1999
                                                    ---------       ---------       ---------
Weighted average discount rate                        7.50%           7.50%           7.50%
Rate of increase in future compensation levels        5.00%           5.00%           5.00%
Expected long-term rate of return on assets           8.00%           8.00%           8.00%


The Company contributed $175,209, $240,363, and $201,134 to the plan in 2001, 2000, and 1999, respectively.


Note 14 - Income Taxes

The Company and the Association file a consolidated federal income tax return. The consolidated provision for income taxes for 2001, 2000, and 1999 consists of the following:

                                                      2001            2000            1999
                                                    ---------       ---------       ---------
Current (benefit)                                    $101,488        $ 69,764        $ 31,199
Deferred (benefit)                                    338,753         128,346         119,426
                                                     --------        --------        --------

                                                     $440,241        $198,110        $150,625
                                                     ========        ========        ========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 14 - Income Taxes, continued

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                       2001             2000            1999
                                    ---------        ---------       ---------
Expected income tax expense at
  statutory tax rate of 34%         $ 387,584        $ 167,925       $ 152,528
Goodwill amortization                  53,470           13,955             -0-
Other                                    (813)          16,230          (1,903)
                                    ---------        ---------       ---------
                                    $ 440,241        $ 198,110       $ 150,625
                                    =========        =========       =========

Effective tax rate                         39%              40%             34%
                                    =========        =========       =========

Deferred tax assets and liabilities included in the statement of financial condition at September 30 consist of the following:


                                                               2001            2000
                                                            ---------       ---------
Deferred tax assets:
     Allowance for loan losses                              $    -0-       $  65,409
     Net unrealized loss on market value adjustment
       to mortgage-backed securities available-for-sale          -0-         398,238
     Deferred compensation                                    20,533          22,842
     Other                                                     8,336          11,756
     Net operating loss carryover                             22,988         121,674
     Investment securities available-for-sale                 11,252         107,269
                                                           ---------       ---------
                                                              63,109         727,188
                                                           ---------       ---------
Deferred tax liabilities:
     Net unrealized gain on market value adjustment
       to mortgage-backed securities available-for-sale     (177,859)            -0-
     FHLB stock                                             (244,044)       (173,018)
     Allowance for loan losses                               (57,595)            -0-
     Mortgage servicing rights                               (59,204)        (87,952)
     Depreciable assets                                      (75,495)        (65,846)
     Unrealized loss on loans held for sale                      -0-         (13,242)
     Pension liability                                      (119,618)       (131,897)
                                                            ---------       ---------
                                                            (733,815)       (471,955)
                                                            ---------       ---------

Net deferred tax asset (liability)                         $(670,706)      $ 255,233
                                                           =========       =========

As part of the acquisition of GFSI, the Company acquired a net operating loss carryforward of approximately $436,000. Of this amount, approximately $290,000 was utilized in the current year and $67,600 remains available, subject to certain limitations, to offset future taxable income through year 2019.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 14 - Income Taxes, continued

No valuation allowance for deferred tax assets was recorded as of September 30, 2001 and 2000, as management believes that the amounts representing future deferred tax benefits will more likely than not be recognized since the Company is expected to have sufficient taxable income of an appropriate character within the carryback and carryforward period as permitted by the tax law to allow for utilization of the future deductible amounts.

Retained earnings includes approximately $2,392,722 at September 30, 2001 and 2000, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $813,525 at September 30, 2001 and 2000.


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

Options outstanding
     Balance, September 30, 1999                             147,276
         Granted                                               4,500
         Exercised at $9.42 per share                            -0-
         Forfeited and expired                                   -0-
                                                             -------

     Balance, September 30, 2000                             151,776
         Granted                                                 -0-
         Exercised at $9.42 per share                            -0-
         Forfeited and expired                                   -0-
                                                             -------

     Balance, September 30, 2001                             151,776
                                                             =======

Options exercisable at year end under stock option plan      148,779
                                                             =======

Shares available for future grants                            22,662
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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 16 - Employee Stock Ownership Plan (ESOP), continued

ESOP compensation expense for the years ended September 30, 2001, 2000, and 1999, totaled $119,353, $143,244, and $179,048, respectively. The fair value of unearned ESOP shares at September 30, 2001 and 2000, totaled $335,867 and $454,160, respectively. Following is a summary of ESOP shares at September 30:

                                      2001          2000
                                     -------      -------

Shares allocated                     100,518       89,491
Shares committed to be released          -0-          -0-
Unearned                              38,341       51,905
                                     -------      -------

Total                                138,859      141,396
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

Unearned compensation of $581,908, representing the shares' fair market value of $14.125 per share at the date of award, has been charged to income on a straight-line basis over the five-year vesting period as the Company's directors and employees performed the related services. The Company recognized $96,985 and $116,381, respectively, as compensation and benefits expense relating to this plan for the years ended September 30, 2000 and 1999.

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


                                 2001                                   2000                                1999
                   -----------------------------------  -----------------------------------  -----------------------------------

                     Income       Shares     Per-Share    Income        Shares    Per-Share    Income       Shares     Per-Share
                   (Numerator) (Denominator)   Amount   (Numerator) (Denominator)   Amount   (Numerator) (Denominator)   Amount
                   ------------------------------------------------------------------------  -----------------------------------
Income from
  continuing
  operations       $  699,712                          $  295,787                            $  297,990

Less preferred
  stock dividends         -0-                                -0-                                   -0-
                   ----------                          ----------                            ----------

Income available
  to common
  stockholders -
  basic earnings
  per share           699,712   1,111,459     $  0.63     295,787     1,117,441     $  0.26     297,990     1,324,359    $  0.23

Effect of dilutive
  securities:

Options                   -0-         153                     -0-        7,763                      -0-        29,539
                   ----------   ---------     -------  ----------     ---------     -------  ----------     ---------
Income available
  to common
  stockholders -
  diluted earnings
  per share        $  699,712   1,111,612     $  0.63  $  295,787     1,125,204     $  0.26  $  297,990     1,353,898    $  0.22
                   ==========   =========     =======  ==========     =========     =======  ==========     =========    =======


Note 19 - Subsequent Event

At the October 17, 2001, directors' meeting, a cash dividend of $0.05 was declared. This dividend is to holders of record on November 6, 2001, and payable on November 20, 2001.


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

At September 30, 2001 and 2000, the Company had $2,824,364 and $543,288,
respectively, on deposit with the Federal Home Loan Bank of Dallas, and $1,181,117 and $1,598,589, respectively, on deposit with Bank of America.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and nature of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Such collateral includes primary real estate.

The Company has not been required to perform on any financial guarantee during the past two years. The Company has not incurred any losses on its commitments in either 2001 or 2000.

The Association had outstanding commitments to originate loans as follows:

                                 September 30, 2001                              September 30, 2000
                    ------------------------------------------      ------------------------------------------
                        Fixed        Variable                          Fixed         Variable
                        Rate           Rate            Total           Rate            Rate           Total
                    ----------      ----------      ----------      ----------      ----------      ----------
First mortgage      $6,030,006      $1,486,200      $7,516,206      $3,705,075      $  900,400      $4,605,475
Consumer and
  other loans          246,199             -0-         246,199         452,936             -0-         452,936
                    ----------      ----------      ----------      ----------      ----------      ----------

                    $6,276,205      $1,486,200      $7,762,405      $4,158,011      $  900,400      $5,058,411
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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements



Note 23 - Fair Value of Financial Instruments, continued

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 2001 and 2000:

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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements



Note 23 - Fair Value of Financial Instruments, continued

The estimated fair values of the Company's financial instruments were as follows at:

                                              September 30, 2001                   September 30, 2000
                                         ------------------------------      ------------------------------
                                           Carrying            Fair            Carrying            Fair
                                            Amount             Value            Amount             Value
                                         ------------      ------------      ------------      ------------
Financial assets:
     Cash and cash equivalents           $  4,838,011      $  4,838,011      $  2,204,723      $  2,204,723
     Interest-earning time deposits           600,000           612,000         1,089,000         1,081,000
     Federal funds sold                        86,242            86,242           364,822           364,822
     Securities available-for-sale          6,843,583         6,843,583         7,916,597         7,916,597
     Securities held-to-maturity            7,765,537         8,075,494        25,970,113        25,428,105
     Mortgage-backed securities
       available-for-sale                  27,352,449        27,352,449        44,012,663        44,012,663
     Mortgage-backed securities
       held-to-maturity                    35,879,076        36,585,979         4,279,132         4,349,164
     Loans receivable, net                115,847,396       118,883,000       102,071,742       101,823,000
     Accrued interest receivable            1,285,582         1,285,582         1,548,840         1,548,840
     Federal Home Loan Bank stock           4,323,900         4,323,900         4,115,000         4,115,000

Financial liabilities:
     Deposit liabilities                  115,611,041       115,074,000       101,619,783       100,591,000
     Advances from Federal Home
       Loan Bank                           74,468,248        75,874,748        78,959,065        84,331,000
     Advances from borrowers for
       taxes and insurance                  1,267,900         1,267,900         1,478,438         1,478,438



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

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2001, that the Association meets all capital adequacy requirements to which it is subject.

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements



Note 24 - Regulatory Matters, continued

As of September 30, 2001, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The following is a summary of actual capital amounts and ratios as of September 30, 2001 and 2000, for the Association, compared to the requirements for minimum capital adequacy and for classification as well-capitalized. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, the Association's consolidated regulatory capital amounts and ratios as of September 30, 2001 and 2000, are also presented.


                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                    For Capital                Prompt Corrective
                                            Actual               Adequacy Purposes             Action Provisions
                                    ----------------------       ---------------------       ----------------------
                                     Amount         Ratio         Amount        Ratio         Amount         Ratio
                                    --------       -------       --------      -------       --------       -------
As of September 30, 2001:
Total risk-based capital
  (to risk-weighted assets)
     Consolidated                $    16,006         15.0%            N/A          N/A            N/A           N/A
     First Federal Savings       $    15,487         14.4%    $     8,558         8.0%    $    10,697         10.0%
Tier 1 capital
  (to risk-weighted assets)
     Consolidated                $    15,398         14.4%            N/A          N/A            N/A           N/A
     First Federal Savings       $    14,880         13.9%    $     4,279         4.0%    $     6,418          6.0%
Tier 1 capital
  (to adjusted total assets)
     Consolidated                $    15,398          7.4%            N/A          N/A            N/A           N/A
     First Federal Savings       $    14,880          7.1%    $     8,365         4.0%    $    10,456          5.0%
Tangible capital
  (to adjusted total assets)
     Consolidated                $    15,398          7.4%            N/A          N/A            N/A           N/A
     First Federal Savings       $    14,880          7.1%    $     3,137         1.5%            N/A           N/A


               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 24 - Regulatory Matters, continued

                                                                              To Be Well
                                                                           Capitalized Under
                                                         For Capital       Prompt Corrective
                                        Actual         Adequacy Purposes   Action Provisions
                                  -----------------   ------------------  ------------------
                                   Amount    Ratio     Amount    Ratio     Amount     Ratio
                                  --------  -------   --------  -------   --------   -------
As of September 30, 2000:
Total risk-based capital
  (to risk-weighted assets)
     Consolidated                 $15,481    17.2%        N/A     N/A         N/A       N/A
     First Federal Savings        $14,619    16.2%    $ 7,216     8.0%    $ 9,020      10.0%
Tier 1 capital
  (to risk-weighted assets)
     Consolidated                 $14,424    16.0%        N/A     N/A         N/A       N/A
     First Federal Savings        $13,562    15.3%    $ 3,608     4.0%    $ 5,412       6.0%
Tier 1 capital
  (to adjusted total assets)
     Consolidated                 $14,424     7.3%        N/A     N/A         N/A        N/A
     First Federal Savings        $13,562     6.8%    $ 7,955     4.0%    $ 9,944       5.0%
Tangible capital
  (to adjusted total assets)
     Consolidated                 $14,424     7.3%        N/A     N/A         N/A        N/A
     First Federal Savings        $13,562     6.8%    $ 2,983     1.5%        N/A        N/A


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

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 27 - Interest and Dividends on Investment Securities

Interest income received from investment securities available-for-sale includes $30,853, $8,216, and $-0-, of nontaxable interest for the years ended September 30, 2001, 2000, and 1999, respectively.


Note 28 - Other Noninterest Income and Expense

Other noninterest income and expense amounts are summarized as follows:

                                                         2001            2000             1999
                                                      ----------      ----------       ----------
Other noninterest income:
     Loan late charges                                $   96,960      $   42,033       $   29,009
     Other                                                82,678          55,171           10,547
                                                      ----------      ----------       ----------

                                                      $  179,638      $   97,204       $   39,556
                                                      ==========      ==========       ==========
Other noninterest expense:
     Advertising and promotion                        $   34,531      $   37,648       $   79,799
     Data processing                                     223,333         171,424          133,581
     Professional fees                                   140,965          93,308           68,526
     Supervisory examination                              51,775          42,141           36,109
     Printing, postage, stationery, and supplies         141,813         104,306           81,939
     Telephone                                            33,204          28,734           27,712
     Insurance and bond premiums                          57,781          44,933           49,237
     Loan servicing expenses                              80,397          46,606           35,116
     Franchise taxes                                      47,697         (24,858)          94,316
     Other                                               269,732         156,734          138,858
                                                     ----------      ----------       ----------

                                                      $1,081,228      $  700,976       $  745,193
                                                      ==========      ==========       ==========



Note 29 - Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of September 30, 2001 and 2000, and related condensed statements of income and statements of cash flows for the years ended September 30, 2001 and 2000, should be read in conjunction with the consolidated financial statements and the related notes.

                                            2001             2000
                                        -----------      -----------
STATEMENT OF FINANCIAL CONDITION
Assets:
     Cash                               $   152,148      $   530,849
     Note receivable - ESOP Trust           315,926          413,134
     Investment in the Association       17,395,323       15,342,806
     Receivable from subsidiary              60,471           27,936
     Prepaid expenses                        15,000              -0-
     Other assets                             2,500            2,500
                                        -----------      -----------
              Total assets              $17,941,368      $16,317,225
                                        ===========      ===========

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 29 - Condensed Parent Company Only Financial Statements, continued

                                                                        2001              2000
                                                                   ------------       ------------
Liabilities:
     Other liabilities                                             $     27,487       $    108,252
                                                                   ------------       ------------

Stockholders' Equity:
     Common stock                                                        18,845             18,845
     Additional paid-in capital                                      12,473,302         12,444,372
     Retained earnings                                               14,199,357         13,732,109
     Treasury stock                                                  (8,867,282)        (8,867,282)
     Unearned ESOP shares                                              (255,597)          (346,020)
     Deferred compensation - RRP shares                                     -0-                -0-
     Accumulated other comprehensive income (loss)                      345,256           (773,051)
                                                                   ------------       ------------
                                                                     17,913,881         16,208,973
                                                                   ------------       ------------

Total liabilities and stockholders' equity                         $ 17,941,368       $ 16,317,225
                                                                   ============       ============

STATEMENT OF INCOME
Income:
     Equity in earnings of Association                             $    843,785       $    436,666
     Interest income                                                     30,283             38,604
                                                                   ------------       ------------
         Total income                                                   874,068            475,270
                                                                   ------------       ------------
Expenses:
     Management expenses paid to subsidiary                             130,500            130,500
     Franchise tax expense                                               30,048             32,915
     Professional fees                                                   56,902             37,863
     Other                                                               29,403             42,836
                                                                   ------------       ------------
         Total expenses                                                 246,853            244,114
                                                                   ------------       ------------

Income before federal income taxes                                      627,215            231,156

Federal income taxes (benefit)                                          (72,497)           (64,631)
                                                                   ------------       ------------
Net income                                                         $    699,712       $    295,787
                                                                   ============       ============

STATEMENT OF CASH FLOWS Cash flows from operating activities:
     Net income                                                    $    699,712       $    295,787
     Equity in earnings of the Association, net of dividends           (843,785)         6,696,458
     (Increase) decrease in prepaid expenses and other assets           (15,000)               367
     Increase (decrease) in other liabilities                           (80,765)            84,842
                                                                   ------------       ------------
         Net cash provided (used) by operating activities              (239,838)         7,077,454
                                                                   ------------       ------------

               East Texas Financial Services, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 29 - Condensed Parent Company Only Financial Statements, continued


                                                                        2001              2000
                                                                     -----------       -----------
Cash flows from investing activities:
     ESOP loan repayment                                             $    97,208       $    97,208
     (Increase) decrease in receivable from subsidiary                   (32,537)           35,080
     Purchase of Gilmer Financial Services, Inc.                              -0-       (5,231,402)
                                                                     -----------       -----------
         Net cash provided (used) by investing activities                 64,671        (5,099,114)
                                                                     -----------       -----------

Cash flows from financing activities:
     Proceeds from note payable to bank                                       -0-        1,500,000
     Principal payments on note payable to bank                               -0-       (1,500,000)
     Net proceeds from issuance of common stock                           28,930           144,190
     Purchase of treasury stock at cost                                       -0-       (1,882,425)
     Dividends paid                                                     (232,464)         (239,069)
                                                                     -----------       -----------
         Net cash used by financing activities                          (203,534)       (1,977,304)
                                                                     -----------       -----------

Net increase (decrease) in cash and cash equivalents                    (378,701)            1,036

Cash and cash equivalents at beginning of year                           530,849           529,813
                                                                     -----------       -----------

Cash and cash equivalents at end of year                             $   152,148       $   530,849
                                                                     ===========       ===========

Supplemental disclosure of cash flow information Cash paid for:
         Interest on borrowed funds                                  $        -0-     $    21,979
         Income taxes                                                         -0-              -0-

     Receivable from subsidiary for ESOP shares issued                    28,930            47,205

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

  William L. Wilson                 M. Earl Davis                      Elizabeth G. Taylor       Stephen W. Horlander
  Treasurer and                     Vice President                     Vice President            Sr. Vice President
  Controller                        Compliance and                     Mortgage Loan Officer     Commercial Lending
                                    Marketing

  Janet Baggott                     Earlene Cool                       Jerry Richardson          Paul Wilson
  Vice President                    Assistant Treasurer                Sr.Vice President         Vice President
  Consumer Lending                                                     Manager Gilmer Division   Consumer Lending

  Patty Jones
  Vice President
  Mortgage Lending



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


                                   SEC Counsel
                        Silver, Freedman and Taff, L.L.P.
                           1100 New York Avenue, N.W.
                           Washington, D.C. 20005-3934


                                 Transfer Agent
                         Registrar and Transfer Company
                                10 Commerce Drive
                              Cranford, N.J. 07016


                              Independent Auditors
                           Bryant and Welborn, L.L.P.
                                 601 Chase Drive
                               Tyler, Texas 75701


                               Investor Relations
              Shareholders, analysts and others seeking information
       about East Texas Financial Services, Inc., are invited to contact:

                Gerald W. Free, Vice Chairman, President and CEO
                                       or
                 Derrell W. Chapman, Vice President and COO, CFO
                                at (903) 593-1767
                              (903) 593-1094 (Fax)
                             firstfederal@tyler.net
                             ----------------------

               Copies of the Company's earnings releases and other
             financial publications, including the annual report on
                    Form 10-KSB filed with the Securities and
                   Exchange Commission, are available without
                               cost upon request.

                         Annual Meeting of Shareholders
                         January 23, 2002, at 2:00 p.m.
                                 Company Offices
                            1200 South Beckham Avenue
                                  Tyler, Texas