Form 10KSB, Exhibit 13
period 2002-09-30
EAST TEXAS FINANCIAL SERVICES INC
filed 2002-12-30
CIK 929646



               East Texas Financial Services, Inc. and Subsidiary


                                Table of Contents



Selected Financial Data                                                       2

Letter to Shareholders                                                        3

Glossary                                                                      5

Management's Discussion and Analysis of
     Financial Condition and Operating Results                                6

     Forward Looking Information                                              6

     General                                                                  6

     Results of Operations

          Net Income                                                          7
          Interest Income                                                     9
          Interest Expense                                                   11
          Net Interest Income                                                13
          Provisions for Loan Losses                                         14
          Noninterest Income                                                 15
          Noninterest Expenses                                               17
          Income Tax Expense                                                 19

     Financial Condition                                                     19

Interest Rate Sensitivity                                                    22

Asset Quality                                                                23

Liquidity and Capital Position                                               25

Impact of Inflation and Changing Prices                                      27

Market Price of Common Stock                                                 28

Report of Independent Accountants                                            29

Consolidated Financial Statements                                            30

Notes To Consolidated Financial Statements                                   35

Corporate Directory                                                          64

Shareholder Reference                                                        65


                                                Selected Financial Data

         (Dollars in Thousands, except share data)            2002         2001            2000            1999            1998
-----------------------------------------------------------------------------------------------------------------------------------
At September 30,
----------------
Total assets                                              $  217,710    $  211,781      $  200,211      $  153,725      $  124,017
Loans receivable, net                                        137,183       115,847         102,064          67,250          61,119
Investment securities - available-for-sale                       516         6,844           7,917           5,919               0
Investment securities -  held-to-maturity                      9,724         7,766          25,970          30,481          29,767
Mortgage-backed securities - available-for-sale               20,145        27,352          44,013          32,894          12,810
Mortgage-backed securities - held-to-maturity                 30,591        35,879           4,279           5,807          10,941
Goodwill                                                       2,170         2,170           2,313               0               0
Deposits                                                     107,469       115,611         101,620          87,540          86,644
FHLB Advances                                                 86,312        74,468          78,959          45,058          14,946
Stockholders' equity                                          19,282        17,914          16,210          18,419          20,384
Equity to assets ratio                                          8.86%         8.46%           8.10%          11.98%           16.4%
Common shares outstanding                                  1,162,320     1,162,320       1,162,320       1,294,420       1,464,056
Book value per share                                           16.59         15.41           13.95           14.23           13.92
Tangible book value per share                                  14.66         13.54           11.95             N/A             N/A



For The Year Ended September 30,
--------------------------------
Net interest income                                       $    6,694    $    4,332      $    3,436      $    3,231      $    3,298
Provision for loan losses                                        365            70              28               0               0
Other operating income                                         1,342           866             361             358             361
Operating expenses                                             4,518         3,988           3,275           3,141           2,768
Net income                                                     2,069           700             296             298             561
Base earnings per share                                         1.84          0.63             .26             .23             .39
Diluted earnings per share                                      1.81          0.63             .26             .22             .38

Selected Financial Ratios
Return on average assets                                         .97%         0.34%           0.18%           0.21%           0.46%
Return on average equity                                       11.13          4.10            1.77            1.51            2.72
Interest rate spread (average)                                  3.04          1.90            1.60            1.81            2.00
Net interest margin                                             3.27          2.22            2.13            2.41            2.83
Ratio of average interest-earning assets to average
   interest-bearing liabilities                               107.04        106.16          110.40          113.80          119.58
Operating expenses to average assets                            2.11          1.95            1.95            2.26            2.31
Dividend payout ratio                                          11.24         33.16           80.82           94.51           45.82
Efficiency ratio                                               64.21         82.44           87.20           91.21           78.96
Net interest income to operating expenses                       1.40          1.09x           1.05x           1.03x           1.20x



Asset Quality Ratios
--------------------
Non-performing assets to total assets                            .75%         0.74%           0.52%           0.50%           0.18%
Non-performing loans to total loans receivable                   .90          1.14            0.94            1.14            0.37
Allowance for loan losses to non-performing loans              60.87         58.48          110.33           35.16          102.19
Allowance for loan losses to total loans                         .55          0.66            1.04            0.40            0.38
Allowance for loan losses to total assets                        .35          0.36            0.53            0.18            0.18



Regulatory Capital Ratios (Association only)
--------------------------------------------
Tangible capital ratio                                          7.70%         7.10%           6.80%          11.30%          14.95%
Tier 1 capital ratio                                            7.70          7.10            6.80           11.30           14.95
Total risk-based capital ratio                                 14.50         14.40           16.20           27.94           38.29


               East Texas Financial Services, Inc. and Subsidiary


To Our Shareholders



On behalf of your Board of Directors, we are pleased to present to you the annual report of East Texas Financial Services, Inc., the holding company for First Federal Savings and Loan Association of Tyler.

We are pleased to report that net income for the year was $2.1 million, an increase of $1.4 million or 195.6% over the $700,000 reported for 2001. We reported basic and diluted earnings per share of $1.84 and $1.81, respectively, for the current year, compared to $.63 for both in 2001.

The increase in net income was the result of several factors.

Our continued emphasis on the origination of consumer, commercial, and non-residential loans helped increase the size of our loan portfolio at yields higher than our average yield on interest-earning assets. If not for the increase in these loan products, we would have seen a more substantial decline in our average yield on interest-earning assets for the year. At September 30, 2002, consumer loans totaled $36.4 million, an increase of $15.6 million, or approximately 75% from September 30, 2001. Nonresidential real estate loans increased to $17.2 million at September 30, 2002 from $11.2 million at September 30, 2001, and home equity loans increased to $10.8 million at September 30, 2002 from $8.3 million at September 30, 2001. Consumer, commercial, and nonresidential loans now account for approximately 41% of the total loan portfolio, compared to only 21% two years ago.

Our overall cost of deposits and borrowings decreased substantially during the year ended September 30, 2002. As the general level of interest rates continued to decline during the year, certificate of deposit and borrowing rates decreased. The net result was a $3.0 million drop in total interest expense to $6.8 million for the year ended September 30, 2002 from $9.8 million for 2001.

Also, as interest rates moved lower, many customers elected to refinance their mortgage loans. With the historically low levels of mortgage rates, we elected to sell most of the fixed rate loans originated over the past year into the secondary market. The result was an increase in loan fee income and gains on the sale of loans.

If interest rates remain low, we expect to continue to see a significant level of refinance activity in our one- to four-family loan portfolio. That, coupled with additional cash flow from our mortgage-backed securities, also due to refinancing activity, will challenge our ability to keep excess cash invested at profitable levels. In order to increase net interest income, we will need to offset

               East Texas Financial Services, Inc. and Subsidiary


this decline in our one- to four-family loan portfolio with consumer and nonresidential loans. To the extent we have to reinvest excess cash flow into securities, our overall level of net interest income may decline in 2003.

All things considered, we are pleased with the direction of the Company and look forward to 2003 with anticipation. Our challenges will be to continue to monitor and manage the credit risk associated with the increased consumer and nonresidential lending, and to monitor and manage interest rate risk.

We encourage you to attend our annual meeting of stockholders. The meeting will be held at 2:00 p.m. on January 29, 2003 at the offices of the Company, 1200 South Beckham Avenue, Tyler, Texas.



Sincerely,


/s/ Jack W. Flock                                  /s/ Gerald W. Free
-----------------                                  ---------------------
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

Dividend Payout Ratio
Total dividends paid divided by net income.

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

Equity to Asset Ratio
Total stockholders' equity divided by total assets.

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

               East Texas Financial Services, Inc. and Subsidiary


                      Management's Discussion and Analysis
                           of Financial Condition and
                                Operating Results


Results of Operations


Forward-Looking Information


Except for the historical information contained herein, the matters discussed in the Annual Report may be deemed to be forward-looking statements according to the provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 2002. Readers are advised that various factors, including, but not limited to - changes in law, regulations or generally accepted accounting principles; East Texas's competitive position within its market area; increasing consolidation within the banking industry; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies - could cause East Texas' actual results or circumstances for future periods to differ materially from those indicated or projected. These forward-looking statements represent the Company's judgment as of the date of this Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


General


The principal business of the Company consists of attracting retail deposits from the general public and investing those funds in one-to four-family residential mortgage loans, commercial real estate, one-to four-family construction, multi-family, consumer and commercial loans. The Company also purchases mortgage-backed securities and invests in U.S. Government and agency obligations and other permissible investments.


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

               East Texas Financial Services, Inc. and Subsidiary



Net Income

2002 and 2001 Comparison

Net income totaled $2.1 million for the year ended September 30, 2002, an increase of $1.4 million or 195.6% over the $700,000 reported for the year ended September 30, 2001. Basic earnings per share and diluted earnings per share were reported as $1.84 and $1.81, respectively, for the year ended September 30, 2002. Basic and diluted earnings per share were both $.63 for the year ended September 30, 2001. The increase in net income was the result of a $2.1 million increase in net interest income after provision for loan losses and a $476,0000 increase in noninterest income, which were partially offset by a $530,000 increase in noninterest expense and a $644,000 increase in income tax expense.

For the year ended September 30, 2002, the Company reported a return on average assets of approximately .97%, compared to .34% for the year ended September 30, 2001. Return on average stockholders' equity was approximately 11.13% for the year ended September 30, 2002, compared to 4.10% for the previous year.


2001 and 2000 Comparison

Net income was reported as $700,000 or $.63 in basic earnings per share for the fiscal year ended September 30, 2001, compared to $296,000 or $.26 in basic earnings per share for the year ended September 30, 2000. Diluted earnings per share also totaled $.63 and $.26 per share for the fiscal years ended September 30, 2001 and 2000 respectively. The increase in net income was the result of an $854,000 increase in net interest income after provisions for loan losses and a $505,000 increase in noninterest income, which were partially offset by a $714,000 increase in noninterest expense and a $242,000 increase in income tax expense.

For the year ended September 30, 2001, the Company reported a return on average assets of approximately .34%, compared to .18% for the year ended September 30, 2000. Return on average stockholders' equity was approximately 4.10% for the year ended September 30, 2001, compared to 1.77% for the year ended September 30, 2000.

               East Texas Financial Services, Inc. and Subsidiary



The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.



                                                                         Year Ended September 30,
                                         -----------------------------------------------------------------------------------------
                                                        2002              2001                                   2000
                                                      Interest          Interest                               Interest
                                           Average     Earned/  Yield/   Average    Earned/  Yield/  Average    Earned/     Yield/
                                           Balance      Paid     Rate    Balance     Paid     Rate   Balance     Paid        Rate
                                         -----------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
Interest-earning assets:

   Loans receivable                       $130,338     $10,010     7.68% $107,930  $  8,672     8.03% $ 76,941   $ 5,980     7.77%
   Mortgage-backed securities               55,621       2,570     4.62    55,615     3,662     6.58    43,012     3,115     7.25
   Investment securities                    14,176         743     5.24    27,422     1,635     5.96    38,484     2,325     6.04
   FHLB stock                                4,435         133     3.00     4,228       211     4.99     3,015       242     8.01
                                           -------     -------  -------   -------   -------   -------  -------    ------   ------
Total interest-earning assets (1)         $204,570     $13,456     6.58% $195,195  $ 14,180     7.26% $161,452   $11,662     7.22%
                                           =======     =======  =======   =======   =======   =======  =======    ======   ======


Interest-bearing liabilities:
   Non-Interest Checking                  $  3,381     $     0     0.00% $  3,001  $      0     0.00% $  2,929   $     0     0.00%
   Interest Checking                        15,576         324     2.08    14,798       527     3.56    12,832       512     3.99
   Savings accounts                          4,035          59     1.47     3,589       103     2.87     2,768        88     3.18
   Certificate accounts                     85,890       3,671     4.27    88,564     5,277     5.96    68,984     3,815     5.54
   Borrowings                               82,234       2,708     3.29    73,912     3,941     5.33    58,736     3,811     6.49
                                           -------     -------  -------   -------   -------   -------  -------    ------   ------

   Total interest-bearing liabilities     $191,116     $ 6,762     3.54% $183,864  $  9,848     5.36% $146,249   $ 8,226     5.62%
                                           =======     =======  =======   =======   =======   =======  =======    ======   ======

Net interest income                                    $ 6,694                     $  4,332                      $ 3,436
                                                       =======                      =======                       ======

Net interest rate spread                                           3.04%                        1.90%                        1.60%
                                                                =======                       =======                      ======

Net earning assets                        $ 13,454                       $ 11,331                     $ 15,203
                                          ========                        =======                      =======

Net interest margin
                                                                   3.27%                        2.22%                        2.13%
                                                                =======                       =======                      ======

Average interest-earning assets to
   Average interest-bearing liabilities                          107.04%                      106.16%                      110.40%
                                                                =======                       =======                      ======



(1) Calculated net of deferred loan fees, loan discounts, loans in process, loss reserves and premiums or discounts.

               East Texas Financial Services, Inc. and Subsidiary




The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates.


   Rate/Volume Analysis

                                                                        Year Ended September 30,
                                        -------------------------------------------------------------------------------------
                                                     2002 vs. 2001                                  2001 vs. 2000
                                        -----------------------------------------     ---------------------------------------
                                         Increase (Decrease) Due to     Total         Increase (Decrease) Due to     Total
                                        ---------------------------    Increase       --------------------------    Increase
                                         Volume            Rate       (Decrease)        Volume         Rate        (Decrease)
                                        --------------------------- -------------     --------------------------   ----------
                                                                        (Dollars in Thousands)

   Loans receivable                      $ 1,682        $  (344)       $ 1,338        $ 2,408        $   284        $ 2,692
   Mortgage-backed securities                  0         (1,092)        (1,092)           912           (365)           547
   Investment securities                    (742)          (150)          (892)          (668)           (22)          (690)
   FHLB stock                                 10            (88)           (78)            97           (128)           (31)

                                         -------        -------        -------        -------        -------        -------
     Total interest-earning assets       $   950        $(1,674)       $  (724)       $ 2,749        $  (231)       $ 2,518

                                         =======        =======        =======        =======        =======        =======

Interest-bearing liabilities:
   Interest checking                     $    28        $  (231)       $  (203)       $    67        $   (52)       $    15

   Savings deposits                            7            (51)           (44)            26            (11)            15

   Certificate accounts                     (114)        (1,492)        (1,606)         1,083            379          1,462

   Borrowings                                274         (1,507)        (1,233)           985           (855)          (130)

                                         -------        -------        -------        -------        -------        -------
     Total interest-bearing liabilities  $   195        $(3,281)       $(3,086)       $ 2,161        $  (539)       $ 1,622
                                         =======        =======        =======        =======        =======        =======

Net change in interest income                                          $ 2,362                                      $   896
                                                                       =======                                      =======

Net interest income                                                    $ 6,694                                      $ 4,332
                                                                       =======                                      =======


Interest Income


Interest income is dependent upon the composition and dollar amounts of the Company's interest-earning assets and the yield on those assets, which is influenced by the current level of market interest rates. Interest income is generated by the earnings on the Company's loan receivable, investment securities and mortgage-backed securities portfolios.


2002 and 2001 Comparison

Total interest income was $13.5 million for the year ended September 30, 2002, a decrease of $724,000 from the $14.2 million reported for the year ended September 30, 2001.

The decrease in interest income was primarily the result of a decline in the average yield on interest earning assets from 7.26% for the year ended September 30, 2001 to 6.58% for the year ended September 30, 2002. The decline in yield on average interest-earning assets was due to the overall decrease in the general level of interest rates in 2002. As interest rates decreased, most of the Company's mortgage-backed securities portfolio adjusted to lower interest rates or paid off. In addition, many of the Company's mortgage loan borrower's chose to refinance their mortgage loans during 2002. The Company was forced to reinvest the cash flow into loans and securities at lower interest rates.

               East Texas Financial Services, Inc. and Subsidiary


The decline in interest income was partially offset by an increase in average interest earning assets. This increase was primarily the result of a $22.4 million or 20.8% increase in average loans receivable balances from $107.9 million for the year ended September 30, 2001 to $130.3 million for the year ended September 30, 2002. The growth in average loans receivable balances was due to a $15.0 million increase in the consumer and commercial loan portfolios from $26.9 million at September 30, 2001 to $41.8 million at September 30, 2002. Consumer and commercial loans totaled $41.8 million or approximately 29.3% of the total loan portfolio, compared to $26.9 million or 22.2% at September 30, 2001 and $12.9 million or 12.2% at September 30, 2000. Construction loans increased by $2.9 million and nonresidential real estate loans increased by $6.0 million during the year ended September 30, 2002. See - "Financial Condition - Loans Receivable" and Note 5 of the Consolidated Financial Statements for a discussion and presentation of the change in the loan portfolio during the year ended September 30, 2002.

The Company's ability to increase or maintain current levels of total interest income will be dependent upon several factors. The general level of interest rates will have an effect on total interest income. An increase in the general level of interest rates should cause total interest income to rise as new loans and investments are made at higher interest rates. An increase in total interest income will also be dependent upon the Company's success in continuing to increase the size of its consumer and nonresidential real estate loan portfolios, which are generally funded at higher yields than the current average yield on interest-earning assets. The Company expects to continue to focus on the origination of consumer, commercial, nonresidential real estate and home equity loans during the next fiscal year. At current interest rate levels, the Company anticipates that the majority of one-to four-family loans originated will be sold into the secondary market which will have the effect of reducing the balance in such loans and, therefore, the projected interest income on the portfolio. In addition, if interest rates remain at current levels, the Company expects to continue to see the current level of refinancing and loan modification requests on one- to four-family loans to continue, which will also have the effect of reducing total interest income.

The Company's emphasis on the origination of consumer, commercial, and non residential loans involves a greater measure of credit risk than mortgage loans or investment securities. Although such loans are generally originated at higher interest rates, they typically have higher delinquency rates and default rated. If the Company is unable to manage the increased credit risk associated with these types of loans, and non-performing loans increase, total interest income may not increase.

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



2002 and 2001 Comparison

Total interest expense was $6.7 million for the year ended September 30, 2002, compared to $9.8 million for the year ended September 30, 2001, a $3.1 million or 31.3% decrease.

               East Texas Financial Services, Inc. and Subsidiary


The decrease in interest expense was primarily attributable to a decline in the average cost of interest-bearing liabilities from 5.36% for the fiscal year ended September 30, 2001 to 3.54% for the year ended September 30, 2002. The decrease in the average cost of interest-bearing liabilities more than offset the effect of an increase in average interest-bearing liabilities from $183.9 million for the year ended September 30, 2001 to $191.1 million for the year ended September 30, 2002.

The decrease in the average cost of interest-bearing liabilities was primarily due to the overall decline in the general level of interest rates during 2002. Most of the Company's certificate of deposits have terms of less than two years in length. As those deposits have matured and re-priced over the last two years, the average cost of interest-bearing liabilities decreased. In addition, the Company held a large portfolio of short-term FHLB advances during 2001 and 2002. The borrowing rate on these advances decreased significantly as the overall level of interest rates declined.

The increase in average interest-bearing liabilities was due to an increase in average borrowings from $73.9 million for the year ended September 30, 2001 to $82.2 million for the year ended September 30, 2002. The Company elected to pay less competitive rates on maturing certificate of deposit accounts during 2002 and utilized its borrowing privilege at the FHLB to obtain lower cost advances. The result was an increase in borrowings and a decrease in certificate of deposit balances during the year ended September 30, 2002 and a lower overall cost of funds.

The Company's ability to decrease or limit increases in total interest expense will be dependent upon the overall level of interest rates. The Company currently has approximately $35 million in short term borrowings from the FHLB. Short-term interest rates, such as federal funds and U.S. Treasury bonds, have the greatest effect on the rates on such borrowings. An increase in market rates will have the effect of increasing the Company's total interest expense. A decline in interest rates will have the opposite effect. The Company could make the decision to extend the term on all or a portion of the short-term borrowings and lock the lower rates in for a longer term.


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

The increase in average interest-bearing liabilities was due to an increase in average certificate of deposit balances from $69.0 million for the year ended September 30, 2000 to $88.6 million for the year ended September 30, 2001. Also, average borrowings increased to $73.9 million for the year ended September 30, 2001 from $58.7 million for the year ended September 30, 2000. The

               East Texas Financial Services, Inc. and Subsidiary


increase in average certificate of deposit balances was partly due to the additional deposit balances gained in the Gilmer merger in June 2000. In addition, the certificate of deposit growth was the result of increases in these accounts during the first and second quarters of the fiscal year ended September 30, 2001, prior to the overall decline in the level of interest rates. During that period the Company paid more competitive interest rates on short term certificates of deposit balances. As interest rates began to decline in 2001, the Company elected to offer less competitive rates on longer term deposits than its competition. Instead, the Company began to borrow short-term funds from the FHLB to fund liquidity needs and benefited from the overall decline in interest rates on short term funding.


Net Interest Income


Net interest income is the Company's principal source of earnings, and is directly affected by the relative level, composition and pricing of interest sensitive assets and liabilities. These factors are, in turn, affected by current economic conditions and the overall level of interest rates.



2002 and 2001 Comparison

Net interest income after provision for loan losses totaled $6.3 million for the year ended September 30, 2002, a $2.1 million or 48.5% increase over the $4.3 million reported for the fiscal year ended September 30, 2001. As a percentage of average interest-earning assets, the $6.3 million in net interest income was approximately 3.09% for the year ended September 30, 2002, compared to 2.18% for the year ended September 30, 2001.

The increase in net interest income was primarily the result of the decrease in the average cost of interest-bearing liabilities during the year as previously discussed. To a lesser extent, the increase in average loan balances, particularly in consumer, nonresidential real estate, and interim construction loans on one-to four-family loans helped increase net interest income as these loans were made at higher interest rates than were available for one-to four-family residential mortgage loans. See -"Interest Rate Sensitivity" for a discussion of the effect the changes to the Company's mix of interest-earning assets and interest-bearing liabilities might have on net interest income.

The Company's ability to continue to increase net interest income will be primarily dependent upon its ability to increase the level of short-term higher yielding consumer, commercial, and nonresidential loan portfolios. Also, net interest income will be dependent upon the success of the Company in monitoring the cost of its interest-bearing liabilities. If interest rates begin to increase in fiscal 2003, the short term borrowings currently held by the Company will increase in cost rapidly. The Company intends to re-deploy a portion of the short-term borrowings into long-term borrowings to lock the lower rates for a longer period of time if interest rates increase during 2003. In addition, net interest income is dependent upon the differences in short- and long- term interest rates. Net interest income will generally decline as the difference narrows and will generally increase as the difference widens.

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



2002 and 2001 Comparison

Provisions for loan losses totaled $365,000 for the fiscal year ended September 30, 2002, compared to $70,000 for the year ended September 30, 2001. The increase in the provisions for loan losses was primarily the result of additional reserves that were established for losses on the Company's consumer loan portfolio. The Company experienced losses in its indirect auto lending program during the fiscal year ended September 30, 2002. The losses were charged against the allowance for loan losses and the additional provisions for loan losses were made to replenish the allowance. The losses were due to the sale of repossessed automobiles. A "soft" market for used automobiles contributed to the losses. In addition, the Company, in an effort to achieve projected lending levels, made some loans at higher than usual loan-to-value limits. The result was, at repossession, a significant

               East Texas Financial Services, Inc. and Subsidiary


difference in the value of the automobile compared to the loan balance. The Company has substantially decreased the volume of indirect automobile loans by decreasing the loan-to-value limits. Although the Company believes that theses steps will help reduce losses on repossessed automobiles, the Company can not predict the level of losses that may be incurred on indirect automobile loans already on the books.

Non-performing assets were $1.6 million at September 30, 2002, unchanged from the $1.6 million at September 30, 2001. Non-performing assets to total assets were .75% at September 30, 2002, compared to .74% at September 30, 2001. Non-performing loans to total loans receivable were .90% at September 30, 2002, compared to 1.14% at September 30, 2001. The Company's allowance for loan losses as a percentage of loans receivable equaled .55% at September 30, 2002, compared to .66% at September 30, 2001 while the allowance for loan losses as a percentage of non-performing loans was 60.87% at September 30, 2002 and 58.48% at September 30, 2001. See - "Asset Quality".


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

Non-performing assets were $1.6 million at September 30, 2001, compared to $1.0 million at September 30, 2000. Non-performing assets to total assets were .74% at September 30, 2001, compared to .52% at September 30, 2000. Non-performing loans to total loans receivable were 1.14% at September 30, 2001, compared to ..94% at September 30, 2000. The Company's allowance for loan losses as a percentage of loans receivable equaled .66% at September 30, 2001, compared to 1.04% at September 30, 2000 while the allowance for loan losses as a percentage of non-performing loans was 58.48% at September 30, 2001 and 110.33% at September 30, 2000.

               East Texas Financial Services, Inc. and Subsidiary


Noninterest Income


Noninterest income consists primarily of fee income from service charges, origination fees and servicing fees on the Company's loan portfolio, gains or losses on the sale of loans and securities, and fees from transaction accounts.


2002 and 2001 Comparison

Noninterest income was $1.3 million for the year ended September 30, 2002, an increase of $476,000 or 54.9% over the $866,000 reported for the year ended September 30, 2001.

The increase in noninterest income was primarily the result of a $207,000 increase in gains on the sale of loans. As interest rates remained at low levels during 2002, customers elected to refinance their mortgage loans. The Company elected to sell the majority of these loans into the secondary market due to the interest rate risk associated with fixed rate mortgage loans. The net result was additional fee income from the sale of loans into the secondary market. Also, loan origination and commitment fees increased by $53,000. The increase was due to the additional volume of one- to four-family loans originated during the fiscal year ended September 30, 2002, compared to the year ended September 30, 2001.

Gains on the sale of available-for-sale securities totaled $326,000 for the year ended September 30, 2002, compared to $188,000 for the year ended September 30, 2001. During the year, the Company made the decision to sell $6.0 million or approximately 50% of its corporate debt portfolio. The Company elected to sell these securities to provide liquidity to fund commercial real estate loan originations and to reduce its exposure to possible downgrades in the debt ratings of the corporate debt securities as the national economy declined.

Customer service fees increased by $42,000 from $274,000 for the year ended September 30, 2001 to $316,000 for the year ended September 30, 2002. The increase was due to additional fee income from the Company's checking account portfolio, primarily insufficient check charges and monthly service charges.


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

Also, net gains on the sale of loans and loan origination and commitment fees increased by $98,000. The increase in gains on sales of loans resulted from the Company's decision to begin to sell more of its one-to four-family loan production into the secondary market, due to low market rates of interest. During the year ended September 30, 2001, the Company began offering a fixed rate one-to four-family loan product that could be sold into the secondary market where the company also sold the servicing of the loan. The product was priced to be at or near the lowest rate in the Company's market in order to compete with the numerous mortgage brokerage companies operating in the Company's market. The Company also continued to offer a one-to four-family fixed rate loan product that was saleable into the secondary market, where the company retained the servicing on the loan. The net result of these changes was that, even though total one-to four-family loan production was comparable to the previous year, additional gains on the sale of loans were recorded in the current year as the Company sold more of its loan production. Also, as interest rates declined during the year, the Company elected to sell all fixed rate and term one-to four-family residential loan production, regardless of the term, which increased the volume of loans sold and thereby the gains on sales of loans. The Company had previously placed loans with a maturity of 15 years or less into the portfolio. In the current interest rate environment, the Company expects borrowers to continue to prefer fixed rate and term mortgages. As a result, unless interest rates increase rates to a level that the Company elects to place its 15 year and shorter term mortgages into the portfolio, the Company expects to continue to sell the majority of its one-to four-family production into the secondary market.

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


2002 and 2001 Comparison

Total noninterest expense was $4.5 million for the year ended September 30, 2002, and increase of $530,000 over the $4.0 million reported for the year ended September 30, 2001.

               East Texas Financial Services, Inc. and Subsidiary


The increase in noninterest expenses was the result of a $415,000 increase in compensation and benefits expense from $2.3 million for the year ended September 30, 2001 to $2.7 million for the year ended September 30, 2002, due to an increase in salaries and additional expenses associated with the Company's defined benefit pension plan. Approximately two thirds of the assets in the pension plan trust account are held in equity mutual funds. The poor performance of the equity markets over the last two years has reduced the balance in assets held in the trust account while expenses associated with additional employees increased funding requirements and general compensation increases has caused the benefit obligation under the plan to increase. See Note 13 to the Consolidated Financial Statements for a discussion of the Company's defined benefit pension plan.

Expenses associated with foreclosed or repossessed assets increased $161,000. The increase was primarily related to expenses the Company incurred in repossessing and disposing of automobiles in its indirect automobile loan program. See "Provision for Loan Losses."

Amortization of goodwill acquired in the Gilmer merger totaled $157,000 for the year ended September 30, 2001, compared to none for the year ended September 30, 2002. As of October 1, 2001, the Company was no longer required to systematically amortize goodwill. Goodwill will remain on the Company's balance sheet as a non-amortizing asset but the Company is required to test the amount of goodwill annually for possible impairment. If the value of the goodwill is less than the carrying value, the Company may be required to charge-off the difference through operations at that time. The Company had been expensing approximately $13,000 per month in goodwill amortization. The Company has completed its initial and first annual test for impairment. No goodwill impairment was found as a result of the tests.

Total noninterest expense as a percentage of average total assets was 2.11% for the year ended September 30, 2002, compared to 1.95% in 2001. The Company's efficiency ratio was approximately 64.21% for the year ended September 30, 2002, compared to 82.4% for the year ended September 30, 2001.


2001 and 2000 Comparison

Total noninterest expense was $4.0 million for the year ended September 30, 2001, an increase of $714,000 or 21.8% over the $3.3 million reported for the year ended September 30, 2000. The increase in noninterest expenses was primarily the result of the expense of operating the Gilmer office for a year. Noninterest expense for the year ended September 30, 2000 included only three months of expenses from the Gilmer office.

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

               East Texas Financial Services, Inc. and Subsidiary


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


2002 and 2001 Comparison

Income tax expense totaled $1.1 million or approximately 34.4% of pre-tax income for the fiscal year ended September 30, 2002, compared to $440,000 or 38.6% of pre-tax income for the year ended September 30, 2001. The increase was primarily due to the additional pre-tax income earned during the year.


2001 and 2000 Comparison

Income tax expense totaled $440,000 or approximately 38.6% of pre-tax income for the fiscal year ended September 30, 2001, compared to $198,000 or 40.1% of pre-tax income for the year ended September 30, 2000. The increase was primarily due to the additional pre-tax income earned during the year.




Financial Condition

Total assets were reported as $217.7 million at September 30, 2002, an increase of $5.9 million from the $211.8 million reported at September 30, 2001. The increase in total assets was primarily the result of the growth in the Company's loans receivable portfolio, which was funded with growth in additional borrowings.

               East Texas Financial Services, Inc. and Subsidiary


Cash and cash equivalents and federal funds sold totaled $6.0 million at September 30, 2002, compared to $4.9 million at September 30, 2001.

Investment securities available-for-sale totaled $516,000 at September 30, 2002 compared to $6.8 million at September 30, 2001. At September 30, 2002, this portfolio was comprised of municipal bonds, primarily issued by Upshur County, Texas, where the Company's Gilmer office is located. During the year ended, September 30, 2002, the Company elected to sell the corporate debt portion of the portfolio totaling approximately $6.0 million. The Company made this decision partly because of possible downgrades in the ratings on the bonds due to the declining economy. In addition, the Company anticipated the need for additional liquidity to fund three large commercial real estate loans being originated at that time. The Company recorded a gain of $326,000 on the sale of the securities.

Investment securities held-to-maturity was reported at $9.7 million at September 30, 2002 compared to $7.8 million on September 30, 2001. At September 30, 2002, the portfolio was comprised of approximately $6.2 million in corporate debt securities and approximately $2.5 million in U.S. Agency notes and bonds.

Mortgage-backed securities available-for-sale decreased by $7.2 million from $27.4 million at September 30, 2001 to $20.1 million at September 30, 2002. The decrease was due to $15.6 million in principal repayments received on the securities during the year, which was partially offset by $8.6 million in additional purchases.

Mortgage-backed securities held-to-maturity totaled $30.6 million at September 30, 2002 compared to $35.9 million at September 30, 2001. Historically, this portfolio was comprised of adjustable rate pass-through mortgage-backed securities. The balance had been declining as prepayments on the portfolio increased. During 2002, the Company elected to take cash flow from the called securities in its investment securities held-to-maturity portfolio and invest it in short term fixed rate and adjustable rate collateralized mortgage obligations. Based on estimates of prepayments at the time of purchase, the obligations had estimated average lives that generally did not exceed 10 years. Prepayments on these collateralized mortgage obligations will be dependent upon the general level of interest rates. Lower interest rates will increase principal payments on the securities.

Loans receivable totaled $137.2 million at September 30, 2002, an increase of $21.3 million over the $115.8 million reported at September 30, 2001. The increase in the portfolio was primarily the result of the increase in consumer, commercial, and nonresidential loans originated by the Company during 2002. The Company continued to focus on building its consumer loan portfolio through the origination of direct loans and through indirect lending relationships with several automobile dealers in the Company's market. At September 30, 2002, the consumer loan portfolio totaled approximately $36.4 million, an increase of $15.6 million from the $20.8 million reported at September 30, 2001. At September 30, 2002, the consumer loan portfolio included approximately $29.0 million in automobile loans, which were evenly divided between new and used autos. Out of the $29.0 million in automobile loans, approximately $13.0 million of the balance was from loans originated on an indirect basis through various automobile dealers in the Company's market.

               East Texas Financial Services, Inc. and Subsidiary


Nonresidential real estate loans totaled $17.2 million at September 30, 2002, an increase of $6.0 million over the $11.2 million reported at September 30, 2001. The Company expects to continue its efforts to originate small to medium size commercial real estate loans in its local market. Most of these loans have fixed rates and terms, with final maturity dates of not longer than 180 months.

Interim loans for the construction of one-to four-family residences increased by $2.9 million from $5.7 million at September 30, 2001 to $8.6 million at September 30, 2002. The increase was the result of the Company's increased efforts to originate this type of loan and the continued strength of the economy in the Company's market area.

Goodwill was reported as $2.2 million at September 30, 2002, unchanged from the $2.2 million reported at September 30, 2001. Beginning October 1, 2001, the Company was no longer required to systematically amortize goodwill. Goodwill will remain on the Company's balance sheet as a non-amortizing asset but the Company is required to test the amount of goodwill at least annually for possible impairment. If the estimate of the value of the goodwill is less than the carrying value, the Company will be required to charge-off the difference through operations at that time. The Company performed its initial test of goodwill impairment as of September 30, 2001 and performed its first annual test for impairment as of September 30, 2002. No impairment of goodwill was found due to either test.

Total deposits were $107.5 million at September 30, 2002, a decrease of $8.1 million over the $115.6 million reported at September 30, 2001. The decrease was directly attributable to a decline in certificate of deposit accounts, which decreased from $93.3 million at September 30, 2001 to $82.4 million at September 30, 2002. The decrease in certificate of deposit accounts was the result of the Company's decision to pay less competitive rates on certificate of deposit
accounts  in  order  to  reduce  its  overall  rate  paid  on   interest-bearing
liabilities.

At September 30, 2002, advances from the FHLB totaled $86.3 million, compared to $74.5 million at September 30, 2001. The Company utilizes its borrowing privileges from the FHLB to fund loan production and as a source of liquid assets for general operating purposes. See Note 12 of the Notes to Consolidated Financial Statements for a presentation of the terms and maturities of advances from the FHLB at September 30, 2002.

               East Texas Financial Services, Inc. and Subsidiary



Loan Portfolio Analysis
                                                                            September 30,
                                              ----------------------------------------------------------------------
                                                       2002                     2001                   2000
                                                Amount     Percent        Amount     Percent      Amount   Percent
                                              ----------------------------------------------------------------------
                                                                        (Dollars in Thousands)
       Real estate loans:
          One-to four-family residences       $ 61,396      43.07%      $ 67,169     55.60%    $ 72,414     68.51%

          Other residential                      2,679       1.88          1,635      1.36          960      0.91
          Home equity and improvement           10,845       7.61          8,316      6.88        7,032      6.65
          Nonresidential                        17,185      12.06         11,153      9.23        9,580      9.06
          Construction loans                     8,592       6.02          5,651      4.68        2,860      2.71
                                              --------      -----       --------     -----     --------     -----
            Total real estate loans            100,697      70.64         93,924     77.75       92,846     87.84
                                              --------      -----       --------     -----     --------     -----

       Other loans:
          Consumer Loans                        36,386      25.53         20,772     17.19        7,567      7.16
          Commercial Loans                       5,459       3.83          6,111      5.06        5,284      5.00
                                              --------      -----       --------     -----     --------     -----
            Total other loans                   41,845      29.36         26,883     22.25       12,851     12.16
                                              --------      -----       --------     -----     --------     -----

       Total loans                             142,542     100.00%       120,807    100.00%     105,697    100.00%
                                                           ======                   ======                 ======
       Less:
          Loans in process                       4,581                     4,165                  2,539
          Deferred loan fees                        22                        26                     37
          Allowance for loan losses                756                       769                  1,057
                                              --------                  --------               --------

            Total loans receivable, net        137,183                   115,847                102,064
                                              ========                  ========               ========


               East Texas Financial Services, Inc. and Subsidiary


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


The following table presents First Federal's analysis of its net portfolio value and net interest income under various instantaneous changes in interest rates at September 30, 2002. Changes in interest rates of minus 200 and minus 300 basis points are not currently indicated due to the fact that it would result in rates at or below zero percent.

                                       Net Portfolio Value                      Net Interest Income
                           ----------------------------------------   -------------------------------------
          Change In                         Amount         Percent         Net         Amount    Percent Of
       Interest Rates       Estimated         Of             Of         Interest         Of       Change
       (basis points)          NPV          Change         Change        Income        Change     Income
  ----------------------   ------------  ------------   -----------   ------------  ----------   ----------
(Dollars in Thousands)

            +300              10,459       (8,696)         (45.4)%        8,231          333        4.2 %
            +200              15,208       (3,947)         (20.6)         8,449          551        7.0
            +100              17,751       (1,404)          (7.3)         8,433          535        6.8
               0              19,155                                      7,898
            -100              17,289       (1,866)          (9.7)         6,630       (1,268)     (16.1)



               East Texas Financial Services, Inc. and Subsidiary


The table indicates that First Federal's estimated net portfolio value is approximately $19.2 million or 8.67% of the market value of assets at September 30, 2002. Under a scenario of a 200 basis point immediate and permanent increase in interest rates, First Federal's estimated net portfolio value would decline by 20.6% to $15.2 million and would still be approximately 7.15% of the market value of assets.


The table also shows that First Federal's net interest income, in an unchanged rate scenario, would approximate $7.9 million and would decline by $1.3 million or 16.1%, under a decrease in the level of interest rates of 100 basis points.


Asset Quality


At September 30, 2002, non-performing assets were $ 1.6 million or .75% of total assets, compared to $1.6 million or .74% of total assets at September 30, 2001. At September 30, 2002, non-performing assets were comprised of non-accruing one-to four-family and non-accruing consumer loans, foreclosed one-to four-family loans, and foreclosed consumer and other loans. The increase in non-accruing consumer and other loans was attributable to the increase in the size of the Company's portfolio of such loans during 2001 and 2002.


The Company's allowance for loan losses totaled $757,000 at September 30, 2002, a decrease of $12,000 from $769,000 at September 30, 2001. At September 30, 2002, the Company's allowance for loan losses was .55 % of loans receivable, compared to .66 % at September 30, 2001, and was 60.87% of non-performing loans at September 30, 2002, compared to 58.48% at September 30, 2001. The decrease in the allowance for loan losses was primarily due to the charge-off of indirect auto loans and other consumer loans.

               East Texas Financial Services, Inc. and Subsidiary


The following table presents the amounts and categories of non-performing assets of the Company:


                                                              September 30,
                                                -----------------------------------------
                                                  2002       2001       2000       1999
                                                 ------     ------     ------     ------
                                                          (Dollars in Thousands)
Non-accruing loans:
   One-to four-family                            $  948     $1,145     $  712     $  768
   Consumer and other loans                         295        171          0          0
                                                 ------     ------     ------     ------
      Total                                       1,243      1,316        712        768
                                                 ------     ------     ------     ------

Accruing loans delinquent more than 90 days:
   One-to four-family                                 0          0          0          0
   Consumer and other loans                           0          0        246          0
                                                 ------     ------     ------     ------
      Total                                           0          0        246          0
                                                 ------     ------     ------     ------

Foreclosed assets:
   One-to four-family                               155        197         43          0
   Consumer and other loans                         239         62         43          0
                                                 ------     ------     ------     ------
     Total                                          394        259         86          0
                                                 ------     ------     ------     ------

Total non-performing assets                      $1,637     $1,575     $1,044     $  768
                                                 ======     ======     ======     ======

Total as a percentage of total assets            0.75 %     0.74 %     0.52 %     0.50 %
                                                 ======     ======     ======     ======

               East Texas Financial Services, Inc. and Subsidiary


The following table sets forth an analysis of the Company's allowance for loan losses:

                                                                        Year Ended September 30,
                                                             ----------------------------------------------
                                                              2002          2001         2000         1999
                                                             -------       -------      -------      -------
                                                                         (Dollars in Thousands)
Balance at beginning of period                               $   769       $ 1,057      $   270      $   233

Charge-offs:
   One-to four-family                                             (3)         (138)          (1)          (2)
   Other loans                                                  (428)         (270)         (39)           0
                                                             -------       -------      -------      -------
       Total charge-offs                                        (431)         (408)         (40)          (2)
                                                             -------       -------      -------      -------

Recoveries:
   One-to four-family                                              0            30           10            0
   Other loans                                                    54            20            0           39
                                                             -------       -------      -------      -------
       Total recoveries                                           54            50           10           39
                                                             -------       -------      -------      -------


Net (charge-offs)/recoveries                                    (377)         (358)         (30)          37

Additions charged to income                                      365            70           28            0

Allowance acquired                                                 0             0          789            0
                                                             -------       -------      -------      -------

Balance at end of period                                     $   757       $   769      $ 1,057      $   270
                                                             =======       =======      =======      =======

Ratio of net charge-offs/recoveries during the period to
   Average loans outstanding during the period               (0.29) %      (0.33) %      0.04 %       0.06 %
                                                             =======       =======      =======      =======

Ratio of net charge-offs/recoveries during the period to
   Average non-performing assets
                                                              (23.52)%      (27.35)%     3.31 %       7.43 %
                                                             =======       =======      =======      =======


Liquidity and Capital Position

The Company's principal sources of funds are deposits from customers, advances from the FHLB, amortization and prepayments of loan principal (including mortgage-backed securities), maturities of securities, sales of loans and operations.


The Company uses its liquidity and capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and loan commitments, maintain liquidity and pay operating expenses. At September 30, 2002, the Company had outstanding commitments to extend credit on $11.2 million of mortgage loans and $1.4 million of consumer and other loans.


Cash and cash equivalents totaled $5.4 million at September 30, 2002 compared to $4.8 million at September 30, 2001. The primary use of funds during the year was to fund loan originations and purchase securities. The primary sources of funds during the year were from investment securities that were sold or called by the issuer, payments on mortgage-backed securities and loans, and borrowings from the FHLB. Management believes that it has adequate resources to fund all of its current commitments.

               East Texas Financial Services, Inc. and Subsidiary


At September 30, 2002, the Company held 722,172 shares of treasury stock purchased at an average price of $12.28 per share. The Company ended the year with 1,162,320 shares outstanding. The closing stock price on that date was $11.41 per share. The high and low prices for the year were $12.65 and $8.76, respectively.


The Company continued its current dividend policy by declaring and paying four quarterly cash dividends of $.05 per share for a total of $232,000 during the year. Based on the September 30, 2002 closing stock price of $11.41 per share, the annualized dividend amount of $.20 per share would equal an annual dividend rate of 1.75%.


Total stockholders' equity equaled $19.3 million at September 30, 2002, an increase of $1.4 million from the $17.9 million reported at September 30, 2001. The increase in stockholders' equity was primarily the result of an increase in retained earnings of $1.8 million during fiscal 2002. The increase in retained earnings was the result of the $2.1 million in net income for the year, less dividends paid. As of September 30, 2002, the Company's reported book value per share, using a total stockholders' equity of $19.3 million (net of unallocated ESOP shares) and 1,162,320 outstanding shares of common stock (the total outstanding shares including unallocated ESOP shares), equaled $16.59 per share. Tangible book value per share was $14.66 at September 30, 2002.





At September 30, 2002, First Federal's actual and required capital amounts under each of the requirements were as follows:


                                                                                            To Be Well
                                                                                           Capitalized
                                                                                           Under Prompt
                                                                    For Capital             Corrective
                                                                     Adequacy                 Action
                                                                     Purposes               Provisions
                                       ------------------       ------------------      -------------------
                                       Amount       Ratio       Amount       Ratio      Amount        Ratio
                                       ------       -----       ------       -----      ------        -----
     Total risk-based capital
       (to risk-weighted assets)      $17,154       14.5%      $ 9,438       8.0%       $11,797       10.0%
     Tier 1 capital
       (to risk-weighted assets)      $16,469       14.0%      $ 4,719       4.0%       $ 7,078        6.0%
     Tier 1 capital
       (to adjusted total assets)     $16,469        7.7%      $ 8,616       4.0%       $10,770        5.0%
     Tangible capital
       (to adjusted total assets)     $16,469        7.7%      $ 3,231       1.5%


At September 30, 2002, First Federal met all of the requirements to be considered a "Well Capitalized" institution under the Federal Deposit Insurance Corporation Improvement Act.


Impact of Inflation and Changing Prices


The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted account principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative power of money due to inflation.

               East Texas Financial Services, Inc. and Subsidiary



Most of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of goods and services.


Market Price of Common Stock


At September 30, 2002, the common stock of East Texas Financial Services, Inc. traded on the OTC Bulletin Board under the symbol "ETFS". On such date, the Company had 1,162,320 shares outstanding and approximately 244 stockholders of record.


The following table sets forth the cash dividends paid per share and the high, low and closing prices for the fiscal periods indicated:




                              High           Low          Close       Dividends
                              ----           ---          -----       ---------
     Fiscal 2002

        First Quarter        $ 9.60         $  8.76      $  9.00        $0.05
        Second Quarter       $12.65         $  9.10       $12.02        $0.05
        Third Quarter        $11.60         $ 10.77       $11.14        $0.05
        Fourth Quarter       $11.95         $ 11.05       $11.41        $0.05

                              High           Low          Close       Dividends
                              ----           ---          -----       ---------
     Fiscal 2001

        First Quarter        $ 8.88         $  8.50      $  8.63        $0.05
        Second Quarter       $ 8.63         $  8.06      $  8.13        $0.05
        Third Quarter        $10.50         $  8.00      $ 10.00        $0.05
        Fourth Quarter       $10.00         $  8.76      $  8.76        $0.05

                        Report of Independent Accountants



Board of Directors and Shareholders
East Texas Financial Services, Inc.
Tyler, Texas


We have audited the accompanying consolidated statements of financial condition of East Texas Financial Services, Inc. and Subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of East Texas Financial Services, Inc. and Subsidiary as of September 30, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 2002, in conformity with U.S. generally accepted accounting principles.






Tyler, Texas
December 6, 2002

               East Texas Financial Services, Inc. and Subsidiary

                 Consolidated Statements of Financial Condition
                           September 30, 2002 and 2001


                        Assets                                                       2002               2001
                                                                                -------------      -------------
Cash and due from banks                                                         $   2,561,615      $   2,013,647
Interest-bearing deposits due from banks                                            2,883,189          2,824,364
                                                                                -------------      -------------
     Total cash and cash equivalents                                                5,444,804          4,838,011
Interest-earning time deposits                                                        300,000            600,000
Federal funds sold                                                                    599,698             86,242
Securities available-for-sale                                                         516,443          6,843,583
Securities held-to-maturity (fair value of $10,134,910 in 2002
  and $8,075,494 in 2001)                                                           9,723,716          7,765,537
Mortgage-backed securities available-for-sale                                      20,144,942         27,352,449
Mortgage-backed securities held-to-maturity (fair value
  of $30,822,859 in 2002 and $36,585,979 in 2001)                                  30,591,248         35,879,076
Loans, net of allowance for loan losses of $756,566 in 2002
  and $769,225 in 2001                                                            137,182,965        115,847,396
Accrued interest receivable                                                         1,324,440          1,285,582
Federal Home Loan Bank stock, at cost                                               4,588,500          4,323,900
Premises and equipment, net                                                         2,868,435          2,656,988
Foreclose assets, net                                                                 394,210            259,498
Goodwill, net                                                                       2,170,381          2,170,381
Mortgage servicing rights, net                                                        255,269            174,128
Other assets                                                                        1,605,326          1,698,338
                                                                                -------------      -------------

Total assets                                                                    $ 217,710,377      $ 211,781,109
                                                                                =============      =============

              Liabilities and Stockholders' Equity

Liabilities:
     Noninterest-bearing                                                        $   3,900,913      $   3,319,015
     Interest-bearing                                                             103,567,616        112,292,026
                                                                                -------------      -------------
         Total deposits                                                           107,468,529        115,611,041
     Advances from Federal Home Loan Bank                                          86,312,294         74,468,248
     Advances from borrowers for taxes and insurance                                1,033,717          1,267,900
     Federal income taxes
         Current                                                                      847,781                -0-
              Deferred                                                                493,953            670,706
     Accrued expenses and other liabilities                                         2,271,637          1,849,333
                                                                                -------------      -------------
         Total liabilities                                                        198,427,911        193,867,228
                                                                                -------------      -------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value, 500,000 shares authorized, none outstanding
     Common stock, $0.01 par value, 5,500,000 shares authorized,
       1,884,492 shares issued and 1,162,320 outstanding                               18,845             18,845
     Additional paid-in capital                                                    12,525,303         12,473,302
     Unearned employee stock ownership plan shares                                   (170,716)          (255,597)
     Retained earnings (substantially restricted)                                  16,035,441         14,199,357
     Accumulated other comprehensive income (loss)                                   (259,125)           345,256
     Treasury stock, at cost, 722,172 shares at September 30, 2002 and 2001        (8,867,282)        (8,867,282)
                                                                                -------------      -------------
     Total stockholders' equity                                                    19,282,466         17,913,881
                                                                                -------------      -------------

Total liabilities and stockholders' equity                                      $ 217,710,377      $ 211,781,109
                                                                                =============      =============


The accompanying notes are an integral part of the consolidated financial statements.


               East Texas Financial Services, Inc. and Subsidiary

                        Consolidated Statements of Income
                 Years Ended September 30, 2002, 2001, and 2000


                                                          2002             2001              2000
                                                    --------------    --------------    ---------------
Interest and dividend income
     Loans receivable:
         First mortgage loans                        $   6,842,353    $    7,068,061    $    5,427,273
         Consumer and other loans                        3,167,997         1,604,175           553,072
     Securities available-for-sale                          75,756           538,287           867,492
     Securities held-to-maturity                           618,087           974,882         1,391,122
     Mortgage-backed securities available-for-sale         850,775         2,362,454         2,573,225
     Mortgage-backed securities held-to-maturity         1,719,710         1,299,612           542,105
     Deposits with banks                                    49,279           121,683            65,918
     Federal Home Loan Bank dividends                      132,344           211,019           241,416
                                                    --------------    --------------    ---------------
         Total interest and dividend income             13,456,301        14,180,173        11,661,623
                                                    --------------    --------------    ---------------

Interest expense
     Deposits                                            4,053,971         5,907,102         4,415,060
     Advances from Federal Home Loan Bank                2,707,964         3,941,063         3,810,799
                                                    --------------    --------------    ---------------
         Total interest expense                          6,761,935         9,848,165         8,225,859
                                                    --------------    --------------    ---------------

         Net interest income                             6,694,366         4,332,008         3,435,764

Provisions for loan losses                                 365,386            69,685            27,854
                                                    --------------    --------------    ---------------
         Net interest income after provision
           for loan losses                               6,328,980         4,262,323         3,407,910
                                                    --------------    --------------    ---------------

Noninterest income
     Customer service fee                                  315,580           274,383           108,306
     Net realized gain on sales of
       available-for-sale securities                       325,503           188,260               -0-
     Net gain on sale of loans                             309,113           102,159            41,122
     Loan origination and commitment fees                  140,751            87,565            50,868
     Loan servicing fees                                    28,370            33,893            63,099
     Other                                                 222,268           179,638            97,204
                                                    --------------    --------------    ---------------
         Total noninterest income                        1,341,585           865,898           360,599
                                                    --------------    --------------    ---------------

Noninterest expense
     Compensation and benefits                           2,717,931         2,302,801         2,114,459
     Occupancy and equipment                               448,188           438,123           385,762
     SAIF deposit insurance premium                         19,776            20,883            29,361
     Foreclosed assets, net                                148,863           (12,033)            3,009
     Amortization of goodwill                                  -0-           157,266            41,045
     Other                                               1,183,364         1,081,228           700,976
                                                    --------------    --------------    ---------------
         Total noninterest expense                       4,518,122         3,988,268         3,274,612
                                                    --------------    --------------    ---------------

Income before provision for income taxes                 3,152,443         1,139,953           493,897

Income tax expense                                       1,083,895           440,241           198,110
                                                    --------------    --------------    ---------------

Net income                                           $   2,068,548    $      699,712    $      295,787
                                                     =============    ==============    ==============

Basic earnings per common share                      $        1.84    $          .63    $          .26
                                                     =============    ==============    ==============

Diluted earnings per common share                    $        1.81    $          .63    $          .26
                                                     =============    ==============    ==============


The accompanying notes are an integral part of the consolidated financial statements.

               East Texas Financial Services, Inc. and Subsidiary

           Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended September 30, 2002, 2001, and 2000

                                                                                                   Net
                                                                                    Deferred     Unearned
                                                                                  Compensation   Employee     Other
                                           Additional                             Recognition    Stock     Accumulated
                                  Common    Paid-in     Retained      Treasury    & Retention   Ownership  Comprehensive
                                   Stock    Capital     Earnings        Stock         Plan     Plan Shares    Income        Total
                                 -------- -----------  ----------- -------------- ------------ ----------- ------------ -----------
Balance at September 30, 1999     $18,845 $12,397,167  $13,675,391 $  (6,984,857)   $ (96,985)  (442,059)    (148,174)  $18,419,328


Comprehensive income:
   Net income                                              295,787                                                          295,787
   Net change in unrealized gain
     (loss) on securities
     available-for-sale net
     of deferred taxes                                                                                       (624,877)     (624,877)
                                                                                                                          ---------
     Total comprehensive loss                                                                                              (329,090)

Deferred compensation
  amortization                                                                         96,985                                96,985

Release of employee stock
  ownership plan shares                                                                           96,039                     96,039

Appreciation in employee stock
  ownership plan shares released               47,205                                                                        47,205

Purchase of treasury stock
  at cost (171,203 shares)                                            (1,882,425)                                        (1,882,425)


Cash dividends of $0.20 per share                         (239,069)                                                        (239,069)
                                 -------- -----------  ----------- -------------- ------------ ----------- ------------ -----------
Balance at September 30, 2000      18,845  12,444,372   13,732,109    (8,867,282)         -0-   (346,020)    (773,051)   16,208,973

Comprehensive income:
   Net income                                              699,712                                                          699,712
   Net change in unrealized gain
     (loss) on securities
     available-for-sale net
     of deferred taxes                                                                                      1,242,559     1,242,559
   Reclassification adjustment
      net of deferred taxes                                                                                  (124,252)     (124,252)
                                                                                                                          ---------
     Total comprehensive income                                                                                           1,818,019

Release of employee stock
  ownership plan shares                                                                                        90,423        90,423

Appreciation in employee stock
  ownership plan shares released               28,930                                                                        28,930


Cash dividends of $0.20 per share                         (232,464)                                                        (232,464)
                                 -------- -----------  ----------- -------------- ------------ ----------- ------------ -----------
Balance at September 30, 2001      18,845  12,473,302   14,199,357    (8,867,282)         -0-   (255,597)     345,256    17,913,881

Comprehensive income:
   Net income                                            2,068,548                                                        2,068,548
   Net change in unrealized gain
     (loss) on securities
     available-for-sale net
     of deferred taxes                                                                                        (61,806)      (61,806)
   Reclassification adjustment
     net of deferred taxes                                                                                   (214,832)     (214,832)
   Minimum pension liability

     adjustment net of tax                                                                                   (327,743)     (327,743)
                                                                                                                        -----------
     Total comprehensive income                                                                                           1,464,167

Release of employee stock
  ownership plan shares                                                                           84,881                     84,881

Appreciation in employee stock
  ownership plan shares released               52,001                                                                        52,001

Cash dividends of $0.20 per share                         (232,464)                                                        (232,464)
                                 -------- -----------  ----------- -------------- ------------ ----------- ------------ -----------

Balance at September 30, 2002     $18,845 $12,525,303  $16,035,441   $(8,867,282) $       -0-  $ (170,716)   (259,125)  $19,282,466
                                   ======= ===========  ===========   ===========    ========   ==========    ========  ===========



The accompanying notes are an integral part of the consolidated financial statements.

                                  East Texas Financial Services, Inc. and Subsidiary
                                         Consolidated Statements of Cash Flows
                                    Years Ended September 30, 2002, 2001, and 2000


                                                                             2002                2001                2000
                                                                         ------------        ------------        ------------
Cash flows from operating activities:
     Net income                                                          $  2,068,548        $    699,712        $    295,787
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Amortization of deferred loan origination fees                        (4,654)            (10,832)             (4,165)
         Amortization of premiums and discounts on
           investment securities, mortgage-backed
           securities, and loans                                               26,976              (6,771)             43,144
         Amortization of deferred compensation                                    -0-                 -0-              96,985
         Amortization of mortgage servicing rights                             97,410             134,300              66,771
         Amortization of goodwill                                                 -0-             157,266              41,045
         Compensation charge related to
               release of ESOP shares                                          39,674              22,145              46,035
         Depreciation                                                         176,599             168,134             154,818
         Provision for loan losses                                            365,386              69,685              27,854
         Deferred income taxes                                                134,595             338,753             128,346
         Stock dividend on FHLB stock                                        (132,100)           (210,800)           (241,200)
         Net (gain) loss on sale of:
              Investment securities available-for-sale                       (325,503)            (48,798)                -0-
              Mortgage-backed securities available-for-sale                       -0-            (139,462)                -0-
              Loans held for sale                                            (130,561)            (52,413)              5,533
              Fixed assets                                                      2,269              (2,270)             (4,273)
              Foreclosed assets                                                89,226             (20,947)             (2,750)
     Proceeds from sale of loans                                           14,431,682           6,569,674           2,948,485
     Originations of loans held for sale                                  (14,301,121)         (6,517,261)         (2,954,018)
     (Increase) decrease in:
         Accrued interest receivable                                          (38,858)            263,258              (5,411)
         Other assets                                                         167,012            (722,529)           (294,110)
     Increase (decrease) in:
         Accrued expenses and other liabilities                              (148,277)            (94,066)           (659,263)
         Federal income tax payable                                           847,781                 -0-                 -0-
                                                                         ------------        ------------        ------------


Net cash provided (used) by operating activities                            3,366,084             596,778            (310,387)
                                                                         ------------        ------------        ------------

Cash flows from investing activities:
     Net cash used in acquisition activity                                        -0-                 -0-          (3,421,124)
     Net (increase) decrease in interest-earning time deposits                300,000             489,000           1,372,617
     Net (increase) decrease in fed funds sold                               (513,456)            278,580            (364,822)
     Activity in securities available-for-sale:
         Proceeds from sales                                                6,308,899           1,495,125                 -0-
         Proceeds from maturities and calls                                    45,000              50,000                 -0-
         Purchases                                                                -0-                 -0-            (949,445)
     Activity in securities held-for-maturity:
         Proceeds from maturities and calls                                       -0-          24,500,000           6,000,000
         Purchases                                                         (2,000,000)         (6,313,836)         (1,468,672)
     Activity in mortgage-backed securities available-for-sale:
         Proceeds from sales                                                      -0-           8,923,154                 -0-
         Principal payments                                                15,640,358           9,166,360           3,819,590
         Purchases                                                         (8,569,474)                -0-          (6,908,715)
     Activity in mortgage-backed securities held-to-maturity:
         Principal payments                                                23,001,290           7,316,739           1,514,286
         Purchases                                                        (17,682,398)        (38,910,246)                -0-
     Purchases of FHLB stock                                                 (132,500)                -0-            (992,500)
     Proceeds from redemption of FHLB stock                                       -0-               1,900                 -0-
     Net increase in loans                                                (22,277,690)        (14,101,255)        (12,949,436)
     Proceeds from sale of foreclosed assets                                  376,133             120,050              37,390
     Acquisition costs related to foreclosed assets                           (18,682)             (5,388)             (4,221)
     Proceeds from sales of fixed assets                                       13,000               8,500               4,500
     Expenditures for premises and equipment                                 (403,315)            (87,074)            (44,895)
     Origination of mortgage servicing rights                                (178,551)            (49,746)            (35,022)
                                                                         ------------        ------------        ------------

Net cash used by investing activities                                      (6,091,386)         (7,118,137)        (14,390,469)
                                                                         ------------        ------------        ------------


                                                                     (continued)


               East Texas Financial Services, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows
                 Years Ended September 30, 2002, 2001, and 2000


                                                                    2002              2001              2000
                                                               -------------     -------------     -------------
Cash flows from financing activities:
     Net increase (decrease) in:
         Deposits                                              $  (8,142,512)    $  13,991,258     $  (8,825,315)
         Advances from borrowers                                    (234,183)         (210,538)          107,811
     Proceeds from note payable to bank                                  -0-               -0-         1,500,000
     Principal payments on note payable to bank                          -0-               -0-        (1,500,000)
     Proceeds from advances from Federal Home
       Loan Bank                                                 721,500,000       779,810,000       707,490,661
     Payments of advances from Federal Home
       Loan Bank                                                (709,655,954)     (784,300,817)     (681,837,856)
     Purchase of treasury stock at cost                                  -0-               -0-        (1,882,425)
     Dividends paid                                                 (232,464)         (232,464)         (239,069)
     ESOP loan repayment                                              97,208            97,208            97,208
                                                               -------------     -------------     -------------

Net cash provided by financing activities                          3,332,095         9,154,647        14,911,015
                                                               -------------     -------------     -------------

Net increase in cash and cash equivalents                            606,793         2,633,288           210,159

Cash and cash equivalents at beginning of year                     4,838,011         2,204,723         1,994,564
                                                               -------------     -------------     -------------

Cash and cash equivalents at end of year                       $   5,444,804     $   4,838,011     $   2,204,723
                                                               =============     =============     =============


Supplemental disclosure of cash flow information
     Cash paid for:
         Interest on deposits                                  $   2,192,970     $   3,460,611     $   2,758,226
         Interest on FHLB advances and other
           borrowed funds                                          2,746,563         3,909,097         3,762,819
         Income taxes                                                 76,140           125,000           104,913

     Transfers from loans to real estate and other
       assets acquired through foreclosures                        1,241,437           581,545           142,516

     Loans made to facilitate the sale of foreclosed assets          325,775           212,300            32,500

     Transfer of foreclosed assets to fixed assets                       -0-               -0-            11,660

     Acquisition activity:
         Fair value of noncash assets acquired                           -0-               -0-        33,593,827
         Fair value of liabilities assumed                               -0-               -0-        32,527,238




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

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. The Company did not have any loans held for sale on hand at September 30, 2002, 2001, or 2000.

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

The adequacy of the allowance for loan losses is periodically evaluated by the Company. Such evaluation includes a review of loans on which full collectibility may not be reasonably assured and considers the estimated value of the underlying collateral on the loan, current and anticipated economic conditions, and other factors, which in management's judgment deserve recognition. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, losses may ultimately be incurred in amounts different from management's current estimates. Additionally, the Association is subject to regulatory examinations and may be directed to record loss allowances by regulatory authorities. Adjustments to the allowance for estimated losses will be reported in the period such adjustments become known or are reasonably estimable. The Association's most recent regulatory examination, dated September 23, 2002, did not result in an increase to the allowance for loan losses.

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

Goodwill and other intangible assets - In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, the Company elected to adopt the accounting standard early and made adoption effective as of October 1, 2001. In accordance with SFAS No. 142, the Company ceased amortizing goodwill totaling $2,170,381 as of October 1, 2001. Based on the impairment tests performed, there was no impairment of goodwill for the year ended September 30, 2002.

The following table presents the impact of SFAS No. 142 on net income and earnings per share had the accounting standard been in effect for 2001 and 2000:


                                              2002             2001            2000
                                          ------------    -------------    -------------
Reported net income                       $  2,068,548    $     699,712    $     295,787
Add back: goodwill amortization                    -0-          157,266           41,045
                                          ------------    -------------    -------------



Adjusted net income                       $  2,068,548    $     856,978    $     336,832
                                          ============    =============    =============

Basic earnings per share:
     Reported net income                  $       1.84    $         .63    $         .26
     Goodwill amortization                         -0-              .14              .04
                                          ------------    -------------    -------------

     Adjusted earnings per share          $       1.84    $         .77    $         .30
                                          ============    =============    =============


Diluted earnings per share:
     Reported net income                  $       1.81    $         .63    $         .26
     Goodwill amortization                         -0-              .14              .04
                                          ============    =============    =============


Adjusted earnings per share               $       1.81    $         .77    $         .30
                                          ============    =============    =============

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

Financial instruments - All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading. In the ordinary course of business, the Company has entered into off-balance- sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

Comprehensive income - Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported directly in shareholders' equity, net of tax, such as the change in the net unrealized gain or loss on securities available-for-sale. Accumulated other comprehensive income or loss, which is a component of shareholders' equity, represents the net unrealized gain or loss on securities available-for-sale, net of tax, reclassification adjustments for realized gains or losses on securities available-for- sale, net of tax and the minimum pension liability, net of tax.

Impact of new accounting standards - In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143 (SFAS No. 143), Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company has adopted this statement and will apply the new standard as of its fiscal year beginning October 1, 2002. The application of the new standard is not expected to have a material effect on the Company's financial position or results of operations.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No 144 establishes a single accounting model, based on the framework established in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, for long -lived assets to be disposed of by sale, and resolves implementation issues related to SFAS No. 121. The company has adopted this statement and will apply the standard as of its fiscal year beginning October 1, 2002. The application of the new standard is not expected to have a material effect on the Company's financial position or results of operation.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 1 - Nature of Operations and Summary of Significant Accounting Policies, continued

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

Reclassifications - Certain amounts previously reported in the financial statements for 2001 and 2000 have been reclassified to facilitate comparability with 2002. These reclassifications had no effect on net income or stockholders' equity.


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


Note 3 - Investment Securities

The amortized cost and fair values of investment securities available-for-sale are summarized as follows:

                                                           Gross            Gross
                                        Amortized       Unrealized       Unrealized         Fair
                                          Cost             Gains           Losses           Value
                                      -------------   ---------------  ---------------  --------------
September 30, 2002:
   State and municipal securities     $     487,520   $        28,923  $           -0-  $      516,443
                                      =============   ===============  ===============  ==============


September 30, 2001:
   Corporate debt securities          $   5,983,313   $       299,087  $           -0-  $    6,282,400
   State and municipal securities           530,407            30,776              -0-         561,183
                                      -------------   ---------------  ---------------  --------------

                                      $   6,513,720   $       329,863  $           -0-  $    6,843,583
                                      =============   ===============  ===============  ==============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 3 - Investment Securities, continued

The following is a summary of amortized cost and fair value of investment securities available-for-sale at September 30, 2002, by contractual maturity:

                                                                     Amortized            Fair
                                                                        Cost              Value
                                                                   --------------    --------------
Due in one year or less                                             $      139,692    $      142,172
Due after one year through five years                                      347,828           374,271
Due after five years through ten years                                         -0-               -0-
Due after ten years                                                            -0-               -0-
                                                                    --------------    --------------
                                                                    $      487,520    $      516,443
                                                                    ==============    ==============



For the years ended September 30, 2002 and 2001, proceeds from sales of securities available-for-sale amounted to $6,308,899 and $1,495,125, respectively. Gross realized gains amounted to $325,503 and $48,798, respectively.

There were no sales of investment securities available-for-sale for 2000.


The amortized cost and fair values of investment securities held-to-maturity are summarized as follows:

                                                      Gross              Gross
                                  Amortized        Unrealized         Unrealized           Fair
                                    Cost              Gains             Losses             Value
                               --------------    ---------------    --------------    --------------
September 30, 2002
     Corporate debt
       securities              $    6,237,575    $       388,051    $      (51,496)   $    6,574,130
     U.S. government
       and agency
       obligations                  3,486,141             74,639               -0-         3,560,780
                               --------------    ---------------    --------------    --------------

                               $    9,723,716    $       462,690    $      (51,496)   $   10,134,910
                               ==============    ===============    ==============    ==============

September 30, 2001
     Corporate debt
       securities              $    6,286,200    $       214,139    $          -0-    $    6,500,339
     U.S. government
       and agency
       obligations                  1,479,337             95,818               -0-         1,575,155
                               --------------    ---------------    --------------    --------------

                               $    7,765,537    $       309,957    $          -0-    $    8,075,494
                               ==============    ===============    ==============    ==============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 3 - Investment Securities, continued

The following is a summary of amortized cost and fair value of investment securities held-to-maturity at September 30, 2002, by contractual maturity:


                                                                        Amortized            Fair
                                                                           Cost              Value
                                                                      --------------    --------------
Due in one year or less                                               $    1,000,000    $    1,029,062
Due after one year through five years                                      6,723,716         7,103,974
Due after five years through ten years                                     2,000,000         2,001,874
Due after ten years                                                              -0-               -0-
                                                                      --------------    --------------

                                                                      $    9,723,716    $   10,134,910
                                                                      ==============    ==============



There were no sales of investment securities held-to-maturity for 2002, 2001, and 2000.


Note 4 - Mortgage-backed Securities

The   amortized   cost   and   fair   values   of   mortgage-backed   securities
available-for-sale are summarized as follows:


                                                     Gross              Gross
                                Amortized          Unrealized         Unrealized            Fair
                                  Cost               Gains             Losses               Value
                               --------------    ---------------    ---------------     ---------------
September 30, 2002:
     U.S. government
       agency pass-through
       certificates            $    2,219,074    $        48,392    $           -0-    $     2,267,466
     U.S. government
       agency collateralized
       mortgage obligations        17,850,824             61,801            (35,149)        17,877,476
                               --------------    ---------------    ---------------     ---------------

                               $   20,069,898    $       110,193    $       (35,149)   $    20,144,942
                               ==============    ===============    ===============    ===============

September 30, 2001:
     U.S. government
       agency pass-through
       certificates            $    1,826,618    $        26,365    $          (869)   $     1,852,114
     U.S. government
       agency collateralized
       mortgage obligations        25,332,579            214,389            (46,633)        25,500,335
                               --------------    ---------------    ---------------     ---------------

                               $   27,159,197    $       240,754    $       (47,502)   $    27,352,449
                               ==============    ===============    ===============    ===============



For the year ended September 30, 2001, proceeds from sales of mortgage-backed securities available-for-sale amounted to $8,923,154. Gross realized gains amounted to $139,462.

There were no sales of mortgage-backed securities available-for-sale for 2002 and 2000.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 4 - Mortgage-backed Securities, continued

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities available-for-sale at September 30, 2002, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                   Amortized               Fair
                                                                     Cost                  Value
                                                              ------------------    ------------------
Due in one year or less                                       $            7,058    $            7,084
Due after one year through five years                                        -0-                   -0-
Due after five years through ten years                                       -0-                   -0-
Due after ten years                                                   20,062,840            20,137,858
                                                              ------------------    ------------------

                                                              $       20,069,898    $       20,144,942
                                                              ==================    ==================


The amortized cost and fair values of mortgage-backed securities held-to-maturity are summarized as follows:

                                                       Gross              Gross
                                  Amortized         Unrealized         Unrealized           Fair
                                    Cost               Gains             Losses             Value
                               ---------------    ---------------    ---------------    --------------
September 30, 2002:
     U.S. government
       agency pass-through
       certificates            $     2,272,801    $        61,748    $           -0-    $    2,334,549
     U.S. government
       agency collateralized
       mortgage obligation          28,318,447            175,304             (5,441)       28,488,310
                               ---------------    ---------------    ---------------    --------------

                               $    30,591,248    $       237,052    $        (5,441)   $   30,822,859
                               ===============    ===============    ===============    ==============

September 30, 2001:
     U.S. government
       agency pass-through
       certificates            $     3,008,317    $        38,252    $          (616)   $    3,045,953
     U.S. government
       agency collateralized
       mortgage obligation          32,870,759            709,102            (39,835)       33,540,026
                               ---------------    ---------------    ---------------    --------------

                               $    35,879,076    $       747,354    $       (40,451)   $   36,585,979
                               ===============    ===============    ===============    ==============





There were no sales of mortgage-backed securities held-to-maturity for 2002, 2001, or 2000.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 4 - Mortgage-backed Securities, continued

The  following  is  a  summary  of  the   amortized   cost  and  fair  value  of
mortgage-backed securities held-to-maturity at September 30, 2002, by contractual maturity. These contractual maturities do not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                               Amortized           Fair
                                                                 Cost              Value
                                                            --------------    --------------
Due in one year or less                                     $          -0-    $          -0-
Due after one year through five years                                  -0-               -0-
Due after five years through ten years                           2,084,020         2,096,923
Due after ten years                                             28,507,228        28,725,936
                                                            --------------    --------------

                                                            $   30,591,248    $   30,822,859
                                                            ==============    ==============


Note 5 - Loans Receivable

Loans receivable are summarized as follows:

                                                                     September 30
                                                            --------------------------------
                                                                2002                2001
                                                            --------------    --------------
Real estate loans:
     One-to-four family residences                          $   61,396,287    $   67,169,463
     Other residential                                           2,679,327         1,635,489
     Home equity and improvement                                10,844,746         8,316,209
     Nonresidential                                             17,185,087        11,153,159
     Construction loans                                          8,591,756         5,650,550
                                                            --------------    --------------
         Total real estate loans                               100,697,203        93,924,870
                                                            --------------    --------------

Other loans:
     Consumer loans                                             36,386,544        20,771,438
     Commercial loans                                            5,458,596         6,111,255
                                                            --------------    --------------
         Total other loans                                      41,845,140        26,882,693
                                                            --------------    --------------

         Total loans                                           142,542,343       120,807,563

Less:
     Allowance for loan losses                                     756,566           769,225
     Unadvanced loan funds                                       4,581,112         4,164,569
     Deferred loan fees                                             21,700            26,373
                                                            --------------    --------------

Total loans receivable, net                                 $  137,182,965    $  115,847,396
                                                            ==============    ==============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable, continued

A summary of the changes in the allowance for loan losses is as follows (charge-offs include transfers to allowance for losses on real estate acquired in settlement of loans):

                                                              2002            2001             2000
                                                          ------------    ------------    -------------
Balance at beginning of year                              $    769,225    $  1,057,374    $     270,039
Provision charged to income                                    365,386          69,685           27,854
Loans charged off                                             (432,536)       (408,392)         (39,833)
Recoveries                                                      54,491          50,558           10,518
Allowance acquired                                                 -0-             -0-          788,796
                                                          ------------    ------------    -------------

Balance at end of year                                    $    756,566    $    769,225    $   1,057,374
                                                          ============    ============    =============


The following is a summary of information pertaining to loans which were considered impaired as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure.

                                                                                   September 30
                                                                           ----------------------------
                                                                                2002           2001
                                                                           -------------   ------------
Impaired loans without a valuation allowance                               $         -0-   $        -0-
Impaired loans with a valuation allowance                                        340,968        415,461
                                                                           -------------   ------------

Total impaired loans                                                       $     340,968   $    415,461
                                                                           =============   ============

Valuation allowance related to impaired loans                              $     169,430   $    278,524
                                                                           =============   ============

Average investment in impaired loans                                       $     397,692   $    436,109
                                                                           =============   ============



Interest income on impaired loans of $17,193 and $44,113 was recognized for cash payments received in 2002 and 2001 respectively. There was no interest income on impaired loans in 2000.

At September 30, 2002 and 2001, the Company had discontinued the accrual of interest on nonperforming loans aggregating approximately $1,242,919 and $1,315,444, respectively. The Company has no commitments to lend additional funds to debtors whose loans are nonperforming.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 5 - Loans Receivable, continued

Directors and executive officers were indebted to the Company in the aggregate amount of $790,822 and $631,832 as of September 30, 2002 and 2001, respectively. In the opinion of management, these loans were substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Company. A summary of the activity of loans to directors and executive officers is as follows:

                                                                        2002              2001
                                                                    -------------    --------------
Balance, beginning of year                                          $     631,832    $      583,867
New loans                                                                 317,000           250,699
Repayment                                                                (158,010)         (202,734)
                                                                    -------------    --------------
Balance, end of year                                                $     790,822    $      631,832
                                                                    =============    ==============


Note 6 - Loan Servicing

The principal balances of loans serviced for investors are not included in the consolidated statement of financial condition. Information related to mortgage loans serviced for investors is summarized as follows:

                                                                             September 30,
                                                                    -------------------------------
                                                                        2002                2001
                                                                    ------------      -------------
Principal balance                                                   $ 45,639,325      $  46,271,553
Custodial escrow balance                                                 762,178          1,002,428




The following is an analysis of the changes in loan servicing rights capitalized:

                                                                       2002               2001
                                                                  --------------     --------------

Balance, beginning of year                                        $      174,128     $      258,682
Addition                                                                 178,551             49,746
Amortization                                                             (97,410)          (134,300)
                                                                  --------------     --------------

Balance, end of year                                              $      255,269     $      174,128
                                                                  ==============     ==============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 7 - Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                                           2002            2001
                                                                      -------------    ------------
Investment securities                                                 $     179,323    $    200,660
Mortgage-backed securities                                                  198,187         279,709
Loans receivable                                                          1,001,960         859,216
Allowance for uncollectible interest                                        (55,030)        (54,003)
                                                                      -------------    ------------


                                                                      $   1,324,440    $  1,285,582
                                                                      =============    ============


Note 8 - Foreclosed Assets

The Company has acquired various assets through loan foreclosures. At September 30, 2002 and 2001, the properties are summarized as follows:

                                                                          2002             2001
                                                                     -------------    -------------
Residential real estate                                              $     155,023    $     197,285
Personal property                                                          239,187           62,213
                                                                     -------------    -------------

                                                                     $     394,210    $     259,498
                                                                     =============    =============


There was no activity in the allowance for losses on foreclosed assets during 2002, 2001, and 2000.

Expenses applicable to foreclosed assets for the years ended September 30, 2002, 2001, and 2000, are as follows:

                                                         2002            2001             2000
                                                     ------------    -------------    -------------
Net (gain) loss on sales of foreclosed assets        $     89,227    $     (30,382)   $      (2,750)
Provision for losses                                          -0-              -0-              -0-
Operating expenses                                         59,636           18,349            5,759
                                                     ------------    -------------    -------------

                                                     $    148,863    $     (12,033)   $       3,009
                                                     ============    =============    =============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 9 - Premises and Equipment

Premises and equipment are summarized as follows:


                                                            2002            2001
                                                       -------------    -------------
Land                                                   $   1,591,266    $   1,591,266
Buildings and premises                                     1,524,727        1,293,041
Furniture, fixtures, and equipment                           850,702          775,234
Autos                                                         95,742           84,745
                                                       -------------    -------------

                                                           4,062,437        3,744,286
              Less accumulated depreciation                1,194,002        1,087,298
                                                       -------------    -------------
                                                       $   2,868,435    $   2,656,988
                                                       =============    =============




Certain premises and equipment are leased under operating leases. Rental expense was $72,416 in 2002, $70,240 in 2001, and $69,434 in 2000.

As of September 30, 2002, there were no future minimum rental commitments under noncancellable leases.


Note 10 - Other Assets

Other assets are summarized below:

                                                            2002              2001
                                                       -------------     -------------
Funds due on loans sold                                $   1,142,478     $     964,155
Principal receivable on mortgage-backed securities            13,354            85,262
Pension plan intangible asset                                 74,000               -0-
Prepaid federal income tax                                       -0-            38,511
Prepaid expenses                                             207,489           383,972
Outstanding drafts                                           163,368           213,115
Other                                                          4,637            13,323
                                                       -------------     -------------


                                                       $   1,605,326     $   1,698,338
                                                       =============     =============

Note 11 - Deposits

The aggregate amount of accounts with a minimum denomination of $100,000 was approximately $34,416,251 and $37,383,221 at September 30, 2002 and 2001,
respectively.

At September 30, 2002, scheduled maturities of certificates of deposit are as follows:


     2003                                                         $  60,101,168
     2004                                                             9,769,984
     2005                                                             3,021,181
     2006                                                             2,962,705
     2007                                                             6,502,042
     Thereafter                                                          12,821
                                                                  -------------

                                                                  $  82,369,901

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 11 - Deposits, continued

Interest expense on deposits is summarized as follows:

                                           2002            2001             2000
                                      -------------    ------------     -------------
Demand deposits                       $         -0-    $         -0-    $         -0-
Savings and NOW deposits                    383,378          629,881          599,965
Time deposits                             3,670,593        5,277,221        3,815,095
                                      -------------    -------------    -------------

                                      $   4,053,971    $   5,907,102    $   4,415,060
                                      =============    =============    =============


The Association held deposits of approximately $3,870,228 and $3,731,764 for related parties at September 30, 2002 and 2001, respectively.


Note 12 - Advances from Federal Home Loan Bank

The outstanding advances from the FHLB consisted of the following at September 30, 2002 and 2001:

                                              2002                               2001
                                  -----------------------------    -------------------------------
                                                    Weighted                           Weighted
                                                     Average                            Average
                                     Amount           Rate             Amount            Rate
                                  ------------   --------------    --------------   ---------------
Maturities in years ending
   September 30:
              2002                $        -0-                     $   41,525,000              3.68%
              2003                  46,644,847            2.18%         3,156,767              5.42%
              2004                  10,100,000            2.86%           100,000              6.01%
              2005                   1,381,963            4.52%           411,320              6.07%
              2006                     150,000            6.05%           150,000              6.05%
              2007                         -0-                                -0-
                  Thereafter
                                    28,035,484            4.69%        29,125,161              4.75%
                                  ------------   --------------    --------------   ---------------

Total advances                    $ 86,312,294            3.12%    $   74,468,248              4.19%
                                  ============   =============     ==============  ================



All of the advances from the FHLB outstanding at September 30, 2002 and 2001 had fixed interest rates.

Pursuant to collateral agreements with the FHLB, advances are secured by all stock and deposit accounts in the FHLB, mortgage collateral, securities collateral, and other collateral. In addition to the assets pledged under the FHLB's blanket floating lien, specific mortgage-backed securities are also pledged as collateral for the advances at September 30, 2002, as follows:


Carrying value                              $    914,997
Estimated fair value                             940,257

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

The following table sets forth the plan's funded status and amounts recognized in the Company's statements of financial condition at September 30:

                                                          2002              2001              2000
                                                     --------------    --------------    --------------
Change in benefit obligation:
     Benefit obligation at beginning of year         $    3,310,301    $    2,815,090    $    2,571,790
     Service cost                                           259,522           215,841           164,269
     Interest cost                                          247,287           212,386           187,622
     Amendments                                               2,014               -0-               -0-
     Actuarial (gain) loss                                  367,193           174,226           (32,113)
     Benefits paid                                         (102,641)         (107,092)          (76,283)
     Expenses paid                                             (150)             (150)             (195)
                                                     --------------    --------------    --------------

     Benefit obligation at end of year                    4,083,526         3,310,301         2,815,090
                                                     --------------    --------------    --------------

Change in plan assets:
     Fair value of plan assets at beginning of year       2,885,334         3,181,481         2,655,522
     Actual return on plan assets                          (141,492)         (364,114)          362,074
     Employer contribution                                  103,825           175,209           240,363
     Benefits paid                                         (102,641)         (107,092)          (76,283)
     Expenses paid                                             (150)             (150)             (195)
                                                     --------------    --------------    --------------

     Fair value of plan assets at end of year             2,744,876         2,885,334         3,181,481
                                                     --------------    --------------    --------------

Funded status                                            (1,338,650)         (424,967)          366,391
Unrecognized net actuarial loss                           1,597,852           846,165            45,158
Unrecognized prior service cost                              74,000            79,345            86,704
Unrecognized net transition obligation (asset)             (219,570)         (252,550)         (285,530)
                                                     --------------    --------------    --------------

Net amount recognized                                $      113,632    $      247,993    $      212,723
                                                     ==============    ==============    ==============

Amounts recognized in the statement
  of financial position consist of:
     Prepaid benefit cost                            $      113,632    $      247,993    $      212,723
     Accrued benefit liability                             (570,581)              -0-               -0-
     Intangible asset                                        74,000               -0-               -0-
     Accumulated other comprehensive income                 327,743               -0-               -0-
     Deferred tax asset                                     168,838               -0-               -0-
                                                     --------------    --------------    --------------


Net amount recognized                                $      113,632    $      247,993    $      212,723
                                                     ==============    ==============    ==============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 13 - Pension Plan, continued


A summary of the components of income follows:
                                                          2002              2001              2000
                                                     --------------    --------------    -------------
Service cost-benefits earned during the year         $      259,522    $      215,841    $     164,269
Interest cost on projected benefit obligation               247,287           212,386          187,622
Return on plan assets                                      (262,041)         (262,667)        (224,700)
Net asset gain recognition                                   19,039               -0-              -0-
Amortization of unrecognized net asset                      (32,980)          (32,980)         (32,980)
Amortization of prior service cost                            7,359             7,359            7,359
                                                     --------------    --------------    -------------

Net periodic pension cost                            $      238,186    $      139,939    $     101,570
                                                     ==============    ==============    =============

Assumptions used in the accounting for the pension plan were as follows:

                                                        2002          2001            2000
                                                      --------      --------        --------
Weighted average discount rate                          7.25%         7.50%          7.50%
Rate of increase in future compensation levels          5.00%         5.00%          5.00%
Expected long-term rate of return on assets             8.00%         8.00%          8.00%




Effective for the plan year ended September 30, 2002, the actuarial value of assets was changed from an annual method to a five year smoothing method. This change was made to more closely reflect the Company's future long-term expectations and to reduce fluctuations in the net periodic pension cost and minimum required funding of the plan. The effect of this change on net income for the current year was an increase of approximately $35,000.

The Company contributed $103,825, $175,209, and $240,363 to the plan in 2002, 2001, and 2000, respectively.


Note 14 - Income Taxes

The Company and the Association file a consolidated federal income tax return. The consolidated provision for income taxes for 2002, 2001, and 2000 consists of the following:


                               2002              2001              2000
                          --------------    --------------    --------------

Current                   $      949,300    $      101,488    $       69,764
Deferred                         134,595           338,753           128,346
                          --------------    --------------    --------------

                          $    1,083,895    $      440,241    $      198,110
                          ==============    ==============    ==============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 14 - Income Taxes, continued

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                2002              2001              2000
                                           --------------    --------------    --------------
Expected income tax expense at
  statutory tax rate of 34%                $    1,071,831    $      387,584    $      167,925
                                           --------------    --------------    --------------
Goodwill amortization                                 -0-            53,470            13,955
Other                                              12,064              (813)           16,230
                                           --------------    --------------    --------------

                                           $    1,083,895    $      440,241    $      198,110
                                           ==============    ==============    ==============

Effective tax rate                              34%                39%               40%
                                                ===                ===               ===


Deferred tax assets and liabilities included in the statement of financial condition at September 30 consist of the following:

                                                                2002            2001
                                                            ------------    ------------
Deferred tax assets:
     Minimum pension liability                              $    168,838    $        -0-
     Deferred compensation                                        16,344          20,533
     Net operating loss carryover                                    -0-          22,988
     Investment securities available-for-sale                      3,325          11,252
     Other                                                         6,990           8,336
                                                            ------------    ------------
                                                                 195,497          63,109
                                                            ------------    ------------
Deferred tax liabilities:
     Net unrealized gain on market value adjustment
       to mortgage-backed securities available-for-sale          (35,348)       (177,859)
     FHLB stock                                                 (288,958)       (244,044)
     Allowance for loan losses                                   (61,898)        (57,595)
     Mortgage servicing rights                                   (86,792)        (59,204)
     Depreciable assets                                          (66,019)        (75,495)
     Pension liability                                          (150,435)       (119,618)
                                                            ------------    ------------
                                                                (689,450)       (733,815)
                                                            ------------    ------------

Net deferred tax asset (liability)                          $   (493,953)   $   (670,706)
                                                            ============    ============



As part of the acquisition of GFSI, the Company acquired a net operating loss carryforward of approximately $436,000. Of this amount, approximately $368,400 was utilized in prior years and the remaining $67,600 was utilized in the current year.

No valuation allowance for deferred tax assets was recorded as of September 30, 2002 and 2001, as management believes that the amounts representing future deferred tax benefits will more likely than not be recognized since the Company is expected to have sufficient taxable income of an appropriate character within the carryback and carryforward period as permitted by the tax law to allow for utilization of the future deductible amounts.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 14 - Income Taxes, continued

Retained earnings includes approximately $2,392,722 at September 30, 2002 and 2001, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $813,525 at September 30, 2002 and 2001.


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


Options outstanding
     Balance, September 30, 2000                               151,776
         Granted                                                   -0-
         Exercised at $9.42 per share                              -0-
         Forfeited and expired                                     -0-
                                                              --------

     Balance, September 30, 2001                               151,776
         Granted                                                   -0-
         Exercised at $9.42 per share                              -0-
         Forfeited and expired                                     -0-
                                                              --------

     Balance, September 30, 2002                               151,776
                                                              ========


Options exercisable at year end under stock option plan        150,277
                                                              --------


Shares available for future grants                              22,662
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

ESOP compensation expense for the years ended September 30, 2002, 2001, and 2000, totaled $136,881, $119,353, and $143,244, respectively. The fair value of unearned ESOP shares at September 30, 2002 and 2001, totaled $291,799 and $335,867, respectively. Following is a summary of ESOP shares at September 30:


                                                  2002                  2001
                                                  ----                  ----

Shares allocated                                 107,551               100,518
Shares committed to be released                      -0-                   -0-
Unearned                                          25,574                38,341
                                                 -------               -------

Total                                            133,125               138,859
                                                 =======               =======

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

Unearned compensation of $581,908, representing the shares' fair market value of $14.125 per share at the date of award, has been charged to income on a straight-line basis over the five-year vesting period as the Company's directors and employees performed the related services. The Company recognized $96,985 as compensation and benefits expense relating to this plan for the year ended September 30, 2000, which was the final year of the five year plan.


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

                                  2002                              2001                             2000
                   --------------------------------- -------------------------------- ----------------------------------

                     Income      Shares   Per-Share    Income      Shares   Per-Share    Income     Shares     Per-Share
                   (Numerator)(Denominator) Amount   (Numerator)(Denominator) Amount   (Numerator)(Denominator) Amount
                   ----------  ----------- -------   ----------  ---------   -------   ----------  -----------  -------
Income from
  continuing
  operations         $2,068,548                       $  699,712                       $  295,787

Less preferred
  stock dividends           -0-                              -0-                              -0-
                     ----------                        ---------                        ---------
Income available
  to common
  stockholders -
  basic earnings
  per share           2,068,548  1,124,961  $  1.84      699,712  1,111,459  $  0.63      295,787  1,117,441  $  0.26

Effect of dilutive
  securities:

Options                     -0-     19,163                   -0-        153                   -0-      7,763
                     ----------   --------             ---------  ---------            ----------  ---------

Income available
  to common
  stockholders -
  diluted earnings
  per share          $2,068,548  1,144,124  $  1.81   $  699,712  1,111,612  $  0.63   $  295,787  1,125,204  $  0.26
                     ==========  =========  =======   ==========  =========  =======   ==========  =========  =======

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 19 - Subsequent Event

At the October 16, 2002, directors' meeting, a cash dividend of $0.05 was declared. This dividend is to holders of record on November 6, 2002, and payable on November 20, 2002.


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

At  September  30, 2002 and 2001,  the Company had  $2,883,189  and  $2,824,364,
respectively, on deposit with the Federal Home Loan Bank of Dallas, and $2,073,054 and $1,181,117, respectively, on deposit with Bank of America. The Company also had investments exceeding insured amounts in certificates of deposit at other financial institutions. Those certificates of deposit totaled $200,000 and $500,000 at September 30, 2002 and 2001, respectively.


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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case- by-case basis. The amount and nature of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Such collateral includes primary real estate.

The Company has not been required to perform on any financial guarantee during the past two years. The Company has not incurred any losses on its commitments in either 2002 or 2001.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 21 - Financial Instruments, continued

The Association had outstanding commitments to originate loans as follows:

                                       September 30, 2002                            September 30, 2001
                         --------------------------------------------  --------------------------------------------
                              Fixed        Variable                        Fixed         Variable
                              Rate           Rate           Total          Rate            Rate           Total
                         -------------  -------------  --------------  -------------  -------------  --------------
First mortgage           $   9,999,855  $   1,229,746  $   11,229,601  $   6,030,006  $   1,486,200  $    7,516,206
Consumer and
  other loans                1,440,868            -0-       1,440,868        246,199            -0-         246,199
                         -------------  -------------  --------------  -------------  -------------  --------------

                         $  11,440,723  $   1,229,746  $   12,670,469  $   6,276,205  $   1,486,200  $    7,762,405
                         =============  =============  ==============  =============  =============  ==============



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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 2002 and 2001:

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

Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed- term money market accounts and certificates of deposit (CDS) approximate their fair values at the reporting date. Fair values for fixed-rate CDS are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

The estimated fair values of the Company's financial instruments were as follows at:



                                                       September 30, 2002                 September 30, 2001
                                                 -------------------------------    -------------------------------
                                                   Carrying            Fair           Carrying            Fair
                                                    Amount             Value           Amount             Value
                                                 -------------    --------------    -------------    --------------
Financial assets:
     Cash and cash equivalents                   $   5,444,804    $    5,444,804    $   4,838,011    $    4,838,011
     Interest-earning time deposits                    300,000           301,000          600,000           612,000
     Federal funds sold                                599,698           599,698           86,242            86,242
     Securities available-for-sale                     516,443           516,443        6,843,583         6,843,583
     Securities held-to-maturity                     9,723,716        10,134,910        7,765,537         8,075,494
     Mortgage-backed securities
       available-for-sale                           20,144,942        20,144,942       27,352,449        27,352,449
     Mortgage-backed securities
       held-to-maturity                             30,591,248        30,822,859       35,879,076        36,585,979
     Loans receivable, net                         137,182,965       141,897,000      115,847,396       118,883,000
     Accrued interest receivable                     1,324,440         1,324,440        1,285,582         1,285,582
     Federal Home Loan Bank stock                    4,588,500         4,588,500        4,323,900         4,323,900


               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 23 - Fair Value of Financial Instruments, continued

                                          September 30, 2002                  September 30, 2001
                                    -------------------------------     ------------------------------
                                       Carrying            Fair           Carrying           Fair
                                        Amount             Value           Amount            Value
                                    --------------    -------------     ------------    --------------
Financial liabilities:
     Deposit liabilities             $107,468,529     $107,964,000     $115,611,041     $115,074,000
     Advances from Federal Home
       Loan Bank                       86,312,294       89,439,234       74,468,248       75,874,748
     Advances from borrowers for
       taxes and insurance              1,033,717        1,033,717        1,267,900        1,267,900



The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Company's financial instruments with off-balance- sheet risk are disclosed in Note 21.


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

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk- weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2002, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 2002, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 24 - Regulatory Matters, continued

The following is a summary of actual capital amounts and ratios as of September 30, 2002 and 2001, for the Association, compared to the requirements for minimum capital adequacy and for classification as well- capitalized. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, the Association's consolidated regulatory capital amounts and ratios as of September 30, 2002 and 2001, are also presented.


                                                                                      To Be Well
                                                                                  Capitalized Under
                                                           For Capital            Prompt Corrective
                                       Actual            Adequacy Purposes        Action Provisions
                                  ----------------     ---------------------   -----------------------
                                  Amount     Ratio       Amount      Ratio      Amount         Ratio
                                  ------     -----       ------      -----      ------         -----
                                                       (Dollars in thousands)
As of September 30, 2002:
Total risk-based capital
  (to risk-weighted assets)
     Consolidated                $ 17,655     15.0%          N/A      N/A          N/A          N/A
     First Federal Savings       $ 17,154     14.5%      $ 9,438      8.0%    $ 11,797         10.0%
Tier 1 capital
  (to risk-weighted assets)
     Consolidated                $ 16,969     14.4%          N/A       N/A         N/A           N/A
     First Federal Savings       $ 16,469     14.0%      $ 4,719      4.0%    $  7,078          6.0%
Tier 1 capital
  (to adjusted total assets)
     Consolidated                $ 16,969      7.9%          N/A       N/A         N/A           N/A
     First Federal Savings       $ 16,469      7.7%      $ 8,616      4.0%    $ 10,770          5.0%
Tangible capital
  (to adjusted total assets)
     Consolidated                $ 16,969      7.9%          N/A       N/A         N/A           N/A
     First Federal Savings       $ 16,469      7.7%      $ 3,231      1.5%         N/A           N/A

As of September 30, 2001:
Total risk-based capital
  (to risk-weighted assets)
     Consolidated                $ 16,060     15.0%          N/A       N/A         N/A           N/A
     First Federal Savings       $ 15,487     14.4%      $ 8,558      8.0%    $ 10,697         10.0%
Tier 1 capital
  (to risk-weighted assets)
     Consolidated                $ 15,398     14.4%          N/A       N/A         N/A           N/A
     First Federal Savings       $ 14,880     13.9%      $ 4,279      4.0%    $  6,418          6.0%
Tier 1 capital
  (to adjusted total assets)
     Consolidated                $ 15,398      7.4%          N/A       N/A         N/A           N/A
     First Federal Savings       $ 14,880      7.1%      $ 8,365      4.0%    $ 10,456          5.0%
Tangible capital
  (to adjusted total assets)
     Consolidated                $ 15,398      7.4%          N/A       N/A         N/A           N/A
     First Federal Savings       $ 14,880      7.1%      $ 3,137      1.5%         N/A           N/A


               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 24 - Regulatory Matters, continued

In conjunction with its latest safety and soundless regulatory examination of September 23, 2002, the OTS, in a letter dated December 6, 2002, has notified the Association that it has been assigned a Troubled Condition Designation. As a result of this designation, the Association has been given thirty days from notification to submit an acceptable Safety and Soundness Compliance Plan that will specify what steps will be taken to correct deficiencies in the following areas:

     (1) Internal Controls - Directorate Composition
     (2) Interest Rate Risk Management
     (3) Internal Audit
     (4) Information Technology

After submission of an acceptable Compliance Plan, the Association will be required to submit, on a quarterly basis, a resolution adopted by its Board of Directors that attests to adherence to the plan or lists specific deviations from the plan.

Additionally, the Association is currently restricted from increasing assets in an amount exceeding net interest credited on deposit liabilities, during any calendar quarter, without prior written approval from the OTS Regional Director. The Association is also prohibited from purchasing any securities without the OTS's written nonobjection.


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

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 27 - Interest and Dividends on Investment Securities

Interest income received from investment securities available-for-sale includes $28,058, $30,853, and $8,216, of nontaxable interest for the years ended September 30, 2002, 2001, and 2000, respectively.


Note 28 - Other Noninterest Income and Expense

Other noninterest income and expense amounts are summarized as follows:


                                                         2002            2001              2000
                                                     ------------    -------------    -------------
Other noninterest income:
     Loan late charges                               $    127,092    $      96,960    $      42,033
     Other                                                 95,176           82,678           55,171
                                                     ------------    -------------    -------------

                                                     $    222,268    $     179,638    $      97,204
                                                     ============    =============    =============

Other noninterest expense:
     Advertising and promotion                       $     15,877    $      34,531    $      37,648
     Data processing                                      237,605          223,333          171,424
     Professional fees                                    206,636          140,965           93,308
     Supervisory examination                               56,501           51,775           42,141
     Printing, postage, stationery, and supplies          163,126          141,813          104,306
     Telephone                                             34,351           33,204           28,734
     Insurance and bond premiums                           62,639           57,781           44,933
     Loan servicing expenses                              138,168           80,397           46,606
     Franchise taxes                                       43,519           47,697          (24,858)
     Other                                                224,942          269,732          156,734
                                                     ------------    -------------    -------------
                                                     $  1,183,364    $   1,081,228    $     700,976
                                                     ============    =============    =============



Note 29 - Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of September 30, 2002 and 2001, and related condensed statements of income and statements of cash flows for the years ended September 30, 2002 and 2001, should be read in conjunction with the consolidated financial statements and the related notes.


                                                    2002               2001
                                               -------------      --------------
STATEMENT OF FINANCIAL CONDITION
Assets:
     Cash                                      $     168,967      $      152,148
     Note receivable - ESOP Trust                    218,718             315,926
     Investment in the Association                18,782,161          17,395,323
     Receivable from subsidiary                      122,985              60,471
     Prepaid expenses                                 12,000              15,000
     Other assets                                      2,500               2,500
                                               -------------      --------------

              Total assets                     $  19,307,331      $   17,941,368
                                               =============      ==============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


Note 29 - Condensed Parent Company Only Financial Statements, continued

                                                                   2002           2001
                                                              ------------    ------------
Liabilities:
     Other liabilities                                        $     24,865    $     27,487
                                                              ------------    ------------

Stockholders' Equity:
     Common stock                                                   18,845          18,845
     Additional paid-in capital                                 12,525,303      12,473,302
     Retained earnings                                          16,035,441      14,199,357
     Treasury stock                                             (8,867,282)     (8,867,282)
     Unearned ESOP shares                                         (170,716)       (255,597)
     Accumulated other comprehensive income (loss)                (259,125)        345,256
                                                              ------------    ------------
                                                                19,282,466      17,913,881

                                                              ------------    ------------

Total liabilities and stockholders' equity                    $ 19,307,331    $ 17,941,368
                                                              ============    ============


STATEMENT OF INCOME
Income:

     Equity in earnings of Association                        $  2,206,339    $    843,785
     Interest income                                                22,467          30,283
                                                              ------------    ------------
         Total income                                            2,228,806         874,068
                                                              ------------    ------------
Expenses:
     Management expenses paid to subsidiary                        130,500         130,500
     Franchise tax expense                                          30,048          30,048
     Professional fees                                              48,458          56,902
     Other                                                          22,235          29,403
                                                              ------------    ------------
         Total expenses                                            231,241         246,853



Income before federal income taxes                               1,997,565         627,215

Federal income taxes (benefit)                                     (70,983)        (72,497)
                                                              ------------    ------------

Net income                                                    $  2,068,548    $    699,712
                                                              ============    ============

               East Texas Financial Services, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Note 29 - Condensed Parent Company Only Financial Statements, continued


                                                                               2002            2001
                                                                          -------------    ------------
STATEMENT OF CASH FLOWS
Cash flows from operating activities:
     Net income                                                            $  2,068,548    $    699,712
     Equity in earnings of the Association, net of dividends                 (1,906,338)       (843,785)
     (Increase) decrease in prepaid expenses and other assets                     3,000         (15,000)
     Increase (decrease) in other liabilities                                    (2,622)        (80,765)
                                                                          -------------    ------------
         Net cash provided (used) by operating activities                       162,588        (239,838)
                                                                          -------------    ------------

Cash flows from investing activities:
     ESOP loan repayment                                                         97,208          97,208
     (Increase) decrease in receivable from subsidiary                          (62,514)        (32,537)
                                                                          -------------    ------------
         Net cash provided (used) by investing activities                        34,694          64,671
                                                                          -------------    ------------

Cash flows from financing activities:
     Net proceeds from issuance of common stock                                  52,001          28,930
     Dividends paid                                                            (232,464)       (232,464)
                                                                          -------------    ------------
         Net cash used by financing activities                                 (180,463)       (203,534)

                                                                          -------------    ------------

Net increase (decrease) in cash and cash equivalents                             16,819        (378,701)


Cash and cash equivalents at beginning of year                                  152,148         530,849
                                                                          -------------    ------------

Cash and cash equivalents at end of year                                   $    168,967    $    152,148
                                                                           ============    ============


Supplemental disclosure of cash flow information
     Receivable from subsidiary for ESOP shares issued                     $     52,001    $     28,930


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


Officers

  Gerald W. Free                                Derrell W. Chapman **                      Sandra J. Allen
  Vice Chairman,                                Executive Vice President and               Corporate Secretary
  President and Chief                           Chief Operating and
  Executive Officer                             Chief Financial Officer


                                 First Federal Savings and Loan Association of Tyler

Officers

  Gerald W. Free              Derrell W. Chapman **               Joe C. Hobson                Sandra J. Allen
  Vice Chairman,              Executive Vice President and        Sr. Vice President           Corporate Secretary
  President and Chief         Chief Operating and                 Mortgage Lending
  Executive Officer           Chief Financial Officer

  William L. Wilson           M. Earl Davis                       Elizabeth G. Taylor          Stephen W. Horlander
  Treasurer and               Vice President                      Vice President               Sr. Vice President
  Controller                  Compliance and                      Mortgage Loan Officer        Commercial Lending
                              Marketing

  Janet Baggott               Jerry Richardson                    Paul Wilson                  Diann Dabbs
  Vice President              Sr.Vice President                   Vice President               Assistant Controller
  Consumer Lending            Manager Gilmer Division             Consumer Lending

  Patty Jones                 Mary Moore                          Gordon Anderson              Earlene Cool
  Vice President              Vice President                      Vice President               Assistant Treasurer
  Mortgage Lending            Mortgage Lending                    Consumer Lending


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

                         Annual Meeting of Shareholders
                         January 29, 2003, at 2:00 p.m.
                                 Company Offices
                            1200 South Beckham Avenue
                                  Tyler, Texas